   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 31, 1996
                                                       REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           --------------------------

                           TRIDENT ROWAN GROUP, INC.
             (Exact name of registrant as specified in its charter)

           MARYLAND                                                52-0466460
 (State or other jurisdiction         (Primary Standard         (I.R.S. Employer
              of                  Industrial Classification      Identification
incorporation or organization)           Code Number)                 No.)

                           --------------------------

         TWO WORLDS FAIR DRIVE, FRANKLIN TOWNSHIP, SOMERSET, N.J. 08873
                                 (908) 868-9000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                           --------------------------

                                HOWARD E. CHASE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             TWO WORLDS FAIR DRIVE
                    FRANKLIN TOWNSHIP, SOMERSET, N.J. 08873
                                 (908) 868-9000

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

  COPIES OF ALL COMMUNICATIONS REGARDING THIS REGISTRATION STATEMENT SHOULD BE
                                    SENT TO:
                               DAVID LERNER, ESQ.
                     MORRISON COHEN SINGER & WEINSTEIN, LLP
                              750 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                           (212) 735-8600 (TELEPHONE)
                           (212) 735-8708 (FACSIMILE)
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and satisfaction of the other conditions to the effectiveness of the merger transaction involving the Registrant and The Carey Winston Company as set forth in the Agreement and Plan of Merger dated August 14, 1996.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                          PROPOSED MAXIMUM
             TITLE OF SECURITIES                             AGGREGATE                             AMOUNT OF
               TO BE REGISTERED                          OFFERING PRICE(1)                      REGISTRATION FEE
         Common Stock, $.01 par value                        $8,400,000                              $2,545

(1) The Maximum Aggregate Offering Price is based upon the aggregate merger consideration agreed upon in that certain Agreement and Plan of Merger dated August 14, 1996 among the Registrant, The Carey Winston Company, and DTI Acquisition Corporation.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           TRIDENT ROWAN GROUP, INC.
              CROSS-REFERENCE SHEET BETWEEN ITEMS OF FORM S-4 AND
           FORM OF PROSPECTUS PURSUANT TO REGULATION S-K, ITEM 501(B)

 ITEM NO.                                                                LOCATION IN PROSPECTUS
-----------                                                              --------------------------------------------
        1.   Forepart of Registration Statement and Outside Front Cover
             Page of Prospectus........................................  Facing Page, Outside Front Cover Page
        2.   Inside Front and Outside Back Cover Pages of Prospectus...  Inside Front Cover Page, Outside Back Cover
                                                                         Page
        3.   Risk Factors, Ratio of Earnings to Fixed Charges and Other
             Information...............................................  Prospectus Summary; Risk Factors
        4.   Terms of the Transaction..................................  Terms of the Merger
        5.   PRO FORMA Financial Information...........................  PRO FORMA Financial Information
        6.   Material Contacts With the Company Being Acquired.........  Background of the Merger
        7.   Additional Information Required for Reoffering by Persons
             and Parties Deemed to be Underwriters.....................  Not Applicable
        8.   Interests of Named Experts and Counsel....................  Experts
        9.   Disclosure of Commission Position on Indemnification For
             Securities Act Liabilities................................  Indemnification
       10.   Information With Respect to S-3 Registrants...............  Not Applicable
       11.   Incorporation of Certain Information by Reference.........  Not Applicable
       12.   Information With Respect to S-2 or S-3 Registrants........  Not Applicable
       13.   Incorporation of Certain Information by Reference.........  Not Applicable
       14.   Information with Respect to the Registrant................  Outside Cover Page; Prospectus Summary; Risk
                                                                         Factors; The Company; Dividend Policy;
                                                                         Selected Consolidated Financial Data;
                                                                         Management's Discussion and Analysis of
                                                                         Financial Condition and Results of
                                                                         Operations; Business of the Company;
                                                                         Management; Certain Transactions; Principal
                                                                         Stockholders; Description of Units; Shares
                                                                         Eligible for Future Sale; Consolidated
                                                                         Financial Statements
       15.   Information with Respect to S-3 Companies.................  Not Applicable
       16.   Information With Respect to S-2 or S-3 Companies..........  Not Applicable
       17.   Information With Respect to Carey Winston.................  Prospectus Summary; Risk Factors;
                                                                         Management's Discussion and Analysis of
                                                                         Financial Condition and Results of
                                                                         Operations of Carey Winston; Business of
                                                                         Carey Winston
       18.   Information if Proxies, Consents or Authorizations Are to
             be Solicited..............................................  Not Applicable
       19.   Information if Proxies, Consents or Authorizations Are Not  Special Meeting of Carey Winston
             to be Solicited, or in an Exchange Offer..................  Shareholders; Appraisal Rights; Management
                                                                         of the Company

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT
BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                PRELIMINARY COPY
                    SUBJECT TO COMPLETION, DECEMBER 31, 1996

                           TRIDENT ROWAN GROUP, INC.

    This Prospectus constitutes a prospectus of Trident Rowan Group, Inc., a Maryland corporation ("TRG" or the "Company"), with respect to the issuance of shares of common stock of the Company, par value $.01 per share ("Common Stock"), in connection with the consummation of the merger transaction ("Merger") described in that certain Agreement and Plan of Merger by and between The Carey Winston Company ("Carey Winston"), DTI Acquisition Corporation ("Acquisition") and TRG dated August 14, 1996 ("Merger Agreement") having an offering value of $41.0738 per share of outstanding Carey Winston common stock.

    Pursuant to the Merger Agreement, Acquisition will merge with and into Carey Winston, with Carey Winston being the surviving company and with all of Carey Winston's stock ("Carey Winston Shares") being owned by the Company. The Merger consideration payable to Carey Winston's shareholders is approximately $8.4 million. Up to 20% of the Merger consideration, including amounts payable to dissenting Carey Winston shareholders, is payable in cash and the balance is payable by delivery of Common Stock. See "Description of Company Common Stock" for a detailed description of the terms thereof.

    The price per share of the Common Stock which is to be used to calculate the number of shares to be issued to Carey Winston shareholders in the Merger is the lesser of (i) $10.50 or (i) the average closing trading price of the Common Stock for the twenty (20) trading day period following the closing of a planned underwritten public offering of Common Stock, the closing of which is a condition to the consummation of the Merger. The exact number of shares of Common Stock issuable upon the consummation of the Merger is, accordingly, not determinable on the date of this Prospectus. See "Planned Offering."

    For illustration purposes only, assuming no Carey Winston shareholders elect and perfect statutory appraisal rights in lieu of the Merger consideration, and that no Carey Winston shareholders elect to receive any portion of the Merger consideration in the form of cash rather than Common Stock, and based on the maximum value of $10.50 per share of Common Stock, each Carey Winston shareholder will receive 3.9118 shares of Common Stock for each Carey Winston Share held immediately prior to the Merger.

    The Board of Directors of Carey Winston has unanimously approved the Merger Agreement and recommends shareholder approval thereof.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
        COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
            THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
               REPRESENTATION TO THE      CONTRARY IS A
                               CRIMINAL OFFENSE.

    No person is authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation should not be relied upon as an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Prospectus in any jurisdiction or to any person to whom it would be unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any distribution of the securities to which this Prospectus relates shall, under any circumstances, create an implication that there has been no change in the affairs of the Company or of Carey Winston, or in the information set forth herein since the date of this Prospectus. The information contained herein with respect to Carey Winston has been supplied by Carey Winston and the information with respect to the Company and its subsidiaries has been supplied by the Company.

    Prior to the date of the meeting of Carey Winston shareholders to which this Prospectus relates, the Company will file with the Securities and Exchange Commission a registration statement relating to the offering of shares of Common Stock, and warrants to purchase additional shares of Common Stock, having an expected aggregate offering price to the public of $15,000,000 ("Planned Public Offering"). Under the Merger Agreement, the consummation of the Planned Public Offering is among the conditions precedent to the obligation of Carey Winston to consummate the Merger. Accordingly, this Prospectus contains substantial information concerning the Planned Offering, including, without limitation, the anticipated use of the proceeds thereof, the expected capitalization of the Company following such Planned Offering, and a description of the securities to be offered thereunder. See "Use of Proceeds of Planned Offering," "Descriptions of Securities in Planned Offering," "Capitalization," "Business of the Company," "Business of Carey Winston," "Management's Discussion and Analysis of Results of Operations and Financial Condition of the Company," and "Management's Discussion and Analysis of Results of Operations and Financial Condition of Carey Winston."

    SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN CONSIDERATIONS WHICH SHOULD BE CONSIDERED BY CAREY WINSTON SHAREHOLDERS RELATING TO THE OPERATIONS OF BOTH CAREY WINSTON AND THE COMPANY, AND OF THE SECURITIES OF THE COMPANY WHICH SHAREHOLDERS OF CAREY WINSTON WILL RECEIVE UPON CONSUMMATION OF THE MERGER.

    Appraisal rights are available to holders of shares of Carey Winston common stock in connection with the Merger. See "Special Meeting of Carey Winston Shareholders--Appraisal Rights."
The date of this Prospectus is ___________, 1997.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, statements and other information can be inspected and copies obtained at the public reference facilities maintained by the Commission at its offices at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional offices at Seven World Trade Center, New York, New York 10048. Also, copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Web site can be reached at http://www.sec.gov.

    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                               TABLE OF CONTENTS

Summary..............................................................................          1

Company Summary Consolidated Financial Data..........................................          6

Carey Winston Summary Consolidated Financial Data....................................          9

The Company..........................................................................         11

Risk Factors of the Merger and Planned Offering......................................         11

Use of Proceeds of Planned Offering..................................................         23

Dividend Policy......................................................................         23

Capitalization.......................................................................         24

Exchange Rates.......................................................................         25

Company Selected Consolidated Financial Data.........................................         26

Carey Winston Selected Consolidated Financial Data...................................         27

Background of the Merger.............................................................         27

Certain Federal Income Tax Consequence of the Merger.................................         31

Description of the Merger............................................................         33

Special Meeting of Carey Winston Shareholders........................................         34

Comparison of Rights of Holders of Common Stock of the Company and of Carey
 Winston.............................................................................         38

Management's Discussion and Analysis of Financial Condition and Results of Operations
 of the Company......................................................................         43

Management's Discussion Analysis of Financial Condition and Results of Operations of
 the Company.........................................................................         56

Forward Looking Statements...........................................................         63

Business of the Company..............................................................         64

Management...........................................................................         78

Principal Stockholders...............................................................         85

Business of Carey Winston............................................................         86

Certain Transactions.................................................................         95

Description of Securities............................................................         95

Shares Eligible of Future Sale.......................................................         96

Legal Matters........................................................................         98

Experts..............................................................................         98

Available Information................................................................         98

Unaudited Proforma Combined Financial Statements.....................................        P-1

Index to Financial Statements........................................................        F-1

                                    SUMMARY

    THE FOLLOWING PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. EACH INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. THE PORTIONS OF THIS PROSPECTUS THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCE ARE FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS, EVENTS OR PERFORMANCE MAY DIFFER MATERIALLY. INVESTORS ARE CAUTIONED THAT ALL SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING THE LIKELIHOOD THAT ADDITIONAL FINANCING WILL BE NEEDED TO ACHIEVE SALES GROWTH GOALS, THE ACCEPTABILITY OF THE COMPANY'S PRODUCTS AND SERVICES IN AN INTENSELY COMPETITIVE MARKETPLACE, THE COMPANY'S ABILITY TIMELY TO DELIVER CURRENT AND NEW PRODUCTS OF ACCEPTABLE QUALITY, RELATIONSHIPS WITH DOMESTIC AND FOREIGN DISTRIBUTORS, THE IMPACT OF CHANGES IN WORLD CURRENCY RATES COMPARED TO THE ITALIAN LIRE, DOMESTIC LABOR RELATIONS, AND GENERAL ECONOMIC CONDITIONS. THESE FACTORS, AND OTHERS, ARE DISCUSSED MORE FULLY IN THE PROSPECTUS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO OBLIGATION TO RELEASE THE RESULT OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF, OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THIS PROSPECTUS IS ISSUED IN CONNECTION WITH THE PROPOSED MERGER OF THE CAREY WINSTON COMPANY ("CAREY WINSTON") AND TRIDENT ROWAN GROUP, INC. (THE "COMPANY") AS A RESULT OF WHICH SHAREHOLDERS OF CAREY WINSTON WILL RECEIVE SHARES OF THE COMPANY'S COMMON STOCK (THE PROPOSED TRANSACTION BEING REFERRED TO HEREIN AS THE "MERGER").

                                  THE COMPANY

    Trident Rowan Group, Inc. ("TRG" or the "Company") is a U.S. holding company whose operating subsidiaries conduct business primarily in Italy. The Company's strategic objective is to continue to seek to make opportunistic investments through relationships developed from its management service business. The Company's principal operating subsidiary, Moto Guzzi, S.p.A. ("Moto Guzzi"), manufactures and sells motorcycles, ranging from medium to high-priced, under the brand name "Moto Guzzi-Registered Trademark-." A second operating subsidiary, L.I.T.A. S.p.A. ("L.I.T.A."), manufactures steel tubing in Italy used in the automobile and furniture industries. The Company has also entered into an agreement to acquire The Carey Winston Company ("Carey Winston"), the leading full service commercial real estate services provider in the greater Washington, D.C., Baltimore, and Northern Virginia metropolitan areas.

    The Company is also engaged on behalf of clients and other subsidiaries of the Company through its Temporary Integrated Management, S.p.A. ("T.I.M.") subsidiary to provide temporary management services. Merchant banking activities are provided through its Senior Corporate Management Division, which analyzes the investment opportunities provided by its temporary management engagement clients, and then negotiates attractive engagement terms for potential management candidates. T.I.M. was initially engaged by the Company in 1994 to provide turnaround management for Moto Guzzi and was then acquired by the Company in 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company."

    Moto Guzzi was founded 75 years ago and has earned a reputation as one of the elite motorcycle manufacturers in the world. Through its wholly owned subsidiary, Centro Ricambi S.r.l., Moto Guzzi also sells motorcycle spare parts. For more than 10 years, however, Moto Guzzi has failed to operate profitably. In 1994, Moto Guzzi (then called G.B.M. S.p.A.) was mired in a cycle of declining sales and production, and of increasing losses, which threatened its viability. In 1994, TRG engaged T.I.M., then an independent management company, and now a wholly owned subsidiary of the Company, to provide emergency temporary management services to Moto Guzzi. T.I.M. developed a strategic plan to restore the subsidiary to health, materially enhance its value and plan an eventual exit of the company via a public offering of its shares or by sale to a third party.

    Under T.I.M.'s management, Moto Guzzi has implemented a selective program of component outsourcing and has both improved production levels and profitability. Moto Guzzi currently focuses on production of four key models, the "V-10 Centauro", the "Daytona RS" (which may be marketed under another name in the United States), the "Sport 1100" and the "California 1100". New models are also planned. While Moto Guzzi's principal markets traditionally have been Italy and the rest of Europe, the Company plans to increase its sales to the United States through Moto America, Inc., ("MotoAmerica") the exclusive U.S. importer and distributor of Moto Guzzi motorcycles.

    Since May 1994, Moto Guzzi has made significant progress in its turnaround of operations, increasing sales and production from approximately 3,600 units in 1993 to an estimated 6,000 units in 1996. Revenues increased by almost 15% during the first nine months of 1996 compared to 1995, despite a weak third quarter, and unit production increased nearly 25% in that period. Nonetheless, Moto Guzzi had a net loss during such period. Under the strategic plan proposed by T.I.M., significant increases in production are planned for each of the next few years, financed in part by the proceeds of a recent offering of securities by the Company's 90% owned subsidiary, Moto Guzzi Corp., a Delaware corporation which owns 100% of the capital stock of Moto Guzzi.

    In 1990, Moto America, then an independently owned business, became the exclusive importer and distributor for Moto Guzzi-Registered Trademark- brand motorcycles in the United States. In January 1996, Moto America was acquired by the Company in exchange for 30,000 shares of Common Stock as part of the Company's plan to significantly increase the presence of Moto Guzzi in the United States. Moto Guzzi Corp., currently a 90% owned subsidiary of the Company (treating the preferred stock as a common stock equivalent), acquired Moto Guzzi and Moto America from the Company in November, 1996.

    L.I.T.A. was acquired in July 1995 and represents the first opportunistic investment by the Company in a client company managed by T.I.M. L.I.T.A. is located in Torino, Italy and specializes in the production of plain and perforated high frequency welded tubes. It was previously owned by a multinational group. T.I.M. had worked with L.I.T.A. from 1994 to prepare the company for sale by its then-current owner. Since its acquisition by the Company, L.I.T.A. has grown its customer base and has initiated an export program, though at present these are not material. The Company believes that the key to L.I.T.A.'s success is to increase its market share and to maximize production efficiencies. The Company is seeking to enhance the value of L.I.T.A. by building volumes and market share to a level which will permit a sale to, or merger with, a competitor on favorable terms. In the first nine months of 1996, the positive effects of volume increases achieved (42% over the comparable period of 1995) have been offset by falling steel prices which have led to reductions in finished product prices and losses on holdings of inventory. Stability in its markets and further increase in volumes are likely to be preconditions for eventual realization of value from L.I.T.A.

    T.I.M. provides temporary management for companies facing special problems, such as Moto Guzzi. It addresses the needs of such companies through a network of experienced and highly qualified managers made available by T.I.M. to the client company to operate all or strategic portions of the businesses of its clients. Managers are selected based on a client's specific needs and are supported by T.I.M.'s central functions and management. T.I.M. analyzes the client's businesses and develops strategic business plans based on the client's objectives which, upon agreement with the client, define the goals and standards on which T.I.M.'s performance and incentive compensation will be measured at the end of each engagement. The typical engagement provides that a significant component of compensation will be performance related.

    A T.I.M. engagement typically requires the installation of a temporary manager as Chief Executive Officer, or, less frequently, as a Chief Financial Officer, Chief Operating Officer or an executive heading up a specific functional team or project. The engagement might require the adoption of a fundamental corporate restructuring, a sale or other divestiture of assets, the reorganization of marketing or distribution functions, financial restructuring, or managing technological innovation. T.I.M.'s strategic plans usually focus on reestablishing profitability and increasing net worth, achieving productivity growth and managing staff reductions, accelerating the decision-making process, and bridging cultural gaps which may have inhibited growth. Engagements are typically of a duration of 12 to 24 months.

    T.I.M. is currently engaged in the management of several companies for third parties in addition to providing senior management for Moto Guzzi and L.I.T.A. and is actively negotiating several other engagements. It is seeking to enlarge its operations through establishing branch offices in addition to its Milan office.

    The Company's Senior Corporate Management Division analyzes investment opportunities that arise out of, or which could involve, T.I.M.'s management engagements, from a financial standpoint and then negotiates the terms of such investments. It is the Company's policy that such investments will be made only in companies in which it provides senior level temporary management.

    Under the Agreement and Plan of Merger dated August 14, 1996 (the "Merger Agreement") a copy of which is annexed hereto as Annex 1, the Company has agreed to acquire Carey Winston, subject to the closing by the Company of a planned public offering of its securities (the "Planned Offering") and the approval of Carey Winston's shareholders of the Merger at the meeting of the shareholders to which this Prospectus relates. Carey Winston is a full-service commercial real estate services firm serving the Washington, D.C., Baltimore and Northern Virginia metropolitan areas. Established in 1942, Carey Winston currently ranks as the leading provider of commercial real estate brokerage services and the largest third-party property manager in those areas. Carey Winston's clientele consists primarily of institutional owners or users (such as insurance companies, banks, pension funds and fund advisors, governmental or quasi-governmental bodies, and companies owning and/or leasing properties on a regional or national basis) who seek comprehensive professional expertise in the leasing, marketing, evaluation, planning, developing, financing and disposition of commercial real property. It currently operates in five offices, with approximately 425 employees and 110 licensed real estate leasing and sales brokers on staff. In the fiscal year ended October 31, 1995, Carey Winston had gross revenues of approximately $27.4 million. For the 11 months ended September 30, 1996, Carey Winston had gross revenues of $23.1 million.

    Commercial leasing services, which have grown substantially during the past three years, provide approximately one-half of Carey Winston's annual revenues. In 1995, the Leasing Division consummated over 900 transactions for the leasing of over 7.3 million square feet of space. The Property Management Division (which, unlike other divisions, has historically not operated profitably on a "stand-alone" basis but has been viewed as a vehicle through which to acquire other service opportunities in leasing, sales and mortgage banking areas) currently manages for its clients approximately 14.5 million square feet of office, retail, warehouse and industrial property (as of November 30, 1996), and counts among its clientele prominent and sophisticated owners of real estate (e.g., Equitable Life Assurance Co., Prudential Life Insurance Co., International Monetary Fund, NationsBank, Ohio State Teachers Retirement Fund, Nippon Life Insurance, UBS Asset Advisers (an affiliate of Union Bank of Switzerland), California Public Employees' Retirement System and many others). Carey Winston's Investment Sales Division, traditionally a leader in its marketplace in sales of commercial property, was the broker in 76 transactions during 1995 aggregating $360 million. Included in these transactions were sales of office buildings, apartment houses, hotels, shopping centers, warehouses, industrial properties, and residential and commercially zoned parcels of land. The Commercial Finance Division successfully placed mortgage loans in 1995 totaling over $168 million, in 25 separate loan transactions. Through its four-year-old subsidiary, Carey Winston Realty Advisors, Inc., Carey Winston has established itself as a prominent real estate consulting and advisory firm, and now performs such entrepreneurial activities as asset management, loan servicing, distressed loan or asset acquisition and disposition, portfolio marketing, equity syndication, tax-free exchange consulting and contract fee development services.

    Carey Winston expanded its operations in 1995 through its acquisition of Delta Associates, Inc., a leading provider of real estate appraisal, evaluation, market information/analysis, and litigation support services located in Alexandria, Virginia and serving the Washington, D.C. metropolitan area. In August, 1996, Carey Winston further expanded operations by acquiring the operating assets and certain liabilities of one of its major competitors in Washington, D.C., Barrueta & Associates (Carey Winston now conducts business as "Carey Winston Barrueta" in the District of Columbia). In 1996 a Carey Winston instituted a five-year plan for continued growth and expansion in geographic scope and comprehensiveness of service, while at the same time reducing existing expenses and restructuring executive compensation to become more incentive and profit-based in nature.

    Carey Winston is considering expansion of its operations into Europe, initially through the establishment of a presence in Italy, through which some of Carey Winston's services can be offered in the European market.

    The Carey Winston acquisition is also expected by the Company to enhance the asset management capabilities and range of services beyond those which it currently provides, through T.I.M.

    TRG was organized in Maryland in 1917 as Rowan Controller, changing its name to Rowan Industries and then De Tomaso Industries before becoming Trident Rowan Group. Its principal executive offices are located at Two Worlds Fair Drive, Franklin Township, Somerset, NJ 08873, and its telephone number is (908) 868-9000.

                        THE MERGER AND PLANNED OFFERING

Securities Offered by the Company in
  connection with the Merger................  Shares of Common Stock.

Securities to be Offered by the Company in
  the Planned Offering......................  Shares of Common Stock and Warrants. Each
                                              Warrant will entitle the registered holder
                                              thereof to purchase one share of Common Stock
                                              at a price of 120% of the offering price per
                                              share of Common Stock. The Warrants will be
                                              callable by the Company at a redemption price
                                              of $.01 per Warrant at any time after they
                                              become exercisable if notice of not less than
                                              30 days is given and the last sale price of
                                              the Common Stock has been at least 133 1/3% of
                                              the then exercise price of the Warrants on all
                                              20 trading days ending on the third day prior
                                              to the day on which notice is given. An
                                              additional 250,000 shares of Common Stock will
                                              be registered for sale by an existing
                                              shareholder of the Company.

Common Stock Outstanding
  Prior to the Merger.......................  3,924,920 shares, including 872,020 shares that are subject to repurchase. See
                                              "Management's Discussion and Analysis of
                                              Financial Condition and results of Operations
                                              of the Company--Interim Period
                                              Comparison--Stock Repurchase Program" and
                                              "Repurchase of Shares from Finprogetti."

Common Stock to be Outstanding after the
  Merger and Planned Offering...............  shares (assuming issuance of 800,000 shares in
                                              connection with the Merger and        shares
                                              in connection with the Planned Offering).

Use of Proceeds of Planned Offering.........  Investments in subsidiaries, working capital and general corporate purposes. See "Use of
                                              Proceeds."

Nasdaq Smallcap Market
  Common Stock symbol.......................  TRGI

                USE OF PROCEEDS WITH RESPECT TO PLANNED OFFERING

    The net proceeds to the Company from the sale of the Securities offered in connection with the Planned Offering are estimated to be approximately $15,000,000.

    The Company intends to use approximately $4 million of the net proceeds of the Planned Offering to fund some of the planned growth of Moto Guzzi whose projected significant expansion in production over the next few years requires significant capital expenditure and working capital, including to repair, replace and rehabilitate production equipment.

    Approximately $1 million from the Planned Offering will be used to finance increased working capital at L.I.T.A. to support this company's continuing growth, as projected.

    The Company intends to use up to $1.7 million of the net proceeds of the Planned Offering to fund payments to shareholders of Carey Winston under the Merger Agreement. In addition, the Company foresees committing approximately $3 million of net proceeds from the Planned Offering to be invested over the next one or two years for Carey Winston acquisitions, and working capital in connection therewith.

    The Company will also consider entrepreneurial investment and acquisition plans arising out of its temporary management engagements and otherwise. Although the Company currently has no arrangements, understandings or agreements with respect to any such acquisitions or investments, the immediate availability of funds is likely to be a determining factor in negotiating advantageous terms for such possible transactions.

    Pending the use of such net proceeds as described above, the Company will invest them in short-term deposits.

    The Company believes that these funds, together with its available cash, cash equivalents and marketable securities, and available bank borrowings, plus possible future product and services revenues, will be adequate to satisfy the current cash requirements of Moto Guzzi, L.I.T.A. and, if the Merger is consummated, Carey Winston, but such funds will not be adequate to satisfy all of the reasonably foreseeable capital needs such subsidiaries will have. See "Risk Factors--Future Capital Needs; Uncertainty of Access to Capital."

                             TAX EFFECTS OF MERGER

    The Merger has been structured to be a tax-free reorganization within the meaning of Section 368(a)(1) (A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended. See "Certain Federal Income Tax Consequences of the Merger."

                                  RISK FACTORS

    The Securities offered hereby involve a high degree of risk, including without limitation, history of losses, competition, seasonal business and quarterly fluctuations, sensitivity to foreign currency exchange rates, and other foreign operations risks. See "Risk Factors."

                  COMPANY SUMMARY CONSOLIDATED FINANCIAL DATA
  (In Millions of Italian Lire and Thousands of U.S. Dollars, except per share data)

    THE FOLLOWING TABLE SETS FORTH SUMMARY FINANCIAL DATA FOR THE COMPANY ON A CONSOLIDATED HISTORICAL BASIS FOR THE PERIODS AND DATES INDICATED. THE HISTORICAL BALANCE SHEET DATE AS OF DECEMBER 31, 1995 AND 1994 AND THE STATEMENT OF OPERATIONS DATA FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995, 1994 AND 1993 ARE DERIVED FROM THE AUDITED FINANCIAL STATEMENTS OF THE COMPANY, INCLUDED IN THIS PROSPECTUS. THE RESULTS OF ANY INTERIM PERIOD ARE NOT NECESSARILY INDICATIVE OF THE RESULTS TO BE EXPECTED FOR THE FULL YEAR.

    THE INFORMATION SHOULD BE READ IN CONJUNCTION WITH "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY" AND SUCH FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS.

    THE PRO FORMA FINANCIAL INFORMATION ALSO GIVEN BELOW GIVES EFFECT TO (I) THE COMPANY'S STOCK REPURCHASE PROGRAM WHICH CLOSED ON OCTOBER 23, 1996 AND THE REPURCHASE BY THE COMPANY OF SHARES FROM FINPROGETTI S.P.A. ON NOVEMBER 7, 1996,
(II) THE SALE BY THE COMPANY OF SHARES IN ITS MOTO GUZZI CORP. SUBSIDIARY, THE FIRST CLOSING OF WHICH OCCURRED ON DECEMBER 13, 1996, AND (III) THE ACQUISITION OF CAREY WINSTON, WHICH ACQUISITION IS CONTINGENT ON THE APPROVAL OF THE SHAREHOLDERS OF CAREY WINSTON AND ON THE CONSUMMATION OF THE PLANNED OFFERING AS IF ALL TRANSACTIONS OCCURRED AS OF JANUARY 1, 1996 AND 1995 IN THE PRO FORMA INCOME STATEMENT DATA AND AS IF THEY OCCURRED AS AT SEPTEMBER 30, 1996 IN THE PRO FORMA BALANCE SHEET DATA.

    THE PRO FORMA ADJUSTMENTS ARE BASED ON CURRENTLY AVAILABLE INFORMATION AND, IN THE CASE OF THE SALE OF SHARES OF MOTO GUZZI CORP. AND THE ACQUISITION OF CAREY WINSTON, ON CERTAIN ASSUMPTIONS WHICH MANAGEMENT BELIEVES ARE REASONABLE. THE ACQUISITION BY THE COMPANY OF CAREY WINSTON HAS BEEN ACCOUNTED FOR AS A PURCHASE AND THE ADJUSTMENTS INCLUDED IN THE PRO FORMA FINANCIAL STATEMENTS REPRESENT THE EFFECTS OF THE COMPANY'S PRELIMINARY DETERMINATION AND ALLOCATION OF THE PURCHASE PRICE TO THE FAIR VALUES OF ASSETS AND LIABILITIES THAT WOULD HAVE BEEN ACQUIRED HAD SUCH ACQUISITION BEEN CONSUMMATED EFFECTIVE FOR ACCOUNTING PURPOSES AS OF SEPTEMBER 30, 1996. THERE CAN BE NO ASSURANCE THAT THE ACQUISITION OF CAREY WINSTON WILL BE CONSUMMATED, AS IT IS CONTINGENT ON THE APPROVAL OF ITS SHAREHOLDERS AND ON THE SUCCESS OF THE PLANNED OFFERING, OR, IF THE ACQUISITION IS CONSUMMATED, THAT THE ACTUAL EFFECTS AS OF THE DATE ON WHICH THE ACQUISITION IS CLOSED WILL NOT DIFFER SIGNIFICANTLY FROM THE PRO FORMA ADJUSTMENTS REFLECTED IN THE PRO FORMA FINANCIAL DATA.

    THE PRO FORMA FINANCIAL DATA ARE NOT NECESSARILY INDICATIVE OF EITHER FUTURE RESULTS OF OPERATIONS OR RESULTS THAT MIGHT HAVE BEEN ACHIEVED HAD THE TRANSACTIONS BEEN CONSUMMATED AS OF THE DATES INDICATED. THE PRO FORMA FINANCIAL DATA SHOULD BE READ IN CONJUNCTION WITH THE HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO OF THE COMPANY AND OF CAREY WINSTON.

                                                                              YEARS ENDED DECEMBER 31,
                                               PROFORMA(5)                             ACTUAL
                                           --------------------  --------------------------------------------------
                                             1995       1995       1995         1995         1994         1993
                                             $000       LIT.M     $000(1)       LIT.M        LIT.M        LIT.M
                                           ---------  ---------  ---------  -------------  ---------  -------------
INCOME STATEMENT DATA
Net Sales................................  $  73,109    116,097     45,499      72,253        51,994      41,919
Gross profit.............................     21,809     34,633      5,569       8,843         5,738       5,859
Selling, General and Administrative
  Expense................................     26,245     41,677     10,220      16,230        10,818      12,439
Net loss from continuing operations......     (1,355)    (2,152)    (4,395)     (6,980)       (3,277)     (6,736)
Net (loss)/income........................     (1,355)    (2,152)    (4,395)     (6,980)       (3,277)    153,497(4)
Net Loss per common share from continuing
  operations.............................      (0.42)      (660)     (1.30)(2)  (2,065)(2)    (1,593)     (2,203)
Net (Loss)/income per share..............      (0.42)      (660)     (1.30)(2)  (2,065)(2)    (1,593)     50,204(4)
Weighted average number of common and
  common equivalent shares
  outstanding(3).........................  3,262,496  3,262,496  3,380,441   3,380,441     2,057,446   3,057,446
BALANCE SHEET DATA
Cash and cash equivalents and marketable
  securities.............................                           15,200      24,137        10,286       7,563
Current assets net of current
  liabilities............................                           14,687      23,326        33,722      30,296
Total assets.............................                          115,133     182,830       118,661     127,556
Short-term debt..........................                           24,292      38,575        21,465      29,596
Long-term debt, net of current portion...                           11,397      18,098         5,004       5,738
Shareholders' equity.....................                           32,255      51,221        43,157      45,881

------------------------

(1) Translated solely for the convenience of the reader at the approximate exchange rate as of December 31, 1995 of Lire 1,588 to US$ 1.00.

(2) In July 1995, 1,000,000 preferred shares were converted to shares of common stock and 703,774 of such shares of common stock were acquired by the Company. Had such conversion and purchase taken place on January 1, 1995 then loss per share from continuing operations and loss per share would have been Lit. (1,978) translated solely for the convenience of the reader as $(1.25).

(3) 1,000,000 authorized and outstanding preferred shares were considered to be dilutive in 1993 and anti-dilutive in 1994. They were converted to shares of common stock in 1995, see note (2) above.

(4) In 1993, the Company recorded an extraordinary gain of Lit. 160,233 million (Lit. 52,407 per share) on the sale to Fiat Auto S.p.A. of its 51% interest in Maserati S.p.A.

(5) See unaudited pro forma combined financial statements and the related notes thereto for discussion of pro forma adjustments.

                                                                                NINE MONTHS ENDED SEPTEMBER 30,
                                                                PROFORMA                    ACTUAL
                                                          --------------------  -------------------------------
                                                            1996       1996       1996       1996       1995
                                                            $000       LIT.M     $000(1)     LIT.M      LIT.M
                                                          ---------  ---------  ---------  ---------  ---------
INCOME STATEMENT DATA
Net Sales...............................................     66,708    101,596     43,364     66,043     47,001
Gross profit............................................     20,311     30,933      5,653      8,609      2,887
Selling, General and Administrative Expense.............     24,289     36,992      9,310     14,179     10,271
Net loss................................................     (4,225)    (6,436)    (6,458)    (9,835)    (7,347)
Net loss per share(2)...................................      (0.91)    (1,392)     (1.36)    (2,073)    (2,499)
Weighted average number of common and common equivalent
  shares common equivalent shares outstanding...........  4,624,920  4,624,920  4,742,865  4,742,865  2,939,842
BALANCE SHEET DATA
Cash and cash equivalents and marketable securities.....     10,156     15,468     13,511     20,578     16,274
Current assets net of current liabilities...............     14,927     22,734     16,253     24,754     15,360
Total assets............................................    122,420    186,445    110,106    167,691    177,105
Short-term debt.........................................     27,214     41,448     26,443     40,273     33,190
Long-term debt, net of current portion..................     11,291     17,196      8,704     13,257     20,645
Shareholders' equity....................................     27,954     42,574     27,212     41,444     50,023

------------------------

(1) Translated solely for the convenience of the reader at the approximate exchange rate as of September 30, 1996 of Lire 1,523 to US$ 1.00.

(2) In July 1995 1,000,000 preferred shares were converted to shares of common stock and 703,774 of such shares of common stock were acquired by the Company. Had such conversion and purchase taken place on January 1, 1995 then loss per share would have been Lit. (2,342), translated solely for the convenience of the reader as $(1.54).

    UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS DOES NOT GIVE EFFECT TO THE EXERCISE OF THE WARRANTS, OR THE UNDERWRITERS' PURCHASE OPTION WHICH MAY BE ISSUED IN THE PLANNED OFFERING OR OF ANY OPTIONS GRANTED UNDER THE COMPANY'S 1995 STOCK OPTION PLAN OR 1995 OUTSIDE DIRECTORS' PLAN. SEE "MANAGEMENT-- EXECUTIVE COMPENSATION" AND "STOCK OPTION PLAN," "PRINCIPAL STOCKHOLDERS," "CERTAIN TRANSACTIONS," "DESCRIPTION OF SECURITIES--WARRANTS," "DESCRIPTION OF CAPITAL STOCK," AND NOTE 11 OF NOTES TO FINANCIAL STATEMENTS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS."

                                 CAREY WINSTON
                      SUMMARY CONSOLIDATED FINANCIAL DATA
               (Thousands of U.S. Dollars, except per share data)

    THE FOLLOWING TABLE SETS FORTH FINANCIAL AND OTHER DATA FOR CAREY WINSTON ON A CONSOLIDATED HISTORICAL BASIS FOR THE PERIODS AND DATES INDICATED. THE HISTORICAL BALANCE SHEET DATA AS OF OCTOBER 31, 1995 AND 1994 AND THE STATEMENT OF OPERATIONS DATA FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED OCTOBER 31, 1995 ARE DERIVED FROM THE FINANCIAL STATEMENTS OF CAREY WINSTON THAT HAVE BEEN AUDITED BY BEERS & CUTLER, INDEPENDENT PUBLIC ACCOUNTANTS, INCLUDED HEREIN. THE HISTORICAL BALANCE SHEET DATA AS OF OCTOBER 31, 1993, 1992 AND 1991 AND THE STATEMENT OF OPERATIONS DATA FOR THE YEARS ENDED OCTOBER 31, 1992 AND 1991 ARE DERIVED FROM AUDITED FINANCIAL STATEMENTS NOT INCLUDED HEREIN. THE HISTORICAL FINANCIAL DATA FOR EACH OF THE ELEVEN-MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1995 ARE DERIVED FROM UNAUDITED FINANCIAL STATEMENTS PREPARED ON THE SAME BASIS AS THE AUDITED FINANCIAL STATEMENTS AND CONTAINING, IN THE OPINION OF MANAGEMENT, ALL ADJUSTMENTS, CONSISTING ONLY OF NORMAL RECURRING ADJUSTMENTS, NECESSARY FOR A FAIR PRESENTATION OF THE FINANCIAL POSITION AT SUCH DATES AND THE OPERATING RESULTS AND CASH FLOWS FOR SUCH PERIODS. PERIOD TO PERIOD COMPARABILITY IN 1996 AND 1995 IS AFFECTED BY THE BARRUETA & ASSOCIATES ASSETS ACQUISITION EFFECTIVE AUGUST 1, 1996 AND IN 1995 BY THE DELTA ASSOCIATES, INC. ACQUISITION COMPLETED AUGUST 31, 1995. A SIGNIFICANT PORTION OF CAREY WINSTON'S REVENUE IS TRANSACTIONAL IN NATURE. HISTORICALLY, THERE IS NOT A SEASONAL PATTERN OF REVENUE OR EXPENSES THAT IS CONSISTENT FROM YEAR TO YEAR. EXTERNAL INFLUENCES OF CHANGING TAX LAWS OR FLUCTUATION IN INTEREST RATES MAY CAUSE INVESTMENT PROPERTY SALES AND PROPERTY FINANCING TRANSACTIONS TO CLOSE IN ONE PERIOD RATHER THAN ANOTHER. THE RESULTS OF OPERATIONS FOR THE ELEVEN MONTHS ENDED SEPTEMBER 30, 1996 ARE NOT NECESSARILY INDICATIVE OF RESULTS TO BE EXPECTED FOR THE ENTIRE YEAR ENDING OCTOBER 31, 1996 OR FOR ANY FUTURE PERIOD.

    THE INFORMATION SET FORTH BELOW SHOULD BE READ IN CONJUNCTION WITH "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CAREY WINSTON" AND THE FINANCIAL STATEMENTS AND RELATED NOTES THERETO ATTACHED WHICH ARE INCLUDED ELSEWHERE IN THIS PROSPECTUS.

                                           ELEVEN MONTHS ENDED
                                              SEPTEMBER 30,                     YEAR ENDED OCTOBER 31,
STATEMENT OF                              ---------------------  -----------------------------------------------------
OPERATIONS DATA:                             1996       1995       1995       1994       1993       1992       1991
----------------------------------------  ----------  ---------  ---------  ---------  ---------  ---------  ---------
Revenue(1)..............................  $23,136,048 24,898,438 27,369,506 27,129,170 21,547,369 17,424,992 13,453,593
Costs and Expenses:
  Commissions, fees and other
    incentives..........................   8,534,607  10,051,361 11,103,259 10,812,541 8,915,805  6,630,626  4,940,811
Operating, administrative and other
  costs and expenses(2).................  14,767,099  13,264,815 14,962,307 14,676,579 12,041,353 10,252,546 7,905,790
Reserve for Sub Lease Loss(3)...........     835,000
Depreciation and amortization...........     371,209    302,558    345,470    280,247    232,406    240,060    260,534
Interest Expense........................     128,745    109,154    129,137     67,578     53,262     32,333     76,730
                                          ----------  ---------  ---------  ---------  ---------  ---------  ---------
Operating Income/(Loss).................  (1,500,612) 1,170,550    829,333  1,292,225    304,543    269,427    269,728
Provision for Income taxes..............    (615,000)   566,300    400,650    540,800    114,400    138,700     72,400
                                          ----------  ---------  ---------  ---------  ---------  ---------  ---------
Gains from Discontinued Operations, Net
  of Taxes(4)...........................                 27,465     53,375     11,078     40,817     65,364        774
Cumulative Effect of Change in Method of
  Accounting for Taxes(5)...............                                                             30,500
                                          ----------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).......................    (885,612)   631,715    482,058    762,503    230,959    226,591    198,102
EBITDA(6)...............................     568,666  1,609,727  1,357,315  1,651,128    631,028    637,684    607,766
                                          ----------  ---------  ---------  ---------  ---------  ---------  ---------
                                          ----------  ---------  ---------  ---------  ---------  ---------  ---------

                                                  AS OF                        YEAR ENDED OCTOBER 31,
                                              SEPTEMBER 30,  ----------------------------------------------------------
                                                  1996          1995        1994        1993        1992        1991
                                              -------------  ----------  ----------  ----------  ----------  ----------
BALANCE SHEET DATA:
Cash and cash equivalents.......               $ 4,134,841    4,164,427   4,635,007   3,422,590   2,939,159   2,680,389
Total assets....................                17,033,652    9,897,033  11,365,941   9,419,808   8,117,033   7,959,803
Total long term debt............                 1,723,183      668,796     457,815     255,918     375,483     559,464
Total liabilities...............                13,288,624    6,130,225   8,383,713   6,066,819   5,060,874   5,118,242
Total stockholders' equity......                 3,745,027    3,766,808   2,982,228   3,352,989   3,056,159   2,841,561

------------------------

(1) 1994 revenue includes a one time unusually large leasing commission in the amount of $4.1 million resulting from a government lease of office space in buildings for which Carey Winston was the exclusive leasing agent.

(2) Rent and occupancy expense for the eleven months ended September 30, 1996 includes rent for two headquarters offices. The former headquarters office was vacated on August 23, 1996 which was prior to the lease expiration date of December 31, 1996. Rent expense for the former headquarters office for the period from the lease vacancy date through December 31, 1996 of $240,000 is included in rent expense for the eleven months ended September 30, 1996. Rent expense for the new headquarters office from the April 1, 1996 lease execution date through September 30, 1996 in the amount of $502,000 is also included in rent expense for the eleven months ended September 30, 1996 of which $399,000 related to the period prior to occupancy.

(3) A reserve for a sublease loss for the eleven months ended September 30, 1996 was $835,000 which relates to the estimated loss Carey Winston will incur in the subleasing of its office in the Washington, D.C. central business district office which was made surplus as a result of the acquisition of Barrueta & Associates operating assets and selected liabilities on August 1, 1996. Carey Winston has consolidated into the office space formerly occupied by Barrueta & Associates.

(4) Gains from Discontinued Operations, net of income taxes consists of income and gains from the sales of assets of an insurance agency subsidiary and the company's residential mortgage banking division.

(5) Cumulative effect of change in accounting for taxes relates to a change from the deferred method of computing income taxes to the liability method in compliance with the Statement of Financial Accounting Standards No. 109 of the Financial Accounting Standards Board (FASB No., 109).

(6) EBITDA represents earnings before interest, income taxes, depreciation and amortization, thereby removing the effect of certain non-cash charges on income, such as the amortization of intangible assets relating to acquisitions and reserves for sublease leases. EBITDA is widely used in the industry as a measure of operating performance and ability to service debt. However, EBITDA should not be considered as an alternative either (i) to operating income (determined in accordance with generally accepted accounting principles ("GAAP")), (ii) operating cash flow (determined in accordance with GAAP) or (iii) liquidity.

                                  THE COMPANY

    The Company was organized in Maryland in 1917 as Rowan Controller, changing its name to Rowan Industries and then to De Tomaso Industries, before changing its name in August 1996 to Trident Rowan Group, Inc. In 1993, the Company, through one of its Italian subsidiaries, disposed of its 51% equity interest in its then-largest operating company, Maserati, S.p.A. which for years had been sustaining substantial losses. Following the sale of Maserati, the Company's largest operating subsidiary was Moto Guzzi, which had also incurred years of losses. In 1995 the Company acquired substantially all of the operating assets of Finprogetti S.p.A., a small private Italian merchant bank, including T.I.M., its then 45% owned subsidiary which specialized in providing turnaround management to troubled companies. In 1996, the Company agreed to acquire Carey Winston, conditional upon the separate approval of Carey Winston shareholders and the completion of the Planned Offering. The new strategic focus of the Company follows the sudden illness in 1993 and subsequent retirement of its former principal shareholder and chairman. The Company's principal executive office is located at Two Worlds Fair Drive, Franklin Township, Somerset, NJ 08873 and its telephone number is (908) 868-9000.

                           RISK FACTORS OF THE MERGER
                              AND PLANNED OFFERING

    The Common Stock to be received under the Merger Agreement and the securities to be offered in the Planned Offering are speculative in nature and involve a high degree of risk. Accordingly, in analyzing the proposed Merger shareholders of Carey Winston should consider carefully, along with the other matters referred to herein, the following risk factors.

    HISTORY OF OPERATING LOSSES. The Company has sustained net losses from continuing operations in each of the past 5 years, and for all fiscal quarters in those 5 years, with the exception of the last quarter of fiscal 1995. By far the largest portion of these losses through the second quarter of 1993 were attributable to the operations of the Company's former Maserati S.p.A. subsidiary (and, before that subsidiary's formation in 1990, the Maserati operations conducted by the Company's O.A.M. S.p.A. subsidiary). In 1993, the Company disposed of its remaining 51% equity interest in Maserati, and has significantly reduced net losses. Nevertheless, the Company has not realized net income in any succeeding fiscal year. For the fiscal year ended December 31, 1995, the Company reported a net loss of Lit. 6,980 million ($4,395,000). For the nine months ended September 30, 1996 and September 30, 1995, the Company reported a net loss of Lit. 9,835 ($6,458,000) and Lit. 7,347 million, respectively. Moto Guzzi, the Company's principal operating subsidiary, has sustained net losses in each of the past ten years. There can be no assurance that the Company's operations, on a consolidated basis, will become profitable in the long term.

    MANAGEMENT OF GROWTH--MOTO GUZZI. The strategic plan for Moto Guzzi proposed by T.I.M. contemplates a significant repair and rehabilitation, and subsequent expansion, of production capabilities with a significant commitment of capital and an increase of outsourcing of components and subassemblies. This expansion may require the Company to implement a variety of additional systems, procedures and controls to manage higher inventory levels and higher levels of outsourcing and working capital requirements and may place significant strain on management, financial and other resources. There can be no assurance that such expansion will be successfully completed or that the Company's systems, procedures, controls or resources will be adequate to support expanded operations. If the Company is unable to manage its contemplated expansion successfully, its business and results of operations could be adversely affected. The Company's operating results could also be adversely affected by an increase in fixed costs and operating expenses related to the expansion of production if revenues do not increase commensurately. See "Industry Cyclicality and Demand for the Company's Products and Services--Motorcycle Industry."

    MANAGEMENT OF GROWTH--CAREY WINSTON. The five-year plan for Carey Winston, if the Merger is consummated, contemplates a significant plan of expansion by acquisition of other companies in the same industry with a corresponding commitment of capital therefor and where returns on such investment will be, in part, dependent on achieving economies from cost savings and economies of scale. The expansion may give rise to significant strains on management, financial resources for working capital and other resources and also give rise to increased costs in respect of communications, procedures, systems and control functions as the Carey Winston business becomes more decentralized. If the Company is unable to manage its contemplated expansion successfully, its business and results of operations could be adversely affected. The Company is also examining an expansion of some areas of the Carey Winston business into Europe which could also adversely affect its business and operating results by an increase of fixed costs and operating expenses if such venture is initiated and does not produce sufficient revenues. See "Business of the Company--Proposed Carey Winston Acquisition."

    There can be no assurance when, or if, the Company will operate profitably or report net income on a consolidated basis. Until that occurs, the Company will have to fund its operating losses and the operating losses of its subsidiaries with its and their working capital.

    INDUSTRY CYCLICALITY AND DEMAND FOR THE COMPANY'S PRODUCTS AND SERVICES--MOTORCYCLE INDUSTRY. In the past, the overall motorcycle industry has been subject to dramatic changes in demand due to changing social conditions. Historically, the motorcycle has been an "entry level' form of transport which has been supplanted by the automobile. Over recent years, the industry has also become established as a recognized leisure industry in developed markets and Moto Guzzi motorcycles, being larger and more expensive, are principally targeted at the leisure segment of the vehicular industry. The Company believes that the recent recognition of motorcycling as an acceptable leisure activity is one of the major factors behind the steady growth in Moto Guzzi's market segment over the last two years. The Company believes that this trend will continue in the short and medium term and that its markets will not be subject to violent demand changes, although no assurance can be provided that this will be the case. Among other factors, prevailing economic conditions may unfavorably affect disposable income for leisure activities and the increased cost of gasoline could have a negative effect on the cost of motorcycling. Accordingly, there can be no assurances that Moto Guzzi's markets will remain in a growth phase or remain stable.

    Moto Guzzi's performance is influenced by its ability to predict future demand for existing and new products. Moto Guzzi plans its annual production levels and long-term product development and introduction based on anticipated demand for its products. For the majority of sales, the Company does not have long-term purchase commitments or non-revocable orders. The Company relies on its own market assessment and ongoing communication with its customers to anticipate the future volumes of purchase orders. A number of factors could cause customers to delay or cancel orders. Moto Guzzi has experienced frequent delays in production and shipment. Delays in production and shipment by the Company could also cause cancellation of orders or loss of significant customers and have an adverse effect on the Company's business, financial condition and results of operations. See "Seasonal Business; Quarterly Fluctuations--Moto Guzzi."

    INDUSTRY CYCLICALITY AND DEMAND FOR THE COMPANY'S PRODUCTS AND SERVICES--CAREY WINSTON. The commercial real estate services industry is historically subject to fluctuations caused by changes in demand, supply, prices, interest rates, socio-economic conditions, population shifts and other factors. Periods of economic slowdown or recession, high interest rates or declining demand for real estate could adversely affect certain segments of Carey Winston's business. Such economic conditions could result in a general decline in rents which in turn would adversely affect revenues from property management fees and brokerage commissions derived from property sales and leasing. Such conditions could also lead to a decline in sale prices as well as a decline in demand for funds invested in commercial real estate and related assets. An economic downturn or volatility in interest rates also could reduce the amount of loan originations and related servicing accomplished by Carey Winston's commercial mortgage banking business. If the brokerage and mortgage banking businesses were adversely affected, other segments of Carey Winston's business can also be adversely affected, due to the inter-relationships between Carey Winston's various business segments. While Carey Winston's business has often been as profitable in times of economic contraction as in times of economic expansion, there can be no assurance that this will continue to be the case. See "Geographic Concentration" and "Competition."

    SEASONAL BUSINESS; QUARTERLY FLUCTUATIONS--MOTO GUZZI. Moto Guzzi's operations are characterized by seasonal fluctuations in demand and production. Retail market demand is highest in the spring and early summer, whereas most sales to Italian government agencies, both federal and regional, take place in the fourth quarter. Production at Moto Guzzi, as at most Italian companies, declines materially during August, the traditional holiday month, and also declines somewhat over the Christmas holiday and shortly thereafter as inventory is taken. As the Company's largest operating subsidiary, sales and production declines at Moto Guzzi significantly affect results of operations for the Company on a consolidated basis. While Moto Guzzi's management is implementing plans to try to smooth production and sales fluctuations, there can be no assurance that such plans will be successful. See "Business of the Company--Industry Segment Information--Competition."

    SEASONAL BUSINESS--L.I.T.A. L.I.T.A.'s operations have also historically been characterized by seasonal factors due to the company's dependence on the automobile industry. Demand is lowest over the period from November to February and is also significantly reduced in the traditional holiday month of August. Since 1995, L.I.T.A. has sought to reduce this seasonality by expanding its markets in the furniture industry, which is less seasonal.

    SEASONAL BUSINESS--CAREY WINSTON. While Carey Winston's revenues generally do not follow any consistent seasonal pattern, its cash needs are greatest during the first quarter of its fiscal year due to funding of fiscal year-end performance bonuses and profit sharing distributions.

    GEOGRAPHIC CONCENTRATION. As the vast majority of Carey Winston's business revenue is generated from sale, leasing and financing transactions involving real estate which is located in the Washington, D.C., Baltimore and Northern Virginia metropolitan areas, a decline in the performance of the commercial real estate market and the local economy in these areas could adversely affect Carey Winston's overall operating results.

    COMPETITION.  Each aspect of the Company's business is highly competitive.

    COMPETITION--MOTO GUZZI. In the manufacture and sale of motorcycles, Moto Guzzi competes with companies which are far larger and better capitalized, and many of which have greater name recognition, including Yamaha, Kawasaki, Suzuki and Honda, the industry leaders from Japan, Aprilia and Cagiva of Italy, and Harley Davidson of the United States. Each of these competitors has a far larger market share than Moto Guzzi, and access to greater financial resources. Moto Guzzi competes principally through such intangible qualities as performance, reputation and quality of manufacture, areas in which its current and potential competitors also excel. See "Business of the Company--Industry Segment Information-- Competition."

    COMPETITION--CAREY WINSTON. Carey Winston competes in a variety of service areas within the commercial real estate industry, including leasing brokerage, investment properties sales brokerage, corporate real estate services, property management, real estate market research, mortgage banking (loan origination and servicing), investment management and advisory services, and valuation and appraisal services. Each of these areas is highly competitive on both a national and local level. Carey Winston faces competition not only from other real estate service providers, but also from institutional lenders, insurance companies and investment advisory, accounting and consulting firms. These companies, whether because of greater financial resources, client relationships or specialized skills, may be better able than Carey Winston to obtain new customers, pursue new business opportunities or to survive periods of industry consolidation. There can be no assurance that Carey Winston will be able to continue to compete effectively in any or all of its service areas, that it will be able to maintain current commission or fee levels or margins, or that it will not encounter increased competition from other companies which could limit its ability to maintain or increase its market shares in any or all of its service areas.

    In its primary service region, Carey Winston presently competes with national service providers such as CB Commercial Real Estate Group, Cushman & Wakefield, Grubb & Ellis, and Kroll Management Services, regional service providers such as Barnes, Morris, Pardoe & Foster and Cassidy & Pinkard, and real estate developers or real estate investment trusts which have expanded into the brokerage/property management areas, such as Trammell Crow, Charles E. Smith Companies and Carr American Realty. In pursuing its long-term strategic plan, Carey Winston will be directly competing with such entities or others who may also be engaged in similar consolidation strategies. Carey Winston's ability to effectively compete with these entities is dependent upon the breadth and quality of the commercial real estate services it is able to provide, the efficiency with which it can provide them (emphasizing its data processing and communications capabilities), and the combination of an ability to reach a national client base while providing local expertise. There can be no assurance that any or all of Carey Winston's competitors will not be better able to compete with Carey Winston in the future, or that such increased competition will not result in the reduction of fees and commissions, and therefore profit margins by Carey Winston in an effort to maintain its market shares.

    COMPETITION--L.I.T.A. L.I.T.A.'s principal competitors are principally represented by larger companies, many of them subsidiaries of steel manufacturers. These are predominantly Italian companies and include Profilmee and Ispadue (SIT Group), Lombarda Tubi (Marcegaglia Group) and ITAS. The size of these competitors and the support of their parent companies enable them to compete aggressively in the market. L.I.T.A. competes principally on quality and flexibility, factors which its competitors also seek to offer to the market.

    COMPETITION--SENIOR CORPORATE MANAGEMENT DIVISION AND OPPORTUNISTIC INVESTMENT BUSINESS. Many companies, including the large investment banking firms of the United States and Europe, such as Goldman Sachs & Co. and Salomon Brothers, Inc., U.S. and European venture capital funds such as Advent, 3I Investors in Industry, and Upside 1, and the investment banking divisions of Italian and European commercial banking groups' merchant banking and entrepreneurial investment businesses such as Medio Credito can be expected to compete with the Company. Most of these competitors are larger and have considerably greater financial and marketing resources than the Company. Although only a few of these competitors, such as Wexford Capital and Upside 1 currently invest in troubled companies, there can be no assurance that these larger companies will not provide increasing competition to the Company for opportunities for investing in troubled companies in the future.

    ENVIRONMENTAL, SAFETY AND OTHER GOVERNMENTAL REGULATIONS--MOTORCYCLE INDUSTRY AND STEEL TUBING. Motorcycles sold in the United States and the European Economic Community and other countries are subject to environmental emissions regulations and safety standards with which Moto Guzzi must comply. All 1996 Moto Guzzi models substantially comply with all emission standards applicable in all countries in which they are sold. There can be no assurance, however, that Moto Guzzi will be able to cost-effectively comply with any emissions or safety standards which governments may hereafter adopt (though the design of new products seeks to conform with such standards as are believed likely to be introduced). In the event its compliance is not cost-effective in the future, Moto Guzzi may be unable to achieve the market growth that it desires.

    Moto Guzzi and L.I.T.A. are subject to a number of governmental regulations relating to the use, storage, discharge and disposal of minerals and alloys used in their manufacturing processes and to the safety standards of their facilities and processes. Although the Company has not been subject to material environmental or safety claims in the past and the Company believes that its activities conform in all material respects to presently applicable environmental and safety regulations, claims or the failure to comply with present or future regulations could result in the assessment of damages or imposition of fines against the Company, suspension of production or cessation of certain activities which could adversely affect the Company's operating results. New regulations could require the Company to acquire costly equipment or incur other significant expenses that could have an adverse effect on the Company's financial condition and results of operations. Any failure by the Company to control the use of, or adequately restrict the discharge of, hazardous substances or otherwise comply with applicable safety requirements or current or future legislation could subject it to future liabilities. See "Business of the Company--Industry Segment Information--Compliance with Governmental Regulation."

    ENVIRONMENTAL SAFETY AND OTHER GOVERNMENTAL REGULATIONS --CAREY WINSTON. Numerous Federal, state and local laws and regulations have been enacted which regulate exposure to, and clean up of, potentially hazardous materials often found in and around buildings and land. Some of these laws and regulations directly and indirectly impact the commercial real estate market by imposing additional costs and liability on owners, operators and sellers as well as lenders. Such laws and regulations may tend to discourage sales and leasing activities and mortgage lending with respect to some properties, and may therefore adversely affect the performance of Carey Winston. In addition, in light of Carey Winston's role as a manger of commercial properties, it could be held liable as an operator for the costs of investigation, removal or remediation of certain hazardous or toxic substances, if any, at a property, and such liability may be imposed without regard to whether Carey Winston knew of, or was responsible for, the presence of such hazardous or toxic substances. A manager of properties may also be liable under common law to third parties for damages and injuries resulting from environmental contamination at or emanating from the site, including the presence of asbestos containing materials or lead paint. The presence of asbestos-containing materials, lead paint or other environmental risks at any of the properties managed by Carey Winston could result in the incurrence of significant clean-up costs or its exposure to toxic tort claims.

    Although the Company is not aware of any conditions at any of the properties managed by Carey Winston that would have a material adverse effect on the Company, there can be no assurance that conditions requiring significant expense with respect to such properties do not exist or may not arise in the future.

    FUTURE CAPITAL NEEDS; UNCERTAINTY OF ACCESS TO CAPITAL. The proceeds of the Planned Offering are not expected to be sufficient to permit the Company to make all of the entrepreneurial cash investments which could foreseeably become available to it as the Company pursues its growth objectives. The Company also plans to use its authorized and unissued shares of Common Stock for the purpose of carrying out its investments and acquisitions, but there can be no assurance that a particular client's or Portfolio Company's capital requirements could be satisfied through the Company's Common Stock. Additionally, the Company may develop or be presented with opportunities in which the willingness of third parties to provide needed capital infusions to a client or portfolio company to enable it to achieve the strategic plan created by T.I.M. would be contingent on the Company's willingness and ability itself to participate in such financing. If the Company is unable, due to shortage of capital, to participate, its failure to do so may jeopardize the client's or portfolio company's strategic plan, thereby jeopardizing the Company's goal to enhance the client's or portfolio company's value. See "Use of Proceeds of Planned Offering."

    FUTURE CAPITAL NEEDS--MOTO GUZZI. The Company does not expect that its existing capital resources, coupled with the proceeds of the recent private placement of Moto Guzzi Corp. securities and of the Planned Offering, will be sufficient to meet Moto Guzzi's planned expansion of production capacity and to finance the growth in sales expected for the next 18-24 months. Because much of the production machinery at Moto Guzzi's facility is aged and in need of extensive modification, improvement or replacement, the Company expects that, over the next four years, significant additional capital will be required to complete the required overhaul. While increases in sales during that period should provide some of the needed capital, the existing equipment, enhanced or replaced with the utilization of a portion of the proceeds of the Planned Offering, capital contributed to Moto Guzzi by Moto Guzzi Corp. from a recent private offering of Moto Guzzo Corp. securities, anticipated internally generated cash, and currently available bank financing, will not in the aggregate be sufficient to enable Moto Guzzi to increase production and sales rapidly enough to generate the remaining needed capital. Further, no assurance can be given that additional sales will be realized to absorb some of the planned costs of expansion. Additional financing will be necessary to develop or expand operations and also possibly in order to meet future working capital needs. The extent of additional financing will also depend on the willingness of the banking system in Italy to continue to finance working capital at Moto Guzzi by way of advances against trade receivables which financing is, therefore, dependent on short-term production levels and subject to being substantially withdrawn in the case of production delays or stoppages caused by any means or by any other factors which could affect sales levels. Further, Moto Guzzi has only limited formal arrangements in respect of its currently available bank credit lines and these could be significantly reduced by the banks at any time and for any reason. For its long-term viability, the Company will be required to borrow or sell additional securities or seek other new sources of financing or may be required to curtail or reduce Moto Guzzi's activities. The Company has no current arrangements with Moto Guzzi with respect to providing additional medium or long-term financing. There can be no assurance that any sources of additional financing will be available to Moto Guzzi or the Company on acceptable terms, if at all. To the extent that any future financing involves the sale of the Company's equity securities, the interest of the Company's then-stockholders could be substantially diluted. Additionally, the exercise of warrants issued in connection with the recent private equity financing by Moto Guzzi Corp. to purchase Moto Guzzi Corp. common stock, will dilute the Company's percentage ownership of the equity of Moto Guzzi Corp., and thereby of Moto Guzzi.

    POSSIBLE LOSS OF CONTROL OVER PRINCIPAL OPERATING SUBSIDIARY. The Company currently owns 90% of the outstanding shares of common stock of Moto Guzzi Corp. (treating its outstanding preferred stock as a common stock equivalent), which in turn owns 100% of the equity interest in Moto Guzzi. The Company intends to transfer a majority portion of the common stock of Moto Guzzi to a controlled subsidiary of the Company in satisfaction of certain inter-company indebtedness whereupon, the Company and its majority owned subsidiary will collectively own 100% of all outstanding shares of common stock of Moto Guzzi and 90% thereof indirectly (treating the preferred stock as a common stock equivalent). The Company and its majority owned subsidiary will have the ability to control the election of the board of directors of Moto Guzzi Corp. and all other matters relating to such corporation. However, under certain circumstances, the holders of the preferred shares of Moto Guzzi Corp. issued in a recent private securities offering, although owning only a minority of its stock (treating preferred stock as a common stock equivalent) will have the right to elect a majority of its board of directors.

    FUTURE CAPITAL NEEDS--CAREY WINSTON. While the Company expects to finance ongoing Carey Winston acquisitions and internal growth through a combination of sources, including cash flow from operations, additional indebtedness incurred by the Company (including, in the case of acquisitions, seller financing) and use of the Company's capital and capital stock, there can be no assurance that cash and stock from such sources, including capital to be raised pursuant to the Planned Offering, will be sufficient to enable Carey Winston to complete particular acquisitions at particular points in time. Additional sources of capital might therefore be required. There can be no assurance that such sources will be available to the Company or, if available, that they will be sufficient to fully finance such acquisitions and internal growth.

    DEPENDENCE ON SOURCE OF MANAGEMENT ENGAGEMENTS. The ability of the Company to achieve its broader long-term strategic goal of investing in troubled companies and enhancing their values will depend in large measure on the ability of T.I.M. to market its services to troubled businesses in need of management intervention. While T.I.M. is not expected to earn substantial revenue or profits from such engagements in relation to the Company's consolidated revenues and earnings, such engagements are expected to provide a significant source of entrepreneurial investment opportunities for the Company, whether through acquisition or merchant banking. However, there can be no assurance that T.I.M.'s management engagements will prove to be a sufficient source of quality investment opportunities.

    FUTURE ACQUISITIONS AND LIQUIDITY STRATEGY, GENERALLY. The Company's growth strategy depends in part on its ability to make additional entrepreneurial investments and acquisitions, such as its acquisition of L.I.T.A. and the pending acquisition of Carey Winston, to add value to such investments through the management skills provided through T.I.M. and the investment and capital finance skills provided through the Company's Senior Corporate Management Division, and to then realize the enhanced value generated. Even assuming the success of T.I.M. in obtaining the type of engagements which could stimulate opportunities to provide investment capital or to make acquisitions of its client companies, there can be no assurance that any such opportunity will result in an investment on favorable terms, or will result in an acquisition of the client company on favorable terms or on any terms at all. Further, even if an investment or acquisition is consummated, there can be no assurance that the Company will be able successfully to realize all or any portion of the enhanced value it hopes to add to the particular client or portfolio company. Among the means by which the Company hopes to realize such value are sales of the portfolio companies or investments to third parties in the form of sales of securities , sales of all or substantially all of the portfolio companies' assets, or public or private sales of a portion of the portfolio companies' securities in a public or private offering. There can be no assurance that any such disposition strategy can be achieved by the Company on terms which would permit the Company to realize the enhanced value it hopes to add.

    FUTURE ACQUISITIONS AND LIQUIDITY STRATEGY--CAREY WINSTON. A significant component of Carey Winston's recent growth has been through acquisitions, such as its acquisition of Delta Associates, Inc. and Barrueta & Associates. Carey Winston plans to accelerate its growth through an expansion of its ongoing acquisition program. However, future growth through acquisitions will be partially dependent upon the continued availability of suitable acquisition candidates at favorable prices and upon favorable terms and conditions. There can be no assurance that future acquisitions can be consummated at favorable prices or upon favorable terms and conditions or on any terms at all. In addition, acquisitions entail risks that businesses acquired may not perform in accordance with expectations or that business judgments with respect to the value, strengths and weaknesses of businesses acquired, or the consequences of any such acquisition, may prove inaccurate.

    In addition, there can be no assurance that significant difficulties in integrating operations acquired from other companies will not be encountered, including difficulties arising from the diversion of management's attention from other business concerns and the potential loss of key employees or producers of either Carey Winston or the acquired operations. There can be no assurance that Carey Winston's management will be able to effectively manage the acquired businesses or that such acquisitions will benefit the Company overall.

    FOREIGN OPERATIONS RISKS. Almost all of the business heretofore conducted by the Company, and a majority of the business it expects to conduct in the near future, occurs in Italy. Moto Guzzi exports a significant percentage of its production: 65% in 1995 and 62% and 65% in 1994 and 1993, respectively. As a result, the Company could be adversely affected by such events outside its control as increases in tariffs or duties, political circumstances and governmental policy initiatives in the countries which represent its actual and target markets. See "Exposure of Results to Changes in Exchange Rates."

    EXPOSURE OF RESULTS TO CHANGES IN EXCHANGE RATES. Moto Guzzi's sales and operating profits will be affected by the impact of fluctuations in foreign currency exchange rates on product prices and certain operating expenses. It is expected that L.I.T.A.'s sales and operating profits will also be affected by the impact of fluctuations in foreign currency exchange rates on product prices as it seeks to expand export sales, which are not currently material. Fluctuations in the exchange rates of certain foreign currencies (principally the Deutschemark and the U.S. Dollar, which countries are or are expected to be significant markets for Moto Guzzi) relative to the Italian Lira may have an adverse effect on the Company's sales and operating results and the international competitiveness of its Italian based manufacturing operations. In 1993 and 1994, the Company substantially benefited from the depreciation of the Italian Lira against the major European currencies and the U.S. Dollar, although there can be no assurance that such depreciation will occur in the future. See "Exposure of Results to Raw Material and Commodity Prices."

    A weakening of the currencies of the countries in which the Company's major competitors operate, such as the Deutschemark, the U.S. Dollar and the Japanese Yen, could negatively impact the Company's competitive position.

    EFFECT OF CURRENCY EXCHANGE RATES ON MARKET PRICE. Fluctuations in the lira-to-dollar exchange rate will affect the Company's reported revenues and operating results and are likely to have an effect on the market price of the Company's shares.

    EXPOSURE OF RESULTS TO RAW MATERIAL AND COMMODITY PRICES. The operations of Moto Guzzi and L.I.T.A. are significantly affected by the prices of raw materials, including commodities (principally steel and aluminum), which can be subject to considerable short-term variations in price. While the Company generally seeks to pass on the effects of price increases of raw materials to its customers, in the past it has not always been able to do so and in the future may not be able to do so due to competitive pressures. In the first half of 1996, the revenues and results of operations of L.I.T.A. were adversely effected by a steep fall in the prices of the various grades of steel which form its principal supply of raw material. This led to a steep fall in the market prices of finished products and L.I.T.A. incurred losses in respect of inventories of steel purchased prior to the fall in steel prices. Aluminum products, which are important in the manufacture of motorcycles by Moto Guzzi, increased in price by approximately 30% in 1995 compared to 1994 as a result of increases in the price of aluminum. Aluminum prices in 1996 are largely unchanged. The prices of other raw materials and commodities, many of which are not produced or sourced in the countries in which the Company operates, are also subject to fluctuations as a consequence of changes in foreign currency exchange rates. See "Exposure of Results to Changes in Exchange Rates" and "Business of the Company--Industry Segment Information--Raw Materials and Components."

    RELIANCE ON MAIN MANUFACTURING FACILITIES. All of the Company's manufacture of Moto Guzzi motorcycles takes place at a single production facility in Mandello del Lario, Italy. All of the Company's manufacture of steel tubing products for the automobile and furniture industries takes place at a single factory in Torino, Italy. A significant interruption of production at either of these facilities due to strikes or other causes could have a material adverse effect on the Company's business and operating results. The Company has been, and expects to be, subject to day-long strikes and work stoppages at its Moto Guzzi facility in connection with the current negotiation of national labor contracts. Any increase in the duration of each strike or in the number of strikes, may have a material adverse effect on production at Moto Guzzi. Various health and safety repairs are also required to be made at the Moto Guzzi facility. Such repairs, if costly, could have an adverse effect on the Company. See "Use of Proceeds of Planned Offering" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of The Company--Labor Costs."

    LACK OF PATENT OR INTELLECTUAL PROPERTY PROTECTION. The design and technology of motorcycles manufactured and sold by Moto Guzzi are not protected by any patent, trademark or other intellectual property rights which would create a competitive advantage for the Company other than the registered trademark for "Moto Guzzi-Registered Trademark-" itself, and related trademarks which the Company believes are well known and highly regarded. The component parts of motorcycles are manufactured pursuant to well known techniques and include components which are not unique to its products. The Company relies on design, manufacturing skills and know-how to produce motorcycles which will find acceptance in the market niche sought by Moto Guzzi. There can be no assurance that a competitor of Moto Guzzi will not develop an enhancement to motorcycle transportation that will be patentable or otherwise protected from duplication by others. There can be no assurance that competitors do not have, or will not develop, equivalent or superior manufacturing or design skills. See "Business of the Company --Patents and Trademarks."

    PRODUCT LIABILITY. Moto Guzzi is engaged in a business which exposes it to possible claims for personal injury from the use of its products. Moto Guzzi maintains liability insurance with a per-occurrence limit of Lit. 2,000 million. Although no claims have been made against the subsidiary in excess of insurance coverage, there can be no assurance that such claims will not arise in the future or that the insurance coverage will be sufficient to pay such claims. A partially or completely uninsured claim, if successful and of significant magnitude, could have a material adverse effect on the Company.

    DEPENDENCE ON THIRD PARTY SUPPLIERS AND MANUFACTURERS. Moto Guzzi purchases many significant motorcycle components from third parties. The Company believes that there are numerous available sources of supply for most of them. While Moto Guzzi attempts to maintain alterative sources for its supplies, certain significant components are available from only one or two sources and Moto Guzzi is therefore subject to the risk of price fluctuations and possible delays in deliveries. Failure by suppliers to continue to supply Moto Guzzi on commercially reasonable terms, or at all, would have a material adverse effect on the Company. Moto Guzzi generally does not maintain long-term supply agreements with its suppliers and purchases required componentry pursuant to purchase orders or short-term contracts in the ordinary course of business. Failure or delay in receiving necessary raw materials and components by Moto Guzzi would adversely affect the Company's operations and its ability in turn to deliver its products on a timely basis. Moto Guzzi is seeking to increase its reliance on outside suppliers for assembly of partially completed componentry, as a means of reducing direct labor expenses. There can be no assurance that adequate sources of reliable outside suppliers will be identified and engaged at advantageous terms, or on any terms at all.

    RELIANCE ON CURRENT MANAGEMENT GENERALLY. The success of the Company in achieving its growth objectives depends, in part, on the continued participation of certain key executives of the Company, including Howard E. Chase (President and Chief Executive Officer), Albino Collini (Chief Operating Officer), Mario Tozzi-Condivi (Vice Chairman of the Board) and Domenico Costa (Managing Director of T.I.M.). Although the Company has entered into five-year employment agreements with Messrs. Chase and Collini, a five-year consulting agreement with Como Consultants, Ltd., a corporation which will provide the services of Mr. Tozzi-Condivi, and a three-year employment agreement with Mr. Costa and Mr. Carlo Previtali (Secretary, Treasurer and Chief Financial Officer), there can be no assurance that the Company will be able to retain its key executives on a long-term basis.

    RELIANCE ON CURRENT MANAGEMENT--T.I.M. The ability of T.I.M. to generate management services income and investment opportunities for the Company is in part dependant on the availability of and ability to attract suitably qualified managers to collaborate with T.I.M. The availability of suitably qualified managers will depend on, among other factors, the general economy in Italy and demand for managers, the actions of companies that seek to compete with T.I.M. or offer alternative employment options to such managers, and the ability of T.I.M. to negotiate attractive engagements and attractive engagement terms for potential manager candidates.

    RELIANCE ON CURRENT MANAGEMENT--CAREY WINSTON. Carey Winston's future operating results will depend on its ability to attract and retain qualified management, producer and support personnel. Carey Winston relies upon the marketing skills and technical expertise of many of its senior employees and brokers. Such persons are in great demand in the marketplace and must be compensated competitively in order to ensure their continued loyalty and motivation and to attract and recruit new key personnel. While Carey Winston will use an incentive-based stock options plan, performance bonuses and other means to attract and retain highly competent personnel in all areas of its businesses, the costs of doing so may adversely impact its, and the Company's, profitability. The continued success of Carey Winston will also be influenced by the continued participation of a number of its key executives, many of whom are long time employees of Carey Winston and have been instrumental in its growth and performance to date. These employees include Thomas Nordlinger (President and Chief Executive Officer), Brendan McCarthy (Co-Chairman of the Board), Nathan Isikoff (Chairman of the Board and Treasurer), Christopher Sanger

(Executive Vice President and General Counsel) and J. Fernando Barrueta (Vice Chairman of the Board), all of whom have either executed or agreed to execute employment agreements with Carey Winston. Turnover of key Carey Winston executives, and the costs of replacing such persons, may adversely affect the Company's overall performance. Moreover, with substantial competition for business and qualified personnel presently existing in the commercial real estate services area, Carey Winston could be unable in the future to retain key employees and brokers, which in turn might adversely affect its ability to perform services and maintain its current profitability and market shares.

    RISK OF TERMINATION OR LOSS OF SERVICES AGREEMENTS. Carey Winston is substantially dependent on revenue received for services performed under real estate service agreements, and would be adversely affected if a significant number of these agreements were terminated. As is typical in the commercial real estate services industry, Carey Winston usually renders services pursuant to contractual arrangements which are terminable by the client either on "at will" basis or with only a few days prior notice of termination to Carey Winston. Although historically Carey Winston has retained most of its servicing arrangements on a multi-year basis, in the event that a substantial number of clients were to terminate their relationship with Carey Winston contemporaneously, it is possible that Carey Winston would have substantial short-term deficits in operating cash flow before such business could be adequately replaced or otherwise provided for.

    GENERAL REAL ESTATE RISKS. Fees earned by Carey Winston for brokerage services are typically based upon a percentage of transaction value, while fees earned for property management services are typically based on a percentage of total rent collections. Carey Winston is therefore adversely affected by decreases in property values, rents and occupancies, and thus is subject to the general risks of the commercial real estate market.

    Rents, occupancy and the financial stability of the properties managed by Carey Winston may be adversely affected by general economic climate, oversupply or reduction in demand, attractiveness of properties to tenants, the ability of Carey Winston to provide adequate maintenance or insurance, and increased operating costs (including insurance premiums and real estate taxes). In addition, the financial stability of properties is affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing. Although the Company believes that a recovery in the commercial real estate market in the U.S. has begun and will continue into the future, resulting in increased occupancy levels, rental levels and property values, there can be no assurance that this recovery will continue and that the financial stability of the commercial real estate market will not be adversely affected.

    SHARES ELIGIBLE FOR FUTURE SALE. Future sales of substantial amounts of Common Stock in the public market following the Merger and the Planned Offering could adversely affect the market price of the Common Stock. Upon completion of
the Merger and the Planned Offering, the Company will have       shares of
Common Stock outstanding, assuming issuance of 800,000 shares pursuant to the Merger, no exercise of the Warrants, the Underwriters' Overallotment Option expected to be issued in connection with the Planned Offering, or other currently outstanding options. Except for shares issued to certain persons who are affiliates of Carey Winston, which will be subject to contractual limitations on resale, all of the shares of Common Stock being issued under the Merger or to be sold pursuant to the Planned Offering (plus any additional shares of Common Stock sold upon exercise of the Underwriters' Overallotment Option) will be freely transferable as of the date of the Prospectus (in the case of Common Stock issued in the Merger) or the Prospectus for the Planned Offering (in the case of the Securities issued in the Planned Offering) without restriction under the Securities Act, unless they are held by "affiliates" of the Company as that term is used under the Securities Act and the regulations promulgated thereunder, or of Carey Winston. An additional 3,081,240 shares of Common Stock currently outstanding (the "Restricted Shares") are held by officers, directors, employees, consultants and other stockholders of the Company. The Restricted Shares were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted securities" under the Securities Act.

    The Company is required to register 776,530 of such Restricted Shares under the Securities Act, at the expense of the Company, if demanded by the holder of such shares and to maintain the effectiveness of such registration statement until June 30, 1998 (or the earlier sale of all such shares). The Company is obligated to purchase on June 30, 1998 all of such shares not theretofore sold by the holder, at $11.27 per share, and with respect to which the holder did not reject an earlier offer, if any, by the Company to purchase same at such price.

    The Company is also required to register upon demand, at any time after June 30, 1997, on up to two occasions, 1,866,702 Restricted Shares issued in connection with the 1995 acquisition of the principal operating assets of Finprogetti S.p.A. (after a repurchase of certain shares by the Company from Finprogetti on November 7, 1996), 408,008 shares issued to certain investors in connection with the Finprogetti acquisition and 30,000 shares issued in connection with the 1996 acquisition by the Company of the minority interest in Moto Guzzi. Finprogetti and such persons, holding in the aggregate 2,274,710 Restricted Shares, have agreed, subject to certain limited exceptions, not to sell or otherwise dispose of any of the shares held by them prior to June 30, 1997. The Company is also obligated to purchase 95,490 of such shares from Finprogetti under a November 7, 1996 agreement. The remainder of the 30,000 unregistered shares of Common Stock held by existing stockholders will become eligible for sale at various times over a period of less than two years. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Business of the Company--Finprogetti Acquisition."

    POSSIBLE VOLATILITY OF STOCK PRICE. The market price of the Common Stock could be subject to significant fluctuations in response to such factors, as, among others, variations in the anticipated or actual results of operations of the Company or its subsidiaries, changes in economic or political conditions affecting the U.S., Italy or the other countries in which the Company will operate, the financial markets generally, and changes in the motorcycle industry and, assuming the consummation of the Carey Winston acquisition, the real estate management market specifically. The Company's Common Stock has fluctuated between a low bid of 2 and a high of 11 in the past three years.

    ANTI-TAKEOVER EFFECT OF MARYLAND CORPORATE LAW. Certain provisions of the Maryland corporate law may have the effect of deterring hostile takeovers or delaying or preventing changes in the control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market prices. See "Comparison of Rights of Holders of Common Stock of the Company and of Carey Winston--Maryland Takeover Statute."

    ABSENCE OF DIVIDENDS. The Company has not paid any dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. See "Dividend Policy."

    REPRESENTATIVE'S SHARES. The Company expects to sell to the representative of the Planned Offering underwriter, or to its designees, an option to acquire such number of shares as would equal 10% of the total number of shares of Common Stock sold pursuant to the Planned Offering, excluding any shares sold pursuant to the contemplated Underwriter's Overallotment Option ("Underwriter's Purchase Option"). It is currently contemplated that such Option will be exercisable for a four year period beginning one year after the effective date of the Planned Offering, at a price per share equal to 110% of the per share Common Stock Planned Offering price. The Company also expects, if and when applicable, to register the securities underlying such Underwriter's Purchase Option under certain circumstances. Exercise of such registration rights could involve a substantial expense to the Company and could prove a hindrance to a future financing by the Company. Moreover, the registration of such a large number of shares to be sold in the public market could have an adverse effect on the market price for the Company's Common Stock.

    POTENTIAL LOSS OF ACTIVE TRADING MARKET. The Company's Common Stock is traded on the Nasdaq SmallCap Market ("Nasdaq") although there can be no assurance that an active trading market therefor will be maintained. Promptly after consummation of the Planned Offering, the Company will seek to have the Common Stock and Warrants issued thereby approved for trading on the Nasdaq National Market System. To continue to be listed on Nasdaq after the Planned Offering, the Company must satisfy certain maintenance criteria. The failure to meet these maintenance criteria in the future may result in the Common Stock or Warrants being ineligible for quotations on Nasdaq and trading, if any, of the Common Stock and the Warrants would thereafter be conducted on the OTC Bulletin Board. As a result of such ineligibility for quotations, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of the Common Stock or the Warrants.

    RISKS ASSOCIATED WITH FORWARD LOOKING STATEMENTS. This Prospectus contains certain forward looking statement within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"), which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward looking statements involve risks and uncertainty, including without limitation, the ability of the Company to implement its strategy and identify new market and product opportunities, product development costs, future return rates of the Company's products, the dependence of the Company on certain customers and manufacturers, as well as general market conditions, competition and pricing. Although the Company believes that the assumptions underlying the forward looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                      USE OF PROCEEDS OF PLANNED OFFERING

    The net proceeds to the Company from the sale of Common Stock and Warrants to be offered as part of the Planned Offering are estimated to be approximately
$         (it is contemplated that such number will be approximately $
if the Underwriter's Overallotment Option is exercised in full), based on an assumed initial offering price of $10 per share, less underwriting discounts and commissions and offering expenses payable by the Company. The Company intends to apply the net proceeds of the Planned Offering approximately as follows:

APPLICATION OF PROCEEDS                                                    AMOUNT      PERCENT
----------------------------------------------------------------------  ------------  ---------
Consummation of Acquisition of Carey Winston..........................  $  1,700,000
Investment in Moto Guzzi..............................................  $  4,000,000
Growth of Affiliate...................................................  $  1,000,000
Acquisitions by Carey Winston (and working capital related thereto)...  $  3,000,000

    The balance will be applied to investment opportunities arising out of T.I.M. management engagements and for general corporate purposes.

    The Company intends to use approximately $4 million of the net proceeds to provide further funds for some of the planned growth of Moto Guzzi, whose projected significant expansion in production in the upcoming years requires significant capital expenditure and working capital, including to repair, replace and/or rehabilitate aged production equipment. See "Recent Offering of Moto Guzzi Securities."

    Approximately $1 million will be used to finance increased working capital and plant and machinery at L.I.T.A. to support L.I.T.A.'s continuing growth, as projected.

    The Company intends to use up to $1.7 million of the proceeds to fund payments to shareholders of Carey Winston to consummate the Merger. In addition, the Company intends to fund the cash needed in connection with the Carey Winston acquisition program (and its working capital requirements in connection therewith), with up to $3 million of net proceeds from the Planned Offering over the next one or two years.

    The Company will also consider entrepreneurial investment and acquisition plans arising out of its temporary management engagements and otherwise. Although the Company currently has no arrangements, understandings or agreements with respect to any such acquisitions or investments, the immediate availability of funds is likely to be a determining factor in negotiating advantageous terms for such possible transactions.

    Pending the use of net proceeds such as described above, the Company will invest such proceeds in short-term deposits.

    The Company believes that these funds, together with available cash, cash equivalents and marketable securities, plus possible future product revenues, will be adequate to satisfy the current cash requirements of Moto Guzzi, L.I.T.A. and, if the Merger is consummated, Carey Winston, but such funds will not be adequate to satisfy all of the reasonably foreseeable capital all such subsidiaries will have. See "Risk Factors--Future Capital Needs; Uncertainty of Access to Capital."

                                DIVIDEND POLICY

    The Company has not paid any dividends since its inception and does not anticipate paying any dividends on its Common Stock for the foreseeable future. Management intends to retain earnings, if any, for use in its business and to support development and expansion of the Company's business.

                                 CAPITALIZATION

    The tables below show (i) the actual debt and capitalization of the Company as at September 30, 1996 as adjusted for the effects of subsequent repurchases of shares (see below); (ii) on an adjusted basis to give effect to the issuance and sale by the Company of [1,500,000] shares of Common Stock and Warrants to be offered under the Planned Offering at an assumed public offering price of [$10.00] per share and [$0.10] per warrant, assuming no exercise of the Underwriter's Overallotment Option and after deduction of estimated underwriting commissions and offering expenses payable by the Company; and (iii) giving further effect to the consummation of the Merger.

    The Company initiated a stock repurchase program on September 23, 1996 which closed on October 23, 1996. 761,995 shares were repurchased under the program at a price of $12.26 per share for a total of $9,342,000. The Company has paid $7,479,000 (Lit. 11,390 million) in cash and has delivered 8% promissory notes payable on October 23, 1998 in the aggregate principal amount of $1,863,000 (Lit. 2,838 million). The Company also repurchased a further 55,950 shares on November 7, 1996 for Lit. 200 million ($131,000) in cash and assignment of a receivable of Lit. 763 million ($501,000). See Note 6 to the Unaudited Condensed Consolidated Financial Statements as at September 30, 1996.

                                                          MILLIONS OF LIRE               THOUSANDS OF DOLLARS (1)
                                                  ---------------------------------  ---------------------------------
                                                   ADJUSTED     PLANNED   OFFERING    ADJUSTED     PLANNED   OFFERING
                                                  HISTORICAL   OFFERING    AND CW    HISTORICAL   OFFERING    AND CW
                                                  -----------  ---------  ---------  -----------  ---------  ---------
Advances from banks.............................      33,279      33,279     39,371      21,851      21,851     25,851
Current portion of long-term debt...............       6,994       6,994      7,454       4,592       4,592      4,894
                                                  -----------  ---------  ---------  -----------  ---------  ---------
                                                  -----------  ---------  ---------  -----------  ---------  ---------
Long-term debt net of current portion...........      16,095      16,095     17,196      10,568      10,568     11,291
Minority interests..............................      14,895      14,895     14,895       9,780       9,780      9,780
Common stock subject to repurchase..............      14,192      14,192     14,192       9,318       9,318      9,318
Stockholders' equity:
Common stock, $0.01 par value, 50,000,000 shares
  authorized, 3,924,920(2) shares issued and
  outstanding; 5,424,920 and 6,124,920 as
  adjusted(3)...................................          57          80         91          37          53         60
Additional paid in capital......................      61,559      81,693     91,917      40,420      53,640     60,353
Treasury stock..................................     (11,826)    (11,826)   (11,826)     (7,765)     (7,765)    (7,765)
Other reserves..................................       2,424       2,424      2,424       1,592       1,592      1,592
Accumulated deficit.............................     (25,761)    (25,761)   (25,761)    (16,915)    (16,915)   (16,915)
                                                  -----------  ---------  ---------  -----------  ---------  ---------
Total stockholders' equity......................      26,453      46,610     56,845      17,369      30,605     37,325
                                                  -----------  ---------  ---------  -----------  ---------  ---------
Total capitalization............................      71,635      91,792    103,128      47,035      60,271     67,714
                                                  -----------  ---------  ---------  -----------  ---------  ---------
                                                  -----------  ---------  ---------  -----------  ---------  ---------

------------------------

(1) Translated solely for the convenience of the reader from Lire into Dollars at the approximate exchange rate at September 30, 1996 of Lit. 1,523 to $1.00.

(2) Shares issued includes 872,020 shares subject to repurchase, classified outside shareholders' equity as "Common stock subject to repurchase", and is after giving effect to the repurchases of shares as described above.

(3) 5,424,920 shares issued and outstanding after giving effect to 1,500,000 shares issued in the Planned Offering and 6,124,920 shares issued and outstanding after giving further effect to the issue of an estimated 700,000 shares to effect the Merger.

                                 EXCHANGE RATES

    Since all of the production, and much of the sales of Moto Guzzi and, therefore, of the Company, occur in Italy, the Company's primary financial statements are reported in Italian lire, the functional currency of the Company as defined by generally accepted accounting principles. U.S. Dollar translations are provided solely for the reader's convenience and have been made at the approximate rate of 1,523 lire to the U.S. Dollar as of September 30, 1996 unless otherwise indicated.

    Prior to September 1992, the Bank of Italy maintained the value of the Lira within the narrow band contemplated by the Exchange Rate Mechanism (the "ERM") of the European Monetary System (the "EMS"). On September 17, 1992, in response to strong downward pressure on the exchange rate of the Lira against other EMS currencies that continued despite intervention by the Bank of Italy and the central banks of the other nations participating in the EMS, the Italian Government, in consultation with the Bank of Italy, suspended the Lira from the ERM. Following this suspension, the value of the Lira immediately declined by approximately 20% against the main EMS currencies with similar consequent depreciation against the U.S. Dollar. The Lira was readmitted into the ERM on November 25, 1996 at an agreed parity of 990 lire to the Deutschemark.

    The following table sets forth, for the period indicated, the high, low, average and end of period exchange rates expressed in Lire per $1.00 (rounded to the nearest Lira):

CALENDAR YEAR                                                               HIGH        LOW       AVERAGE     END OF PERIOD
------------------------------------------------------------------------  ---------  ---------  -----------  ---------------
1996 (through October 31, 1996).........................................      1,606      1,510       1,550          1,516
1995....................................................................      1,767      1,565       1,626          1,588
1994....................................................................      1,689      1,539       1,612          1,622
1993....................................................................      1,713      1,478       1,574          1,713
1992....................................................................      1,475      1,066       1,243          1,478
1991....................................................................      1,364      1,089       1,241          1,147

    Fluctuations in the exchange rates between the Lira and the Dollar will affect the Dollar equivalents of the Company's reported revenues and earnings.

    In addition, fluctuations in the exchange rates of other foreign countries relative to the Lira may affect the Company's results of operations as a consequence of the competitiveness of the Company relative to its competitors and due to effects on the cost of imported raw materials. See "Risk Factors--Exposure of Results to Changes in Exchange Rates" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company--Impact of Changing Prices and Exchange Rates."

                                  THE COMPANY
                      SELECTED CONSOLIDATED FINANCIAL DATA

    THE CONSOLIDATED FINANCIAL DATA SET FORTH BELOW AT THE END OF THE FISCAL YEARS ENDED DECEMBER 31, 1991, 1992, 1993, 1994 AND 1995 HAVE BEEN DERIVED FROM AUDITED FINANCIAL STATEMENTS. THE CONSOLIDATED FINANCIAL DATA AT THE END OF AND FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1995 AND 1996 HAVE BEEN DERIVED FROM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY. IN THE OPINION OF THE COMPANY, ITS UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS HAVE BEEN PREPARED ON THE SAME BASIS AS THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND INCLUDE ALL ADJUSTMENTS, CONSISTING ONLY OF NORMAL RECURRING ADJUSTMENTS, NECESSARY FOR A FAIR PRESENTATION OF THE FINANCIAL POSITION AND RESULTS OF OPERATIONS FOR SUCH PERIODS. RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 ARE NOT NECESSARILY INDICATIVE OF RESULTS TO BE EXPECTED FOR THE RELATED FULL FISCAL YEAR.

    SEE ALSO SUMMARY PRO FORMA FINANCIAL INFORMATION ON PAGE   AND THE PRO FORMA
FINANCIAL STATEMENTS ATTACHED TO THIS PROSPECTUS WHICH GIVE EFFECT TO (I) THE COMPANY'S STOCK REPURCHASE PROGRAM WHICH CLOSED ON OCTOBER 23, 1996 AND THE REPURCHASE BY THE COMPANY OF SHARES FROM FINPROGETTI ON NOVEMBER 7, 1996, (II) THE SALE BY THE COMPANY OF SHARES IN ITS MOTO GUZZI CORP. SUBSIDIARY, THE FIRST CLOSING OF WHICH OCCURRED ON DECEMBER 13, 1996, AND (III) THE MERGER, WHICH IS CONTINGENT ON THE APPROVAL OF THE SHAREHOLDERS OF CAREY WINSTON AND ON THE CONSUMMATION OF THE PLANNED OFFERING AS IF ALL TRANSACTIONS OCCURRED AS OF JANUARY 1, 1996 AND 1995 IN THE PRO FORMA INCOME STATEMENT DATA AND AS IF THEY OCCURRED AS AT SEPTEMBER 30, 1996 IN THE PRO FORMA BALANCE SHEET DATA.

                                                                                                        NINE MONTHS ENDED
                           YEAR ENDED                    YEARS ENDED DECEMBER 31,                         SEPTEMBER 30
                          DECEMBER 31   ----------------------------------------------------------  -------------------------
                              1995         1995       1994        1993       1992         1991           1995         1996
                          ------------  ----------  ---------  ----------  ---------  ------------  --------------  ---------
                             US$(1)                   (MILLIONS OF ITALIAN LIRE--EXCEPT FOR PER SHARE AMOUNTS)
Net Sales...............   $   45,499   Lit.72,253     51,994      41,919     45,346        32,219          47,001     66,043
Loss from continuing
  operations before
  extraordinary items...       (4,395)      (6,980)    (3,277)     (6,736)    (3,967)       (9,811)         (7,347)    (9,835)
Net (loss)/income.......       (4,395)      (6,980)    (3,277)    153,497(2) (75,984)      (17,320)         (7,347)    (9,835)
Loss per share from
  continuing operations
  before extraordinary
  items.................        (1.30)      (2,065)    (1,593)     (2,203)    (1,928)       (4,769)         (2,499)    (2,073)
Net (loss)/income per
  share.................        (1.30)      (2,065)    (1,593)     50,204(2) (36,931)       (8,418)         (2,499)    (2,073)
Total Assets............      115,133      182,830    118,661     127,556    223,295       264,724         177,105    167,691
Long-term debt..........       11,397       18,098      5,004       5,738     71,949(3)     32,056          20,645     13,257
Cash dividends paid per
  common share..........                                                           Dividends have not been paid in the past.

------------------------

(1) The above information for the year ended December 31, 1995, expressed in Italian Lire, has been translated into U.S. Dollar equivalents in thousands of dollars (except for per share amounts), at the rate of exchange prevailing at December 31, 1995.

(2) Includes a gain of Lit. 160,233 million (Lit. 52,407 per share) resulting from the sale of the Company's 51% interest in Maserati S.p.A. to Fiat.

(3) Long-term debt in 1992 includes advances from affiliates of Lit. 61,000 million.

                                 CAREY WINSTON
                      SELECTED CONSOLIDATED FINANCIAL DATA

    THE FOLLOWING TABLE SETS FORTH FINANCIAL AND OTHER DATA FOR CAREY WINSTON ON A CONSOLIDATED HISTORICAL BASIS FOR THE PERIODS AND DATES INDICATED. THE HISTORICAL BALANCE SHEET DATA AS OF OCTOBER 31, 1995 AND 1994 AND THE STATEMENT OF OPERATIONS DATA FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED OCTOBER 31, 1995 ARE DERIVED FROM THE FINANCIAL STATEMENTS OF CAREY WINSTON THAT HAVE BEEN AUDITED BY BEERS & CUTLER, INDEPENDENT PUBLIC ACCOUNTANTS, INCLUDED HEREIN. THE HISTORICAL BALANCE SHEET DATA AS OF OCTOBER 31, 1993, 1992 AND 1991 AND THE STATEMENT OF OPERATIONS DATA FOR THE YEARS ENDED OCTOBER 31, 1992 AND 1991 ARE DERIVED FROM AUDITED FINANCIAL STATEMENTS NOT INCLUDED HEREIN. THE HISTORICAL FINANCIAL DATA FOR EACH OF THE ELEVEN-MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1995 ARE DERIVED FROM UNAUDITED FINANCIAL STATEMENTS PREPARED ON THE SAME BASIS AS THE AUDITED FINANCIAL STATEMENTS AND CONTAINING, IN THE OPINION OF MANAGEMENT, ALL ADJUSTMENTS, CONSISTING ONLY OF NORMAL RECURRING ADJUSTMENTS, NECESSARY FOR A FAIR PRESENTATION OF THE FINANCIAL POSITION AT SUCH DATES AND THE OPERATING RESULTS AND CASH FLOWS FOR SUCH PERIODS. PERIOD TO PERIOD COMPARABILITY IN 1996 AND 1995 IS AFFECTED BY THE BARRUETA & ASSOCIATES ASSETS ACQUISITION EFFECTIVE AUGUST 1, 1996 AND IN 1995 BY THE DELTA ASSOCIATES, INC. ACQUISITION COMPLETED AUGUST 31, 1995. A SIGNIFICANT PORTION OF CAREY WINSTON'S REVENUE IS TRANSACTIONAL IN NATURE. HISTORICALLY, THERE IS NOT A SEASONAL PATTERN OF REVENUE OR EXPENSES THAT IS CONSISTENT FROM YEAR TO YEAR. EXTERNAL INFLUENCES OF CHANGING TAX LAWS OR FLUCTUATION IN INTEREST RATES MAY CAUSE INVESTMENT PROPERTY SALES AND PROPERTY FINANCING TRANSACTIONS TO CLOSE IN ONE PERIOD RATHER THAN ANOTHER. THE RESULTS OF OPERATIONS FOR THE ELEVEN MONTHS ENDED SEPTEMBER 30, 1996 ARE NOT NECESSARILY INDICATIVE OF RESULTS TO BE EXPECTED FOR THE ENTIRE YEAR ENDING OCTOBER 31, 1996 OR FOR ANY FUTURE PERIOD.

    THE INFORMATION SET FORTH BELOW SHOULD BE READ IN CONJUNCTION WITH "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CAREY WINSTON" AND THE FINANCIAL STATEMENTS AND RELATED NOTES THERETO ATTACHED WHICH ARE INCLUDED ELSEWHERE IN THIS PROSPECTUS.

                                                                                                       11 MONTHS ENDED
                                                             YEARS ENDED OCTOBER 31,                     SEPTEMBER 30
                                              -----------------------------------------------------  --------------------
                                                1995       1994       1993       1992       1991       1995       1996
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                       (THOUSANDS OF U.S. DOLLARS--EXCEPT FOR PER SHARE AMOUNTS)
Net sales...................................  $  27,370     27,129     21,547     17,424     13,454     24,898     23,136
Net (loss)/income...........................        482        763        231        227        197        632       (886)
Total Assets................................      9,897     11,366      9,420      8,117      7,960     13,309     17,034
Long-term debt..............................        669        458        256        375        560      1,057      1,723

                            BACKGROUND OF THE MERGER

    Carey Winston is a privately-held corporation with 54 shareholders, 19 of whom own non-voting common stock, and the balance of whom own only voting common stock or a combination of both voting and non-voting common stock. All but six of its shareholders, who are former or retired employees or agents of Carey Winston, are employees or real estate agents working at Carey Winston. Carey Winston's largest shareholder is its Employee Stock Ownership Trust (ESOT). The current Trustees of the ESOT are Carey Winston's President and a member of the Board, Board Chairman and Board Co-Chairman. The ESOT currently has 112 participants (inclusive of owners of fractional shares), all of whom are employees or agents working at (or who formerly worked at) Carey Winston.

    In early 1994, both senior management and the Board of Directors of Carey Winston determined that it was in the best interests of Carey Winston and its shareholders that Carey Winston grow and expand into a multi-regional firm, due to their belief that organizations which were capable of accommodating growth and expansion of services would be able to compete more effectively in the future commercial real estate service provider market. As Carey Winston did not have a sufficiently strong capital base to enable it to grow and expand operations, senior management and the Board of Directors of Carey Winston concluded that Carey Winston would need to either bring in a financial partner or be acquired. In any transaction, it was determined by senior management and the Board of Directors that several goals would be important:

    1. Obtain the best sale price and terms for its shareholders' stock, in a tax-deferred merger.

    2. Exchange its closely-held non-marketable stock for cash and/or shares in a publicly-traded company, thereby creating liquidity of shareholders' investment.

    3. Create an opportunity for its shareholders, employees and agents to have substantial appreciation opportunities by virtue of their ownership in a publicly-traded company.

    4. Achieve a substantial capital infusion into Carey Winston for future growth and stability.

    5. Enable management to continue to operate Carey Winston in an autonomous manner, without upsetting its core businesses or causing disruption to employees and agents.

    6.  Be part of a more financially diversified organization.

    In order to achieve these goals, Carey Winston's management formulated a written 5-year business plan which outlined its growth and expansion strategy, and began entering into discussions with a number of companies as a means of developing its growth and expansion opportunities.

    The first serious negotiations began in early 1995 when Carey Winston was approached by Constellation Real Estate, Inc. (CRE), a subsidiary of Baltimore Electric & Gas Company. CRE first indicated an interest in acquiring only the property management division of Carey Winston. However, Carey Winston's management believed that splitting the company would not be practical or advantageous to the company or its shareholders. In July 1995, Carey Winston received a written offer from CRE. The offer provided for the creation of a limited liability company into which CRE would contribute a total of $5 million, consisting of $3 million in cash, and $2 million in management contracts and related assets. Carey Winston would contribute all of its operating and financial assets and personnel into the new company. In addition, the offer provided for the creation of a second limited liability company to fund new investment opportunities. CRE would make an additional $5 million available to this second new company for real estate investments which Carey Winston would manage.

    CRE's offer was rejected by Carey Winston's senior management for two principal reasons. First, the majority of the capital being contributed by CRE into the new companies was to be dedicated to real estate investments rather than being dedicated to the growth of Carey Winston's primary business of providing commercial real estate services. Second, the CRE offer did not allow for Carey Winston shareholders to receive any cash or publicly-traded shares at closing, making any liquidity for shareholders contingent upon a possible future initial public offering of the entity's stock. In September 1995, CRE withdrew from the negotiations, deciding that its interests would be best satisfied by acquiring another firm in the Baltimore, Maryland area.

    In December 1995, Carey Winston entered into discussions with Insignia Financial Group, Inc. ("Insignia"), a public company. These discussions resulted in the exchange of confidential information between the two companies and several weeks of material due diligence. In March 1996, Insignia provided a written offer to Carey Winston to acquire Carey Winston for $2 million in cash and $2 million in Insignia stock at closing, with an additional maximum contingent payment of $2.25 million in cash over a three-year period, based on Carey Winston's financial performance during this three-year period. The Insignia offer was rejected by Carey Winston's Board of Directors based on its conclusion that the price that Insignia offered was too low. In addition, the terms of the contingent payments made it unlikely, in management's opinion, that Carey Winston shareholders would ever actually receive substantial proceeds from the earnout. While discussions between the two companies did continue thereafter, Insignia did not submit another offer or improve its initial offer.

    In January 1996, Carey Winston entered into a series of discussions with The Union Labor Life Insurance Company (ULLICO) regarding the possibility of its making an investment in Carey Winston. In March 1996, Carey Winston retained the services of an investment banking advisor, Parchman, Vaughan & Co. (PVC), to assist it in negotiating, structuring and evaluating offers that might be received by the company, including any ULLICO offer.

    On April 15, 1996, discussions with ULLICO resulted in ULLICO's presenting Carey Winston with an offer to acquire up to 83.33% of the outstanding stock of Carey Winston in exchange for $5 million in cash. ULLICO placed a valuation on Carey Winston of $6 million. The ULLICO offer was rejected by the Board of Directors of Carey Winston for three principal reasons. First, the offer contained a number of contingencies which acted substantially to dilute Carey Winston shareholders in the event that very high returns on investments were not achieved by ULLICO. Second, the ULLICO offer would have resulted in Carey Winston shareholders receiving neither cash nor publicly-traded ULLICO stock for their shares. Finally, the valuation was considered by the Board to be inadequate. For these reasons, Carey Winston's Board of Directors believed that the terms of ULLICO's offer were not in the best interests of Carey Winston or its shareholders. Additional discussions were pursued between Carey Winston and ULLICO, but ULLICO refused to improve their offer in any material way, and discussions terminated.

    Carey Winston's initial exposure to the Company occurred in April 1995, when the Company approached Carey Winston asking for advice relating to two parcels of commercial real estate which it owned in Baltimore, Maryland that it had for sale. These discussions grew to incorporate other areas of mutual interest. In January 1996, both companies agreed to informally pursue, on a joint basis, business opportunities in Italy, principally involving Carey Winston acting as broker on behalf of Italian real estate owners.

    In March 1996, these activities moved into a new direction as both companies determined that the long-term goals of each might be reached through a formal association or merger of the two companies. Carey Winston saw in the Company a platform for the growth and expansion of its core businesses as envisioned in Carey Winston's 5-year business plan through the use of capital which would be provided by the Company from its retained earnings and the proceeds of a contemplated offering of equity capital. In addition, the ability to exchange on a tax-deferred basis Carey Winston stock, which did not have an established trading market, for stock in a publicly-traded entity also had significant appeal. Further, the Company made it clear that Carey Winston would have substantial autonomy to continue to operate its business in the manner it chose.

    In June 1996, an outline of terms was drafted between the two companies and a due diligence period was commenced which included extensive mutual financial reviews, site visits, interviews with the senior management of both companies, and evaluations of existing business lines and strategic business plans.

    Due to the Company's acquisition of T.I.M. and its sale of Maserati S.p.A., Carey Winston's management concluded that the Company was in transition from its previous history as a manufacturer of high-performance automobiles to a provider of turn-around management services to troubled European companies, and an opportunistic capital investor. Based on its analysis of the Company's books, financial records and financial statements, Carey Winston's management and Board of Directors believed that the Company's stock was under-valued and thereby represented an opportunity for capital appreciation to Carey Winston's shareholders. Carey Winston's management and Board of Directors further reviewed the Company's plans for a proposed public offering of its stock, and determined that if the Company could successfully access the public market to raise capital for Carey Winston's growth and expansion, then essentially all of Carey Winston's initial goals could be achieved through a merger with the Company.

    During the negotiations with the Company, Carey Winston's financial advisor PVC introduced the money management firm, T. Rowe Price Associations, Inc.
(TRPA) to Carey Winston's management. In July 1996, TRPA submitted a proposal to Carey Winston whereby it would invest $5 million into Carey Winston in order to fund Carey Winston's growth plan, with the expectation that Carey Winston would use such capital to grow its business to a point whereby it might become a potential candidate to offer securities to the public in five to seven years. In exchange for this capital infusion, TRPA required a 40% equity interest in Carey Winston, which would be increased after a certain point if Carey Winston failed to generate TRPA's required rate of return on investment, thereby potentially diluting Carey Winston's shareholders further.

    Carey Winston was initially quite interested in TRPA due primarily to its excellent reputation in the Washington, D.C. metropolitan area and the strong recommendation of PVC regarding TRPA's ability to close a deal quickly. Believing that a more detailed analysis of both the TRPA and the Company's proposals was needed, Carey Winston's management directed PVC to compare the two proposals. PVC subsequently expressed a preference for the TRPA offer, even though the Company's proposal had a much higher per-share valuation, fewer dilution risks, and the liquidity Carey Winston's shareholders were seeking.

    After comprehensive consideration of both offers, Carey Winston's Board of Directors unanimously concluded in August 1996 that the interests of its shareholders would be best served by acceptance of the Company's offer. The following reasons were key to the decision of Carey Winston's Board of
Directors:

    1. Price and Terms -- The merger price (exclusive of stock options) offered by the Company was far superior in per share value to any other offer, including the TRPA offer. The Company's offer had no earnout provisions and had the least number of contingencies and dilutive risks. Based on recommendations from PVC, the Company agreed to pay Carey Winston's shareholders up to 20% of the purchase price in cash, rather than 100% in Common Stock. The TRPA proposal would not allow any Carey Winston shareholders to receive any cash at closing, nor would Carey Winston's shareholders realize any liquidity. While the TRPA offer might benefit Carey Winston's senior management, the shareholders would get no direct benefit as most of the cash in the TRPA offer would be used to pay management salaries and bonuses.

       The purchase price for Carey Winston offered by the Company of $7.6 million (later increased under the Merger Agreement to $8.4 million following the acquisition of the operating assets and certain liabilities of Barrueta & Associates) compares favorably to Carey Winston's "book value" on October 31, 1995 of approximately $3.77 million. Such purchase price also significantly exceeds the per-share value for an individual shareholder's interests, as reflected in the valuation performed for Carey Winston by Dennis Gurtz & Associates, an independent appraisal firm, on October 31, 1995.

    2. Price Protection -- Carey Winston's shareholders would be protected if the Company's shares fall in price within a 20 trading-day period after the closing of the Merger by an increase in the number of shares of Common Stock issued.

    3. Capital Commitment -- The Company agreed to loan Carey Winston $2 million prior to closing, and to allocate a total of $5 million for Carey Winston's use to meet its expansion and/or working capital needs. Of this amount, $3 million will be provided from net proceeds of the Company's Planned Offering.

    4. Liquidity -- By accepting the Company's proposal, Carey Winston's shareholders receive both cash and shares in a publicly-traded company. Further, Carey Winston is not obligated to close on the Merger if the Company does not successfully and timely consummate the Planned Offering, raising net proceeds of $15 million.

    5. The Company's Stock Valuation -- After carefully analyzing the Company's books, financial records and audited financial statements, Carey Winston's Board of Directors believes that the Company's stock and underlying assets are undervalued.

    6. Management of Carey Winston After Acquisition -- The Company indicated that it considered it essential for Carey Winston's current management and professional staff to continue to work for and manage Carey Winston. This was also a very important factor to the Board of Directors as all but six of Carey Winston's shareholders are current Carey Winston employees or agents working for Carey Winston.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following discussion of certain federal income tax consequences of the Merger is based on the current provisions of the Internal Revenue Code of 1986, as amended, (the "Code"), applicable Treasury Regulations, judicial authority and administrative rulings and practice. This discussion, however, does not address all aspects of federal income taxation that may be relevant to a particular Carey Winston shareholder in light of his personal investment circumstances and to certain types of shareholders subject to special treatment under the federal income tax laws (for example, insurance companies, tax exempt organizations, financial institutions or broker-dealers or persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts) and does not discuss any aspects of state, local or foreign taxation. Further, this discussion assumes that all Carey Winston shareholders will hold their shares of common stock as capital assets as of the date of the Merger.

    There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view to those expressed herein. Moreover, legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Carey Winston shareholders.

    In connection with the filing of the Registration Statement, Tucker, Flyer, and Lewis, a professional corporation, delivered a tax opinion ("Tax Opinion") to TRG. The following discussion summarizes the conclusions set forth in such opinion and the assumptions upon which they are based, and is qualified in its entirety by reference to such opinion which is an exhibit to the Registration Statement. In connection with the Tax Opinion Tucker Flyer has relied on such factual assumptions as are customary in similar tax opinions and certain representations made by Carey Winston and TRG in the Merger Agreement, and by Carey Winston, TRG and certain Carey Winston shareholders to Tucker Flyer. The accuracy of the Tax Opinion is dependent upon the correctness of the factual assumptions and representations upon which the Tax Opinion is premised. No ruling from the Internal Revenue Service concerning the tax consequences of the merger has been (or will be) requested by Carey Winston or TRG, and the Tax Opinion will not be binding upon the Internal Revenue Service or the courts.

    EACH CAREY WINSTON SHAREHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

QUALIFICATION OF THE MERGER AS A TAX-FREE REORGANIZATION

    Although the matter is not free from doubt and is subject to the assumptions and representations set forth in the following paragraph, the Merger should be a tax-free reorganization within the meaning of Section 368(a)(1) of the Code by reason of the application of Section 368(a)(2)(E) of the Code with respect to, and to the extent of, the exchange of Carey Winston common stock for shares of TRG Common Stock. See "Federal Income Tax Consequences to Carey Winston shareholders" below.

    The conclusion of the previous paragraph is based on certain assumptions, including the following: (i) the merger will be consummated in accordance with the Merger Agreement; (ii) the representations made by TRG, Acquisition and Carey Winston in the Merger Agreement are accurate; (iii) TRG presently has no plan or intention to liquidate Carey Winston, to merge Carey Winston with or into another corporation, to sell or otherwise dispose of the capital stock of Carey Winston, to cause Carey Winston to issue additional shares of its stock that would result in TRG's loss of "control" of Carey Winston within the meaning of Section 368(c) of the Code or to cause Carey Winston to sell or dispose of any of its assets except for dispositions made in the ordinary course of business or which would not cause the Merger to fail to satisfy the "continuity of the business enterprise" requirements as a result of a failure by Carey Winston to continue its historic business or use a significant portion of its historic business assets in a business; (iv) Carey Winston has no declared but unpaid dividends; (v) TRG has no plan or intention to reacquire any of its Common Stock issued in the Merger; (vi) at the consummation of the Merger, the fair market value of Carey Winston's assets will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject; (vii) TRG will be in control of Acquisition within the meaning of
Section 368(c) of the Code on the date of the Merger; (viii) following the consummation of the Merger, Carey Winston will continue to hold "substantially all" (within the meaning of Section 368(a)(2)(E)(i) of the Code) of its properties and the properties of Acquisition owned immediately prior to the merger; (ix) there will be no plan or intention by the shareholders of Carey Winston to sell, exchange or otherwise dispose of a number of shares of TRG's Common Stock received in the Merger that would reduce the Carey Winston shareholders' aggregate ownership of TRG's Common Stock to a number of shares having a value, as of the date of the Merger, less than the number of shares as are necessary to satisfy the "continuity of interest" requirement for transactions qualifying as reorganizations under Section 368(a)(i) of the Code;
(x) none of the compensation received by any Carey Winston shareholder who is a Carey Winston employee pursuant to any employment, consulting or similar arrangement is or will be separate consideration for, or allocable to, any such shareholder-employee's shares of Carey Winston stock and none of the TRG Common Stock received by any Carey Winston shareholder who is a Carey Winston employee pursuant to the Merger is or will be a separate consideration for, or allocable to, any employment, agency, consulting or similar arrangement, and the compensation that it, or has been paid, to any Carey Winston shareholder who is a Carey Winston employee is, has been or will be, for services actually rendered and commensurate with amounts paid to third parties bargaining at arm's length for similar services; and (xi) following the consummation of the Merger, TRG will not take any actions that would cause the merger to fail to qualify as a reorganization within the meaning of Sections 368(a)(1) and 368(a)(2)(E) of the Code.

    The conclusion of the Tax Opinion also is based on the assumption that pursuant to the Merger, shares of TRG Common Stock will be exchanged for 80% or more of the shares of Carey Winston Voting Common Stock and 80% of the shares of Carey Winston nonvoting common stock outstanding immediately prior to the consummation of the Merger (collectively, these conditions are herein referred to as the "Control Acquisition Test"). The Merger Agreement generally contemplates that total cash consideration to dissenters and cash option electers will not exceed 20% of the aggregate consideration paid to Carey Winston shareholders in the Merger (prior to possible return of TRG Common Stock under the escrow provisions of the Merger Agreement). Although the Merger Agreement contains no explicit provision which would insure in all events that the cash and stock considerations delivered in the Merger (both at the Effective Time and after taking into account any return of TRG Common Stock under the escrow provisions) will be allocated between the holders of the two classes of Carey Winston common stock in a way that will cause the Control Acquisition Test to be satisfied in all events, Section 3.5 of the Merger Agreement states that the parties thereto agree to execute any other and further documentation as Carey Winston's or TRG's counsel may deem reasonably appropriate to accomplish and perfect such qualification. The Tax Opinion assumes, that when necessary to insure that the Control Acquisition Test is satisfied, appropriate amendments will be made to the Merger Agreement and escrow provisions.

FEDERAL INCOME TAX CONSEQUENCES TO CAREY WINSTON SHAREHOLDERS

    If the Merger constitutes a tax-free reorganization under Sections 368(a)(1) and 368(a)(2)(E) of the Code, Carey Winston shareholders will not recognize gain or loss upon the receipt of TRG Common Stock in exchange for their Carey Winston Shares, but each Carey Winston shareholder will be required to recognize a taxable gain (but not a taxable loss) for Federal income tax purposes with respect to such reorganization in an amount equal to the lesser of (i) the amount of the excess, if any, of the sum of the fair market value of the TRG Common Stock and the cash received over the adjusted tax basis of the Carey Winston Shares exchanged by such shareholder, or (ii) the amount of cash and the fair market value of any property other than TRG Common Stock received by such Carey Winston shareholder in connection with the Merger. Such gain will be taxed as a capital gain unless the payment of money (and other property, if any) to such shareholder is deemed to have the effect of a dividend, in which case it will be taxed as a dividend to the extent of such Carey Winston shareholder's ratable share of the corporation's accumulated earnings and profits. Whether the money received is taxed as a dividend will depend on each Carey Winston shareholder's particular facts and circumstances and will be determined under the principles of the United States Supreme Court's decision of Commissioner v. Clark, 489 U.S. 726 (1989) and
Section 302 of the Code, by assuming that such Carey Winston shareholder receives only shares of TRG Common Stock in exchange for such shareholder's shares of Carey Winston common stock and immediately thereafter exchanged a portion of the TRG Common Stock having a fair market value equal to the amount of money received in redemption of such shares.

    If the Merger constitutes a reorganization under Section 368(a)(1)(A) and 368(a)(2)(E) of the Code, the TRG Common Stock received by each Carey Winston shareholder will have a tax basis equal to the Carey Winston Shares exchanged therefor decreased by the amount of cash received and increased by the amount of gain recognized (including gain characterized as dividend income) by such shareholder.

    A Carey Winston shareholder who exercises the right to dissent in connection with the Merger and receives only cash in exchange for such shareholder's Carey Winston Shares will be treated as having receiving such cash as a distribution in redemption of such Carey Winston shareholder's Carey Winston Shares and will recognize gain or loss equal to the difference between the amount of cash received and the adjusted basis of such Carey Winston shareholder's Carey Winston Shares, unless such payment, under each such Carey Winston shareholder's particular facts and circumstances (such as constructive stock ownership), is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code.

    If the Merger were not to constitute a reorganization under Section 368(a)(1) of the Code, each Carey Winston shareholder would recognize a taxable gain or loss equal to the difference between (i) the fair market value of the TRG Common Stock and cash received pursuant to the Merger for such stock. The basis in the TRG Common Stock received in such a case would be equal to the fair market value of such stock on the date of the Merger.

    Capital gains or capital losses, as the case may be, recognized by a Carey Winston shareholder as a result of the Merger will be long-term capital gains or losses if the Carey Winston shareholder has held the Carey Winston Shares deemed sold or exchanged, in whole or in part, in connection with the Merger for more than one year as of the date of the Merger.

    FEDERAL INCOME TAX CONSEQUENCES TO THE CORPORATE PARTIES TO THE MERGER AGREEMENT No material gain or loss for federal income tax purposes will be recognized by TRG, Acquisition or Carey Winston in the transactions constituting the Merger, regardless of whether the Merger qualifies as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

                           DESCRIPTION OF THE MERGER

    On August 14, 1996, the Company and its wholly-owned subsidiary, DTI Acquisition Corporation ("Acquisition"), a Delaware corporation, entered into the Merger Agreement with Carey Winston. The Merger Agreement provides that, subject to obtaining the requisite Carey Winston shareholder approval, and provided that, among other things, the Planned Offering as contemplated shall have been consummated, resulting in proceeds to the Company (after transactional expenses, fees and commissions) of not less than $15 million, Carey Winston and Acquisition will merge, with Carey Winston being the surviving company and with all of its stock being owned by the Company.

    The Merger consideration payable to Carey Winston's shareholders is approximately $8.4 million. Up to 20% of the Merger consideration, including amounts payable to dissenting shareholders, is payable in cash and the balance is payable by delivery of Common Stock.

    The price per share of the Common Stock, which is to be used to calculate the number of shares of Common Stock to be issued to Carey Winston shareholders in the Merger, is the lesser of (i) $10.50, or (ii) the average closing trading price of the Common Stock for the twenty (20) trading day period following the closing of the Planned Offering.

    The Company has agreed to lend to Carey Winston $2 million of working capital at or before the Merger closing, of which $1 million was funded to Carey Winston on September 17, 1996 as an interim loan and the other $l million, if drawn down by Carey Winston, will be funded from sources of the Company other than proceeds of the Planned Offering.

    If the Merger Agreement is not consummated due to failure of the Company to satisfy various conditions precedent, including without limitation, the realization of at least $15 million of net proceeds from the Planned Offering, then such loan will continue, on a subordinated basis, for three years, bearing interest at 10% per annum payable quarterly, or 5% per annum if the Company fails to advance funds in excess of the first $1 million loaned. Should the net proceeds from the Planned Offering be less than $15 million but in excess of $10 million, Carey Winston may, at its sole option, elect nonetheless to proceed to close on the Merger transaction. In the event the net proceeds realized by the Company from the Planned Offering are less than $10 million, of the Planned Offering is not closed by March 31, 1997 neither the Company nor Carey Winston will be obligated to proceed to close under the Merger Agreement.

    Additionally, if the transaction is not approved by at least a majority in interest of the shares of Carey Winston entitled to vote thereon, the transaction will not be consummated.

    The Company has the right not to consummate the transaction if, despite shareholder approval, an unacceptable number of dissenting Carey Winston shareholders (in the Company's sole and reasonable judgment) elect statutory appraisal rights.

    Incidental to the Merger, the Company agreed to grant up to 800,000 options to acquire Common Stock under the Company's 1995 Stock Option Plan to officers, employees and agents of Carey Winston Messrs. Nathan Isikoff, Brendan B. McCarthy, Jr., Thomas L. Nordlarger, and Christopher Sanger will enter into an Employment Agreement with Carey Winston effective as of the Closing of the Merger. See "Management--Stock Option Plans."

    The Merger Agreement requires that 25% of the Merger consideration, exclusive of any cash, will be held in escrow to secure the various representations and warranties made by Carey Winston in the Merger Agreement. Subject to the absence of any claims, 20% of the escrow will be released after 15 months, 20% after 24 months and the balance after 36 months.

    The Merger Agreement further provides that if the Merger does not occur due to failure of Carey Winston to satisfy conditions precedent, including without limitation, obtaining the requisite shareholder vote, then the Company and Carey Winston will have no further obligation or liability to one another except that the loan by the Company may be accelerated and Carey Winston will reimburse the Company for its costs and expenses related to the Merger Agreement and the Planned Offering, up to $200,000. Furthermore, if the Merger is not consummated due to the intentional acts or omissions of certain key officers and employees of Carey Winston and a change of control of Carey Winston occurs within 12 months thereafter, then Carey Winston will pay the Company a $500,000 break-up fee.

    The foregoing description of the Merger Agreement is only a summary thereof and is qualified in its entirety by the full text of such agreement which is annexed to this Prospectus as Annex 1.

                 SPECIAL MEETING OF CAREY WINSTON SHAREHOLDERS

DATE, TIME AND PLACE; MATTERS TO BE CONSIDERED

    A special meeting of shareholders of Carey Winston ("Special Meeting") will
be held at 9:00 a.m., local time, on February   , 1997, at the Bethesda Marriott
Suites Hotel, 6711 Democracy Boulevard, Bethesda, Maryland 20817. At the Special Meeting, holders of Carey Winston common stock will be asked to consider and vote upon the approval and adoption of the Merger Agreement.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTES REQUIRED

    The affirmative vote of the holders of a majority of the outstanding shares of Carey Winston common stock entitled to vote at the Special Meeting is required for the approval and adoption of the Merger Agreement. Only holders of
record of Carey Winston common stock at the close of business on          , 1997
(the "Record Date"), will be entitled to notice of, and to vote at, the Special Meeting. The Trustees of the ESOT are the stockholders of record of the Carey Winston shares held by the ESOT. The presence in person or by proxy of the holders of a majority of the shares of Carey Winston common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. As of December 26, 1996, there were 193,640 shares of Carey Winston voting common stock ("Voting Common Stock") outstanding, and 10,870 shares of nonvoting common stock outstanding. Approximately 25.85% of the Voting Common Stock is beneficially owned by directors and executive officers of Carey Winston. Executive officers of Carey Winston have indicated to Carey Winston that it is presently intended that all such shares will be voted in favor of approval and adoption of the Merger Agreement.

    Approximately    % of the outstanding shares of the Voting Common Stock are held by the ESOT, and all of these shares have been allocated to the accounts of the ESOT participants. These participants are entitled to direct the Trustees as to the manner in which the shares of Voting Common Stock allocated to their ESOT accounts are to be voted, regarding the approval or disapproval of the Merger Agreement. The shares of Voting Common Stock allocated to the ESOT accounts of participants who abstain, or who fail to give voting directions to the Trustees, will be voted by the Trustees, who will make an independent fiduciary determination about whether such shares should be voted to approve or disapprove the Merger Agreement.

    The approval of the shareholders of Carey Winston is required to effect the Merger.

STRUCTURE OF THE MERGER

    Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), in accordance with Delaware General Corporation Law ("Delaware GCL"), Acquisition will be merged with and into Carey Winston, with Carey Winston continuing as the surviving corporate under the name "The Carey Winston Company" as a wholly-owned subsidiary of the Company. See "Description of the Merger."

FRACTIONAL SHARES

    No fractional shares of the Company's Common Stock will be issued in the Merger. The Carey Winston shareholders will not be entitled to receive fractional shares of Common Stock. Instead, such shareholder's beneficial ownership will be rounded to the nearest whole share of Common Stock for purposes of determining the Merger consideration.

APPRAISAL RIGHTS

    The Delaware GCL sets forth certain rights and remedies applicable to any shareholder who may object to the Merger. These rights are available only to record holders of Carey Winston Shares. The following summary of shareholders' rights does not purport to be complete and is qualified in its entirety by reference to Section 262 of the Delaware GCL. Any Carey Winston shareholder who contemplates the assertion of appraisal rights is urged to consult his own counsel.

    Record holders of Carey Winston Shares who desire to exercise their appraisal rights must satisfy all of the following conditions. Any such holder of shares must be a shareholder of record of Carey Winston from the date he makes a written demand for appraisal through the Effective Time and must continuously hold his shares throughout the period between such dates. A written demand for appraisal of the shares must be delivered to the Secretary of Carey Winston before the taking of the vote of shareholders on the Merger. The demand will be sufficient if it reasonably informs Carey Winston of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of his shares. This written demand for appraisal of shares must be in addition to and separate from any vote abstaining from or voting against the Merger. Voting against, abstaining from voting or failing to vote on the Merger will not constitute a demand for appraisal within the meaning of Section 262.

    Holders of shares electing to exercise their appraisal rights under Section 262 must not vote for approval of the Merger.

    A demand for appraisal must be executed by or for the shareholder of record, fully and correctly, exactly as such shareholder's name appears on the certificate or certificates representing his shares. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a shareholder holds shares through a nominee, a demand for appraisal of such shares must be made by or on behalf of the nominee and must identify the nominee as the holder of record.

    A record owner who holds shares as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner.

    A shareholder who elects to exercise appraisal rights must mail or deliver his written demand to: Secretary, The Carey Winston Company, 6700 Rockledge Drive, Bethesda, MD 20817. The written demand for appraisal must specify the shareholder's name and mailing address, the number of shares owned, and a statement that the shareholder is thereby demanding appraisal of his shares. Within ten days after the effective date of the Merger, Carey Winston will provide notice of the closing to all shareholders who have complied with Section 262 of the Delaware GCL and have not voted for approval of the Merger Agreement. Upon written request, the Company shall furnish each shareholder who has complied with the requirements of Section 262 a statement setting forth the aggregate number of shares not voted in favor of the Merger with respect to which demands for appraisals have been received and the aggregate number of holders of such shares.

    Within 120 days after the closing of the Merger, either the Company or any shareholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery (the "Chancery Court") demanding a determination of the fair value of the shares of the dissenting shareholders. Within 20 days of the filing of a petition by a shareholder with the Chancery Court, or contemporaneous with the filing of a petition by the Company, the Company must file with the Chancery Court a verified list containing the names and addresses of the shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached.

    If a petition for an appraisal is timely filed, all shareholders who have complied with Section 262 shall become entitled to such a determination. The Chancery Court will hold a hearing on such petition through which it will determine which shareholders are entitled to appraisal rights and will appraise the shares owned by such shareholders. The appraisal will be based upon the Chancery Court's determination of the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Chancery Court is to take into account all relevant factors. In WEINBERGER V. UOP INC., ET AL., decided February 1, 1983, the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant factors involving the value of a company...." The Delaware Supreme Court stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In WEINBERGER, the Delaware Supreme Court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

    The fair value of the shares determined under Section 262 could be more than, the same as or less than the consideration that shareholders are to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares, and opinions of investment banking firms as to fairness, from a financial point of view, are not opinions as to fair value under Section 262. The cost of the appraisal proceeding may be determined by the Chancery Court and levied against the parties as the Chancery Court deems equitable in the circumstances. Upon application of a dissenting shareholder, the Chancery Court may order that all or a portion of the expenses incurred by any dissenting shareholder in connection with the appraisal proceeding, including without limitation reasonable attorneys' fees and fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

    Any shareholder who has duly demanded appraisal in compliance with Section 262 will not, after the closing of the Merger, be entitled to vote his shares for any purpose subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to shareholders of record at a date prior thereto.

    At any time within 60 days after the closing of the Merger, any shareholder shall have the right to withdraw his demand for appraisal and to accept the terms offered in the Merger; after this period, the shareholder may withdraw his demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Chancery Court within 120 days after the closing of the Merger, shareholders' rights to appraisal shall cease, and all dissenting shareholders shall be entitled to receive only the consideration provided in the Merger Agreement. Inasmuch as the Company will have no obligation to file such a petition and has no present intention to do so, any shareholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Chancery Court demanding appraisal can be dismissed as to any shareholder without the approval of the Chancery Court, and such approval may be conditioned upon such terms as the Chancery Court deems just.

RECOMMENDATION OF BOARD OF DIRECTORS OF CAREY WINSTON

    The Board of Directors of Carey Winston has unanimously approved the Merger Agreement and recommends adoption by the Carey Winston shareholders at the Special Meeting.

RECOMMENDATION OF BOARD OF DIRECTORS OF THE COMPANY

    The Board of Directors of the Company believes that Carey Winston represents a significant strategic acquisition for TRG. No "full service" real estate companies currently are operating in Italy. Recent Italian legislation authorizing the outsourcing of real estate services by national, regional and local governmental agencies represents a promising opportunity for Carey Winston to enter the Italian market. Unlike the U.S. real estate market which has recovered substantially from the depressed levels of 1990, the Italian and European real estate markets in general remain depressed. However, recent publicly announced transactions lead TRG to believe that these markets are showing signs of revival. The combination of TRG's relationships in Italy and other parts of Europe and Carey Winston's access to U.S. and international real estate investors should allow Carey Winston to participate in the transactional activity associated with reviving markets.

    Moreover, TRG believes that Carey Winston's growth and acquisition plan, implemented with TRG stock and cash and benefiting from Carey Winston's own internally generated management and organizational restructuring, makes it an attractive portfolio acquisition with significant growth potential in the U.S. and internationally.

                            COMPARISON OF RIGHTS OF
                     HOLDERS OF COMMON STOCK OF THE COMPANY
                              AND OF CAREY WINSTON

GENERAL

    The following is a description of some of the provisions of Delaware law and of the certificate of incorporation and by-laws of Carey Winston pertaining to Carey Winston Shares, and the provisions of Maryland law and the articles of incorporation and by-laws of the Company pertaining to the Common Stock.

    The Common Stock and the Carey Winston Shares have substantially the same rights with respect to liquidation, dividends and redemption. The Company is a Maryland corporation and Carey Winston is a Delaware corporation, and accordingly, the rights of their respective shareholders are governed by the laws of their respective states of incorporation. Some of the pertinent differences are the following: the Company is not subject to provisions of Maryland law restricting certain business combinations with "interested stockholders," while Carey Winston is subject to comparable Delaware laws. The articles of incorporation of the Company do not authorize a class of non-voting securities, while Carey Winston has such a class authorized. The Company's Common Stock is of a class which is registered under the Securities Exchange Act of 1934, while the Carey Winston Shares are not so registered.

    THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH DOCUMENTS AND STATUTES.

CAPITAL STOCK

    The Company's articles of incorporation authorize a single class of authorized capital, consisting of 50,000,000 shares of Common Stock, par value $.01 per share.

    The Carey Winston certificate of incorporation, as amended, authorizes Carey Winston to issue up to 1,050,000 shares of all classes of capital stock, of which 500,000 shares, with a par value of $0.17 per share, shall be of a class designated "Common Stock," 500,000 shares, with a par value of $0.01 per share, shall be of a class designated "Non-Voting Common Stock," and 50,000 shares, with a par value of $25.00 per share, shall be of a class designated "Preferred Stock." As of the date of this Prospectus, 193,640 shares of Common Stock, 10,870 shares of Non-Voting Common Stock and no shares of Preferred Stock are validly issued, fully paid and non-assessable.

QUORUM AND VOTING RIGHTS

    At any meeting of the stockholders of the Company at which the holders of Common Stock are entitled to vote, the presence, in person or by proxy, of a majority of the stock having voting power present or represented by a proxy at a meeting at which a quorum is present is required as to any matter which requires the approval of the holders of Common Stock. Each share of Common Stock will be entitled to vote. The affirmative vote of a majority of the stock having voting power present or represented by a proxy at a meeting at which a quorum is present is required as to any matter which requires the approval of the holders of Common Stock. Notwithstanding the foregoing, the By-laws of the Company may be amended by a vote of the majority of the entire Board of Directors, although
Section 5 of the By-laws providing for such amendment cannot itself be amended without the vote of a majority of the votes entitled to be cast in the aggregate by all shareholders present in person or by proxy at a special meeting called for such purpose. The Maryland General Corporation Law ("Maryland GCL") requires that any amendment to the articles of incorporation be approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. The articles of incorporation and by-laws do not provide for any greater percentage.

    The certificate of incorporation of Carey Winston provides that each holder of Common Stock of Carey Winston shall have one vote in respect of each share of stock held by such stockholder on all matters voted upon by the stockholders. Except as otherwise required by law, each holder of Non-Voting Common

Stock and each holder of Preferred Stock shall have no voting rights. Carey Winston does not permit its stockholders to cumulate their votes in the election of directors. The stockholders of Carey Winston may amend its by-laws by the affirmative of a majority of the issued and outstanding shares of stock entitled to vote. The Delaware General Corporation Law ("Delaware GCL") provides that any action that could be taken by stockholders at a meeting may be taken without a meeting if consents, in writing, setting forth the action so taken, are signed by the number of Carey Winston stockholders who would have been necessary to authorize such action at a meeting. The by-laws of Carey Winston provide that a special meeting of Carey Winston stockholders may be called by the Chairman of the Board, if any, or the President, and shall be called by the President or Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of the stockholders owing a majority of the shares of capital stock of Carey Winston issued and outstanding and entitled to vote.

DIVIDENDS

    The Board of Directors of the Company may cause dividends to be paid to the holders of Common Stock from time to time out of funds legally available therefor. When and as dividends are declared, they may be payable in cash, in property or in shares of the Company's capital stock.

    There is no significant difference applicable to the Carey Winston Shares.

BOARD OF DIRECTORS

    The Board of Directors of the Company is currently composed of nine persons, which number may be increased to up to 19 directors or decreased to not less than three upon the resolution of a majority of the current directors. The Company certificate of incorporation provide that the vote of a majority of all shares of stock outstanding and entitled to vote is required to remove a director with or without cause. Since the certificate of incorporation or the by-laws do not require a greater proportion, under Maryland GCL, the action of a majority of the directors present at a meeting at which a quorum is present in the action of the Board of Directors under Article 2 of the Maryland GCL requires a greater proportion on certain issues. A majority of the entire Board of Directors constitutes a quorum for the transaction of business. A majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the Board of Directors which results from any cause except an increase in the number of Directors, such Directors to hold office for the unexpired portion of the term of the vacating Director, and until his successor shall have been duly chosen and qualified. Vacancies in the Board of Directors created by an increase in the number of Directors may be filled by the vote of a majority of the entire Board as constituted prior to such increase, and the Directors so elected by the Board to fill such vacancies shall hold office until the next succeeding annual meeting of shareholders and thereafter until their successors shall be elected and qualified.

    The Board of Directors of Carey Winston is currently composed of five persons with two board positions currently vacant. Individual directors or the entire Board of Directors of Carey Winston may be removed with or without cause by the holders of a majority of the shares of Carey Winston then entitled to vote at an election of directors. The Delaware GCL and the certificate of incorporation of Carey Winston comparably regulates the Board of Directors of the Company.

RIGHT TO DISSENT AND APPRAISAL

    Under the Maryland GCL each stockholder of a Maryland corporation is entitled to vote on the approval of certain types of proposed business combinations, including merger, consolidation and sale of substantially all of the corporation's assets. The proposed transaction must be approved by the stockholders of each corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. Shareholders of the Company are not required to vote upon the Merger.

    Each holder of a Maryland corporation's common stock will be entitled to demand and receive payment of the fair value of his shares in cash, if he or she
(i) prior to or at the meeting at which the transaction is approved, files with the corporation a written objection thereto,
(ii) does not vote in favor thereof, and (iii) within 20 days after required Articles of Transfer have been accepted for recording by the Maryland Department of Corporation makes written demand on the corporation for payment of his or her shares, stating the number of shares for which payment is demanded.

    Once made, a demand for payment may be withdrawn only with the consent of the corporation.

    The corporation is required to promptly deliver or mail to each dissenting shareholder written notice of the date the Articles of Transfer have been accepted for recording by the Maryland Department of Corporations. The corporation may also deliver or mail to each objecting shareholder a written offer to pay for his or her stock at a price deemed by the corporation to be the fair value thereof. Fair value is to be determined as of the close of business on the day preceding the transaction at issue, and the determination of fair value is not to include the effect of any appreciation or depreciation caused directly or indirectly by the transaction.

    Within 50 days after the Articles of Transfer have been accepted by the Maryland Department of Corporations, either the corporation or any objecting shareholder who has not received payment for his shares may petition a court of equity for an appraisal to determine the fair value of such shares. If the court finds that an objecting shareholder is entitled to an appraisal of his or her stock, the court will appoint three (3) disinterested appraisers to determine the fair value of such shares on terms and conditions the court determines proper, and the appraisers will, within 60 days after appointment (or such longer period as the court may direct), file with the court and mail to each party to the proceeding their report stating the conclusion of the majority as to the fair value of the shares. Within 15 days after the filing of the report, any party may object to the report and may request a hearing thereon. The court will, upon motion of any party, enter an order either confirming, modifying or rejecting the appraiser's report and, if confirmed or modified, enter judgment directing the time within which payment must be made. If the appraisers' report is rejected, the court may determine the fair value of the shares of the objecting shareholder or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding will include interest from the date of the shareholders' vote on the action to which objection was made, unless the court finds that the shareholder's refusal to accept a written offer to purchase stock made by the corporation as described above was arbitrary and vexatious or not in good faith. Costs of the proceeding (not including attorneys' fees) will be determined by the court and will be assessed against the corporation or under certain circumstances, the objecting shareholder, or both.

    At any time after the filing of a petition for appraisal, the court may require any dissenting shareholder to submit his or her certificates representing shares to the clerk of the court for notation of the pendency of the appraisal proceedings. In order to receive payment, whether by agreement with the corporation or pursuant to a judgment, the shareholder must surrender the stock certificates endorsed in blank and in proper form for transfer. A shareholder demanding payment for shares will not have the right to receive any dividends or distributions payable to holders of record after the close of business on the date of the shareholders' vote regarding the transaction and shall cease to have any rights as a shareholder with respect to the shares except for the right to receive payment of the fair value thereof. The shareholder's rights may be restored only upon the withdrawal, with the consent of the corporation, of the demand for payment, failure of either party to file a petition for appraisal within the time required, a determination of the court that the shareholder is not entitled to an appraisal, or the abandonment or rescission of the proposed transaction.

    The foregoing summary of the rights of dissenting shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise their dissenters' rights. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of the Maryland General Corporation Law. Each shareholder desiring to exercise dissenters' rights should refer to Title 3, Subtitle 2, entitled "Rights of Objecting Shareholders", of the Corporations and Associations Article of the Annotated Code of Maryland (1985 Replacement Volume). See "Special

Meeting of Carey Winston Shareholders -- Appraisal Rights" for a discussion of the comparable Delaware law applicable to Carey Winston shareholders.

PRE-EMPTIVE RIGHTS

    The Maryland GCL recognizes preemptive rights of stockholders only if they are expressly granted in the corporation's charter. The articles of incorporation of the Company do not grant preemptive rights to any stockholder to subscribe to any additional issue of stock or any security convertible into an additional issue of stock; therefore, none exist.

    The Carey Winston Shares similarly do not enjoy pre-emptive rights.

INDEMNIFICATION OF DIRECTORS

    A Maryland corporation may indemnify any director or officer made a party to any proceeding by reason of service in that capacity unless it is established that:

        (1) The act or omission of the director was material to the matter giving rise to the proceeding; and (a) was committed in bad faith; or (b) was the result of active and deliberate dishonesty; or

        (2) The director received an improper personal benefit in money, property, or services; or

        (3) In the case of any criminal proceeding, the direct has reasonable cause to believe that the act or omission was unlawful.

    Under most circumstances, a court may order indemnification as it deems proper if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the foregoing standards. A determination that a director has met the foregoing standards can be made by a majority of the Board of Directors who are not parties to the proceeding, by special legal counsel selected by the Board of Directors, or by the stockholder. Such director shall be reimbursed for reasonable expenses incurred by a director in connection with the proceeding, the determination of what constitutes reasonable expenses is made at the same proceeding that authorized the indemnification. Neither the articles of incorporation nor by-laws of the Company contain any provision which varies or amplifies the provision of the Maryland GCL. Certain officers and employees are entitled to indemnification by the Company pursuant to existing employment agreements.

    Carey Winston's by-laws provide for indemnification of directors, officers, employees and agents to the fullest extent permitted by Section 145 (and any other relevant provisions) of the Delaware GCL.

LIMITATIONS ON LIABILITY; EXCULPATION

    Carey Winston's certificate of incorporation, as amended, provides that no director shall be personally liable to Carey Winston or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to Carey Winston or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware GCL or (iv) for any transaction from which the director derived an improper personal benefit.

    The articles of incorporation of the Company do not contain a comparable provision.

MARYLAND TAKEOVER STATUTE

    Under the Maryland GCL, an "interested stockholder" (defined, generally, as a person owning 10% or more of the voting power of a corporation's outstanding voting stock if such corporation has at least 100 shareholders) is, in general, prohibited from engaging in a "business combination" with a Maryland corporation for five years following the date such person became an interested stockholder, subject to numerous exceptions. The Company is not currently subject to the Maryland law restricting business combination with interested stockholders.

DELAWARE TAKEOVER STATUTE

    Section 203 of the Delaware GCL (the "Delaware Business Combination Law") generally prohibits any business combination (defined to include a variety of transactions, including (i) mergers and consolidations, (ii) sales or dispositions of assets having an aggregate market value equal to 10% or more of the aggregate market value of the corporation determined on a consolidated basis, (iii) issuances of stock (except for certain pro rata and other issuances) and (iv) disproportionate benefits from the corporation (including loans and guarantees) between a Delaware corporation and any interested stockholder (defined generally as any person who, directly or indirectly, beneficially owns 15% or more of the outstanding voting stock of the corporation (including a person who has an agreement or understanding for the voting of such stock with a person who beneficially owns 15% or more of such voting stock) for a period of three years after the date on which the interested stockholder became an interested stockholder. The restrictions of the Delaware Business Combination Law do not apply, however, (A) if, prior to such date, the board of directors of the corporation approved either the business combination or the transaction which results in such stockholder's becoming an interested stockholder, (B) if, upon consummation of the transaction resulting in such stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation at the time the transaction was commenced (excluding, for the purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and by certain employee plans of the corporation), (C) if, on or subsequent to such date, the business combination is approved by the board of directors and the holders of at least two-thirds of the shares not involved in the transaction or (D) under certain other circumstances.

    In addition, a Delaware corporation may adopt an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by the Delaware Business Combination Law if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote. Such amendment will not, however be effective until 12 months after such stockholder vote and will not apply to any business combination with an interested stockholder who was such on or prior to the effective date of such amendment. Carey Winston has not adopted such a provision.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY

    THE DISCUSSION AND ANALYSIS BELOW SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY AND THE NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO HISTORICAL INFORMATION, THE FOLLOWING DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE DESCRIBED IN "RISK FACTORS" ELSEWHERE IN THIS PROSPECTUS.

RESULTS OF OPERATIONS--FISCAL YEAR COMPARISON
  OVERVIEW

                                                                            YEARS ENDED DECEMBER 31
                                                        ----------------------------------------------------------------
                                                          1995                  1994                  1993
                                                        ---------             ---------             ---------
                                                                               (MILLIONS OF LIRE)
Net sales.............................................     72,253      100.0%    51,994      100.0%    41,919      100.0%
Cost of sales.........................................    (63,410)     (87.8)%  (46,256)     (89.0)%  (36,060)     (86.0)%
                                                        ---------             ---------             ---------
Gross Margin..........................................      8,843       12.2%     5,738       11.0%     5,859       14.0%
Selling, general and administrative expenses..........    (16,230)     (22.5)%  (10,818)     (20.8)%  (12,439)     (29.7)%
Rental Income.........................................        770        1.1%    --                    --
Other income/(expense), net...........................        513        0.7%       990        1.9%     1,117        2.7%
                                                        ---------             ---------             ---------
Operating Loss........................................     (6,104)      (8.4)%   (4,090)      (7.9)%   (5,463)     (13.0)%
Interest expense......................................     (4,448)      (6.2)%   (3,874)      (7.5)%   (8,033)     (19.2)%
Interest income.......................................      4,442        6.1%     5,536       10.6%     6,772       16.2%
                                                        ---------             ---------             ---------
Loss from continuing operations before income taxes
  and minority interests..............................     (6,110)      (8.5)%   (2,428)      (4.7)%   (6,724)     (16.0)%
Income taxes..........................................       (420)      (0.6)%      (39)      (0.1)%      (12)       0.0%
Loss from continuing operations before minority
  interests...........................................     (6,530)      (9.0)%   (2,467)      (4.7)%   (6,736)     (16.1)%
Minority interests....................................       (450)      (0.6)%     (810)      (1.6)%    --
Net loss from continuing operations...................     (6,980)      (9.7)%   (3,277)      (6.3)%   (6,736)     (16.1)%
Discontinued operations...............................     --                    --                   160,233
                                                        ---------             ---------             ---------
Net (loss)/income.....................................     (6,980)               (3,277)              153,497
                                                        ---------             ---------             ---------
                                                        ---------             ---------             ---------

    GENERAL

    Amounts are translated below into U.S. Dollars from Lire using an exchange rate of 1,588 Lire to the U.S. Dollar, which rate was the approximate rate in effect on December 31, 1995 and has been used solely as an aid in reading this Prospectus.

    The 1995 acquisition of T.I.M. as part of the acquisition of the principal assets of Finprogetti, S.p.A. ("Finprogetti"), enables the Company to apply that subsidiary's management skills to "turn around" troubled companies, enhancing their value. The significant progress achieved at Moto Guzzi at which an operating loss of only Lit. 45,000,000 ($28,000) was realized in 1995, bears witness to the importance of that transaction. Based on its 1996 production budget, Moto Guzzi's unit production and sales are expected to increase by 20% over 1995 levels. See "Business of the Company--Acquisitions--Finprogetti Acquisition;--Industry Segment Information."

    OPPORTUNISTIC INVESTMENTS. The acquisition of L.I.T.A. at a price substantially below its book value illustrates how a T.I.M. management engagement for a client can give rise to an opportunistic investment.

L.I.T.A., a manufacturer of steel tubing, expects to realize increases in production and revenues over 1995 levels of 50% and 73% respectively. L.I.T.A.'s 1996 operations are expected to be material to the Company's operations. However, there can be no assurance that such increases will be realized. See "Business of the Company --L.I.T.A. Acquisition."

    MANAGEMENT INPUT. T.I.M.'s management engagements frequently involve "turn around" plans requiring financial restructurings. Such restructurings frequently involve the need for new capital, as well as the need for creditors to forgive debt or to convert debt into equity. Each such engagement affords the Company an investment opportunity. What distinguishes the Company from other financial investors is that the Company, in investing its capital, relies on its own management skills rather than those of others. The real estate holdings acquired from Finprogetti, while currently constituting material assets on the Company's balance sheet, are intended to be disposed of, with the net proceeds to be utilized to make investments in companies to be managed by T.I.M.

    In reviewing the information that follows, the reader should think of the Company as the combination of management and capital resources being brought to bear through the operation of and investments in troubled companies, with the objective of realizing operating profits and investment gains.

RESULTS OF OPERATIONS

    NET SALES; OVERALL. Overall the Company has seen a growth of 38.9% in net sales in 1995 compared to 1994 as follows:

Organic growth of motorcycle segment..................................       30.4%
Acquired businesses...................................................       14.4%
Disposed operations...................................................       (5.9%)

    MARGIN GROWTH IN MOTORCYCLE SEGMENT. Margins in the motorcycle segment, the Company's largest, excluding the effects of the non-recurring write-downs aggregating approximately Lit. 1,800 million of inventories and tooling resulting from the strategic decision to concentrate on larger motorcycles and largely abandon the smaller "Moto Guzzi" and "Benelli" models and of approximately Lit. 664 million of increased research and development expenses, improved from 13.5% in 1994 to 15.1% in 1995. Margin growth has, however, been contained by reserves and writeoffs for inventory and tooling resulting from such strategic decisions. The increase in margins (excluding non-recurring expenses and research development costs) in 1995 results from generally favorable selling price increases compared to unit cost increases. Unit production costs have benefitted from increased volumes and reduced per unit absorption of fixed costs, but have been affected by inflation price increases of 4.8%, increased labor costs from pay increases and high overtime levels and increased outsourcing (which by itself increased costs by 1.2%). Export sales continued to reflect lower margins than domestic Italian sales. Moto Guzzi plans to continue to increase outsourcing as this will enable increased production which is expected to more than compensate for the higher cost of externally manufactured components.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses reflect an increase of approximately Lit. 2,200 million ($1,385,000), resulting from the Finprogetti and L.I.T.A. businesses acquired. Direct transaction costs of Lit. 1,224 million ($771,000) were capitalized as part of the purchase cost but, more generally, costs of reorganizing the Company's operating structure have added to expense in 1995 while the anticipated benefits are expected to accrue to future periods. The Company's new operational structure, which was put in place in the second half of 1995, has a higher cost than in prior periods. The Company will seek to reduce these costs by bringing certain accounting and legal functions in-house, from retainer and success fees from services to third parties and operating profits and investment gains from Portfolio Companies.

    There have also been increases of administrative costs at Moto Guzzi reflecting investment in personnel for new computer systems and a management group to control outsourcing. Reductions in selling, general and administrative expenses in 1994 compared to 1993 largely reflect the efforts of T.I.M. in reducing costs at Moto Guzzi during the early phase of that company's turnaround.

    INTEREST INCOME. Interest income in 1994 was significantly influenced by Lit. 2,976 million ($1,874,000) of imputed interest on the final installment of Lit. 27,000 million due from Fiat Auto, S.p.A. for the sale of Maserati to Fiat in 1993 which was received on January 1, 1995.

    INTEREST EXPENSE. Interest expense has also been significantly affected by the Finprogetti and L.I.T.A. acquisitions which have resulted in an increase of approximately Lit. 1,100 million of interest expense in the six months since acquisition, principally from real estate loans. External interest expense relative to Moto Guzzi has also increased over 1994, due mainly to build-up of inventory levels. Interest expense in 1994 declined from 1993 due to disposal of debt and advances from banks relating to the disposition of Maserati.

    TAXATION. The Lit. 420 million tax charge on operating losses from continuing operations of Lit. 6,110 million results from the fact that most of the Company's operations are in Italy where companies are taxed on their individual results without the possibility of filing consolidated returns.

    DISCONTINUED OPERATIONS. In May 1993, the Company completed the disposition of its remaining equity interest in its Maserati S.p.A. subsidiary. Maserati, which manufactured Maserati and Innocenti automobiles, had been the Company's most significant industry segment until its disposition.

    NET LOSS: 1995. The principal reasons for the increased loss in 1995 compared to 1994 are as follows: (1) Management made a strategic decision to focus Moto Guzzi production on a small number of large, high priced models, resulting in increases in inventory reserve and write-offs of tooling of approximately Lit. 1,800 million ($1,134,000) and research and development expenses for new models which was more than Lit. 600 million ($378,000) above 1994's level; and (2) the Company incurred interest expense associated with the real estate acquired from Finprogetti of approximately Lit. 1,000 million ($630,000), and exchange losses of approximately Lit. 900 million ($567,000) arising from a domestic currency swap related to the planned self-tender and from short-term intercompany advances from subsidiaries.

    NET LOSS: 1994. The loss of Lit. 3,277 million in 1994, compared to Lit. 6,736 million in 1993, declined as a result of the commencement of the turnaround at Moto Guzzi since T.I.M. managers took charge in May 1994, and net interest benefits resulting from the proceeds from the sale of Maserati. Moto Guzzi realized a gain of Lit. 2,841 million ($1,789,000) in 1994 from the sale of certain fixed assets, including an electric power generating plant, while the Company realized currency exchange losses of Lit. 1,022 million ($643,000), consisting of a loss of Lit. 425 million ($267,000) from a loan payable by Trident Rowan Servizi S.p.A. (formerly American Finance S.p.A.) denominated in Swiss francs (paid in 1995), and the balance derived principally from the collection and payment by Moto Guzzi and other Italian subsidiaries of foreign accounts receivable and payable. The Company also realized a loss of Lit. 829 million ($522,040) from a variety of sources, no one of which was material. See
Note 9 of Notes to Consolidated Financial Statements.

    MOTORCYCLES; SUMMARY INFORMATION (IN MILLIONS OF LIRE).

    Net sales to unaffiliated customers (net of intersegment eliminations; see
Note 15 of Notes to Consolidated Financial Statements), in millions of Italian lire:

                                                                                        '95-'94                   '94-'93
                                                                 1995       1994       GROWTH %       1993       GROWTH %
                                                               ---------  ---------  -------------  ---------  -------------
Motorcycles..................................................     55,218     40,714         35.6%      29,986         35.8%
Parts........................................................      9,453      8,135         16.2%       7,498          8.5%
Results:
Operating Loss...............................................        (45)      (632)                     (846)

    Operating loss is defined as total revenues less operating expenses, excluding interest, corporate expenses and other income/(expense).

    NET SALES AND ORDERS--MOTORCYCLES. Units sold increased to 5,266 in 1995 up from 4,278 in 1994 (excluding clearance of old Benelli inventory), with significant growth in the sales of the Company's larger and more expensive models (over 750 cc), where sales increased to 3,766 units from 3,044 units. Moto Guzzi increased prices of its various models twice in 1995, with such increases aggregating approximately 9% on average for domestic sales in Italy and for export sales invoices in Lire and 4% in respect of export sales to the United States, which are invoiced in U.S. Dollars. Unit sales in 1994 improved 28% from 1993 unit sales.

    Sales in 1995 of Moto Guzzi motorcycles to Italian and foreign government bodies amounted to 16.2% of total motorcycle sales revenues (1994--17.7%). While sales to government bodies in Italy are significant as a whole to Italian sales, sales to no single government agency are significant.

    The strong growth in motorcycle sales must be viewed in the light of production capacity restraints. Orders in 1995 were in excess of production capacity. Orders for 1996 delivery also exceed current production capacity and the Company expects it will again be unable fully to satisfy demand for its motorcycles in the current year. Moto Guzzi's sales and production plan for 1996 was based on supplying strategic markets and customers for approximately 6,400 motorcycles. Orders received for the current fiscal year, as in prior years, are subject to cancellation by the purchaser(s) without penalty.

    RAW MATERIAL PRICES--MOTORCYCLES. The cost of raw materials per unit increased 4.8% in 1995 over 1994. Aluminum components accounted for a significant portion of the increase, as aluminum prices increased approximately 30% in 1995 over 1994. There have been no other significant raw material price changes other than increases in line with inflation.

    LABOR COSTS--MOTORCYCLES. Annualized labor costs, based on data through December 31, 1995, were approximately 17% higher in the aggregate than in 1994 due to the engagement of additional personnel (357 compared to 322), pay increases and increased overtime. Overtime hours amounted to 9.6% of total hours in 1995 compared to 5.9% in 1994. Hourly labor costs increased approximately 3.4% in 1995 as a result of pay rises of 2.5% and a bonus for reaching production targets of approximately 0.9%.

    Two national strikes in 1994 cost 3,217 production hours. There were no strikes or work stoppages in 1995. See "Business of the Company--Industry Segment Information--Employer and Employee Regulations."

    EXPENSES--MOTORCYCLES. Selling, general and administrative expenses have increased from Lit. 4,931 million in 1994 to Lit. 7,486 million ($4,714,000) in 1995. This includes an exceptional bad debt expense of Lit. 425 million ($268,000) and exchange losses of Lit. 338 million ($213,000) as well as investments in personnel for planned changes in information management systems and a new work group to coordinate all aspects of outsourcing. External interest expense at Moto Guzzi increased in 1995 over 1994, due mainly to build-up of inventory levels and other working capital items. Interest on loans from the Company was reduced in 1995 compared to 1994 because some intercompany debt was contributed to the capital of Moto Guzzi.

    OPERATING LOSS--MOTORCYCLES. As a result of increased revenues, increased margins and increased productivity, Moto Guzzi reduced its operating loss significantly from 1994 levels, achieving a virtual break even operating result.

    IMPACT OF CHANGING PRICES AND EXCHANGE RATES ON MOTORCYCLE
SEGMENT. Inflation continues to have an impact on the motorcycle business. As noted above, aluminum component prices increased by approximately 30% in 1995, compared to 1994, mainly due to the increased metal commodity price. Overall unit material cost increases were approximately 6.2% and labor unit cost increases were 3.2%.

    Both raw material costs and export selling prices are affected by exchange rates. Approximately 67% (by units) and 65.3% (by sales) of the business of Moto Guzzi are represented by exports. Other than sales to the United States, which are denominated in U.S. Dollars and are not significant to overall sales, all export sales are denominated in Lire. Exchange rates were relatively stable in 1995 against other major currencies.

    To the extent permitted by competition, Moto Guzzi seeks to pass its increased costs from changing prices on to its customers by increasing selling prices. Currently, Moto Guzzi is still benefitting from the devaluation of the Lira in 1993, following its exit from the European Exchange Mechanism and has been able to pass on cost increases in 1995 in its selling prices. The readmission of the Lira on November 25, 1996 to the ERM has not to date had an appreciable effect on exchange rates.

    Moto Guzzi's properties were acquired many years ago and the depreciation charges are significantly lower than if they were based on current prices. Other plant and machinery will be replaced over future years at higher costs with higher depreciation charges which, in many cases, may be offset by technological improvements. Moto Guzzi accounts for inventories on the last-in-first-out
(LIFO) method, under which the cost of sales reported in the financial statements approximates current costs and thus provides a closer matching of revenues and costs in periods of increasing costs.

    STEEL TUBING; SUMMARY INFORMATION (IN MILLIONS OF LIRE).

                                                                             1995 (FIVE MONTHS)
                                                                             -------------------
Net Sales to unaffiliated customers........................................           5,831
Operating profit...........................................................             235

    Operating profit/(loss) is defined as total revenues less operating expenses, excluding interest, corporate expenses and other income/(expense).

    GENERAL--STEEL TUBING.

    L.I.T.A. S.p.A. is located in Torino and is specialized in the production of plain and perforated high frequency welded tubes destined for the autovehicle sector (65%), furniture (14%), white goods (9%) and other minor market sectors (12%). Products included aluminized steel welded tubes, aluminum clad steel tubes, cold-rolled and hot-rolled steel welded tubes in various shapes (round, rectangular, oval, square etc) from 10--65mm diameter and sold both in sections of 6 m. (industry standard) and other lengths to meet particular client requirements. Production takes place in a factory of approximately 10,000 m(2) which is owned by the subsidiary's founding family. Annual production capacity (two shifts) is approximately 15,000 tons.

    T.I.M. has worked with L.I.T.A. since 1994 in preparation for its sales by its then-current owners, a multinational group. As a result of the previous owner's policy, exports had been eliminated, sales volume had been constantly reduced since 1993, and customers had been lost as the production declined. Most of the customers lost in 1994 have now been regained, supplier relationships re-established and the company is re-establishing an export capability.

    NET SALES--STEEL TUBING. The results of L.I.T.A. S.p.A. are included in operations since July 26, 1995. Considering the customary factory shut-down for most of August, net sales represent approximately 4 months results. Total net sales for fiscal 1995, including the seven months preceding its acquisition by the Company, amounted to Lit. 14, 541 million.

    OPERATING PROFIT--STEEL TUBING. The results of L.I.T.A. in the limited period since acquisition are be considered very satisfactory, especially since these results are after fees paid to T.I.M. of Lit. 184 million.

    REAL ESTATE. The Company's real estate operations were acquired from Finprogetti in 1995. The Company does not plan to remain engaged in this segment on a long-term basis. The following discussion does not include operations of Carey Winston. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Carey Winston."

    SUMMARY INFORMATION (IN MILLIONS OF LIRE)

                                                                              1995 (SIX MONTHS)
                                                                              -----------------
Rental income...............................................................            770
Operating loss..............................................................            (92)
Real estate book values December 31, 1995...................................         34,227
Related loans, December 31, 1995............................................         19,262

    Operating profit/(loss) is defined as total revenues less operating expenses, excluding interest, corporate expenses and other income/(expense).

    RENTAL INCOME. Rental income is in respect of one commercial property, Cologne, approximately 80% of which is rented to a multinational company at an annual rental of Lit. 1,280 million and income from a parking concession in Genoa. Rentals from Cologne amounted to Lit. 690 million and from the parking concessions, Lit. 80 million in the six months ended December 31, 1995. Rentals for Cologne are indexed to the cost of living index and the rental agreement expires in 1988. Other properties, described briefly below, are under development or awaiting development and have no operating income.

    REAL ESTATE PROFITABILITY. The real estate business is not currently profitable due to depreciation, real estate taxes and company administration costs exceeding rental income.

    DEVELOPMENT AND SALE PROSPECTS. The Company is seeking to sell all or a portion of its 100% interest in its property located in Cologne at book value to Domer S.r.l. or Interim S.p.A., companies in which the Company owns a minority equity interest, either directly or indirectly. The finance structure for such transaction has yet to be agreed. There is no certainty that the transactions will be completed.

    In June 1996, the Company sold its 66.7% equity interest in Immobiliare Broseta S.r.l. to its 25% owned Domer affiliate. The remaining 33.3% equity interest in Immobiliare Broseta is owned by Interim, a subsidiary of Domer. The Company had sought offers from third parties through an independent broker and the sale price of Lit. 5,200 million offered by Domer S.p.A. was the highest of the offers received. Lit. 1,800 million of the sale price was evidenced by a promissory note of Domer due December 31, 1996, bearing an interest rate equal to the official Lire discount rate plus 3% and the balance of Lit. 3,400 million will be received pro-quota from the sales of apartments which are being developed from the Immobiliare Broseta property or on June 30, 1999, whichever is the earlier. The Lit. 3,400 million balance carries an interest rate of 6% payable bi-annually and has been accounted for at its estimated net present value of Lit. 2,908 million applying a discount rate of 12%, considered to be a fair market rate for similar notes receivable. The book value of the 66.7% interest in Immobiliare Broseta was Lit. 4,708 million and no gain or loss has been recorded on the transaction.

    The Company continues to examine disposal opportunities of its remaining real estate property, comprising undeveloped land in Sardinia, following expiration without exercise of an option held by a third party (in an amount above the carrying value of the property) on June 30, 1996.

RESULTS OF OPERATIONS--INTERIM PERIOD COMPARISON

                                                                                 NINE MONTHS ENDED SEPTEMBER 30
                                                                           ------------------------------------------
                                                                             1996                  1995
                                                                           ---------             ---------

                                                                                       (MILLIONS OF LIRE)
Net sales................................................................     66,043      100.0%    47,001      100.0%
Cost of sales............................................................    (57,434)     (87.0)%   (44,114)     (93.9)%
                                                                           ---------             ---------
Gross Margin.............................................................      8,609       13.0%     2,887        6.1%
Selling, general and administrative expenses.............................    (14,179)     (21.5)%   (10,271)     (21.9)%
Rental Income............................................................      1,098        1.7%       385        0.8%
Reserves against real estate.............................................     (2,950)      (4.5)%    --
Other income/(expense), net..............................................        227        0.3%       442        0.9%
                                                                           ---------             ---------
Operating Loss...........................................................     (7,195)     (10.9)%    (6,577)     (14.0)%
Interest expense.........................................................     (4,882)      (7.4)%    (3,227)      (6.9)%
Interest income..........................................................      3,318        5.0%     2,968        6.3%
                                                                           ---------             ---------
Loss from continuing operations before income taxes and minority
  interests..............................................................     (8,759)     (13.3)%    (6,836)     (14.6)%
Income taxes.............................................................       (600)      (0.9)%      (121)      (0.3)%
                                                                           ---------             ---------
Loss from continuing operations before minority interests................     (9,359)     (14.2)%    (6,957)     (14.8)%
Minority interests.......................................................       (476)      (0.7)%      (390)      (0.8)%
                                                                           ---------             ---------
Net loss from continuing operations......................................     (9,835)     (14.9)%    (7,347)     (15.6)%
                                                                           ---------             ---------
                                                                           ---------             ---------

    Amounts are translated below into U.S. Dollars from Lire using an exchange rate of 1,523 Lire to the U.S. Dollar, which was the approximate rate in effect on September 30, 1996 and has been used solely as an aid in reading this Prospectus.

    In the nine months ended September 30, 1996 net sales increased 40.5% compared to the corresponding period in 1995, as follows:

Motorcycle segment--Moto Guzzi........................................       14.1%
Steel tubing--L.I.T.A.................................................       24.3%
Other.................................................................        2.1%

    The increase in net sales of the motorcycle segment in 1996 compared to 1995 is mainly due to a strong first quarter. Increases in net sales in the steel tubing segment result from the inclusion of results in 1996 for nine full months whereas results in 1995 are only from the acquisition date of July 25, 1995. As in the third quarter alone, increased volumes were partly offset by lower prices.

    Gross margins improved to 13.0% in the nine months ended September 30, 1996 compared to 6.1% in the corresponding period of 1995. The increase is due to improved margins at Moto Guzzi in the first half of the 1996, the inclusion of L.I.T.A. and the absence of inventory reserves and tooling write-offs made in the third quarter of 1995.

    Selling, general and administrative expenses have increased in 1996 as a result of the inclusion of nine months of the costs of the Company's enlarged structure following the Finprogetti acquisition effective July 1, 1995 and Moto America in 1996.

    Higher interest expense primarily results from the real estate loans acquired as part of the Finprogetti acquisition, increases in advances from banks at Moto Guzzi and the acquisition of L.I.T.A., offset partly by slightly lower interest rates in 1996. Interest income increased slightly from 1995 as a result of interest on tax receivables acquired as part of the Finprogetti acquisition and the Domer promissory note from the sale of the Company's 66.7% interest in Immobiliare Broseta S.r.l., offset by small decreases in interest rates on short-term deposits.

    MOTORCYCLE BUSINESS

    For the nine months ended September 30, 1996 net sales were Lit. 51,234 million ($33,640,000), compared to Lit. 44,584 million in the corresponding period of 1995, an increase of 14.9%. Results for the nine months ended September 30, 1996 include the results of Moto America Inc. from January 1, 1996 which results, after elimination of intercompany sales and purchases, are not material to overall operations.

    The sales growth in 1996 is largely as a result of the first quarter when sales were up 93% over the corresponding quarter in 1995 due to production and sales volume increases. Sales growth was more limited in the second quarter (up 4%) mainly due to price increases averaging 5% which were put into effect from March 1, 1996 and was limited because the booking of some sales of motorcycles to the public administration sector (police and military) was deferred, at the customers request, until the fourth quarter. Sales in the third quarter of 1996 were down 14.8% compared to the same period in 1995 due to temporary production delays due to late delivery of parts by suppliers in August and difficulties experienced in the production line in September with the start of production of new models. Fourth quarter 1996 sales are expected to improve with the addition of production days and the delivery of the public administration motorcycles produced in the second quarter whose sale was deferred. Such expectations may change if delays in the delivery of outsourced components continue, or if national labor stoppages, which impact Moto Guzzi, were to resume.

    A summary of unit production for 1996 compared to 1995 is as follows

                                                                                         1996       1995      % CHANGE
                                                                                       ---------  ---------  -----------
First quarter........................................................................      1,520        812        87.2%
Second quarter.......................................................................      1,760      1,455        21.0%
Third quarter........................................................................      1,103      1,241       (11.1)%
                                                                                       ---------  ---------
Total to September 30................................................................      4,383      3,508        24.9%

    The fall in production in the third quarter of 1996 was primarily due to late delivery of parts in August 1996 and difficulties experienced in the production line in September 1996 with the start of new models. Third quarter production problems were largely overcome in October. Production for October was 562 units, including the first production of the new "Centauro" motorcycles model. Production until late November had been at close to the current maximum capacity. However, in late November, Moto Guzzi experienced an interruption in deliveries from its suppliers of needed components due to production problems at the suppliers. While the deliveries have since resumed, production was adversely affected in November, as a result of which the factory produced a total of 502 units.

    Demand for the Company's products remains strong and for 1996, as in 1995, exceeds current production capacity.

    Margins have increased in 1996 in the segment both due to improved performance and due to the absence of exceptional costs of approximately Lit. 1,800 million in 1995 arising from the strategic decision to abandon production of smaller "Benelli" motorcycles and "Benelli" motorcycles badged as small "Moto Guzzi" models. The decision to abandon these model lines was a part of a strategic plan to concentrate on larger and higher priced models.

    There were no significant or unusual cost increases in raw materials or labor costs in the first nine months of 1996. Aluminum prices, which had been a significant component of material cost increases in 1995 have been stable in the first part of 1996 and have fallen somewhat in the third quarter, offsetting inflationary increases in the costs of other components. In accordance with national labor agreements, national negotiations are in course and will be made effective from June 1996. At present, there is no indication of the likely settlement level or when settlement will take place. In 1996, Moto Guzzi, along with other employers in Italy, was subjected to strikes by the national metallurgical union for two days, resulting in a loss of approximately four production days. Additional work stoppages may occur later in the year by national unions if their labor problems with other employers are not resolved.

    Operating expenses have increased on an annualized basis in 1996 due mainly to the increased level of operations of Moto Guzzi, the expense of improving logistics and management information systems and the inclusion of Moto America, the exclusive United States distributor acquired by the Company in 1996.

    Interest expense has increased as a result of increases in advances from banks which have financed the growth in 1996 and increasing inventory levels.

    STEEL TUBING SEGMENT

    L.I.T.A., acquired in July 1995, contributed Lit. 3,534 million ($2,320,000) to consolidated net sales in the three months to September 30, 1996 and Lit. 13,296 million ($8,730,000) in the nine months to September 30, 1996. In the three and nine month to September 30, 1995, L.I.T.A. contributed Lit. 1,866 million for the period from acquisition, effective July 25, 1995.

    Sales volumes for the third quarter amounted to 2,603 tons and sales for the nine months ended September 30, 1996 totalled 9,071 tons, an increase of 32.3% over the subsidiary's actual sales in the corresponding period in 1995, mainly from domestic (Italian) sales. Export sales represent one of the areas of growth and amounted to 6.9% of total net sales at September 30, 1996.

    Market conditions for L.I.T.A. were difficult in the first half of 1996 as a result of falling steel prices; this condition continued into the second quarter with further decreases of 10%--15% for various types of steel. Average raw material price decreases since the beginning of the year have been approximately 22%. Prices have now stabilized and there is even some indication of price increases for some steel qualities.

    Margins in the first half of 1996 were burdened by the drop in steel prices with consequent decreases in the company's selling prices. The fall in the steel prices produced losses on inventories of steel with a negative effect on margins of approximately Lit. 600 million, offsetting the benefits gained from increased volumes. The effects were mainly in the first quarter, were more contained in the second quarter and had no significant impact on the third quarter.

LIQUIDITY AND CAPITAL RESOURCES

    FISCAL YEAR COMPARISON

    CORPORATE RESOURCES AND COMMITMENTS. The Company had approximately Lit. 24,100 million ($15,176,000) of cash and Lit. 17,100 million ($10,768,000) of investments in certificates of deposit and other similar securities as at December 31, 1995. A tax receivable of approximately Lit. 5,200 million ($3,275,000) has been reimbursed to the Company since December 31, 1995.

    Approximately Lit. 16,200 million ($10,202,000) of such investments are held as security for a bank letter of credit issued to guarantee repurchase at a price of $11.27 per share by the Company of 776,520 shares formerly owned by the ex-Chairman of the Company, Mr. Alejandro De Tomaso, and now held by a trust. At the exchange rates in effect on December 31, 1995, the total dollar liability is less than Lit. 14,000 million ($8,816,000) and the Company is seeking to release the excess security.

    The Company will consider hedging the currency exposure implicit in this commitment if and when it is considered probably or likely that it may be obliged to fulfill its contingent purchase obligation.

    Management is confident that the Company's current liquid assets and liquidable assets are more than adequate to enable the Company to meet all of its intended obligations in the current fiscal year, including providing cash for operations. Its liquidity will not, however, be sufficient to finance needed capital investments or expected growth at Moto Guzzi or, if the Carey Winston acquisition is consummated, growth and acquisitions at Carey Winston. See "Risk Factors--Future Capital Needs--Moto Guzzi;" "Risk Factors--Future Capital Needs--Carey Winston;" and "Use of Proceeds."

    OTHER CORPORATE MATTERS. On January 1, 1995, the Company received the final installment of Lit. 27,000 million ($17,003,000) from the sale of its Maserati subsidiary in 1993. Lit. 23,750 million had been received in 1994 from this sale and was applied to finance investments in securities and reductions in advances from banks. Proceeds (advances) in 1994 had largely been applied to offset negative operating cash flows of Maserati prior to its sale and in Moto Guzzi.

    The Company received Lit. 8,204 million in 1995 from shares issued in respect of the Finprogetti acquisition and paid Lit. 5,000 million to repurchase shares formerly owned by its former Chairman, Mr. Alejandro De Tomaso. Both of these cash movements are only a part of larger transactions and reference is made to Note 3 of Notes to the Consolidated Financial Statements included in this Prospectus. See also "Business of the Company."

    Tax receivables for value added taxes and taxes on income amounting to approximately Lit. 14,500 million (of which Lit. 5,150 were acquired in the Finprogetti transaction) have represented a significant drain on liquidity during 1993 to 1995. Approximately Lit. 5,200 million was received in January 1996 and was applied to offset corporate expenses and to a Common Stock repurchase program which was operated between September 25, 1996 and October 23, 1996. The timing of receipt of further amounts is uncertain.

    Other corporate assets and liabilities include finance receivables and payables acquired as part of the Finprogetti acquisition. The Company intends not to enter into new finance transactions through the acquired Finprogetti subsidiary with third parties and expects that these balances will rapidly reduce in 1996 with no significant net inflows from or outflows to support these operations.

    CORPORATE EXPENSES, LESS INTEREST RECEIVABLE. The Company's corporate expenses, less corporate income from treasury management and recharge of services to third parties, resulted in significant negative cash flow in 1995 and are expected to result in negative cash flow in 1996.

    Corporate expenses, at a lower level in 1994, were largely covered by cash flows from operations.

    REAL ESTATE. The major effects on liquidity and capital resources of real estate activities derive from principal repayments of loans and interest on such loans. In 1995, since acquisition of the former Finprogetti properties in July 1995, there were negative cash flows of approximately Lit. 2,000 million principally as a result of loan repayments and interest.

    Of the loans secured by the Company's real estate investments as at December 31, 1995, Lit. 9,550 million (relating to the Cologne and Broseta properties) is repayable in 1996.

    If the Cologne property is not disposed of then the Company estimates that net cash outflows for the real estate sector will total approximately Lit. 5,000 million in 1996, largely due to current loan payments.

    OPERATING SUBSIDIARIES--WORKING CAPITAL. Moto Guzzi's working capital increased significantly at December 31, 1995 over December 31, 1994 as a result of a buildup of inventory and receivables, partially offset by increases in trade payables and accruals. Increases in receivables and payables largely represent increased business volumes. The buildup of inventory of Lit. 9,092 million ($5,725,000) was also the outgrowth of Moto Guzzi's strategic decision significantly to increase component outsourcing to increase productivity as well as of increased business volumes and anticipated business volumes.

    Trade credit facilities, primarily lines of credit for bank advances against account receivables, at Moto Guzzi amounted to Lit.13,550 million ($8,533,000) as at December 31, 1995. Drawings under these bank facilities increased by Lit. 5,107 million ($3,327,000) at December 31, 1995 compared to 1994 and represented the major financing source for increased working capital. In total, the Company believes existing facilities are sufficient for working capital and planned operations, though not for the significant capital investment the Company requires to overhaul and expand its production facilities. The Company intends to use a portion of the proceeds of the Planned Offering to continue work on refurbishing and repairing Moto Guzzi's production facilities. See "Use of Proceeds;" and "Offering of Securities of Moto Guzzi Corp."

    In 1995, the Company restructured loans of Lit. 4,151 million ($2,704,000) in default as at December 31, 1994, along with accrued interest and currency exchange differences for a part of the loan indexed to the European Currency Unit, into a renegotiated loan facility of Lit. 5,773 ($3,761,000) million, repayable in installments over five years. The first principal repayment of Lit. 525 million ($342,000) was made at December 31, 1995 and further bi-annual payments of Lit. 525 million are due through June 1999.

    L.I.T.A., the steel tubing subsidiary, is autonomously financed and has access to bank advances against trade receivables and unsecured bank borrowings. Facilities at December 31, 1995 amounted to Lit. 6,000 million against which Lit. 3,425 million of advances had been drawn.

    Moto Guzzi and L.I.T.A. are not affected by any unusual industry practices relating to returns of merchandise or extended payment, nor are they required to carry unusually significant inventories.

    INTERIM PERIOD COMPARISON

    Working capital continued to increase during 1996 with further build-up in Moto Guzzi inventories. This increase is partially due to sales to public administrations (police, military) which have been deferred at the customers' request, and partially to production delays in the third quarter of 1996 as a result of delays in receipt of some outsourced components. Inventories at Moto America are also higher at September 30, 1996 than at December 31, 1995 due to the expansion of operations and seasonal factors.

    Moto Guzzi succeeded in reducing trade receivables at September 30, 1996 compared to December 31, 1995 in consequence of reduced sales in the third quarter and improved collection. Receivable levels remain high, generally approximating sales for the previous three months as a result of 19% value added taxes included in receivables for domestic (Italian) sales and the normal practice that payments due at the end of the month are cleared by the banks in the early days of the following month. Accounts receivable do not generally have a significant effect on liquidity as Moto Guzzi has access to short-term advances from banks, secured by trade receivables. Total facilities at the end of November, 1996 amount to Lit. 37,781 million ($24,807,000) largely secured by trade receivables. Significant production shortfalls, such as occurred in August 1996, however, have the effect of reducing the Company's ability to draw down on its credit facilities and in October 1996, Moto Guzzi opened exceptional credit lines in Italy for Lit. 1,000 million secured by letters of patronage issued by the Company to cover temporary requirements.

    Principal loan payments on outstanding Moto Guzzi indebtedness as well as expenditures on fixed assets, have largely been financed from available bank credit lines, with a portion of fixed assets expenditure being financed by way of finance leases for Lit. 438 million ($288,000). Moto Guzzi relied on short-term financing for fixed asset expenditure aggregating Lit. 3,863 million ($2,536,000) at September 30, 1996, less the Lit. 438 million financed by leasing, in the expectation of receiving long-term financing from the recent private placement of the securities of Moto Guzzi Corp. and from the Company through the Planned Offering. Moto Guzzi was also advised that Italian government subsidies have been approved for approximately Lit. 700 million in cash grants and Lit. 1,200 million in loans, in respect of research and development programs carried out prior to 1995. Eventual receipt of these funds and timing of receipt is uncertain and they will be recorded when received.

    As described above, in late November Moto Guzzi experienced an interruption in deliveries from its suppliers of two key components of its "Centauro" and "1100 Sport" motorcycle models which were needed to complete production and shipment of those motorcycles later in November and in December. While deliveries have resumed, such delays adversely affected motorcycle production, and there can be no assurance that future interruptions of such, or other, components will not occur. Moto Guzzi will attempt to reorganize its production program so that production of models not affected by the component delivery problem is increased in December while production of the affected models is shifted into January 1997. Further, Moto Guzzi was subjected to a national labor strike and other industrial actions in December in connection with the renegotiation of national labor contracts, which further adversely impacted expected motorcycle production in December. Reduced production and sales in December in turn reduced resulting trade receivables against which Moto Guzzi would otherwise have drawn upon its short-term lines of credit to pay certain expenses required to be made in December 1996, including an aggregate of approximately Lit. 800 million ($525,000) in labor expenses and a Lit. 525 million ($345,000) loan principal payment. Working capital, including proceeds of the Planned Offering, were required to be used for these expenses. The anticipated sale in January of the motorcycles scheduled for production and sale in November and December, and now classified as inventory, is expected to restore liquidity through a resulting reduction in component purchases.

    INVESTING ACTIVITIES. The disposal of the Company's 66.7% interest in Immobiliare Broseta S.r.l. has removed Lit. 12,200 million of real estate and Lit. 5,049 million of short-term real estate loans from the balance sheet as well as minority interests of Lit. 2,354 million ($1,547,000). The balance due from Domer representing notes payable of Lit. 4,708 million (as described in Note 2 to the Unaudited Consolidated Financial Statements) is the principal reason for the increase in related party receivables from December 31, 1995 along with an advance of $1,000,000 (Lit. 1,523 million) made to Carey Winston in accordance with the agreement to purchase that company. See Note 4 to the Unaudited Consolidated Condensed Financial Statements.

    In the third quarter of 1996, the Company sold a property in Baltimore, MD, for approximately $1,100,000 and excess machinery at L.I.T.A. was also disposed of in the period with proceeds of approximately Lit. 241 million ($158,000).

    FINANCING ACTIVITIES. A tax receivable of approximately Lit. 5,250 million ($3,453,000) was received in the first quarter of 1996 with the proceeds being applied principally for the purchase of marketable securities of Lit. 4,910 million ($ 3,224,000). A further amount of approximately Lit. 800 million ($525,000) was received in the third quarter.

    Repayments of loan principal on the Cologne of Lit. 3,611 million ($2,371,000) have been financed by decreases in investments in the period. Other principal loan payments, mainly in Moto Guzzi, have been financed from operations and bank credit lines.

    STOCK REPURCHASE PROGRAM. The Company completed its stock repurchase program on October 23, 1996. The program was initiated to accommodate a number of shareholders who held the view that the Company, following the sale of the Maserati business in 1993, was no longer engaged in the business activity which had initially led them to invest in the Company's shares. Two mutually exclusive alternative offers were made to shareholders. The first offer was to purchase up to 80% of a shareholder's common stock for a combination of cash and non-negotiable promissory notes having a face value aggregating $12.26 per share ("the 80% offer") and the second offer was to purchase up to 50% of shareholder's common stock for $12.26 cash (the "50% offer"). Of the 4,742,865 issued shares of the Company, shareholders representing 3,167,010 shares (66.8%) had agreed in advance not to participate.

    Of the remaining 1,575,855 shares, 506,359 were tendered under the 80% offer and 255,636 under the 50% offer, all of which were accepted by the Company.

    OFFERING OF SECURITIES OF MOTO GUZZI CORP. The Company's newly-formed subsidiary, Moto Guzzi Corp., acquired all of the equity interest of the Company in Moto Guzzi and in Moto America, in exchange for 6,000,000 shares of common stock of Moto Guzzi Corp. In December 1996, Moto Guzzi Corp. commenced a private offering of convertible preferred stock and common stock purchase warrants which raised to date an aggregate of approximately $2.7 million for Moto Guzzi Corp. net of expenses. The bulk of the proceeds will be used to commence needed repairs and rehabilitation of production equipment at Moto Guzzi.

    REPURCHASE OF SHARES FROM FINPROGETTI. On November 7, 1996 the Company entered into an agreement with Finprogetti S.p.A. to resolve certain open matters deriving from the acquisition of the majority of Finprogetti's operating subsidiaries in July 1995. A balance due by Finprogetti of Lit. 763 million ($501,000) was settled by the Company taking back 46,000 shares at a value of Lit. 16,587 per share ($10.89 per share). Finprogetti S.p.A. also agreed to accept responsibility for a claim which was successfully brought against one of the subsidiaries acquired from Finprogetti for Lit. 2,120 million. In accordance with terms of the Company's agreement with Finprogetti, the Company would have paid such claim and received in compensation 105,440 of the shares issued to Finprogetti in July 1995. The Company and Finprogetti agreed that Finprogetti would assume the responsibility for payments resulting from the claim, which are payable in installments through June 1998, and that the Company would, on the request of Finprogetti, repurchase shares for cash at the dates and in the amounts of each installment payment.

    At September 30, 1996, the Company has reclassified the 105,440 shares thus subject to repurchase outside of shareholders' equity in the amount of the present value of the amounts payable under the repurchase commitment, applying a discount rate of 10%. The resulting value of the 105,440 shares subject to repurchase is Lit. 1,940 million ($1,274,000) or Lit. 18,399 per share ($12.08 per share). Immediately following the agreement, Finprogetti requested that the Company repurchase 9,950 shares for Lit 200 million ($131,000) in respect of the first installment. The dates, number of shares and financial commitment for further possible repurchases of shares are as follows:

December 31, 1996............................  22,380 shares Lit. 450 million ($295,000)
June 30, 1997................................  22,380 shares Lit. 450 million ($295,000)
December 31, 1997............................  22,380 shares Lit. 450 million ($295,000)
June 30, 1998................................  28,350 shares Lit. 570 million ($374,000)

    RESALE OF ROME PROPERTY. In December 1996, the Company's OAM subsidiary sold a parcel of property located in Rome for $1 million, an amount which exceeded its book value.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
              CONDITION AND RESULTS OF OPERATIONS OF CAREY WINSTON

    THE DISCUSSION AND ANALYSIS BELOW SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF CAREY WINSTON AND THE NOTES THERETO, INCLUDED AS AN ATTACHMENT TO THIS PROSPECTUS. IN ADDITION TO HISTORICAL INFORMATION, THE FOLLOWING DISCUSSION AND ANALYSIS CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE DESCRIBED IN "RISK FACTORS" ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The integrated real estate services provided by Carey Winston include (i) Commercial Leasing; (ii) Property Management; (iii) Investment Properties, consisting of commercial real estate sales; (iv) Asset Advisory, consisting of consulting for real estate acquisition, disposition, syndication and asset management; (v) Property Finance; and (vi) Appraisal and Consulting in the Washington, D.C. Metropolitan area.

    A significant portion of Carey Winston's revenue is transactional in nature and is subject to changing market conditions. Services are rendered in most instances pursuant to contractual arrangements which are terminable by the client either at will or on an "at will" basis. Historically, there is not a seasonal pattern of revenue or expenses that is consistent from year to year. External influences of changing tax laws, environmental laws and regulations and fluctuations in interest rates may cause investment property sales and property financing transactions to close in one period rather than another.

    Carey Winston has completed two strategic acquisitions and is continually assessing acquisition opportunities as part of its growth strategy. Future acquisitions may result in non-cash goodwill and intangible amortization charges being incurred by Carey Winston which may result in a decrease in net income. Carey Winston's strategy is to pursue acquisitions that are expected to be favorable to EBITDA after all integration costs. EBITDA represents earnings before interest, income taxes, depreciation and amortization, thereby removing the effect of certain non-cash charges on income, such as the amortization of intangible assets relating to acquisitions. EBITDA is widely used in the industry as a measure of operating performance and ability to service debt. However, EBITDA should not be considered as an alternative to (i) operating income (determined in accordance with generally accepted accounting principles ("GAAP"), (ii) operating cash flow (determined in accordance with GAAP) or (iii) liquidity. Period to period comparability in 1996 was affected by the Barrueta & Associates operating assets and selected liabilities acquisition completed August 1, 1996 and in 1995 by the Delta Associates, Inc. acquisition completed August 31, 1995.

FISCAL YEAR COMPARISON

RESULTS OF OPERATIONS

    The following unaudited table sets forth items derived from Carey Winston's consolidated statements of operations for the years ended October 31, 1995, 1994 and 1993 presented in dollars and as a percentage of revenue.

                                                                          YEAR ENDED OCTOBER 31,
                                               ----------------------------------------------------------------------------
                                                         1995                      1994                      1993
                                               ------------------------  ------------------------  ------------------------
Revenue......................................  $  27,369,506      100.0% $  27,129,170      100.0% $  21,547,369      100.0%
Costs and Expenses:
  Commissions, fees and other incentives.....     11,103,259       40.6%    10,812,541       39.9%     8,915,805       41.4%
  Operating, administrative and other........     14,962,307       54.7%    14,676,579       54.1%    12,041,353       55.9%
  Depreciation and amortization..............        345,470        1.3%       280,247        1.0%       232,406        1.1%
Interest Expense.............................        129,137        0.5%        67,578        0.2%        53,262        0.2%
                                               -------------  ---------  -------------  ---------  -------------  ---------
Operating Income before provision for income
  taxes......................................        829,333        3.0%     1,292,225        4.8%       304,543        1.4%
Provision for income taxes...................        400,650        1.5%       540,800        2.0%       114,400        0.5%
                                               -------------  ---------  -------------  ---------  -------------  ---------
Gains from Discontinued Operations, Net of
  Taxes......................................         53,375        0.2%        11,078        0.0%        40,817        0.2%
                                               -------------  ---------  -------------  ---------  -------------  ---------
Net income...................................        482,058        1.8%       762,503        2.8%       230,960        1.1%
                                               -------------  ---------  -------------  ---------  -------------  ---------
                                               -------------  ---------  -------------  ---------  -------------  ---------
EARNINGS BEFORE INTEREST EXPENSE, TAXES,
  DEPRECIATION AND AMORTIZATION
Net Income...................................        482,058                   762,503                   230,960
Income Taxes.................................        400,650                   540,800                   114,400
Depreciation and Amortization................        345,470                   280,247                   232,406
Interest Expense.............................        129,137                    67,578                    53,262
                                               -------------  ---------  -------------  ---------  -------------  ---------
EBITDA.......................................      1,351,315                 1,651,128                   631,028
                                               -------------             -------------             -------------
                                               -------------             -------------             -------------

    The following unaudited tables summarize the revenue by operating segment for the three years ended October 31, 1995, 1994 and 1993.

                                                                             YEAR ENDED OCTOBER 31,
                                                  ----------------------------------------------------------------------------
                                                            1995                      1994                      1993
                                                  ------------------------  ------------------------  ------------------------
Revenue:
  Leasing Commissions...........................     12,691,892       46.4%    13,675,213       50.4%    10,216,745       47.4%
  Property Management...........................      4,567,561       16.7%     4,270,059       15.7%     3,981,343       18.5%
  Investment Properties Comm....................      6,648,978       24.3%     5,940,366       21.9%     5,887,346       27.3%
  Asset Advisory................................      1,767,106        6.5%       821,393        3.0%       382,650        1.8%
  Property Finance..............................      1,077,507        3.9%     2,012,460        7.4%       934,606        4.3%
  Appraisal and Other...........................        616,462        2.3%       409,679        1.5%       144,679        0.7%
                                                  -------------  ---------  -------------  ---------  -------------  ---------
    Total Revenue...............................     27,369,506      100.0%    27,129,170      100.0%    21,547,369      100.0%

    Revenue on a consolidated basis for 1995 was $27.4 million, an increase of $300,000 or 1.1% from 1994 and an increase of $5.9 million, or 27.4%, from the $21.5 million for 1993. The 1994 revenue was substantially impacted by an unusually large single leasing transaction in the amount of $4.1 million. The overall increase in revenue reflected the continued improvement in the commercial real estate market in Carey Winston's principal market area. Carey Winston acquired Delta Associates, Inc., an appraisal and valuation consulting firm, on August 31, 1995. The acquisition was accounted for using the purchase method.

    Commercial leasing revenue was $12.7 million for 1995, a $1 million decrease, or a 7.9% decrease from $13.7 million for 1994 and an increase of $2.5 million or a 24.2% increase from 1993. The 1994 Commercial leasing revenue includes a one time unusually large leasing commission in the amount of $4.1 million resulting from a government agency lease of office space in buildings for which Carey Winston was the leasing agent.

    Property management revenue was $4.6 million for 1995, a $300,000 increase or a 7.0% increase from $4.3 million for 1994 and an increase of $600,000 or a 14.7% increase from 1993. Substantially all of the property management activity is third party fee management for institutions and investors.

    Investment property commission revenue was $6.6 million for 1995, a $700,000 increase or, an 11.9% increase from $5.9 million for 1994 and 1993. Carey Winston brokers commercial improved properties including office buildings, retail shopping, industrial, multi family buildings and land. The market for these properties has generally moved from the sale of foreclosed or troubled assets to a more stable return on investment approach to valuation.

    Asset advisory revenue was $1.8 million for 1995, a $900,000 increase or a 115.1% increase from $800,000 for 1994 and an increase of $1.4 million or 361.8% increase from 1993. The 1995 year revenue benefitted from services provided to accomplish the successful disposition of several troubled loans secured by real estate which was owned by third party clients of Carey Winston.

    Property finance revenue was $1.1 million for 1995, a decrease of $900,000, or 46.5%, from $2.0 million for 1994 and an increase of $100,000, or a 15.3% increase from 1993. The 1995 revenue was negatively impacted by a turnover in the number of loan originators and the time needed for new loan originators to generate new loan transactions.

    Appraisal and other revenue was $616,000 for 1995 which was the first partial year of operation for the Delta Associates, Inc. appraisal and consulting group, which was acquired on August 31, 1995. Total consideration for the purchase of this business segment did not materially affect the capitalization or debt structure of Carey Winston.

    Commissions, fees and other incentives for 1995 was $11.1 million, an increase of $300,000, or 2.7%, from $10.8 million for 1994 and an increase of $2.2 million or a 24.5% increase from 1993. The changes in these costs is directly related to the decrease in revenue since most of Carey Winston's leasing and sales professionals are compensated based on revenue. As a percentage of revenue, commissions, fees and other incentives fluctuated from 40.6% for 1995 to 39.9% for 1994 and 41.4% for 1993.

    Operating, administrative and other costs and expenses for 1995 was $15.0 million, an increase of $300,000, or 1.9%, from $14.7 million for 1994 and an increase of $2.9 million, or 24.3%, from 1993. The increase in operating, administrative and other expense over the three year period at 24.3% is slightly behind the 25.9% growth in revenue and is reflective of the additional cost of support personnel and other operating costs associated with increased revenue. As a percentage of revenue, operating, administrative and other ranged from 54.7% for 1995 to 54.1% for 1993 and 55.9% for 1993.

    Depreciation and amortization for 1995 was $345,000, an increase of $65,000, or 23.3%, from $280,000 for 1994 and an increase of $113,000, or 48.6%, from
1993. These increases are due to the amortization of investments in office equipment and technology. As a percentage of revenue, depreciation and amortization ranged from 1.3% for 1995 to 1.0% for 1993 and 1.1% for 1993.

    Interest income for 1995 was $129,000, an increase of $62,000, or 91.1%, from $68,000 for 1994 and an increase of $76,000 or a 142.5% increase from 1993. These increases are primarily due to borrowing for the cost of acquiring new office equipment.

    Operating income before provision for income taxes and gains from discontinued operations for 1995 was $829,000 a decrease of $463,000, or 35.9%, from $1.3 million for 1994, which was an increase of $988,000 or a 324.3% increase from 1993.

    Gains from Discontinued Operations, net of income taxes was $53,000, $11,000 and $41,000 in 1995, 1994 and 1993. This gain consists of income and gains from the sales of assets of an insurance agency subsidiary in 1991 and Carey Winston's residential mortgage banking division in 1989.

INTERIM PERIOD COMPARISON

    The following unaudited table sets forth items derived from Carey Winston's consolidated interim statements of operations for the eleven months ended September 30, 1996 and 1995 presented in U.S. Dollars and as a percentage of revenue.

                                                                           ELEVEN MONTHS ENDED SEPTEMBER 30,
                                                                   --------------------------------------------------
                                                                             1996                      1995
                                                                   ------------------------  ------------------------
Revenue..........................................................  $  23,136,048      100.0% $  24,898,438      100.0%
Costs and Expenses:
  Commissions, fees and other incentives.........................      8,534,607       36.9%    10,051,361       40.4%
  Operating, administrative and other............................     14,767,099       63.8%    13,264,815       53.3%
  Reverse for Sub Lease Loss.....................................        835,000        3.6%             0          0
  Depreciation and amortization..................................        371,209        1.6%       302,558        1.2%
  Interest Expense...............................................        128,745        0.6%       109,154        0.4%
                                                                   -------------  ---------  -------------  ---------
Operating Income (Loss)..........................................     (1,500,658)      (6.5%)     1,170,550       4.7%
Provision for income taxes.......................................       (615,000)      (2.7%)       566,300       2.3%
                                                                   -------------  ---------  -------------  ---------
Gains for Discontinued Operations, Net of Taxes..................             --         --         27,465        0.1%
                                                                   -------------  ---------  -------------  ---------
Net income (loss)................................................       (885,612)     (-3.8%)       631,715       2.5%
                                                                   -------------  ---------  -------------  ---------
                                                                   -------------  ---------  -------------  ---------
EARNINGS BEFORE INTEREST EXPENSE, TAXES, DEPRECIATION AND
  AMORTIZATION
Net Income (loss)................................................       (885,612)                  631,715
Income Taxes.....................................................       (615,000)                  566,300
Depreciation and Amortization....................................        371,209                   302,558
Interest Expense.................................................        128,745                   109,154
Reserve for Sub Lese Loss........................................        835,000                         0
Normalize Rent Expense for Two Headquarters' Offices.............        640,508                         0
Merger Costs.....................................................         93,816                         0
                                                                   -------------             -------------
EBITDA...........................................................        568,666                 1,609,727
                                                                   -------------             -------------
                                                                   -------------             -------------

    The following unaudited tables summarize the revenue by operating segment for the eleven months ended September 30, 1996 and 1995.

                                                                                 ELEVEN MONTHS ENDED SEPTEMBER 30,
                                                                         --------------------------------------------------
                                                                                   1996                      1995
                                                                         ------------------------  ------------------------
Revenue:
  Commercial Leasing...................................................  $  10,984,828       47.9% $  10,818,293       43.4%
  Property Management..................................................      4,215,463       18.4%     4,307,110       17.3%
  Investment Properties................................................      4,608,940       20.1%     6,613,824       26.6%
  Asset Advisory.......................................................      1,405,433        6.1%     1,741,404        7.0%
  Property Finance.....................................................        556,489        2.4%     1,000,007        4.0%
  Appraisal & Other....................................................      1,364,896        5.9%       417,800      100.0%
                                                                         -------------  ---------  -------------  ---------
  Total Revenue........................................................     23,136,048      100.0%    24,898,438      100.9%
                                                                         -------------  ---------  -------------  ---------
                                                                         -------------  ---------  -------------  ---------

    Revenue on a consolidated basis for the eleven months ended September 30, 1996 was $23.1 million, a decrease of $1.8 million, or 7.2%, from the $24.9 million for the eleven months ended September 30, 1995. The overall decrease in revenue, compared to the same period in 1995, reflects decreased investment property brokerage activity due to increased competition and fewer sales of troubled properties, a decrease in asset advisory fees due to fewer opportunities to work on troubled real estate property transactions and troubled loan transactions and decreased property financing activities due to a change in loan production personnel and the uncertainties of the interest rate market. Commercial leasing activity remained consistent with office vacancies in the market area generally decreasing causing more stability in office rental rates.

    Commercial leasing revenue was $11.0 million for the eleven months ended September 30, 1996, a $200,000 increase, or 1.5%, from $10.8 million for the eleven months ended September 30, 1995. On August 1, 1996, specific assets and certain liabilities including a office lease of Barrueta & Associates, a real estate commercial leasing firm in the central business district of Washington, D.C. were acquired. Twenty-seven (27) real estate agents, primarily working on commercial leasing transactions with Barrueta & Associates became agents with Carey Winston. Carey Winston is consolidating its Washington, D.C. office into the office space formerly occupied by Barrueta & Associates.

    Property management revenue accounted for $4.2 million, a decrease of $100,000, or 2.1%, from $4.3 million for the eleven months ended September 30, 1995. On May 1, 1996, Carey Winston was appointed by the International Monetary Fund, and commenced performance pursuant to a five-year agreement, as the facilities manager of three IMF locations, aggregating 1.9 million square feet, in the central business district of Washington, D.C., one of which locations is its headquarters building.

    Investment properties brokerage revenue was $4.6 million for the eleven months ended September 30, 1996, a $2 million decrease, or 30.3%, from $6.6 million for the eleven months ended September 30, 1995. Both the number of investment property sales and the average size of the sales transactions decreased during the eleven months ended September 30, 1996 compared to transactions closed during the eleven months ended September 30, 1995. Several transactions pending settlement at September 30, 1996 were delayed due to protracted legal or environmental contingencies.

    Asset advisory revenue was $1.4 million for the eleven months ended September 30, 1996, a $300,000 decrease, or 19.3%, from $1.7 million for the eleven months ended September 30, 1995. The decrease in revenue for the eleven months ended September 30, 1996, from the eleven months ended September 30, 1995, is due to fewer opportunities and increased capitalization for real estate property transactions and troubled loan transactions.

    Property finance revenue was $600,000 for the eleven months ended September 30, 1996, a $400,000 decrease, or 44.4%, from $1 million for the eleven months ended September 30, 1995. The decrease in revenue for the eleven months ended September 30, 1996 from the eleven months ended September 30, 1995, is due to fewer loan closings relating to turnover of loan producers in mid-1995 and the time needed to enable the replacement loan officers to generate a pipeline of business. Some loan closings initially scheduled to close by September 30, 1996, were delayed due to borrowers' uncertainty concerning movement of interest rates.

    Appraisal and other revenue was $1.4 million for the eleven months ended September 30, 1996, a $1.3 million increase from $418,000 for the eleven months ended September 30, 1995. The eleven months ended September 30, 1995 included revenue from the acquisition of Delta Associates, Inc. for the one month after the August 31, 1995 acquisition date. This acquisition was accounted for using the purchase method.

    Commissions, fees and other incentives for the eleven months ended September 30, 1996, was $8.5 million, a decrease of $1.5 million, or 15.1%, from $10.0 million for the eleven months ended September 30, 1995. The decrease in these costs is directly related to the decrease in revenue since most of Carey Winston's leasing and sales professionals are compensated based on revenue. As a percentage of revenue, commissions, fees and other incentives decreased from 40.4% to 36.9%.

    Operating, administrative and other for the eleven months ended September 30, 1996 was $14.8 million, an increase of $1.5 million or 11.3% from $13.3 million for the eleven months ended September 30, 1995, and increased as a percentage of revenue for such periods from 53.3% to 63.8%. An increase of $867,000 is due to a full eleven months of Delta Associates' costs in 1996 compared to only one month of costs in 1995. Additional rent expense of $641,000 in 1996 relates to the extra cost associates with two headquarters offices. Merger and acquisition costs of $94,000 were new expenses in 1996.

    A reserve for a sublease loss for the eleven months ended September 30, 1996 was $835,000, which relates to the estimated loss Carey Winston will incur in the subleasing of its office in the Washington, D.C. central business district office, which was made surplus as a result of the acquisition of Barrueta & Associates, operating assets and selected liabilities on August 1, 1996. Carey Winston has consolidated into the office space formerly occupied by Barrueta & Associates.

    Depreciation and amortization for the eleven months ended September 30, 1996 was $371,000, an increase of $68,000, or 22.4%, from $303,000 for the eleven months ended September 30, 1995, and increased as a percentage of revenue for such periods from .1% to .4%.

    Interest expense for the eleven months ended September 30, 1996 was $129,000, an increase of $20,000, or 17.9%, from $109,000 for the eleven months ended September 30, 1995, and increased as a percentage of revenue for such periods from .4% to .6% as a result of increase borrowing for office equipment.

    Operating income (loss) before a provision for income taxes for the eleven months ended September 30, 1996 was a loss of $1.5 million, a decrease of $2.8 million from $1.2 million of income for the eleven months ended September 30, 1995. The decrease in operating income resulted from a revenue decrease in investment property commercial leasing, asset advisory services and property financing. These decreases were partially offset by increased appraisal and consulting revenue as a result of the Delta Associates acquisition. Other factors contributing to the decrease in operating income include a $835,000 reserve for sub-lease loss; $641,000 of costs to carry two headquarters offices and $94,000 of merger and acquisition costs.

LIQUIDITY AND CAPITAL RESOURCES

    FISCAL YEAR COMPARISON

    Carey Winston has historically financed its operations and related capital expenditures from internally generated funds, operating and, to a much lesser extent, capital leases, and with bank borrowings for office equipment.

    Net cash provided by operating activities for the fiscal year ended October 31, 1995 decreased by $288,000 primarily due to an increase of $1.5 million in accounts and notes payable and a decrease of $185,000 in accounts payable. These changes in accounts receivable and payable were partially offset by $482,000 of net income; $345,000 of depreciation and amortization and an increase of $464,000 in commissions payable.

    Net cash provided by operating activities for the fiscal year ended October 31, 1994 increased by $2.3 million primarily due to a net profit of $762,000; a decrease of $603,000 in accounts and notes receivable; an increase of $761,000 in accounts payable and $280,000 of depreciation and amortization.

    Investing activities and financing activities, net of borrowings for short term investment returns, for 1995 and 1994 reflect the acquisition of office property of $545,000 in 1995 and $489,000 in 1994. These acquisitions were financed in part from net borrowings of $278,000 in 1995. The 1995 curtailment of financial institution borrowings exceeded new borrowings by $33,000 in 1994. Proceeds from sales and repurchases of stock provided a net increase of $147,000 in 1995 and $68,000 in 1994. Dividend payments of $54,000 in 1995 and $81,000 in
1994 reduced net cash from financing activities. Investing activities were negatively impacted by $160,000 in 1995 by the cash portion of Delta Associates, Inc.

    Carey Winston's management believes that its capital resources were adequate for its anticipated working capital needs for the next 12 months.

    INFLATION

    Carey Winston's operations are directly affected by various national and regional economic conditions, including the increase of interest rates, the availability of credit to finance commercial real estate transactions, the supply of commercial building space for rent and the impact of tax laws. Higher inflation could make the investment in fixed assets, such as real estate, more attractive and result in increased demand that would in turn cause an increase in commercial leasing activity and an increase in rent and sales values all of which will act to increase revenue. Modest inflation, Carey Winston believes, does not have a material effect on its operations. Revenues, commissions and other variable costs related to revenues are primarily affected by real estate market supply and demand versus general inflation.

    INTERIM PERIOD COMPARISON

    Net cash provided by operating activities for the eleven months ended September 30, 1996 decreased by $1.1 million primarily due to a loss of $886,000 in the period, the deferred income tax benefit associated with the loss of $636,000 an increase of $942,000 in accounts and notes receivable and a decrease of $509,000 in commissions and accounts payable. A positive effect on cash flow was realized from the accrual of a reserve for a sublease loss of $835,000; accrued rent associated with the relocation of the headquarters office of $653,000 and depreciation and amortization of $371,000.

    Net cash provided by operating activities for the eleven months ended September 30, 1995 decreased by $660,000 primarily due to an increase in accounts receivable of $1.4 million; and a decrease in accounts payable of $442,000. These items were offset by a net profit of $632,000; an increase in income taxes payable of $317,000 and $303,000 of depreciation and amortization.

    Investing activities and financing activities, net of borrowings for short term investment returns, for the two eleven month periods reflect the acquisitions of office property of $487,000 in 1996 and $441,000 in 1995. These acquisitions were financed in part from net borrowings of $42,000 in 1996 and $301,000 in 1995. Borrowings in 1996 included a $1 million loan from Trident Rowan Group, Inc. Investing activities were positively impacted in the 1996 eleven month period by $532,000 of cash acquired as part of the Barrueta & Associates asset acquisition in 1996 and negatively impacted by $160,000 in the comparable 1995 period by the cash portion of the Delta Associates, Inc. acquisition price net of cash acquired. Proceeds from sales and repurchases of stock provided a net increase of $108,000 in 1996 and an increase of $145,000 in 1995. Dividend payments of $60,000 in 1996 and $55,000 in 1995 reduced net cash from financing activities.

    Capital provided from these sources was adequate to sustain operations during the period. Carey Winston obtained a three year loan facility of $2 million, bearing interest at the rate of ten percent (10%) per annum, from the Company in connection with the pending Agreement and Plan of Merger, dated August 14, 1996, between Carey Winston and the Company, of which $1 million was drawn down in September, 1996. Pursuant to the terms of the Merger Agreement with the Company, the second $1 million will be funded on or before the merger closing date, and upon closing, the entire $2 million will be converted from a loan into capital.

                           FORWARD LOOKING STATEMENTS

    This Prospectus contains certain forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are intended to be covered by the safe harbors created thereby. Although the Company believes that the assumptions underlying the forward looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward looking statements included in this Prospectus will prove to be accurate. Factors that could cause actual results to differ from the results specifically discussed in the forward looking statements include, but are not limited to, those discussed in "Risk Factors." In light of the significant uncertainties inherent in the forward looking statements included herein, the inclusion of information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                            BUSINESS OF THE COMPANY

OVERVIEW

    The Company owns an Italian manufacturer of luxury motorcycles, and an Italian manufacturer of steel tubes used in the automobile and furniture industries, and provides an array of temporary management and opportunistic capital investment resources to troubled businesses located primarily in Italy. By rendering these services, the Company acquires the ability to earn fees from its management engagements (including negotiated bonuses in the form of cash or equity for achieving agreed upon results), and to make investments of its capital, alone or with other strategic or financial investors, in minority or controlling equity positions in managed companies. The Company has also agreed to acquire Carey Winston, which acquisition it expects to consummate shortly after the completion of the Planned Offering. See "Description of the Merger."

    The Company plans to realize income from the operations of wholly or majority owned companies ("Portfolio Companies") and from the disposition of its equity interests in the Portfolio Companies and in managed companies in which it owns minority interests at enhanced values resulting from the rendering of management services to these companies by the Company.

    The Company's new business structure enables it to apply its management and capital investment skills to present and future Portfolio Companies as well as to outside clients, to incentivize outside clients to make greater use of the Company's resources, and to utilize its clients as sources for new management engagements and capital investment opportunities.

    The Company's new strategic focus is an outgrowth of the sudden illness in 1993 of its former principal shareholder and chairman, and the contemporaneous divestiture of its controlling equity interest in its then principal Italian operating subsidiary, Maserati S.p.A. to Fiat Auto S.p.A.

    In 1993, after the Maserati sale, the Company's only operating subsidiary was Moto Guzzi (then called G.B.M. S.p.A.), which the Company had acquired in 1972. At that time, Moto Guzzi was a manufacturer of medium and high priced motorcycles which for years had been both unprofitable and undercapitalized. The Company's Board was prepared to consider a capital investment by or joint venture with a third party, the sale of its interest in Moto Guzzi, or some other form of business combination to repair Moto Guzzi's capital deficiencies and financial condition.

    When those efforts proved unsuccessful, the Company, in May 1994, engaged the predecessor of T.I.M. to provide Moto Guzzi with critically needed temporary management in order to staunch losses and to design a capital plan for future growth or sale of the subsidiary. Management selected and installed by T.I.M. continues to operate Moto Guzzi. As described below, under T.I.M.'s direction, Moto Guzzi increased production and sales, reduced costs, and achieved, in 1995, virtual break-even results on an operating basis. Moto Guzzi today manufactures a high priced line of motorcycles under the trademark "Moto
Guzzi-Registered Trademark-". Moto Guzzi motorcycles vary in engine displacement from 300cc to 1,100cc, although the subsidiary has determined to focus its future sales and development efforts on its larger motorcycles, having engines of 750cc or greater.

    T.I.M. is now a wholly-owned subsidiary of the Company, having been acquired in 1995 as part of the purchase of substantially all of the operating assets of Finprogetti, S.p.A., (see "Finprogetti Acquisition"). While the operations of T.I.M. to date have not been material to the consolidated results of operations of the Company, the acquisition of T.I.M. was an essential component of the redirection of the Company's business strategy, as it permits the Company to combine T.I.M.'s skill and knowledge in providing capable management to troubled businesses with the Company's abilities in analyzing capital requirements and transaction structuring, and to apply such capabilities to investment opportunities arising out of T.I.M.'s management engagement.

    Previously, in November, 1993, T.I.M.'s management services were engaged by Finprogetti, itself a financially troubled, privately held Italian corporation, the capital of which was invested in real estate and financial services ventures. Finprogetti acquired a 55% equity interest in T.I.M. in November, 1994 by buying shares from Albino Collini, T.I.M.'s founder. Sig. Collini had become Finprogetti's managing director in November, 1993.

ACQUISITIONS

    FINPROGETTI ACQUISITION

    In December 1994, the Company received an offer from Finprogetti, which it subsequently accepted, in which it was proposed that: (a) the Company would acquire substantially all of the operating assets of Finprogetti, including its Italian real estate interests, its T.I.M. subsidiary, a leasing and factoring company and certain Italian tax receivables aggregating Lit. 5,150 million ($3,381,000), in exchange for newly issued shares of the Company's Common Stock, valued at Lit. 20,106.73 per share ($12.26 at the then-prevailing exchange rate), and (b) Finprogetti would make or cause others to make additional equity investments in the Company aggregating up to Lit. 15,000 million ($9,849,000), paying cash therefor at the same price of Lit. 20,106.73 per share. If aggregate additional equity investments were less than Lit. 15,000 million, it was agreed that Finprogetti would realize a reduction in the number of shares to be issued in connection with the acquisition of the Finprogetti assets.

    After the receipt of cash of Lit. 8,204 million (approximately U.S. $5,000,000) for the subscription to 408,008 shares, the Company adjusted the number of shares to be given so that 1,922,652 shares were issued to effect the acquisition from Finprogetti, in addition to the shares issued in exchange for cash. The Company repurchased 55,950 such shares on November 7, 1996. Of the total number of shares issued of 2,330,660 for the acquisition from Finprogetti (2,274,710 after such November 7, 1996 repurchase), including the subsequent purchase of 408,008 shares, 192,723 shares are being held in escrow pending realization by the Company of the tax receivable of Lit. 5,150 million that was included in the assets acquired.

    The Lit 39,447 million total purchase price reported in the balance sheet to effect the Finprogetti Agreement reflects Lit. 38,223 million (Lit. 16,400 per share; U.S.$10.00 per share) assigned to the 2,330,660 shares issued plus costs of Lit. 1,224 million incurred in connection with the acquisition. The acquisition has been accounted for by the purchase method. Accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based on the fair values at the date of the acquisition. The purchase price was allocated as follows:

                                                                            US$'000    LIRE M.
                                                                           ---------  ---------
Cash.....................................................................      5,166      8,204
Real estate interests....................................................     21,479     34,109
Concession rights over real estate.......................................      2,960      4,700
Less: related long-term debt.............................................    (12,238)   (19,431)
Trademark and other intangible assets....................................      3,148      5,000
Other assets and liabilities, net........................................      3,355      5,329
Goodwill.................................................................        967      1,536
                                                                              24,837     39,447

    The excess of the purchase price paid over the fair values of the net assets acquired has been recorded as goodwill, which is being amortized in accordance with the Company's policy. Results of the Finprogetti companies are included in operations from July 1, 1995 and the amount of goodwill amortization for fiscal year 1995 was Lit. 77 million.

    The former Finprogetti real estate assets acquired by the Company are not presently intended to be held long term. The Company either will seek a strategic partner to help manage the properties or will seek to dispose of them in due course and at maximally favorable values.

    Among the management projects on which T.I.M. has been engaged recently are the following:

    - complete operational and financial restructuring of a frozen fish and vegetable processing and distribution company with sales of Lit. 180,000 million ($118,000,000) which had experienced operating losses and an inability to meet the terms of a plan of debt restructuring.

    - privatizing a state-owned manufacturer of steel products with 1,000 employees and sales of Lit. 476,000 million ($310,000,000).

    - managing a wine producer in liquidation and with sales of Lit. 39,500 million ($26,000,000).

    - operational and financial restructuring of leather processor with Lit. 35,000 million ($23,000,000) in sales.

    L.I.T.A. ACQUISITION.

    On July 25, 1995, in the first application of its new business plan following its acquisition of Finprogetti's assets, the Company, through one of its Italian subsidiaries, acquired L.I.T.A.

    T.I.M. had been retained to manage L.I.T.A. after a material decline in L.I.T.A.'s operations, and to oversee its sale to a third party to be identified by T.I.M. The physical and operational presence of T.I.M. at L.I.T.A., its ability to examine and comprehensively analyze the managed company's operational and capital needs and T.I.M.'s ability to its client to meet its strategic objective of selling L.I.T.A. represents an example of an investment opportunity arising from T.I.M.'s management business. The stock of L.I.T.A. was acquired at a cost of Lit. 615 million ($404,000), representing a discount of approximately Lit. 1,600 million ($1,050,000) from the book value of L.I.T.A.'s assets. Through management provided to L.I.T.A. by T.I.M., the Company hopes to enhance the value of L.I.T.A. as a Portfolio Company and benefit both from income generated from L.I.T.A.'s operations and from an eventual disposition of the rejuvenated subsidiary.

COMPANY STRATEGY

    In summary, while the strategic focus of the Company is to seek opportunistic investments through relationships developed from its management service business with business owners and bank creditors, today, through its Portfolio Companies, the Company has material operations in the following industry segments:

    - the manufacture and sale of high priced motorcycles through Moto Guzzi;

    - the management, operation and sale of operating and developmental real property through Carey Winston and through subsidiaries acquired from Finprogetti; and

    - the manufacture and sale of specialty steel tubing through L.I.T.A.

    Additionally, the Company owns 84.35 % of the capital stock of O.A.M. S.p.A., the entity which had owned Maserati S.p.A. Chrysler Corporation has owned a 15.65% equity interest in O.A.M. since 1986.

    The Company also owns 100% or controlling interests in the following subsidiaries which are either inactive or which are being liquidated, and which in the aggregate account for less than 1% of the consolidated net worth of the
Company: Tridentis, S.A., Newstead, Ltd., Finprogetti Servizi S.p.A. and Trident Rowan Servizi S.p.A.

    The Company's strategic plan is to expand substantially the size and scope of the Company's hands-on management and financing business in "turnaround" and opportunistic investment situations. The Company intends to engage from time to time in strategic relationships with other enterprises which are both well-capitalized and which finance troubled and underperforming businesses or which are seeking "local" partners with hands-on management capabilities.

STRUCTURE OF THE COMPANY

    The Company was incorporated under the laws of the State of Maryland in 1917. The following charts depict the current structure of the Company.

    The following is a textual summary of the current organizational chart of the Company. The chart in graphical form is included in the paper version of this filing:

    The Company owns 100% of the equity interest in Maserati Automobiles, Inc., a Delaware corporation, Finprogetti International Holding, S.A. ("FIH"), a Luxembourg corporation and 95.54% of the equity interest in Finprogetti Servizi S.p.A. ("Servizi"), an Italian corporation. The Company owns an 90% equity interest in Moto Guzzi Corp*., a 99.9% equity interest in Trident Rowan Servizi S.p.A. ("TRS"), a 99.67% equity interest in Finprogetti Investimenti Immobiliari S.p.A. ("Immobiliari"), and a 100% equity interest in Temporary Integrated Management S.p.A. ("TIM"), all Italian corporations. FIH owns the remaining .33% equity interest in Immobiliari.

    Moto Guzzi Corp. owns a 100% equity interest in Moto Guzzi S.p.A. ("Moto Guzzi"), an Italian corporation and 100% of the equity interest in Moto America, Inc., a North Carolina corporation.

    Moto Guzzi owns a 100% equity interest in Centro Ricambi S.r.l., an Italian corporation, and a 25% equity interest in A+G Motorrad GmbH, a German corporation, a 25% equity interest in MGI GmbH, a German corporation, and a 100% equity interest in Moto Guzzi France, S.A., a French corporation.

    TRS owns a 100% equity interest in Tridentis Financiere, S.A. ("Tridentis"), a Luxembourg corporation, and an 83.92% equity interest in O.A.M. S.p.A. ("OAM"). Tridentis owns a 100% equity interest in Newstead, Ltd., an Irish corporation.

    Immobiliari owns a 99.9% equity interest in Pastorino Strade, S.r.l., a 25% equity interest in Domer S.r.l., an 80% equity interest in Grand Hotel Bitia S.r.l. FIH owns the remaining .10% equity interest in Pastorino Strade. Domer owns a 68.19% equity interest in Interim S.p.A. and a 100% equity interest in Immobiliare Broseta S.r.l., all Italian entities..

INDUSTRY SEGMENT INFORMATION

    Information on net sales, operating profit, depreciation and amortization, capital expenditures and assets employed for each segment of the Company's business for the three years ended December 31, 1995 is contained in Note 14 of Notes to the Consolidated Financial Statements contained elsewhere in this Prospectus.

    NARRATIVE DESCRIPTION OF BUSINESS OF THE COMPANY.

    Excluding Carey Winston, which is described separately below, the Company has three (3) business segments: motorcycles, steel tubing and commercial real estate development. Two such segments-- motorcycles and real estate--were material to the Company's 1995 results of operations. The real estate segment is unrelated to the real estate management services which are provided by Carey Winston.

------------------------

* This percentage may be reduced to 80% by the final closing of Moto Guzzi Corp.'s private placement.

    (I) MOTORCYCLES. The motorcycle segment continued to dominate reported results of operations in 1995, accounting for approximately 89.5% of the Company's consolidated net sales.

    Moto Guzzi, the Company's 100%-owned motorcycle manufacturing subsidiary through its Moto Guzzi Corp. subsidiary, was acquired by the Company in 1972.

    BACKGROUND

    For 75 years, Moto Guzzi was a manufacturer of medium and high priced motorcycles which for years had been both unprofitable and undercapitalized. By 1994, the Board of Directors of the Company was prepared to consider a capital investment by or joint venture with a third party, the sale of its interest in Moto Guzzi, or some other form of business combination to repair Moto Guzzi's capital deficiencies and financial condition.

    When those efforts proved unsuccessful, the Company, in May 1994, engaged the predecessor of Temporary Integrated Management, S.p.A., an Italian corporation ("T.I.M."), to provide Moto Guzzi with critically needed temporary management in order to staunch losses and to design a capital plan for future growth or sale of Moto Guzzi. Management selected and appointed by T.I.M. continues to operate Moto Guzzi. As described below, under T.I.M.'s direction, Moto Guzzi increased production and sales and has made substantial progress toward achieving profitable operations, although no assurance can be given that this will continue in the future. Moto Guzzi today manufactures and sells a high priced line of motorcycles under the trademark "Moto Guzzi." Centro Ricambi sells related Moto Guzzi spare parts. T.I.M. is now a wholly-owned subsidiary of the Company, having been acquired in 1995.

    Moto Guzzi, manufactures a high priced line of motorcycles, and distributes spare parts, under the trademark "Moto Guzzi-Registered Trademark-." Moto Guzzi motorcycles vary in engine displacement from 300cc to 1,100cc, although Moto Guzzi has made a strategic decision to concentrate development and sales efforts on its largest motorcycles, having engines of 750cc or larger. Moto Guzzi spare parts are distributed through Centro Ricambi, a 100% owned subsidiary of Moto Guzzi. Moto Guzzi had also manufactured and sold smaller and lower priced cycles under the "Benelli" trademark, but closed production of these vehicles in 1993. Moto Guzzi continues to maintain a small inventory of Benelli motorcycles.

    All motorcycle manufacturing is conducted at Moto Guzzi's Mandello del Lario, Italy facility. Moto Guzzi manufactures certain power train components, acquires certain other components from outside suppliers, and performs finishing work and assembly into motorcycle bodies. Moto Guzzi's operations have been managed since May 1994 by a T.I.M.-appointed manager.

    DISTRIBUTION

    Moto Guzzi maintains an Italian distribution network of over 150 independent dealers.

    In 1995, a single importer-distributor acted as exclusive importer-distributor for Moto Guzzi in each of France, Japan, Denmark, Finland, Germany, Greece, Malta, New Zealand, Norway, Portugal, Sweden, Austria, Switzerland, Australia, the U.K., the United States and Holland.

    Moto America is Moto Guzzi's exclusive importer-distributor in the United States. Until 1996, when it was acquired by TRG and later transferred to the Company, Moto America was an independent business.

    In November 1996, Moto Guzzi replaced the independent French import-distributor with a newly created wholly-owned subsidiary of Moto Guzzi. Moto Guzzi also owns a 25% equity interest in a new German corporation which will become the exclusive importer-distributor of Moto Guzzi motorcycles and spare parts beginning in 1997. Moto Guzzi has the right to acquire up to a total of 90% of the equity interest within four years.

    Moto Guzzi also owns a 25% equity interest in A+G Motorrad GmbH ("A+G"), a German corporation, the majority of the shares of which is owned by Aprilia S.p.A., another Italian manufacturer of motorcycles with small displacement engines. A+G distributes the motorcycles of both Moto Guzzi and Aprilia in the German market, but it will cease distributing Moto Guzzi motorcycles at the end of 1996.

    No single Italian dealer accounted for more than 5% of the sales of Moto Guzzi in 1995. The Italian dealers who distribute Moto Guzzi motorcycles generally handle other brands as well.

    Moto Guzzi provides support to its worldwide dealer network by, among other things, operating a technical training and support facility at Mandello del Lario. All dealers are required to attend training courses at the inception of their relationship, and periodically thereafter.

    NET SALES

    From 1981 through 1993, sales and production of Moto Guzzi motorcycles, with only occasional interruptions, had been declining consistently. Production of Moto Guzzi's larger machines declined from 2,935 units in 1992 to 2,175 units in 1993. Similar declines were sustained in the smaller Benelli motorcycles (including Benelli models marketed as small Moto Guzzi models).

    In 1994, following the engagement of T.I.M. to improve manufacturing and sales results, Moto Guzzi's overall unit sales improved by 28% and production of the Company's larger motorcycles expanded to 3,048 units. In 1995, units sales increased by 23.1% from 4,278 in 1994 to 5,266 in 1995, of which 4,800 had engine displacements of 350cc or greater and 466 had displacements of less than 350cc. Additionally, 448 Benelli motorcycles were sold from inventory. A portion of the Offering proceeds will be used to rehabilitate old production machinery and equipment to help Moto Guzzi increase production. See "Use of Proceeds."

    All sales are invoiced in Italian lire except sales to the United States which are invoiced in U.S. Dollars. Prices are customarily reviewed and are increased to cover increases in production costs at periodic intervals and in light of prevailing exchange rates. Italian prices for motorcycles traditionally have been higher than export prices. In 1995, Moto Guzzi increased prices of its various models twice, with such increases aggregating approximately 9% on average for domestic sales and for export sales invoiced in lire, and 4% in respect of export sales to the United States. Export sales continued to reflect lower margins than domestic Italian sales.

    BACKLOGS

    On January 1, 1995, Moto Guzzi had open orders for its entire 1995 production capacity. Such orders were subject to cancellation without penalty. Orders for 1996 delivery also exceeded production capacity and the Company expects it will again be unable fully to satisfy demand for its motorcycles in the current year. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

    COMPETITION

    The sale of motorcycles is a highly competitive business, with competition typically coming from all powered passenger vehicles, as well as motorcycles. The overall market in Italy contracted slightly in 1995, with new vehicle registrations in Italy declining by 2.7% compared to 1994. Overall, Moto Guzzi had a 2.3% share of the Italian domestic motorcycle market in 1995 and sales of its largest motorcycles (over 750 cc) represented approximately a 2.6% market share. Moto Guzzi's share of the Italian market in 1995 must be considered in the light of its inability to meet demand due to production capacity limitations, as noted above.

    The Italian market remains dominated by large, well-financed Japanese manufacturers. A number of Italian and foreign manufacturers, principally Cagiva, Honda, BMW, Yamaha, Kawasaki and Suzuki, sell their products in the Italian market. In 1995, the Italian market shares of the principal competitors of Moto Guzzi on a unit basis were as follows:

    For the largest machines (over 750cc):

    Harley Davidson--19.7%; BMW--17.5%; Ducati--14.6%; Honda - 14.1%; Suzuki-9.3%; Kawasaki-- 8.0%; Moto Guzzi 2.6%; Triumph 2.5%.

    For all motorcycles:

    Honda--25.4%; Yamaha--15.2%; Aprilia--12.1%; Suzuki-- 9.0 %; BMW--6.7%;
Kawasaki -6.6%; Ducati--6.1%; Cagiva 5.2%; Harley Davidson--4.1%; Moto Guzzi
2.3%.

    Moto Guzzi maintains an extremely small share of the world-wide motorcycle market, which is dominated by many of the same manufacturers that predominate in Italy. Moto Guzzi competes principally through such intangible qualities as performance, reputation and quality of manufacture, areas in which its competitors also excel. See "Risk Factors--Competition".

    RAW MATERIALS AND COMPONENTS

    The source and supply of motorcycle raw materials, including aluminum for power train components, is not a significant business risk for Moto Guzzi. However, while there are multiple reliable sources for most components, certain significant components are available from only one or two sources, and Moto Guzzi is therefore subject to the risk of price fluctuations and possible delays in deliveries thereof. In late November, 1996, two of Moto Guzzi's suppliers informed the subsidiary that delivery of needed components will be temporarily delayed due to production problems incurred by such suppliers. Such problems are not expected to delay delivery by more than a few days, although no assurance can be given that such delays will not be longer, and all such delays adversely affect motorcycle production.

    The cost of imported raw materials is affected by variations in currency exchange rates. In 1994, the value of the Italian lire had declined relative to the currency of Italy's primary trading partners which resulted simultaneously in an increase in the cost of imported raw materials and in an improvement in the price competitiveness of Italian-made finished goods, such as Moto Guzzi's motorcycles. In 1995, as a result of greater stability, currency exchange rates had a less significant effect on costs and price competitiveness. In 1996, through September, the Lira has appreciated slightly against most major currencies though significant benefits to raw material prices have not accrued from such appreciation.

    During 1995, the costs of materials and components for production of a motorcycle increased by approximately 6.2% over 1994 average costs levels. Approximately 4.8% of this was due to material cost increases, 1.2% to outsourcing of certain components and 0.2% to technical improvements and modifications to specifications. A significant element of the raw material price increase was in respect of purchased aluminum components which increased by approximately 30%, mainly due to aluminum prices.

    RESEARCH AND DEVELOPMENT AND CONTINUING ENGINEERING

    Moto Guzzi is continuously engaged in company-sponsored programs of product improvement and development. Aggregate 1995 research and development expenditures by Moto Guzzi were Lit. 861 million ($565,000) compared to Lit. 197 million in 1994, and Lit. 409 million in 1993. Of the Lit. 861 million expenditure in 1995, approximately Lit. 602 million was in respect of development of models whose production commenced in 1996.

    These on-going programs relate to developing more powerful engines with improved performance and durability characteristics, superior braking systems, suspensions, frames, transmissions and other components applicable to two-wheeled vehicles.

    SEASONAL NATURE OF BUSINESS

    Moto Guzzi's business has been turned around to the point that again it is affected by seasonal factors. Retail market demand is highest in the spring and early summer, whereas most sales to the Italian government generally take place in the last quarter of the year. Moto Guzzi, like most Italian companies, traditionally shuts down production in August of each year and traditionally also has reduced production over the Christmas holidays and in the period immediately following, while inventory is being taken. Moto Guzzi is now seeking to reduce the production slowdown during this December-January period as part of its effort to increase overall production levels by not suspending production during the period of physical inventory taking.

    WORKING CAPITAL ITEMS

    Moto Guzzi is not affected by any unusual industry practices relating to returns of merchandise or extended payment. It is obliged to maintain 10 years' inventory of spare parts for all motorcycles sold to Italian government agencies and, in common with many other motor vehicle manufacturers, maintains significant spare parts inventories for commercial reasons.

    PATENTS AND TRADEMARKS

    Except as described below, the business of Moto Guzzi is not and has not been in any material respect dependent upon patents, licenses, franchises or concessions. The component parts of motorcycles are manufactured pursuant to well known techniques and include components which are not unique to its products, although some of these components are specially styled and designed. Management believes that the trade name "Moto Guzzi-Registered Trademark-" and the related trademarks are well known and highly regarded throughout the world, and appropriate steps have been taken to protect Moto Guzzi's rights in these trade names and trademarks in those countries representing significant markets.

    COMPLIANCE WITH GOVERNMENTAL REGULATIONS

    Moto Guzzi, along with other motorcycle manufacturers, has incurred substantial costs in designing and testing products to comply with safety and emissions requirements. Such standards have added, and will continue to add, substantially to the price of the vehicles while competitive pressures have kept export prices lower than domestic Italian sales prices.

    Motorcycles sold in the United States, the European Economic Community and all other countries are subject to environmental emissions regulations and safety standards with which Moto Guzzi must comply in order to expand its presence in such countries. All motorcycles produced for sale in all countries are manufactured with the intent to comply with all applicable safety standards. All 1996 Moto Guzzi models comply with all emission standards applicable in all countries in which they are sold. There can be no assurance, however, that Moto Guzzi will be able to cost effectively comply with any emissions or safety standards which the governments may hereafter adopt (though the design of new products seeks to conform with such standards as are believed likely to be introduced), in which event, Moto Guzzi may be unable to achieve the market growth that it desires.

    Moto Guzzi is subject to a number of governmental regulations relating to the use, storage, discharge and disposal of minerals and alloys used in their manufacturing processes and to the safety standards of its facilities and processes. Although neither the Company nor Moto Guzzi has been subject to material environmental or safety claims in the past and the Company believes that the activities of its operating subsidiaries conform in all material respects to presently applicable environmental and safety regulations, claims or the failure to comply with present or future regulations could result in the assessment of damages or imposition of fines against the Company, suspension of production or cessation of certain activities. New regulations could require the Company to acquire costly equipment or incur other significant expenses that could have an adverse effect on the results of operations. Any failure by the Company to control the use of, or adequately restrict the discharge of hazardous substances or comply with safety requirements and legislation could subject it to future liabilities.

    EMPLOYEES AND EMPLOYEE RELATIONS

    At December 31, 1995, Moto Guzzi had 338 employees, compared to 303 at December 31, 1994, of whom approximately 74% were engaged in factory production and the balance in various supervisory, sales, purchasing, administrative, design, engineering and clerical activities. At December 31, 1995, the Company's Centro Ricambi parts subsidiary had 19 employees. Approximately 42% of Centro Ricambi's employees are engaged in warehouse and shipping work, with the balance engaged in supervisory, purchasing, administrative and clerical activities. Labor hourly costs increased approximately 3.4% in 1995 at Moto Guzzi as a result of pay rises of 2.5% and a bonus for reaching production targets of approximately 0.9%. Annualized labor costs based on data through December 31, 1995 were approximately 17% higher than in 1994 in the aggregate due to the engagement of additional personnel, pay increases and increased overtime. Overtime hours amounted to 9.6% of total hours in 1995 compared to 5.9% in 1994.

    Moto Guzzi was not subjected to any strikes or work stoppages in 1995, whereas two national strikes in 1994 cost Moto Guzzi 3,217 production hours. In Modena, the local Centro Ricambi "company" contract expired on March 31, 1994. A new contract has not yet been signed. Moto Guzzi's "company" contract was renegotiated early in 1996. The "national" contract is currently being negotiated. The terms of the renegotiation are not expected to have a significant impact on labor costs. In 1995, Moto Guzzi did not avail itself of any Italian government furlough program due to production furloughs.

    In 1996, Moto Guzzi, along with other employers in Italy, were subjected to strikes by the national metallurgical union for two days, resulting in a loss of approximately four production days. Additional work stoppages may occur later in the current year by national unions if their labor problems with other employers are not resolved.

    Under Italian law, persons in a company acquire the right to severance pay based upon salary and years of service. At September 30, 1996, Moto Guzzi was obligated to pay employees an aggregate of Lit. 7,418 million ($4,871,000), and Lit. 7,301 million at December 31, 1995. The Company has an adequate reserve for payment of such severance.

    (II) STEEL TUBING SEGMENT. Although not material to its 1995 consolidated operations, L.I.T.A., which was acquired on July 25, 1995, is expected to become a material line of business in 1996. All of the stock of L.I.T.A. was acquired at a cost of Lit. 615,000,000 ($404,000), representing a sizeable discount against the book value of its assets of Lit. 2,264,000,000 ($1,487,000). L.I.T.A. manufactures plain and perforated molded steel tubes used principally in the automotive and furniture industries. The subsidiary's factory in Torino has a production capacity of approximately 15,000 tons, but the company produced at 60% of capacity in 1995 and has achieved capacity utilization of less than 73% since 1992. T.I.M. had been engaged by the former owners of L.I.T.A. in October 1994 to provide management assistance, and to assist in identifying potential acquirers. Since T.I.M.'s engagement, most of the customers lost by L.I.T.A. in 1994 have been regained, supplier relationships re-established and export relationships established. As budgeted by T.I.M.'s managers, L.I.T.A., in 1996, is accordingly expected to realize substantially higher revenues than in 1995, and, as a consequence, is expected to become a material subsidiary of the Company.

    COMPETITION. L.I.T.A.'s principal competitors are principally represented by larger companies, many of them subsidiaries of steel manufacturers. These are predominantly Italian companies and include Profilmee and Ispadue (SIT Group), Lombarda Tubi (Marcegaglia Group) and ITAS, S.p.A.. The size of these competitors and the support of their parent companies enable them to compete aggressively in the market. L.I.T.A. competes principally on quality and flexibility, factors which its competitors also seek to offer to the market.

    RELIANCE ON PRINCIPAL SUPPLIERS. There are multiple suppliers of the special clad and coated steels used by L.I.T.A. L.I.T.A. does not have written long-term contracts with such suppliers except in respect of a particular steel quality which is not significant to net sales. L.I.T.A. is seeking to formalize its arrangements with major suppliers to reduce the business risks associated with its planned expansion and to reflect the fact that close collaboration with the steel suppliers is required to ensure consistent quality and to shorten lead times for significant change in supply levels, which currently can run from 12-18 months.

    DEPENDENCE ON SINGLE OR FEW CUSTOMERS. L.I.T.A. currently has a number of customers representing between 5% and 9% of net sales. As a consequence of the current and planned expansion of the business, including expansion of export sales and expansion in markets other than the automobile market, it is expected that in the medium term the importance of any single customer will decrease.

    SEASONAL NATURE OF BUSINESS. L.I.T.A.'s operations have also historically been characterized by seasonal factors due to the company's dependence on the automobile industry. Demand is lowest over the period from November to February and is also significantly reduced in the traditional holiday month of August. Since 1995, the Company has sought to reduce this seasonality by expanding its markets in the furniture industry, which is less seasonal.

    IMPACT OF CHANGING PRICES AND CURRENCY MOVEMENTS. Steel prices have a material effect on the business of L.I.T.A. Finished product prices are affected by the cost of steel market and competition pressures are such that selling prices react quickly to changes in the price of steel. In the first half of 1996, the prices of various qualities of steel used by L.I.T.A. decreased, on average, since the beginning of 1996, by approximately 22%. Finished product selling prices fell in response and margins were burdened by losses on inventories of steel. The negative effect on margins over the first six months of 1996 has been estimated as approximately Lit. 600 million. There are some indications that steel prices have stabilized since the end of the third quarter of 1996. To the extent permitted by competition, L.I.T.A. seeks to pass increased costs from changing prices on to its customers by increasing selling prices.

    Exchange rates do not currently have a significant effect on the business of L.I.T.A. as export sales are not significant to overall sales.

    L.I.T.A.'s plant and machinery were acquired many years ago. When the Company acquired L.I.T.A. in July 1995, the fair value of the assets acquired was in excess of the price paid. This excess, in accordance with generally accepted accounting principles, was applied to reduce the carrying values of long-term assets and fixed assets. Depreciation expenses are therefore significantly lower than if they were based on current prices. Plant and machinery will be replaced over many years at higher costs with higher depreciation charges which, in many cases, may be offset by technological improvements.

    DISTRIBUTION. L.I.T.A. distributes its products directly except that it distributes through exclusive agents in the United Kingdom (which represents approximately 5% of net sales) and in the Triveneto region of Italy (which represents approximately 20% of net sales).

    NUMBER OF EMPLOYEES. Currently L.I.T.A. has 37 employees, of which 26 are engaged in production and 11 in management, sales and administrative roles. Under Italian law, employees acquire the right to severance pay based upon salary and years of service. At September 30, 1996, the amount of this obligation to employees was Lit. 856 million ($562,000).

    BACKLOGS. L.I.T.A. has no long-term contracts with customers and orders typically reflect the requirements of customers for the following one to two months.

    RESEARCH AND DEVELOPMENT. L.I.T.A.'s actual annual and forecast research and development expenditure is approximately Lit. 150 million, less than 1% of actual and projected revenues.

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
    COMPLIANCE WITH GOVERNMENTAL REGULATIONS. L.I.T.A. is subject to a number of governmental regulations relating to the use, storage, discharge and disposal of minerals and alloys used in its manufacturing processes and to the safety standards of its facilities and processes. L.I.T.A. has not been the subject of material environmental or safety claims in the past and its management believes that L.I.T.A.'s activities conform in all respects to presently applicable regulations. The anticipated costs of compliance with regulations are not expected to be significant to L.I.T.A.'s operations.

    (III) COMMERCIAL REAL ESTATE DEVELOPMENT SEGMENT. The Company acquired as part of the Finprogetti transaction a real estate portfolio, which it will seek to liquidate at opportune times. The portfolio consists of investments in four properties in Italy and a minority shareholding in a property development company.

    Commercial property at Cologne, Italy, has a book value of Lit. 16,000 million ($10,505,000) and outstanding loans secured on the property amounting to Lit. 10,935 million ($7,180,000) at September 30, 1996. The Cologne property is approximately 22,000 square meters, 80% of which is currently rented to a multinational company under an operating lease expiring in 1998. The remaining space can only be commercially exploited after repairs to the existing structure. In current market conditions, the Company expects to recover the book value of the property.

    Until June 1996, the Company owned a 66.7% interest in Immobiliare Broseta S.r.l. which owns industrial and commercial holdings and additional surrounding land aggregating approximately 66,000 square meters in Bergamo, Italy. In June 1996, the Company sold its 66.7% equity interest in Immobiliare Broseta S.r.l. to its 25% owned affiliate Domer S.r.l. The remaining 33.3% equity interest in Immobiliare Broseta S.r.l. is owned by Interim S.p.A., a subsidiary of Domer S.r.l. The Company had sought offers from third parties through an independent broker and the sale price of Lit. 5,200 million offered by Domer S.p.A. was the highest of the offers received. Lit. 1,800 million of the sale price was evidenced by a promissory note of Domer S.r.l., due December 31, 1996, bearing an interest rate equal to the official Lire discount rate plus 3%, and the balance of Lit. 3,400 million will be received pro-quota from the sales of apartments which are being developed from the Immobiliare Broseta S.r.l. property or on June 30, 1999, whichever is the earlier. This amount of Lit. 3,400 million carries an interest rate of 6%, payable bi-annually, and has been accounted for at its estimated net present value of Lit. 2,908 million, applying a discount rate of 12%, considered to be a fair market rate for similar notes receivable. The book value of the 66.7% interest in Immobiliare Broseta S.r.l. was Lit. 4,708 million and no gain or loss has been recorded on the transaction.

    The Company owns an 80% interest in unimproved land aggregating 2,539,020 square meters near Cagliari (Sardinia), Italy and which had a book value at September 30, 1996 of Lit. 3,500 million ($2,298,000) net of reserves for risks connected with the permitted use of the land and its development. An option held unaffiliated third party to purchase the Company's interest for an amount above book value expired unexercised on June 30, 1996. The land has development potential for tourism or residential purposes and the Company is exploring its disposition.

    The Company owns a 100% interest in Pastorino S.r.l., which owns concession rights over 196 spaces in a municipal parking garage in Genoa, Italy. The book value of the concession rights is Lit. 4,571 million ($3,001,000) at September 30, 1996. The rights last until the year 2041 and are being depreciated over the period from acquisition to this date. The Company has sub-contracted management of the parking spaces under a three year contract and will consider disposition on the termination of this contract or sooner, depending on market conditions.

    The Company owns a minority interest in Interim S.p.A. (through a 25% indirect interest in Domer S.p.A., which, in turn, owns 68.2% of Interim S.p.A.). Interim S.p.A. is a property development company based in Brescia, Italy which has several projects under active development. This investment had a book value of Lit. 1,630 million ($1,070,000) at September 30, 1996 and the Company has no current intention to dispose of it.

FINANCIAL INFORMATION ABOUT FOREIGN AND DOMESTIC (ITALIAN) OPERATIONS AND EXPORT
  SALES

    MOTORCYCLE BUSINESS

    All motorcycle production occurs in Italy and foreign sales are made to distributors located outside Italy. Most foreign sales are made to Western European countries. Although in the aggregate sales outside of Italy are significant, sales to any particular country other than France, Germany, the United Kingdom, Holland, Australia, Japan, Austria and Switzerland are insignificant. In 1995, the Company had aggregate sales outside of Italy of Lit. 35,634 million ($22,440,000), representing 65% of total motorcycle sales.

    Set forth below are charts illustrating percentage of motorcycle sales revenues attributable to various geographic areas in the three most recent fiscal years.

GEOGRAPHIC AREAS

                                                                                  YEAR ENDED DECEMBER 31
                                                                           -------------------------------------
BENELLI & MOTO GUZZI MOTORCYCLES                                              1995         1994         1993
-------------------------------------------------------------------------     -----        -----        -----
Italy....................................................................          35%          38%          35%
Europe (other than Italy)................................................          49%          51%          41%
United States............................................................           6%           5%           6%
Elsewhere................................................................          10%           6%          18%

    STEEL TUBING.  L.I.T.A. does not have significant export sales.

PROPERTIES OF THE COMPANY

    The following facilities were, and unless so indicated, are presently, leased or owned by the Company in the active conduct of its business:

    (a) 1,700 square feet of office space at Two Worlds Fair Drive, Franklin Township, Somerset, NJ 08873, in which are located the United States administrative offices of the Company, and which is occupied under a 5 year lease, at a monthly rental of approximately $2,200.

    (b) Factory and office facilities owned in fee and located in Mandello del Lario, Italy in a group of one, two and three story buildings aggregating 54,550 square meters, and which is used by Moto Guzzi. This facility is currently operating at approximately 50% of production capacity calculated as a percentage of available space, compared to a utilization rate of 30% in 1994.

    (c) Centro Ricambi's spare parts distribution facility is located at a 3,683 square meter facility in Modena, Italy, under a six year lease expiring in 2002. The current year lease obligation is Lit. 239 million ($157,000), and is subject to incremental annual increases.

    (d) Offices aggregating 480 square meters in Milan, Italy, used by Finprogetti Servizi, Trident Rowan Servizi, Finprogetti Investimenti Immobiliari and T.I.M. are leased from an entity affiliated with Francesco Pugno Vanoni, the Chairman of the Board of the Company, and his brother, at a cost of Lit. 130 million ($82,000) in 1995 under a lease expiring on August 31, 2000. The rental is believed to be comparable to rents paid for similar facilities elsewhere in Milan.

    (e) Warehouse, offices and surrounding land aggregating 63,874 square meters in Cologne, Italy. Approximately 80% of the 22,122 square meter office and warehouse space is rented to a single tenant at an annual rental of Lit. 1,280 million ($806,000) and negotiations are proceeding to rent the remainder of the space to the tenant. The Company is negotiating the disposition of the property, which is encumbered by a Lit. 10,935 million ($7,180,000) mortgage.

    (f) Unimproved land aggregating 2,539,020 square meters in Cagliari, Italy. The Company, through Finprogetti Immobiliari, owns an 80% interest therein, and is exploring its disposition. An unaffiliated third party had an option to purchase the Company's interest which expired unexercised on June 30, 1996 for Lit. 10,600 million ($6,675,000) less outstanding debt.

    (g) Offices aggregating 150 square meters in Brescia, Italy used by Finproservice S.p.A. at an annual rental of Lit. 16 million ($9,901) under a six year lease expiring in 2001.

    (h) Subconcession rights to 196 spaces in a municipal parking garage in Genoa, Italy. The spaces are managed by an unaffiliated party under an agreement which expired in June 1995. Subsequently, the Company has sub-contracted management of the parking spaces under a three year contract and will consider disposition on the termination of this contract or sooner, depending on market conditions.

    (i) The Company also owns minority interests in entities which own other property in Bergamo and Brescia.

    (j) Factory and related commercial facility aggregating approximately 10,000 square meters in Torino, Italy leased by L.I.T.A., used at approximately 60% of capacity.

LEGAL PROCEEDINGS

    The Company and its subsidiaries are involved in litigation in the normal course of business. Management does not believe, based on the advice of its legal advisors, that the final settlement of such litigation will have an adverse effect on the Company's consolidated financial statements as of December 31, 1995.

MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

    As of December 11, 1996, there were 1,280 holders of record of the Company's common stock.

    The Company's common stock traded on the non-NASD over-the-counter market, commonly called the "pink sheets" in 1993 and until September 23, 1994. Since September 24, 1994, the common stock has traded on the Nasdaq Small-Capitalization Market system. The reported prices represent inter-dealer prices, which do not include retail mark-ups, mark-downs, or any commission to the broker-dealer, and may not necessarily represent actual transactions.

                                                                                                            BID PRICES
                                                                                                   ----------------------------
                                                                                                     HIGH BID        LOW BID
                                                                                                   -------------  -------------
1993
-------------------------------------------------------------------------------------------------
1st Quarter......................................................................................           3 1/2          3 1/2
2nd Quarter......................................................................................           4 1/2          4
3rd Quarter......................................................................................       --             --
4th Quarter......................................................................................           2              2
1994
-------------------------------------------------------------------------------------------------
lst Quarter......................................................................................           3              2 1/2
2nd Quarter......................................................................................           5 1/2          2 1/2
3rd Quarter through September 23.................................................................           5 1/2          4
September 26 through September 30................................................................           5              4 1/2
4th Quarter......................................................................................           9 1/4          4 1/4

                                                                                                            BID PRICES
                                                                                                   ----------------------------
                                                                                                     HIGH BID        LOW BID
                                                                                                   -------------  -------------
1995
-------------------------------------------------------------------------------------------------
lst Quarter......................................................................................           9 1/2          7 3/4
2nd Quarter......................................................................................           9 5/8          8 1/2
3rd Quarter......................................................................................           9 3/4          9 3/8
4th Quarter......................................................................................          10 1/2          9 1/2
1996
-------------------------------------------------------------------------------------------------
1st Quarter......................................................................................          11             10 1/4
2nd Quarter......................................................................................          10 3/4          9 5/8
3rd Quarter......................................................................................          10 5/8          9 7/8
4th Quarter through December 10..................................................................          10 1/4          8

DIVIDENDS

    No dividends were declared or paid during 1993, 1994 or 1995. The Company does not believe that its capital needs will permit the payment of a dividend in the foreseeable future.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following information concerns the directors, officers, key employees of and consultants to the Company.

NAME                                                        AGE                             POSITION
------------------------------------------------------      ---      ------------------------------------------------------
Francesco Pugno Vanoni................................          67   Chairman of the Board
Howard E. Chase.......................................          60   President and Chief Executive Officer
Albino Collini........................................          55   Executive Vice President and Chief Operating Officer
Mario Tozzi-Condivi...................................          71   Director and Vice Chairman
Roberto Corradi.......................................          59   Director
Carlo Garavaglia......................................          52   Director
Santiago De Tomaso....................................          40   Director
Maria Luisa Ruzzon....................................          49   Director
Giovanni Avallone.....................................          54   Director
Carlo Previtali.......................................          52   Secretary, Treasurer and Chief Financial Officer
Catherine D. Germano..................................          70   Assistant Treasurer and Assistant Secretary

    GIOVANNI AVALLONE, 54, has served as Director of the Company since 1995 and has served as Director of Finprogetti from February 2, 1993 until June 1996. He has also been: Director and President of L.I.T.A. S.p.A. since February 12, 1995; Director of Interim S.p.A. since April 26, 1993; and Director of TIM since December 16, 1994.

    HOWARD E. CHASE, 60, has served as Director of the Company since 1971, and Secretary of the Company and Company counsel from 1971 until September 1, 1995. He has also been: Vice-President of the Company from 1986 to October 28, 1995; partner of Morrison Cohen Singer & Weinstein, LLP from April 1984 until September 1, 1995; and President and Chief Executive Officer of the Company since October 28, 1995.

    ALBINO COLLINI, 55, has served as Director of the Company since 1995, and Executive Vice President and Chief Operating Officer of the Company since October 28, 1995. He has also been: Director of Moto Guzzi since July 24, 1995; President of T.I.M. S.p.A. and predecessors since 1987; Managing Director of Finprogetti S.p.A. from July 20, 1995 until May 1996; Director of Finprogetti International Holding, S.A. since October 29, 1993; and Director of Titanus S.p.A. since May 25, 1995.

    MARIO TOZZI-CONDIVI, 71, has served as Director of the Company since 1993, and as Vice Chairman since October 28, 1995. He has also been: Director of Moto Guzzi, S.p.A. since July 24, 1995; President of MAI since February 1989; Chairman of the Board of Maserati U.K. Ltd., 1986-1987; and Independent consultant to automobile importers, distributors and dealers in England, Italy, Singapore and South Africa, since 1984.

    ROBERTO CORRADI, 59, has served as Director of the Company since 1989, and as Chairman of Progetto S.a.A. di Roberto Corradi & Co., an architectural firm, since 1987. He had been in private architectural practice for more than five years prior thereto.

    CARLO GARAVAGLIA, 52, has served as Director of the Company since 1995, and as a Member of Studio Legale Tributario Associates, a law firm in Milan, for more than five years. He has also been: Chairman of the Board of Trident Rowan Servizi S.p.A. since July 21, 1995; Director of TRS since May 1994; Director and President of Moto Guzzi since July 24, 1995; Director of O.A.M. since May 20, 1994; Chairman of the Board of O.A.M since July 21, 1995; Director of Finprogetti Investimenti Immobiliare S.p.A. since October 8, 1993; Director of Grand Hotel Bitia S.r.l. since March 4, 1994; Director of TIM since

December 16, 1994; Director of Tridents Financiere S.r.l. since December 20, 1990; and Director of Finprogetti S.p.A. from September 2, 1993 until June 1996.

    MARIA LUISA RUZZON, 49, has served as Director of the Company since 1995 and has served as Director of Finprogetti S.p.A. from February 2, 1993 until June 1996.

    SANTIAGO DE TOMASO, 40, has served as Director of the Company since 1993 and President and Chief Operating Officer of the Company from 1993 to October 28,1995; as Sales and Promotion Manager and Member of the Board of Directors of De Tomaso Modena S.p.A. for more than the past five years; Vice President of Immobiliare Canalgrande S.p.A. for more than the past five years; Administratore Unico of Storm S.r.l. since May 18, 1992; and Member of the Boards of Directors of Moto Guzzi S.p.A. and Trident Rowan Servizi S.p.A., each for more than the past five years.

    FRANCESCO PUGNO VANONI, 67, has served as Chairman of the Board since October 28, 1995; President and director of Finprogetti S.p.A. for more than five years prior to that and until June 1996; and Director of Ceccato, S.p.A. and of Finceccato, S.p.A. for more than the past five years.

    CARLO PREVITALI, 52, is Secretary, Treasurer and Chief Financial Officer of the Company. He has also been: Director of Finprogetti International Holding, S.A. from November 1988 to December 1994; Director of Nolan S.r.l. from May 1989 to November 1990; Director of Serfin S.r.l. from October 1989 to July 1992; Chief Executive Officer of Profin S.p.A. from January 1990 to December 1995; Director of Idea Uno S.r.l. from February 1990 to June 1992; Director of Cem S.p.A. from March 1990 to January 1991; Chief Executive Officer of Unifin, S.r.l. from March 1990 to October 1991; Director of Finpromerchant, S.r.l. from June 1990 to October 1992; President of San Giorgio S.r.l. (a non-executive title) from July 1990 to November 1993; Director of Fintrade S.p.A. from September 1990 to February 1994; Director of Finprogetti Immobiliari, S.p.A. from May 1991 to May 1994; Director of Progetti Cosmetics S.r.l. from June 1991 to June 1994; Director of Oikos S.r.l. from September 1991 to March 1993; Director of Team Finanziaria S.r.l. from October 1991 to July 1993; Director of Codd And Date, S.p.A. from December 1992 to February 1994; President of Penice Immobiliari S.r.l. from January 1993 to December 1994; Chief Executive Officer of Finprogetti Investimenti Immobiliare, S.p.A. from February 1993 to October 1995; Director of Finproservice, S.p.A. from March 1993 to September 1994; Director of O.A.M., S.p.A. since July 1995; Director of American Finance, S.p.A. since July 1995; Director of Opticos S.r.l. from May 1983 to July 1991; President of Trimi S.r.l. from April 1990 to October 1992; San Giorgio S.r.l., in which Mr. Previtali held a non-executive post until he resigned in November 1993, and has been in "controlled administration" in Italy since 1995. Controlled Administration is roughly analogous to United States bankruptcy reorganization. He served as an officer of Finprogetti S.p.A. from 1983 until June 1996.

    CATHERINE D. GERMANO, 70, serves as Assistant Treasurer and Assistant Secretary. She was also: Treasurer and Secretary of the Company from 1973 until October 28, 1995.

    None of the directors of the Company except Mr. Chase is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1994 or of any company registered as an Investment Company under the Investment Company Act of 1940. Mr. Chase, in 1987, became a director of Thoratec Laboratories, Inc., a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934. There is no family relationship among any of the members of the Board of Directors or the officers of the Company.

EXECUTIVE COMPENSATION

    The following table shows, for the three fiscal years ended December 31, 1995, 1994 and 1993 the cash compensation paid or accrued for those years to the President of the Company and each of the most highly compensated executive officers of the Company other than the President whose aggregate annual salary and bonus exceeded $100,000 for the Company's last fiscal year in all the capacities in which they served with respect the fiscal year ended December 31, 1995 ("Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG-TERM COMPENSATION
                                                                                                ----------------------------
                                                          ANNUAL COMPENSATION                              AWARDS
                                          ----------------------------------------------------  ----------------------------
NAME AND                                                                         OTHER            RESTRICTED
  PRINCIPAL                                                                     ANNUAL               STOCK        OPTIONS/
  POSITION                       YEAR     SALARY(LIT./$)   BONUS(LIT./$)    COMPENSATION($)        AWARDS($)      SARS (#)
-----------------------------  ---------  ---------------  ------------  ---------------------  ---------------  -----------
Alejandro De Tomaso--........       1993  Lit.659,233,333/         -0-               -0-                 -0-            -0-
  President of the                              ($415,000)
  Company until
  April 2, 1993.
Santiago De Tomaso...........       1993  Lit.110,000,000/         -0-               -0-                 -0-            -0-
  President of the Company                       ($69,270)
  from April 2, 1993 until          1994  Lit.100,000,000/         -0-               -0-                 -0-            -0-
  October 28, 1995                               ($63,000)
                                    1995  Lit. 76,500,000/         -0-               -0-                 -0-         30,000
                                                 ($48,000)
Howard E. Chase..............       1995  Lit.155,737,000/         -0-               -0-                 -0-        300,000
  President and Chief                            ($98,071)
  Executive Officer
  since October 28, 1995
Albino Collini...............       1995  Lit.186,700,000/  50,000,000               -0-                 -0-        150,000
  Executive Vice President                      ($117,569)    ($31,486)
  since October 28, 1995
Mario Tozzi-Condivi..........       1995  Lit. 93,414,000/         -0-               -0-                 -0-        200,000
  Vice Chair since                               ($58,825)
  October 28, 1995
Domenico Costa...............       1995  Lit.237,850,000/         -0-               -0-                 -0-         60,000
  President of TIM                              ($149,781)
Arnolfo Sacchi--.............       1994  Lit.192,000,000/         -0-               -0-                 -0-            -0-
  Administratore Delegato                       ($120,907)
  of Moto Guzzi since 1994          1995  Lit.223,519,700/         -0-               -0-                 -0-            -0-
                                                ($140,756)

                                   PAYOUTS
NAME AND                       ---------------
  PRINCIPAL                         LTIP              ALL OTHER
  POSITION                       PAYOUTS($)        COMPENSATION($)
-----------------------------  ---------------  ---------------------
Alejandro De Tomaso--........           -0-                 -0-
  President of the
  Company until
  April 2, 1993.
Santiago De Tomaso...........           -0-                 -0-
  President of the Company
  from April 2, 1993 until              -0-                 -0-
  October 28, 1995
                                        -0-                 -0-
Howard E. Chase..............           -0-                 -0-
  President and Chief
  Executive Officer
  since October 28, 1995
Albino Collini...............           -0-                 -0-
  Executive Vice President
  since October 28, 1995
Mario Tozzi-Condivi..........           -0-                 -0-
  Vice Chair since
  October 28, 1995
Domenico Costa...............           -0-                 -0-
  President of TIM
Arnolfo Sacchi--.............           -0-                 -0-
  Administratore Delegato
  of Moto Guzzi since 1994              -0-                 -0-

STOCK OPTION PLANS

    In order to attract and retain employees, the Board of Directors, at meetings held on October 28, 1995 and June 18, 1996, adopted, and, at their meeting on August 22, 1996 the shareholders approved, the 1995 Non-Qualified Stock Option Plan ("1995 NQ Plan") providing for the grant of non-qualified stock options to officers and key employees of the Company to purchase shares of the Company's common stock, and the 1995 Stock Option Plan for Outside Directors ("1995 Directors Plan") providing for an automatic grant, to each non-employee director on January 2, 1995 and on January 2 of each succeeding year during their term of office, of 5,000 options to purchase shares of common stock at the reported closing price of the stock on the date of grant. A director who assumes office after January 2 of any year will be automatically granted a pro rated amount of options. The 1995 NQ Plan and the 1995 Directors Plan are referred to collectively as the "1995 Plans". Options to purchase an aggregate of 2,150,000 shares of common stock (subject to antidilution adjustments under certain circumstances) may be awarded under the 1995 Plans.

    1995 NQ PLAN

    The 1995 NQ Plan will be administered by a committee which will consist of at least two members of the Board of Directors who did not themselves, for at least one year prior to such member's commencement of service, receive any discretionary grant of options, under the 1995 NQ Plan or otherwise. Members of the committee will not be entitled to receive grants under the 1995 NQ Plan.

    The Board of Directors has authorized the grant of 2,000,000 options under the 1995 NQ Plan. In connection with the execution of employment agreements, a total of 982,500 such options were granted in 1995 to ten officers and key employees, six of whom are also members of the Board of Directors. The maximum number of options which any optionee may receive is 350,000 per calendar year. See "Options Granted."

    An aggregate of 800,000 options may be granted in connection with the Merger. See "Description of Merger."

    All officers and employees who, in the opinion of the committee have made or are expected to make key contributions to the success of the Company are eligible to receive options under the Plan. The committee may determine, subject to the terms of the 1995 NQ Plan, the persons to whom options will be awarded, the number of shares and the specific terms of each option granted. There is no minimum number of the remaining 1,017,500 such options which a grantee may be awarded. Officers and key employees of companies acquired or operated by the Company or its subsidiaries may also be option recipients. While no maximum number of such recipients has been established, the Company estimates that up to fifteen persons may be granted options under the 1995 NQ Plan. Specific performance or other criteria governing the granting of the remaining options have not yet been established by the committee.

    An option granted under the 1995 NQ Plan will be nontransferable except in the event of death and will entitle the grantee to purchase shares of the Company's common stock at the closing reported market price of such shares on the date of grant or at such other value as is determined by procedures adopted by the committee.

    As to each grantee, the committee may establish, among other things, vesting requirements, the period of exerciseability, the form of payment or other consideration required upon exercise, and installment exercise limitations. No options will be exercisable beyond ten years from the date of grant.

    For a period of three months following the termination of a grantee's employment by the Company for any reason other than death, a grantee may exercise rights as to those options which were exercisable on the date his employment terminated. If employment terminated due to disability, the grantee's rights are extended to six months from employment termination. But if employment is terminated for cause, all rights are immediately terminated. If a grantee dies while employed or within three months after cessation of employment, the option remains exercisable within three months of the date of death.

    If an option expires unexercised, is surrendered by the grantee for cancellation, is canceled or otherwise becomes nonexercisable, the shares underlying the grant will again become available for the granting of new options under the 1995 NQ Plan.

    The plan is subject to amendment by a majority of those members of the Board of Directors who are ineligible to receive options, but the Board may not (i) change the total number of shares of stock available for options; (ii) increase the maximum number of options; (iii) extend the duration of the plan; (iv) decrease the minimum option price or otherwise materially increase the benefits accruing to recipients; or (v) materially modify the eligibility requirements.

    1995 DIRECTORS' PLAN

    All non-employee directors, who were never previously employed by the Company or eligible to receive options, will annually receive, on each January 2 beginning in 1996, options to purchase 5,000 shares under the 1995 Directors Plan.

    Each option will be nontransferable except in the event of death and will expire upon the earlier of five years following the date of grant or three months following the date on which the grantee ceases to serve as a director.

    Options granted in 1996 are exercisable at $12.26 per share. Options granted in 1997 and future years are exercisable at the reported closing price of the stock on January 2 of the year of grant. Options will not be exercisable until the later of January 2 of the year succeeding the date of grant or six months following the date of grant.

    The authority to grant options under 1995 Directors Plan will terminate on the earlier of December 31, 2005 or upon the issuance of the maximum number of shares of stock reserved for issuance under the plan.

    The plan may be amended by the Board of Directors except that provisions thereof concerning granting of options may not be amended more than once every six months unless necessary to comply with the Internal Revenue Code or the Employee Retirement Income Security Act. Amendments which require shareholder approval under Rule 16b-3 shall be submitted for such approval, but failure to obtain such approval will not invalidate the amendment.

    OPTION GRANTS

    The following table sets forth information concerning the grant of stock options/SARs made during the fiscal year ended December 31, 1995 to each of the Named Executive Officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS*
                                  --------------------------
                                                                                                       POTENTIAL REALIZABLE
                                                PERCENT OF                                                    VALUE
                                   NUMBER OF       TOTAL                                                AT ASSUMED ANNUAL
                                  SECURITIES     OPTIONS/                                                     RATES
                                  UNDERLYING       SARS                                                   OF STOCK PRICE
                                   OPTIONS/     GRANTED TO                                                 APPRECIATION
                                     SARS        EMPLOYEES     EXERCISE OR                               FOR OPTION TERM
                                    GRANTED      IN FISCAL     BASE PRICE    EXPIRATION       0%       --------------------
NAME                                  (#)          YEAR          ($/SH)         DATE          --        5% ($)     10% ($)
--------------------------------  -----------  -------------  -------------  -----------               ---------  ---------
Howard E. Chase.................     300,000         31.25%         12.26     11/1/2000          -0-     150,000  1,155,000
Mario Tozzi Condivi.............     200,000          20.8%         12.26     11/1/2000          -0-     100,000    770,000
Albino Collini..................     150,000          15.6%         12.26     11/1/2000          -0-      75,000    577,500
Santiago De Tomaso..............      30,000           3.1%         12.26     11/1/2000          -0-      15,000    115,500
Domenico Costa..................      60,000           6.2%         12.26     11/1/2000          -0-      30,000    231,000
Arnolfo Sacchi..................      60,000           6.2%         12.26     11/1/2000          -0-      30,000    231,000

                                     (ALTERNATIVE TO
                                   POTENTIAL REALIZABLE
NAME                                      VALUE)
--------------------------------        GRANT DATE
                                     PRESENT VALUE $
                                  ----------------------
Howard E. Chase.................
Mario Tozzi Condivi.............
Albino Collini..................
Santiago De Tomaso..............
Domenico Costa..................
Arnolfo Sacchi..................

------------------------

* All options are exercisable as to 20% of the grant cumulatively over five years.

STOCK OPTION EXERCISES

    None of the Named Executive Officers exercised any stock options in the 1995 fiscal year.

              AGGREGATE OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                                                              VALUE (1) OF
                                                                                                               UNEXERCISED
                                                                                 NUMBER OF UNEXERCISED        IN-THE-MONEY
                                               SHARES                          OPTION/SARS AT FY-END (#)     OPTION/SARS AT
                                              ACQUIRED                                                         FY-END ($)
                                                 ON              VALUE       ------------------------------  ---------------
                                             EXERCISE(#)      REALIZED($)      EXERCISABLE    UNEXERCISABLE    EXERCISABLE
                                           ---------------  ---------------  ---------------  -------------  ---------------
Howard E. Chase..........................        --               --               --             300,000          --
Mario Tozzi Condivi......................        --               --               --             200,000          --
Albino Collini...........................        --               --               --             150,000          --
Santiago De Tomaso.......................        --               --               --              30,000          --
Domenico Costa...........................        --               --               --              60,000          --
Arnolfo Sacchi...........................        --               --               --              60,000          --


                                             UNEXERCISABLE
                                           -----------------
Howard E. Chase..........................         --
Mario Tozzi Condivi......................         --
Albino Collini...........................         --
Santiago De Tomaso.......................         --
Domenico Costa...........................         --
Arnolfo Sacchi...........................         --

------------------------

(1) Based on the fair market value per share of the Common Stock of $10.375, which was the closing price of the Common Stock on the NASD Small Capitalization Market.

COMPENSATION OF DIRECTORS

    Non-employee members of the Board of Directors of the Company will each be paid $4,000 per year from the Company for services rendered in their capacity as such and, subject to shareholder approval of Proposal No. 6, non-employee directors will receive automatic grants of stock options. Officers of the Company or its subsidiaries who are members of the Board of Directors of the Company and employees receive compensation for services rendered in their capacities as officers only, and may be entitled to discretionary grants of stock options. See "Summary of Cash and Certain Other Compensation."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company's Board of Directors established a compensation committee on October 28, 1995, but it has not yet convened. The Company and each of its subsidiaries has, to date, addressed all compensation issues through its or their respective boards of directors. All members of the Board of Directors other than Ms. Ruzzon and Mr. Corradi served as executive officers and/or employees of the Company and/or one or more of the Company's subsidiaries in 1995. Mr. Garavaglia is President of Moto Guzzi, but receives no compensation as such.

    Messrs. Tozzi-Condivi, Chase, Pugno Vanoni, Garavaglia and Previtali engaged in transactions with the Company during 1995 other than in the capacity described above. See "Certain Relationships and Related Transactions."

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The compensation policy implemented by the Company and its subsidiaries for the compensation of executive officers calls for consideration of the nature of each executive officer's work and responsibilities, unusual accomplishments or achievements on the Company's behalf, the time expended in connection with that executive officer's duties, years of service, and the Company's (or subsidiary's) financial condition generally. Historically, overall corporate performance has not been a significant factor in establishing compensation. However, as a result of the Finprogetti Acquisition and the many changes to the Company's governing structure, including the creation of an Executive Committee and Compensation Committee of the Board of Directors, other and additional factors are likely to be included in compensation policies, including overall corporate performance, and performance of individual units of the Company. A compensation committee of the Board of Directors was authorized on October 28, 1995.

    In November 1995, the Company entered into employment agreements with each of Howard E. Chase, Albino Collini, Giovanni Avallone, Domenico Costa and Carlo Previtali, an agreement for limited services with Francesco Pugno Vanoni, and a consulting agreement with Como Consultants, Ltd., a corporation which will provide the services of Mario Tozzi Condivi. The agreements with Mr. Chase, Collini, Pugno Vanoni and Como Consultants are for a term of five (5) years, and all other agreements are for a term of three years, subject, in all cases, to early termination under certain conditions. Pursuant to such agreements Mr. Chase serves as President and Chief Executive Officer at a base salary of $375,000 per year, Mr. Collini serves as Chief Operating Officer at a base salary of $250,000 per year and Mr. Tozzi-Condivi serves as Vice-Chairman of the Board and Chairman of the Executive Committee at a base salary of $185,000 per year. All such agreements are subject to cost-of-living increases. The agreement with Mr. Previtali provides for his serving as Treasurer of the Company at a salary of Lit. 240 million ($157,584) per year, the agreement with Mr. Avallone provides for his serving on a part time basis as Director of Special Projects and Merchant Banking Group at an annual salary of Lit. 60 million ($39,396), and the agreement with Mr. Pugno Vanoni provides that in any year in which he serves on the Company's Executive Committee, he will receive a salary of Lit. 80 million ($52,528) for such year. Mr. Costa is employed as Managing Director of TIM at a salary of Lit. 240 million ($157,584) per year.

    The compensation of the Named Executive Officers in 1995 was the result of the negotiated employment agreements described above, and not the implementation of a compensation policy.

COMPARATIVE STOCK PERFORMANCE GRAPH

    The following is a graph comparing the annual percentage change in the cumulative total shareholder return of the Company's common stock with the corresponding returns of the published Dow Jones Equity Market Index and Dow Jones Automobile Manufacturers Index and the NASDAQ Non-Financial Index compiled by Research Data Group for the Company's five (5) fiscal years ended December 31, 1991-1995, inclusive.

                                                                                              TOTAL RETURN--DATA SUMMARY
                                                                                               CUMULATIVE TOTAL RETURN
                                                                                  --------------------------------------------------
RESEARCH DATA GROUP                                                      DTOM        12/90        12/92        12/94        12/91
---------------------------------------------------------------------  ---------     -----        -----        -----        -----
De Tomaso Inds Inc...................................................  DTOM              100           82           82           47
DJ EQUITY MARKET INDEX...............................................  IDOW              100          132          144          158
DJ AUTOMOBILE MANUFCTRS..............................................  IAUT              100           98          143          238
NASDAQ NON-FINANCIAL.................................................  INNF              100          161          176          203


RESEARCH DATA GROUP                                                       12/93        12/95
---------------------------------------------------------------------     -----        -----
De Tomaso Inds Inc...................................................         218          244
DJ EQUITY MARKET INDEX...............................................         159          221
DJ AUTOMOBILE MANUFCTRS..............................................         203          241
NASDAQ NON-FINANCIAL.................................................         195          268

RETIREMENT OF FORMER CHAIRMAN; REPURCHASE OF FORMER CHAIRMAN'S SHARES

    On April 10, 1995, the Company entered into an agreement with Alejandro De Tomaso, the then-Chairman of the Board of the Company, under which the Company would repurchase Mr. De Tomaso's 1,000,000 shares of preferred stock and 480,304 shares of common stock at a negotiated price of Lit. 18,400 per share, converted into dollars at the exchange rate in effect on the closing date of 1,637 lire per dollar. Mr. De Tomaso thereafter conveyed his stock to an individual who reconveyed such stock to two trusts, which assumed his obligations and rights under the agreement.

    Performance under such repurchase agreement was made conditional upon the consummation of the Finprogetti Acquisition, which occurred on July 17, 1995. Contemporaneously with the closing of that transaction, 703,774 of the preferred and common shares formerly owned by Mr. De Tomaso were delivered to the Company in exchange for the Company's interests in the Hotel Canalgrande and the Hotel Roma, its two hotel properties, valued by the Board of Directors at Lit. 4,700 million ($3,086,000) in the aggregate based upon independent appraisals, a collection of Maserati vehicles and engines valued by the Board at Lit. 3,200 million ($2,101,000) and Lit. 5,000 million ($3,283,000) in cash. The transaction was accounted for at the assets' aggregate book value of Lit. 6,629 million and no gain or loss resulted. The remaining preferred and common shares formerly held by Mr. De Tomaso were exchanged for an equal number (776,530) of shares of newly issued common stock, which the Company is required to register for sale at the request of the holder. Each share of preferred and common stock was valued identically because Mr. De Tomaso agreed not to accept any premium for his preferred stock, despite its three-vote per share preference. The Company may purchase any or all of such 776,530 shares at $11.27 per share, at any time prior to the third anniversary of the Finprogetti Acquisition, subject to the holder's right to withdraw such shares from such purchase right. The Company is obligated to purchase all remaining shares on June 30, 1998, at $11.27 per share. A bank letter of credit has been obtained by the Company to guaranty payment of the repurchase price, secured by cash and certain investment securities owned by the Company. See also Note 3 of Notes to Consolidated Financial Statements. Management believes that the transaction with Mr. De Tomaso was on terms as favorable as those which would have been available from an independent third party.

    Chrysler Corporation, which had acquired an option from Mr. De Tomaso to purchase all of his shares upon the earlier of his disability or January 1, 1996, which option expired unexercised, had also acquired a co-extensive right of first refusal to purchase Mr. De Tomaso's equity interest in the Company on the same terms and conditions as any potential purchaser offered. The right of first refusal expired with the option.

    Contemporaneously with the repurchase of the initial block of shares formerly held by Mr. De Tomaso, Mr. De Tomaso resigned all directorships and offices which he had held in the Company and all of its subsidiaries. and Aprilia in the German market, but it will cease distributing Moto Guzzi motorcycles at the end of 1996.

                             PRINCIPAL STOCKHOLDERS

BENEFICIAL OWNERS OF 5% OF COMPANY'S SECURITIES

    The following table sets forth certain information concerning the beneficial ownership* of capital stock of the Company as of the date of this Prospectus by each person who is known by the Company to own beneficially more than 5% of such securities:

                                                                                                      PERCENTAGE
                                                                            NUMBER OF SHARES   ------------------------
                                                  NAME AND ADDRESS OF         BENEFICIALLY       BEFORE        AFTER
TITLE OF CLASS                                     BENEFICIAL OWNER               OWNED         OFFERING     OFFERING
-------------------------------------------  -----------------------------  -----------------  -----------  -----------
Common Stock...............................  Finprogetti, S.p.A.                  1,730,730(1)       44.1%
Common Stock Limited(2)....................  Pirunico Trustees (Jersey)             776,530          19.8

------------------------

(1) Of such amount, 192,723 shares are held in escrow pending satisfaction of a condition precedent and may not be voted by Finprogetti. Finprogetti therefore may vote 39.2% of all votes entitled to be cast. Such amount excludes 165,972 owned beneficially by Albino Collini. This total includes 95,490 shares which are subject to repurchase pursuant to an agreement with the Company.

(2) Pirunico Trustees (Jersey) Limited is the trustee of a trust which acquired by gift shares formerly owned by the Company's former principal shareholder and Chairman.

* Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("Commission") and generally includes voting or investment power with respect to securities. Shares of Common Stock upon the exercise of options, warrants currently exercisable, or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth, as at December 10, 1996, information concerning the beneficial ownership of capital stock of the Company by all Directors individually, and by all Directors and Named Executive Officers as a group:

                                                                           NUMBER OF SHARES          PERCENTAGE
                                                                            OF COMMON STOCK   ------------------------
                                                                TITLE OF     BENEFICIALLY       BEFORE        AFTER
                                                                 CLASS           OWNED         OFFERING     OFFERING
                                                               ----------  -----------------  -----------  -----------
Albino Collini(1)............................................  Common             165,972            4.2
Francesco Pugno Vanoni(1)....................................  Common              32,971            0.8
All officers and Directors as a Group........................  Common             398,943(3)        10.2

------------------------

(1) Mr. Collini is a former officer of, and Mr. Pugno Vanoni is a former officer and director and a current shareholder, of Finprogetti, S.p.A., which beneficially owns 1,730,730 shares. Neither has authority to dispose of or vote the shares of Finprogetti, and disclaims beneficial ownership thereof. Of the shares owned beneficially by Mr. Collini, 135,972 are held of record by Tairona, S.A., a Luxembourg corporation affiliated with Mr. Collini, and 30,000 represent options exercisable within 60 days.

(3) Includes 228,000 shares purchasable upon exercise of options exercisable within 60 days.

                           BUSINESS OF CAREY WINSTON

OVERVIEW

    Carey Winston is a full-service commercial real estate services firm presently serving the greater Washington, D.C., Baltimore and northern Virginia metropolitan areas. Established in 1942, Carey Winston currently ranks as the leading provider of commercial real estate brokerage services in the aforementioned region, as well as being the largest third-party property manager. Carey Winston's clientele consists primarily of institutional owners or users (such as insurance companies, banks, pension funds and fund advisors, governmental or quasi-governmental bodies, and companies owning and/or leasing properties on a regional or national basis) who seek comprehensive professional expertise in the marketing, evaluation, planning, developing, financing and disposition of commercial real property. It currently has five offices, with approximately 425 employees and 110 licensed real estate leasing and sales brokers on staff as of November 30, 1996. In the fiscal year ended October 31, 1995, Carey Winston had gross revenues of approximately $27.4 million. For the 11 months ended September 30, 1995, Carey Winston had gross revenues of $23.1 million.

    Commercial leasing brokerage currently provides approximately one-half of Carey Winston's annual revenues, and it has grown substantially during the past 3 years. In 1995, the Leasing Group consummated over 900 transactions for the leasing of over 7.3 million square feet of space. The Property Management Division (which, unlike other divisions, has historically not operated profitably on a "stand-alone" basis but has been viewed as a vehicle through which to acquire other profitable brokerage engagements in leasing, sales and mortgage banking areas) currently manages for its clients approximately 14.5 million square feet of office, retail, warehouse and industrial property (as of November 30, 1996), and counts among its clientele some of the world's most prominent and sophisticated owners of real estate (e.g., Equitable Life Assurance Co., Prudential Life Insurance Co., International Monetary Fund, NationsBank, Ohio State Teachers Retirement Fund, Nippon Life Insurance, UBS Asset Advisers (an affiliate of Union Bank of Switzerland), California Public Employees' Retirement System and many others). Carey Winston's Investment Sales Group, traditionally first in its marketplace in sales of commercial property, was the broker in 76 transactions during 1995 aggregating $360 million. Included in these transactions were sales of office buildings, apartment houses, hotels, shopping centers, warehouses, industrial properties, and residential and commercially zoned parcels of land. The Commercial Finance Division originated mortgage loans in 1995 totaling over $168 million, in 25 separate loan transactions. Its subsidiary, Carey Winston Realty Advisors, Inc. ("CWRA"), is an established and proven real estate consulting and advisory firm, and now performs such entrepreneurial activities as asset management, loan servicing, distressed loan or asset acquisition and disposition, portfolio marketing, equity syndication, tax-free exchange consulting and fee development.

ACQUISITIONS

    Carey Winston expanded its operations in 1995 by the acquisition of Delta Associates, Inc., a leading provider of real estate appraisal, evaluation, market information/analysis, and litigation support located in Alexandria, Virginia and serving the Washington, D.C. Metropolitan Area. In August, 1996, Carey Winston grew again by acquiring the operating assets and certain liabilities of one of its major competitors in Washington, D.C., Barrueta & Associates (Carey Winston now conducts business as "Carey Winston Barrueta" in the District of Columbia). Carey Winston also instituted during 1996 a 5-year Plan for continued growth and expansion, while at the same time reducing existing expenses and restructuring executive compensation to become more incentive and profit-based in nature.

STRATEGY

    Since the early 1990s, changes in real estate ownership, utilization and finance have created a demand for service providers having greater geographic reach and service depth. During this period, there has been a fundamental shift in ownership, greater corporate outsourcing of real estate services, and a shift toward securitization of debt and equity financing. These changes have placed competitive demands on traditional service providers and created opportunities for those who can respond to this new environment. Carey Winston believes that significant growth opportunities and profitability can be achieved by it through a strategy of selective acquisition of similar firms and the continued enhancement of real estate related services. Carey Winston's expansion strategy focuses on the following key elements:

    - Commence a two-phase acquisition strategy--first, by acquiring companies within the Washington, D.C. region and second, by expanding into additional markets to create a "super-regional" firm;

    - Create savings by consolidating several "back office" functions such as accounting, risk management and human resources, and eliminating duplication;

    - Enable acquired companies to themselves acquire local competitors, thereby increasing market share and creating further efficiencies; and

    - Target and serve institutional owners and national corporate real estate users/lenders/investors both by rendering its services to and beyond its current services region and by rendering new services, such as financial advisory services.

    Additionally, Carey Winston is considering the expansion of its operations into Europe, initially through the establishment of a presence in Italy through which it will offer the full range of Carey Winston services into the European market.

    HISTORY. The Carey Winston Company, founded in 1942, began as a mortgage banking and property management organization. Carey Winston originated and serviced mortgages as a loan correspondent for major insurance companies, banks, and savings and loan institutions. Early success in mortgage banking and servicing led to the creation of a full service commercial real estate firm.

    Carey Winston believes that it enjoys a variety of competitive advantages in the commercial real estate services industry as a result of the following:

    ESTABLISHED REPUTATION. Carey Winston is among the oldest, and is the largest commercial real estate services company in the greater Washington, D.C. area. Carey Winston has developed an excellent reputation among clients which include leading pension funds, insurance companies, investment advisors, corporations and local owners. Carey Winston has established its adaptability over the past five years to expand beyond its core capabilities and create additional shareholder value.

    REAL ESTATE SERVICES MARKET. During the past five years, there has been increasing consolidation in the commercial real estate services industry. Companies such as Koll Management Services and Insignia Financial Group are focusing primarily on the property management side of the industry. Carey Winston's management believes there are substantial acquisition opportunities of traditional service providers from which other additional revenue sources can be generated.

    NATIONAL GROWTH OPPORTUNITIES. Today, many of the leading real property management companies in the largest real estate markets are regional in their delivery of services. These companies provide Carey Winston with numerous acquisition opportunities. Should Carey Winston pursue its plan to become a "super-regional" service provider, in addition to the efficiencies of consolidation, Carey Winston would then be in a position to offer a larger platform to deliver real estate services.

    EXPANDED SERVICE MENU. As a super-regional firm, Carey Winston could also be positioned to take advantage of opportunities to sell additional services to its existing clients while broadening its customer base. Changes in ownership and financing in recent years have created increased demand for access to multiple markets from single service providers. These clients are also seeking a greater depth of services from their traditional service providers.

    EMPLOYEE AND MANAGEMENT OWNERSHIP. A key component of Carey Winston's expansion plan is the retention and encouragement of employee and management ownership. This strategy is an integral component of aligning the interests of shareholders, business generators and management.

    COMPETITION. The commercial real estate services industry may be categorized into four types of competitors; national service providers such as CB Commercial Real Estate Group, Cushman & Wakefield, Koll Management Services and Grubb & Ellis; large regional and local providers, including Carey Winston, Carter Co. (Atlanta) , Morton G. Thalhimer, Inc. (Richmond), and Jackson Cross Co. (Philadelphia); developers or REITs turned service providers such as Trammell Crow Company, Charles E. Smith Companies, Carr America Realty and The Galbreath Company; and smaller local firms focused on one category of service or a specific marketplace. Many dramatic changes are occurring in the real estate services industry which are creating opportunities for the company. They are as follows:

    CONSOLIDATION OF REAL ESTATE SERVICE PROVIDERS. During the past five years, there has been significant consolidation of the industry. In general, the largest consolidations have been in two areas--pension fund advisory and property management. The mergers of JMB Realty and Heitman Financial Ltd. and the combination of Alex. Brown, Kleinwort Benson and LaSalle Partners, and Insignia Financial's recent acquisition of Edward S. Gordon Co., are the most notable examples of this trend. In addition, companies such as Koll, Faison, and The Galbreath Company have made significant acquisitions outside of their initial regional markets.

    CONSOLIDATION OF REAL ESTATE SERVICE USERS. Today, institutional owners and corporate users are reducing the number of service providers with whom they work. In order to stay competitive, companies must offer more services and cover larger geographic areas. Prudential Real Estate, for example, recently reduced its number of service providers from approximately 100 to 18, of which Carey Winston was one of those retained. Numerous Fortune 1000 corporations are outsourcing greater levels of real estate services seeking national providers of leasing and facilities management expertise. This trend creates additional opportunity for a firm with an expanded geographic reach.

    Notwithstanding the trend, many well respected local and regional firms have remained independent. One reason many of these firms have resisted a link with the large national providers is a fear of losing those attributes that make them strong--culture and tradition, local identification, local community ties and individualistic entrepreneurial spirit.

    Carey Winston intends to take advantage of these trends by offering the geographic reach of a national or super regional firm, as well as the superior local expertise and service generally found with independent firms. Companies with these attributes and offering traditional and specialized services will be best positioned to capitalize on the new opportunities in the marketplace.

    CORPORATE OUTSOURCING TREND. The continued restructuring of corporate America has resulted in a phenomenon that is unlikely to change. Many large corporations have become much more focused on their core businesses and have decided to reduce corporate overhead substantially and to out source those functions which are not deemed to be essential. Corporate real estate activities and real estate administration are often near the top of the list. As a consequence, the demand for multidisciplined professional real estate service firms to provide contractually-based, integrated services capable of supplementing downsized corporate real estate departments and corporate Chief Financial Officers has increased dramatically.

    INSTITUTIONALIZATION OF REAL ESTATE OWNERSHIP. Investors in and owners of commercial real estate assets have become increasingly institutional. Simultaneously, their investment and management needs have become increasingly multi-market oriented due to the fact that the commercial real estate properties in their portfolios are typically located in numerous geographic locations. This change in the ownership characteristics and management requirements of institutional real estate investors and owners has fueled the demand for and growth of sophisticated multi-service, regional or nationally-oriented real estate service providers.

    REGULATORY AFFAIRS. The delivery of real estate brokerage services is subject to licensing and regulation by local governments in the principal service region in which Carey Winston operates. Carey Winston provides regular oversight of the licensure status of its real estate brokers and provides continuing education to satisfy the requirements of licensure.

BUSINESS OBJECTIVES AND GROWTH STRATEGIES OF CAREY WINSTON

    Carey Winston's primary business objectives are to continue to expand in its current market and to expand through acquisition into other markets. The key strategies which Carey Winston plans to use to accomplish these objectives include:

    PURSUING ACQUISITIONS TO EXPAND GEOGRAPHIC REACH. Initially, Carey Winston will continue to focus on the acquisition of companies within the Washington, D.C., Baltimore and northern Virginia metropolitan areas. An example of this is its 1996 acquisition of Barrueta & Associates. Several strategic markets have also been identified in the Northeast, Mid-Atlantic and Southeast regions as locations for strategic acquisitions. Once a strategic acquisition has been made, additional acquisition candidates will be identified to compliment and fill out the territory directly served by the target company. By providing additional financial resources and service capabilities, Carey Winston hopes to enhance the position of local companies in these new markets and simultaneously expand its service reach to new and existing clients. Carey Winston is presently exploring several potential acquisitions within its current principal service region and has identified several acquisition candidates outside of such region.

    INCREASING BREADTH OF SERVICES. Carey Winston also plans to expand the types of services it offers its clients. In recent years, Carey Winston has identified some of these additional services which flow naturally from its core businesses. Carey Winston has already begun to convert some of these services into distinct lines of business. With increased capital and increased opportunities through geographic expansion, a number of these activities may be shaped into significant revenue generators; for example:

    - GENERAL REAL ESTATE ADMINISTRATION. Carey Winston is targeting the rapidly growing market for corporate outsourcing of real estate services. Using state of the art technology in conjunction with Carey Winston's real estate capabilities, Carey Winston has developed a number of clients who have outsourced their real estate administration to Carey Winston. Through these services, a corporate relationship begins with a strategic plan rather than a specific transaction. Furthermore, a more comprehensive relationship is established at the corporate rather than individual level. Through the creation of a larger geographic platform, the execution of this business can take place on a more cost effective basis, be more competitive relative to national service providers and expand the pool of prospective clients.

    - FACILITIES MANAGEMENT. As part of this same outsourcing trend, corporations, governments and other large organizations are choosing to contract out the operation of their owned facilities to firms such as Carey Winston. A prime example of this is the recent contract between Carey Winston and the International Monetary Fund (IMF) to oversee its facilities in the Washington, D.C. region totaling approximately 1.9 million square feet and serviced by a staff of 125 Carey Winston employees. Carey Winston secured this engagement in competition against a large number of national companies.

    - CONSTRUCTION MANAGEMENT. Carey Winston currently provides construction management services on a contractual basis at a number of properties. With an additional investment in human resources and technology, and potentially through a separate business unit, management believes that significant additional income can be generated from its portfolio and from third parties. In conjunction with the development and investment capabilities of CWRA, this expertise can also be combined to provide contract development services. The coordination of a project through regulatory approvals, design, financing, construction and completeness is a natural outgrowth of Carey Winston's existing capabilities. CWRA is currently engaged in several of these projects on behalf of landlords, tenants and investors.

    BENEFITING FROM RECOVERING COMMERCIAL REAL ESTATE MARKETS. In addition to growth through expansion opportunities, management believes that brokerage and property management revenues from contracts with existing clients have begun to increase as a result of the recovery in U.S. commercial real estate markets. This has resulted in an increase in occupancy and rent levels, and property values. Since brokerage fees are typically based upon a percentage of transaction value, and property management fees are typically based upon a percentage of total rent collections, recent occupancy and rental rate increases have generated an increase in brokerage and property management fees to Carey Winston. As a result of anticipated job and population growth in its geographic markets and the low level of development of new commercial space, Carey Winston believes that rising occupancy, rent levels, and property values are likely to continue through 1997 and beyond.

    GENERATING INTERNAL GROWTH BY INCREASING MARKET SHARE AND EMPLOYEE PRODUCTIVITY. In order to increase its market share in the markets that Carey Winston currently serves, Carey Winston is focusing on increasing the productivity of its real estate professional staff. By doing so Carey Winston believes that revenue growth can be generated without a corresponding growth in management and infrastructure costs through the hiring of additional professionals. In order to improve each employee's productivity, Carey Winston invests substantial amounts in new technology and in the professional education of both its management and revenue-producing professionals. Through previously-made and continuing investments in these areas, Carey Winston believes it is well-positioned for further employee productivity gains.

RECENT ACQUISITIONS BY CAREY WINSTON

    Carey Winston is continuing to search for acquisition opportunities as part of its growth strategy. Management believes that there are significant opportunities in the real estate services industry to acquire companies which will complement and expand existing operations. Since 1995, Carey Winston has completed two important acquisitions.

    DELTA ASSOCIATES, INC. In September 1995, Carey Winston acquired Delta Associates (Delta) for $450,000, of which $150,300 was in cash with the remainder being in Carey Winston's common stock. Delta is one of the Washington, D.C. area's most respected providers of appraisal, consulting and market research services. The Delta acquisition provides Carey Winston with access to the best market data which is essential to all other facets of Carey Winston's business. The Delta acquisition is enabling Carey Winston to centralize many of its previously fragmented market research activities under the Delta umbrella which will standardize the quality of products produced at substantial savings to Carey Winston.

    BARRUETA & ASSOCIATES. Effective as of August 1, 1996, Carey Winston acquired the operating assets and certain liabilities of Barrueta & Associates, a Washington, D.C. based commercial real estate brokerage company. The purchase price for the Barrueta acquisition was $800,000 in Carey Winston stock. Barrueta & Associates is a leading brokerage firm specializing in the leasing of office and retail properties primarily in Washington, D.C. In 1995 Barrueta & Associates had revenues of $5.3 million. The foregoing acquisition gives Carey Winston considerable added strength and depth in the downtown Washington, D.C. real estate market as well as adding a considerable number of new institutional relationships and highly productive brokers.

STRUCTURE OF THE BUSINESS OF CAREY WINSTON

    COMMERCIAL LEASING. Carey Winston has represented landlords and tenants in connection with the leasing of office space, industrial buildings and retail properties since 1967. Such services are Carey Winston's largest source of revenue. Based upon both 1995 total revenues and the number of completed transactions, Carey Winston is the largest provider of such services in its principal service region. In 1995, the leasing department facilitated over 900 transactions with an aggregate estimated total consideration over $600 million.

    Under a typical leasing commission agreement, Carey Winston is entitled to receive lease commissions, of between 2% and 6% of the minimum rent payable during the term of the lease. Commissions are generally earned at the commencement of a lease and are not contingent upon the tenant fulfilling the terms of the lease.

    As of September 30, 1996, Carey Winston employed approximately 90 leasing professionals in four (4) offices located in Washington, DC; Bethesda, MD; Laurel, MD; and Tysons Corner, VA. Carey Winston maintains a decentralized approach to leasing brokerage services, bringing significant local knowledge and expertise to each assignment. Each office draws upon the broad range of support services provided by Carey Winston's other business groups, including market research, mortgage origination and client relationships.

    Each leasing professional is carefully selected based upon education, experience and knowledge of commercial real estate and receives on-going training through centralized and local office education programs. Carey Winston believes that its market position provides a competitive advantage for recruiting and retaining its employees.

    PROPERTY MANAGEMENT. Carey Winston's property management portfolio currently totals approximately 14.5 million square feet as of November 30, 1996, making it the largest third party manager of commercial real estate in its principal service region. Carey Winston's portfolio has grown substantially compared to 1991, when the portfolio totaled 10 million square feet. Clients include many of the top institutional owners in the U.S. including Prudential Life Insurance Co., Equitable Life Assurance Co., Citibank N.A. and LaSalle Partners. In addition, Carey Winston was recently retained by the International Monetary Fund (IMF) to manage its Washington area facilities of approximately
1.9 million square feet.

    Carey Winston's property management division employs professionals who perform a variety of duties including oversight, maintenance, project accounting and on-site services. While this is the largest division in terms of numbers of personnel, and does not operate profitably on a stand-alone basis, it is critical in maintaining the level of service and reporting that institutional property owners demand from their service providers. The property management division provides Carey Winston with the ability to create other income producing opportunities in leasing, financing and investment sales.

    Typically, Carey Winston is entitled to receive management fees of between 2% and 4% of the gross collections received when it is retained to manage a property. In most cases management fees which are paid to Carey Winston are based on a percentage of monthly gross rental income which is collected from the tenants occupying the property being managed. In a majority of properties which Carey Winston manages, it is also retained as the exclusive leasing agent. Leasing commissions are paid in addition to the management fee, where Carey Winston is asked to perform leasing brokerage services.

    A typical property management agreement is terminable on 30 days' notice, as is customary in the industry. Carey Winston's relationships, however have largely been long term notwithstanding the foregoing.

    INVESTMENT PROPERTY SALES. Carey Winston provides real estate investment sales brokerage services to owners and purchasers of multi-family, office, industrial, hotel, land, and retail properties throughout its principal service region and elsewhere across the United States, through its affiliations with multi-city brokerage organizations such as the New America Network and Corfac. With offices in Chevy Chase, MD and Washington, DC, this division consists of real estate brokers specializing in commercial property sales with a supporting staff of financial analysts, market researchers and marketing assistants. A separate group within the Investment Sales Division, Carey Winston Institutional Investment Group (CWIIG), was formed by four of the Company's top sales brokers to specialize in institutional quality real estate.

    Carey Winston provides sophisticated financial analysis and planning for, and execution of, acquisitions and sales of income-producing properties for its clients. In 1995, Carey Winston completed approximately 76 transactions which involved properties with an aggregate estimated value over $360 million. Carey Winston is the largest provider of commercial real estate investment properties services in its principal service region. Carey Winston represents property owners seeking to dispose of investment properties for optimum efficiency by providing services which include (1) accessing Carey Winston's proprietary databases and other information sources relating to current available properties, completed comparable sales, real estate market trends, and potential investors, and to assist with valuation and location of buyers, (2) creating a professional marketing effort, and (3) advising investors and owners in negotiations, due diligence and settlement.

    As of September 30, 1996, Carey Winston employed approximately 17 investment properties professionals who primarily specialize in acquisitions and sales of investment properties and are located in two offices in and around its principal service region.

    A team of professionals with expertise within a given market and property type is assembled for each investment properties assignment. As necessary, there may be added professionals from Carey Winston's other departments, such as consulting and advisory professionals who provide sophisticated financial and analytical advice to clients involved in complex sale and lease transactions. This advisory function is accomplished by identifying cash flow, accounting, tax and legal issues in order to propose suitable solutions and achieve optimal financial results. These services provide the client with in-depth analyses of transaction-specific data as well as real estate market data. Additionally, commercial finance employees may be brought in to provide advice regarding existing mortgage financing as well as the origination of new debt.

    Under a typical investment properties commission agreement, Carey Winston is entitled to receive sale commissions ranging from between 1% and 8% of the sale price, which is generally earned by Carey Winston at the closing of a transaction.

    COMMERCIAL FINANCE. Carey Winston provides both mortgage origination and loan servicing to both borrowers and lenders. The Commercial Finance Division has six specialists who represent many of the leading developers and real estate owners in the Carey Winston's principal service region to obtain financing from the leading insurance companies, banks and pension funds. In 1995 the Commercial Finance Division originated 25 mortgage loans totaling $168 million. Carey Winston also has strong relationships with Wall Street investment banks and participates in several commercial mortgage conduits. Carey Winston is a FANNIE MAE seller/servicer and is currently servicing loans for FANNIE MAE.

    Carey Winston typically receives origination fees of approximately 1% of the amount loaned. Carey Winston's institutional client relationships have historically been long-term.

    CAREY WINSTON REALTY ADVISORS (CWRA). CWRA was established in 1992 to pursue real estate related opportunities outside the traditional areas of the firm. Today, CWRA is a group of professionals with backgrounds in accounting, banking, law and development. This group is involved in a wide range of entrepreneurial activities, including asset management, loan servicing, distressed asset acquisition, investment advisory activities, tax-free exchange consulting and fee development, and lease administration.

    DELTA ASSOCIATES. Carey Winston acquired Delta Associates, Inc. (Delta) in the Fall of 1995. Delta is now a wholly owned subsidiary of Carey Winston which operates independently. Delta's primary business is providing of appraisal and valuation services to developers, investors and lenders on commercial real estate. The majority of its appraisal and valuation business is centered around the greater Washington, DC area. In addition to the foregoing, Delta also prepares feasibility studies and performs litigation support functions where Delta employees are asked to testify as expert witnesses in lawsuits relating to property valuation or other real estate related claims. Delta is regularly retained by many of the leading law firms from Washington, D.C., and around the country, and its litigation support business is national in scope.

    INFLATION. Carey Winston's operations are directly affected by various national and regional economic conditions, including the increase of interest rates, the availability of credit to finance commercial real estate transactions, the supply of commercial building space for rent and the impact of tax laws. Higher inflation could make the investment in fixed assets, such as real estate, more attractive and result in increased demand that would in turn cause an increase in commercial leasing activity and an increase in rent and sales values, all of which will act to increase revenue. Modest inflation, Carey Winston believes, does not have a material effect on its operations. Revenues, commissions and other variable costs related to revenues are primarily affected by real estate market supply and demand versus general inflation.

CAREY WINSTON RELATED ENTITIES

    - CREATIVE/CW EQUITIES CORP. (CCWE)
     Carey Winston engages in the marketing and sale of limited partnership interests and other direct placement securities in real estate and other investment ventures through its 50% ownership of CCWE, which is a licensed securities broker-dealer, and a member of NASD and SIPC.

    - F&A ASSOCIATES, INC. (F&A)

      Management and financial reporting services are provided to investors in CCWE-syndicated investments through F&A, a joint venture 50% owned by Carey Winston.

    - CW REALTY OPPORTUNITY INVESTORS 1, LLC (CWROI)
     CWROI is a real estate investment fund which was organized in September
      1995. CWRA is the Managing Member and is responsible for investment decisions and the asset management of investments.

    - FINANCIAL & REALTY SERVICES, INC. (FRS)
     FRS is a minority business enterprise (MBE) in which Carey Winston owns a 49% interest. FRS pursues minority "set asides," affirmative action, and other business opportunities available to qualified MBE's in the leasing and sales brokerage, mortgage banking and real estate and financial advisory fields.

CAREY WINSTON PROPERTIES

    The following office facilities (exclusive of storage space) are presently leased by Carey Winston in the conduct of its business (unless otherwise stated, all rentals are believed by Carey Winston to be at or below fair market rental rates for such leased space):

    (a) Carey Winston's present headquarters, located at 6700 Rockledge Drive, Suite 400A, Bethesda, Maryland 20817, where it occupies approximately 44,000 square feet of office space under a Sublease from IBM Corporation, expiring May 30, 2005. It is 90% occupied.

    (b) District of Columbia branch office, located at One Thomas Circle, N.W., Suite 1000, Washington, D.C. 20005, where it occupies approximately 16,000 square feet of office space, the lease for which expires on January 1, 2004, but which is terminable by Carey Winston at its option, as of December 31, 1999 in consideration for a termination payment of $218,792.53 (CW's security deposit). It is fully occupied.

    (c) Former District of Columbia branch office, located at 1667 K Street, N.W., Suite 700, Washington, D.C. 20036, which is approximately 11,200 square feet of office space, the lease for which expires on April 30, 2005. Carey Winston is currently actively marketing this space for sublet, as it is in the process of consolidating its District of Columbia operations into the One Thomas Circle, N.W. location (which location Carey Winston acquired by assignment in August, 1996 when it consummated the acquisition of Barrueta & Associates). It is anticipated that the sublet, when accomplished, will produce rentals $4.00 to $6.00 per square foot less than that being paid by Carey Winston for this space.

    (d) Northern Virginia/Tysons Corner branch office, located at 8614 Westwood Center Drive, Suite 800, Vienna, VA 22182, where it occupies approximately 13,000 square feet of office space, the lease for which expires on June 30, 2005. It is 95% occupied.

    (e) Washington-Baltimore Corridor branch office, located at 14504 Greenview Drive, Suite 210, Laurel, Maryland 20708, where it occupies approximately 6,125 square feet of office space, the lease for which expires on February 28, 1998, but which may be terminated upon 90 days notice by Carey Winston. Carey Winston has given notice to the landlord that it intends to terminate the lease and vacate this office space on or before February 7, 1997.

    (f) Future Washington-Baltimore Corridor branch office, located at 312 Marshall Avenue, Suite 1000, Laurel, Maryland 20707, where it has executed a lease to occupy approximately 7,500 square feet of office space for a period of 5 years and 3 months, commencing on February 1, 1997. It will be 90% occupied upon lease commencement.

    (g) Delta Associates, Inc. office, located at 701 Prince Street, Alexandria, Virginia 22314-3004, where its subsidiary occupies approximately 4,250 square feet of office space, the lease for which expires on April 30, 1998.

    (h) Carey Winston Institutional Investment Group New York area branch office, located at 89 Headquarters Plaza, 14th Floor, Morristown, New Jersey 07960, where it occupies approximately 250 square feet of furnished office space, the lease for which expires on May 31, 1997, but is subject to cancellation by Carey Winston upon 30 days prior notice, with a minor monetary payment. Carey Winston has given notice of its cancellation and will vacate this office on January 18, 1997.

LEGAL PROCEEDINGS

    Carey Winston is involved in several litigation matters in the normal course of its business. Management states, based upon the advise of its legal advisors, that the final resolution of such matters (either individually or collectively) will have no material adverse effect on the financial condition of Carey Winston or the Company.

CAREY WINSTON--EXECUTIVE OFFICERS (WITH EXPERIENCE SINCE 1990):

    NATHAN R. ISIKOFF, 54, has served as Chairman of the Board and Treasurer from 1990 to the present.

    THOMAS L. NORDLINGER, 57, has served as Director from 1990 to the present. He also served as President and Chief Executive Officer from 1990 to the present; as Director and Vice President of Carey Winston Realty Advisors, Inc. from 1992 to the present; and as Director of Delta Associates, Inc. from 1995 to the present.

    EUGENE R. ZARTMAN, 62, has served as Director from 1990 to the present. He also served as Chief Operating Officer from 1990 to the present; and as Director of Delta Associates, Inc. from 1995 to the present.

    BRENDAN B. MCCARTHY, 51, has served as Co-Chairman of the Board from1995 to the present. He also served as a Director from 1990 to 1995; and as Executive Vice President from 1990 to 1995.

    J. FERNANDO BARRUETA, 53, has served as Vice Chairman of the Board from 1996 to the present. He has also served as Director of D.C. Operations from 1996 to the present and served as President and Chief Executive Officer of Barrueta & Associates from 1990 to1996.

    CHRISTOPHER SANGER, 52, has served as Executive Vice President & General Counsel from 1995 to the present. He also served as Senior Vice President & General Counsel from 1990 to 1995; as Vice President & Director of Carey Winston Realty Advisors, Inc. from 1992 to the present; and as Director of Delta Associates, Inc. from 1995 to the present.

    DONALD R. WILSON, 51, has served as Executive Vice President, Corporate Finance and Operations from 1995 to the present. He also served as Principal, D.R. Wilson & Associates from 1994 to 1995; and as Executive Vice President, Chief Operating Officer and Chief Financial Officer for Shannon & Luchs Co., Washington, D.C. from 1990 to1994.

    There are no family relationships among the above-described executive officers.

                              CERTAIN TRANSACTIONS

    ISSUANCES, REPURCHASE, OTHER. In 1995 the Company repurchased shares formerly owned by its former Chairman of the Board, and agreed to repurchase the remaining 776,530 shares formerly so held. See "Retirement of Former Chairman, Repurchase of Former Chairman's Shares." The Company has also agreed to repurchase 95,490 shares at a specified time and price. See "Repurchase of Shares from Finprogetti."

    The law firm of Morrison Cohen Singer & Weinstein, LLP, of which Howard E. Chase, a Director of the Company and its Chief Executive Officer, was a member until September 1, 1995, and to which he is now of counsel, and counsel to the Company. Fees paid by the Company and subsidiaries to Morrison Cohen Singer & Weinstein, LLP in 1995 did not exceed 5% of such firm's gross revenues for that period.

    Como Consultants Limited, an Isle of Jersey company which employs Mario Tozzi-Condivi, a Director of the Company and its Vice-Chairman, was paid an aggregate of $146,565 in 1995 for consulting services rendered to the Company and to its MAI subsidiary by Mr. Condivi.

    The law firm of which Mr. Carlo Garavaglia is a member was paid an aggregate of Lit. 268 million ($176,000) by the Company and its subsidiaries in 1995 for legal and statutory auditing services rendered.

    Mr. Pugno Vanoni and his brother own offices in Milan which are leased to certain subsidiaries of the Company acquired from Finprogetti at a rental of Lit 130 million ($85,000) per year.

    Mr. Previtali was, until June 1996, an officer of Finprogetti, S.p.A. which charged the Company office expenses of approximately $170,000 in 1995 for its usage of Finprogetti facilities. Management believes that such expenses were comparable to expenses which would have been charged by third parties.

    The Company has agreed to acquire Carey Winston through a merger into a wholly owned subsidiary of the Company. The shareholders of Carey Winston will receive an aggregate of 672,000 to 800,000 shares of Common Stock, subject to adjustment upon the occurrence of certain contingencies. Among the conditions to the consummation of the acquisition is the completion of the Planned Offering.

                           DESCRIPTION OF SECURITIES

    Holders of Carey Winston Shares, upon the consummation of the Merger, will receive in exchange therefor, shares of Common Stock. The Securities to be
offered in the Planned Offering will consist of       shares of Common Stock and
    Warrants. It is currently anticipated that the public offering price will be
$    per share of Common Stock and $    per Warrant. Each Warrant will be
exercisable for four years commencing one year from the issue date at an exercise price of 120% of the per share of Common Stock offering price. The Warrants will be callable by the Company at a redemption price of $.01 per Warrant at any time after they become exercisable if notice of not less than 30 days is given and the last sale price of the Common Stock has been at least
133 1/3% of the then exercise price of the Warrants on all 20 trading days ending on the third day prior to the day on which notice is given.

COMMON STOCK

    As of the date of this Prospectus, December   , 1996, the authorized capital
stock of the Company consisted of 50,000,000 shares of Common Stock, par value $0.01 per share. See "Capitalization" and "Principal Stockholders." The issued and outstanding shares of Common Stock are, and the shares issued in connection with the Merger will be, validly issued, fully paid and non-assessable. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of Directors may from time to determine. See "Dividends" and "Risk Factors--Absence of Dividends."

    All shares of Common Stock have equal voting rights and, when validly issued and outstanding, the holders of shares of Common Stock are entitled to one vote for each share held on record on all matters to be voted on by the stockholders. Cumulative voting in the election of directors is not allowed, which means that the holders of more than 50% of the outstanding shares can elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors.

    Holders of shares of Common Stock have no preemptive, subscription, or redemption rights and there are no conversion provisions applicable to the Common Stock. Upon liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution to stockholders, unless there are outstanding shares of preferred stock with priority rights. Currently, there is no class of preferred stock authorized to be issued by the Company.

WARRANTS

    Each Warrant to be offered in the Planned Offering will entitle the holder thereof to purchase one share of Common Stock at a price of 120% of the offering price per share of Common Stock. Each Warrant will be exercisable for four years commencing one year from the issue date of the Warrants. The Warrants will be callable by the Company at a redemption price of $.01 per Warrant at any time after they become exercisable if notice of not less than 30 days is given and the last sale price of the Common Stock has been at least 133 1/3% of the then exercise price of the Warrants on all 20 trading days ending on the third day prior to the day on which notice is given.

    The exercise price and the number of shares of Common Stock to be obtained upon exercise of the Warrants will be subject to adjustment in the event of a stock dividend on or a split of the Common Stock, or in the event of a reorganization or recapitalization of the Company or of the merger or consolidation of the Company or in the event of distributions (other than cash dividends) to stockholders of the Company.

    Fractional shares will not be issued upon exercise of Warrants and, in lieu thereof, a cash adjustment based on the market price of the Common Stock on the date of exercise will be made. The Warrants will not confer upon the holder thereof any voting or preemptive rights, or any other rights of a stockholder of the Company.

    A Warrant will be exercisable upon the surrender of a duly completed certificate on or prior to its expiration at the office of the Warrant Agent, accompanied by cash or a certified or official bank check payable to the order of the Warrant Agent for the exercise price.

CHARTER AND BY-LAW PROVISIONS

    The Amended and Restated Articles of Incorporation and By-laws of the Company do not contain any provisions which would inhibit a possible acquisition of the Company by third parties.

TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

    American Stock Transfer and Trust Company, New York, NY, is the transfer agent, warrant agent and registrar for the Company's Common Stock and Warrants.

    The transfer agent and registrar for the Common Stock is American Stock Transfer Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    SHARES ELIGIBLE FOR FUTURE SALE. Except for shares issued to certain persons who are affiliates of Carey Winston, all of the shares of Common Stock issued pursuant to the Merger, or to be sold under the Planned Offering (plus any additional shares of Common Stock sold upon exercise of the Underwriters'

Overallotment Option) will be freely transferable as of the date of this Prospectus ( with respect to the shares issued pursuant to the Merger) or the effective Prospectus in connection with the Planned Offering without restriction under the Securities Act, unless they are held by "affiliates" of the Company as that term is used under the Securities Act and the regulations promulgated thereunder, or affiliates of Carey Winston (with respect to shares acquired in the Merger). An additional 3,081,240 shares of Common Stock currently outstanding (the "Restricted Shares") are held by officers, directors, employees, consultants and other stockholders of the Company. The Restricted Shares were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted securities" under the Securities Act.

    The Company is required to register 776,530 of such Restricted Shares under the Securities Act, at the expense of the Company, if demanded by the holder of such shares and to maintain the effectiveness of such registration statement until June 30, 1998 (or the earlier sale of all such shares). The Company is obligated to purchase on June 30, 1998 all of such shares not theretofore sold by the holder, at $11.27 per share, and with respect to which the holder did not reject an earlier offer, if any, by the Company to purchase same at such price.

    The Company is also required to register upon demand, at any time after June 30, 1997, on up to two occasions, the 1,855,702 Restricted Shares issued in the Finprogetti acquisition (after a repurchase from Finprogetti on November 7, 1996), 408,008 shares issued to certain investors in connection with the Finprogetti acquisition and 30,000 shares issued in connection with the acquisition of the minority interest in Moto Guzzi. Finprogetti and such persons, holding in the aggregate 2,274,710 Restricted Shares, have agreed, subject to certain limited exceptions, not to sell or otherwise dispose of any of the shares held by them prior to June 30, 1997. The Company is also obligated to purchase 95,490 of such shares from Finprogetti under a November 7, 1996 agreement. The remainder of the 30,000 unregistered shares of Common Stock held by existing stockholders will become eligible for sale at various times over a period of less than two years. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Business of the Company--Finprogetti Acquisition."

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including any person who may be deemed an "affiliate" of the Company, who has beneficially owned any restricted securities for at least two years is entitled to sell within any three-month period a number of restricted securities that does not exceed the greater of 1% of the then outstanding shares of Common Stock and the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding such sale, provided that at least two years have elapsed since such shares were acquired from the Company and certain manner of sale, notice requirements and requirements as to the availability of current public information about the Company are satisfied. Any person who is deemed to be an affiliate of the Company must comply with the provisions of Rule 144 (other than the two-year holding period requirement) in order to sell shares of Common Stock which are not restricted securities (such as shares acquired by affiliates of Carey Winston in the Merger). In addition, under Rule 144(k), a person who is deemed not to be an affiliate of the Company, and who is deemed not to have been an affiliate of the Company at any time during the 90 days preceding any sale, is entitled to sell such shares without regard to the foregoing limitations, provided at least three years have elapsed since the shares were acquired from the Company.

    No predictions can be made of the effect, if any, that future sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect the then prevailing market price.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby and certain legal matters will be passed upon for the Company by Morrison Cohen Singer & Weinstein, LLP, New York, New York.

                                    EXPERTS

    The financial statements of TRG as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been included herein and in the Registration Statement in reliance upon the report of Reconta Ernst & Young, independent auditors, appearing elsewhere herein, given upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered by this Prospectus and such omitted information, reference is hereby made to the Registration Statement and such exhibits, amendments and schedules filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, upon payment of prescribed fees.

    Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are of necessity brief descriptions thereof and are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the copy of the document filed as an exhibit for a more complete description of the matter involved, each such statement being qualified in its entirety by such reference.

    The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by an independent accounting firm and quarterly reports containing unaudited consolidated financial information for each of the first three fiscal quarters of each fiscal year of the Company following the end of such quarter and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following summarized unaudited pro forma balance sheet as of September 30, 1996 and statements of operations for the nine months ended September 30, 1996 and for the year ended December 31, 1995 ("the pro forma financial statements") give effect to (i) the Company's stock repurchase program which closed on October 23, 1996 and the repurchase by the Company of shares from Finprogetti on November 7, 1996, (ii) the sale by the Company of shares in its Moto Guzzi Corp. subsidiary, the first Closing of which occurred on December 13, 1996, and (iii) the acquisition of Carey Winston, which acquisition is contingent on the approval of its shareholders and on the consummation of this Offering as if all transactions occurred as of January 1, 1996 and 1995 in the pro forma combined statements of operations and as if they occurred as at September 30, 1996 in the pro forma combined balance sheet.

    The pro forma adjustments are based on currently available information and, in the case of the sale of shares of Moto Guzzi Corp. and the acquisition of Carey Winston, on certain assumptions which management believes are reasonable. The acquisition by the Company of Carey Winston has been accounted for as a purchase and the adjustments included in the pro forma financial statements represent the effects of the Company's preliminary determination and allocation of the purchase price to the fair values of assets and liabilities that would have been acquired had such acquisition been consummated effective for accounting purposes as of September 30, 1996. There can be no assurance that the acquisition of Carey Winston will be consummated, as it contingent on the approval of its shareholders and on the success of this Offering, or, if the acquisition is consummated, that the actual effects as of the date on which the acquisition is closed will not differ significantly from the pro forma adjustments reflected in the pro forma financial statements.

    The pro forma financial statements are not necessarily indicative of either future results of operations or results that might have been achieved had the transactions been consummated as of the dates indicated. The pro forma financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and of Carey Winston.

    Solely for the convenience of the reader, the Company has translated the balance sheet as at September 30, 1996 and the statement of operations for the nine months then ended at the conversion rate of 1,523 lire per U.S. Dollar, and the statement of operations for the year ended December 31, 1995 at the conversion rate of 1,588 lire per U.S. Dollar, each being the approximate rate at the end of the relevant periods.

                            TRIDENT ROWAN GROUP INC.

             SUMMARIZED UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1996

                                   SEPT. 30                  SALE OF                  ADJ. FOR    SEPT. 30   SEPT. 30
                                     1996     REPURCHASES    20% OF        CAREY        CAREY       1996       1996
                                    ACTUAL     OF SHARES     MGCORP.      WINSTON      WINSTON    PROFORMA   PROFORMA
                                   ---------  -----------  -----------  -----------  -----------  ---------  ---------
                                                               MILLIONS OF LIRE                               US$'000
Cash and marketable securities...     20,578     (11,590)(a)(b) 2,742(c)     6,297       (2,559)(f)  15,468     10,156
Other current assets.............     76,365        (763)(b)                15,425       (1,523)(g)  89,504     58,769
                                   ---------  -----------  -----------  -----------  -----------  ---------  ---------
Current assets...................     96,943     (12,353)       2,742       21,722       (4,082)    104,972     68,925
Property, plant & equipment and
  other assets, excluding
  goodwill & intangibles.........     64,806                                 3,161                   67,967     44,627
                                   ---------  -----------  -----------  -----------  -----------  ---------  ---------
Total assets excl. goodwill &
  intangibles....................    161,749     (12,353)       2,742       24,883       (4,082)    172,939    113,551
Goodwill and intangibles.........      5,942                                   475        7,089 (h)  13,506      8,868
                                   ---------  -----------  -----------  -----------  -----------  ---------  ---------
Total assets.....................    167,691     (12,353)       2,742       25,358        3,007     186,445    122,420
                                   ---------  -----------  -----------  -----------  -----------  ---------  ---------
                                   ---------  -----------  -----------  -----------  -----------  ---------  ---------

Advance from banks...............     33,279                   (5,376)(c)    6,091                   33,994     22,320
Current portion of loans.........      6,994                                   462                    7,454      4,894
Other current liabilities........     31,916                                 8,872                   40,790     26,784
                                   ---------  -----------  -----------  -----------  -----------  ---------  ---------
Current liabilities..............     72,189           0       (5,376)      15,425            0      82,238     53,998
Long term loans..................     13,257       2,838 (a)                 3,395       (1,523)(g)  17,196     11,291
Other long term liabilities,
  minority interests.............     26,409                    2,231(d)       834                   30,245     19,859
Shares subject to repurchase.....     14,392        (200)(b)                                         14,192      9,318
Shareholders equity..............     41,444     (14,991)(b)    5,887(e)     5,704        4,530 (i)  42,574     27,954
                                   ---------  -----------  -----------  -----------  -----------  ---------  ---------
Total liabilities and equity.....    167,691     (12,353)       2,742       25,358        3,007     186,445    122,420
                                   ---------  -----------  -----------  -----------  -----------  ---------  ---------
                                   ---------  -----------  -----------  -----------  -----------  ---------  ---------
Book value per share in Lire/$...     10,734                                                         11,344       7.45
                                   ---------                                                      ---------  ---------
                                   ---------                                                      ---------  ---------
Number of shares (note)..........  3,860,895                                                      3,752,900  3,752,900
                                   ---------                                                      ---------  ---------
                                   ---------                                                      ---------  ---------

Note: The number of shares used in calculating book value per share excludes shares subject to repurchase.

        See Notes to Summarized Unaudited Proforma Financial Statements

         NOTES TO SUMMARIZED UNAUDITED PRO FORMA COMBINED BALANCE SHEET

    Repurchases of shares:

        (a) Reflects 761,995 shares repurchased under the Company's stock repurchase program which closed October 23, 1996 for $7,749,000 (Lit. 11,390 million) in cash and the Company's 8% promissory note payable in October 1998 for $1,863,000 (Lit. 2,838 million).

        (b) Reflects 9,950 shares repurchased from Finprogetti S.p.A. on November 7, 1996 for Lit. 200 million ($131,000) in cash and 46,000 shares repurchased for the assignment of a receivable due from Finprogetti S.p.A. of Lit. 763 million ($501,000).

    See Note 6 to the Unaudited Interim Financial Statements as at September 30, 1996 for a full description of the Company's share repurchase program and other repurchases of shares subsequent to September 30, 1996.

    Sale of securities of Moto Guzzi:

        (c) Application of proceeds to temporarily reduce short-term debt and investments in short-term bank deposits pending application of proceeds of sale.

        (d) Recording of minority interests representing the 20% of the issued and outstanding shares of Moto Guzzi Corp. sold in the Private Placing.

        (e) Estimated gain on sale of shares of Moto Guzzi Corp., net of commissions and expenses payable by the Company and by Moto Guzzi Corp.

    See Note 6 to the Unaudited Interim Financial Statements as at September 30, 1996 for a description of the sale by the Company of securities of its Moto Guzzi Corp. subsidiary.

    Carey Winston and adjustments for the acquisition of Carey Winston, assuming that the acquisition is accounted for as a purchase:

        (f) Represents the cash element of the consideration for acquiring the Carey Winston Company, estimated as $1,680,000 (Lit. 2,559 million).

        (g) Elimination of advances from the Company to Carey Winston.

        (h) Preliminary determination of goodwill arising on the acquisition.

        (i) Represents issue of the estimated 700,000 shares to be issued as part of the consideration for acquiring Carey Winston for $6,720,000 (Lit. 10,234 million) and elimination on consolidation of net equity of Carey Winston.

                            TRIDENT ROWAN GROUP INC.

        SUMMARIZED UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                 YEAR                                                            YEAR        YEAR
                                ENDED                                                           ENDED       ENDED
                               DEC. 31      ADJ. FOR       SALE OF      CAREY     ADJ. FOR     DEC. 31     DEC. 31
                                 1995      REPURCHASES     20% OF      WINSTON      CAREY        1995        1995
                                ACTUAL      OF SHARES      MGCORP.     (NOTE)      WINSTON    PRO FORMA   PRO FORMA
                              ----------  -------------  -----------  ---------  -----------  ----------  ----------
                                                                 MILLIONS OF LIRE                          US$'000
Net sales...................      72,253                                 43,844                  116,097      73,109
Total cost of sales.........     (63,410)                               (18,054)                 (81,464)    (51,300)
                              ----------       ------         -----   ---------         ---   ----------  ----------
                                   8,843                                 25,790                   34,633      21,809

Selling, general and
  administrative expenses...     (16,230)                       (54)(d) (24,890)       (503)(i)  (41,677)    (26,245)
Rental income...............         770                                                             770         485
Other income/(expense)......         513           63 (a)     4,494 (e)      48                    5,118       3,223
                              ----------       ------         -----    --------         ---   ----------  ----------
                                  (6,104)          63         4,440         948        (503)      (1,156)       (728)
Interest expense............      (4,458)        (242)(b)       915 (f)    (210)                  (3,995)     (2,516)
Interest income.............       4,452       (1,213)(c)                   659        (273)(j)    3,625       2,283
                              ----------       ------         -----   ---------         ---   ----------  ----------
Loss before income taxes and
  minority interests........      (6,110)      (1,392)        5,355       1,397        (776)      (1,526)       (961)
Income taxes................        (420)                      (148)(g)    (612)        500 (k)     (680)       (428)
Minority interests..........        (450)                       504 (h)                               54          34
                              ----------       ------         -----   ---------         ---   ----------  ----------
Net loss....................      (6,980)      (1,392)        5,711         785        (276)      (2,152)     (1,355)
                              ----------       ------         -----   ---------         ---   ----------  ----------
Loss per share..............      (2,065)                                                           (660)      (0.42)
                              ----------                                                      ----------  ----------
                              ----------                                                      ----------  ----------
Average number of shares....   3,380,441                                                       3,262,496   3,262,496
                              ----------                                                      ----------  ----------
                              ----------                                                      ----------  ----------

Note: Results for Carey Winston are for the company's fiscal year to October 31, 1995

        See Notes to Summarized Unaudited Proforma Financial Statements

                            TRIDENT ROWAN GROUP INC.

        SUMMARIZED UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                  ADJ. FOR
                                     SEPT. 30      REPUR-        SALE OF       CAREY      ADJ. FOR      SEPT. 30       SEPT. 30
                                       1996        CHASES        20% OF       WINSTON       CAREY         1996           1996
                                      ACTUAL      OF SHARES      MGCORP.      (NOTE)       WINSTON      PROFORMA       PROFORMA
                                     ---------  -------------  -----------  -----------  -----------  -------------  -------------
                                                                    MILLIONS OF LIRE                                    US$'000
Net sales..........................     66,043                                  35,553                     101,596         66,708
Total cost of sales................    (57,434)                                (13,229)                    (70,663)       (46,387)
                                     ---------          ---         -----   -----------         ---   -------------  -------------
                                         8,609                                  22,324                      30,933         20,311
Selling, general and administrative
  expenses.........................    (14,179)                                (22,452)        (361)(i)      (36,992)      (24,289)
Rental income......................      1,098                                                               1,098            721
Other income/(expense).............     (2,723)         121(a)      5,584(e)     (2,306)                       676            444
                                     ---------          ---         -----   -----------         ---   -------------  -------------
                                        (7,195)         121         5,584       (2,434)        (361)        (4,285)        (2,813)
Interest expense...................     (4,882)        (173)(b)        709(f)       (200)                   (4,546)        (2,985)
Interest income....................      3,318         (801)(c)        308        (180)(j)                   2,645          1,737
                                     ---------          ---         -----   -----------         ---   -------------  -------------
Loss before income taxes and
  minority interests...............     (8,759)        (853)        6,293       (2,326)        (541)        (6,816)        (4,061)
Income taxes.......................       (600)                      (115)(g)        953                       238           (156)
Minority interests.................       (476)                       (12)(h)                                 (488)          (320)
                                     ---------          ---         -----   -----------         ---   -------------  -------------
                                        (9,835)        (853)        6,166       (1,373)        (541)        (6,436)        (4,225)
                                     ---------          ---         -----   -----------         ---   -------------  -------------
                                     ---------          ---         -----   -----------         ---   -------------  -------------
Loss per share.....................     (2,073)                                                             (1,392)         (0.91)
                                     ---------                                                        -------------  -------------
                                     ---------                                                        -------------  -------------
Average number of shares...........  4,742,865                                                           4,624,920      4,624,920
                                     ---------                                                        -------------  -------------
                                     ---------                                                        -------------  -------------

    Note: Results included for Carey Winston are for the 11 months to September 30, 1996

        See Notes to Summarized Unaudited Proforma Financial Statements

              NOTES TO THE CONDENSED UNAUDITED PRO FORMA COMBINED

               STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED

            SEPTEMBER 30, 1996 AND THE YEAR ENDED DECEMBER 31, 1995

    Repurchases of shares:

        (a) Represents exchange differences on the Company's 8% promissory note in US Dollars, issued as part of the share repurchase program.

        (b) Represents interest payable on the promissory note.

        (c) Represents reduced interest income as a consequence of the cash payments to finance the repurchase program.

    See Note 6 to the Unaudited Interim Financial Statements as at September 30, 1996 for a full description of the Company's share repurchase program and other repurchases of shares subsequent to September 30, 1996.

    Sale of securities of Moto Guzzi Corp.:

        (d) Goodwill amortization arising in the year to December 31, 1995 from treating the acquisition of Moto America Inc, which was made effective for accounting purposes at January 1, 1996 as if it had been consummated and effective as of 1 January 1995.

        (e) Estimated gain on sale of shares of Moto Guzzi Corp., net of commissions and expenses payable by the Company and by Moto Guzzi Corp. The gain for the year to December 1995 is estimated based on the assumption that a recapitalization of Moto Guzzi S.p.A., a subsidiary of Moto Guzzi Corp. and acquisition of minority interests in Moto Guzzi S.p.A., both in July 1995, and the acquisition of Moto America Inc. had also been made effective 1 January 1995. In determining the gain, the estimated actual net proceeds of the sale of securities has been discounted in estimating adjusted net proceeds as at January 1, 1996 and January 1, 1995.

        (f) Estimated reduction in interest payable on advances from banks.

        (g) Income tax effects of reduced interest payable in Moto Guzzi Corp.

        (h) Recording of minority interests in consolidated losses of Moto Guzzi Corp.

    See Note 6 to the Unaudited Interim Financial Statements as at September 30, 1996 for a description of the sale by the Company of securities of its Moto Guzzi Corp. subsidiary.

    Carey Winston and adjustments for the acquisition of Carey Winston, assuming that the acquisition is accounted for as a purchase:

    (i) Goodwill depreciation based on a preliminary determination of the fair values of Carey Winston with resulting goodwill to be depreciated over 15 years.

    (j) Reduced interest income for the financing of the cash element of the consideration to be paid for Carey Winston.

    (k) Reduction of U.S. income taxes based on the assumption of offsetting taxable income of Carey Winston against U.S. tax losses of the Company.

                           TRIDENT ROWAN GROUP, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

AUDITED FINANCIAL STATEMENTS AT DECEMBER 31, 1995

Balance Sheets.............................................................................................        F-3

Statements of Operations...................................................................................        F-5

Statements of Stockholders' Equity (deficit)...............................................................        F-6

Statements of Cash Flows...................................................................................        F-7

Notes to Financial Statements..............................................................................        F-9

UNAUDITED INTERIM FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

Balance Sheets.............................................................................................       F-29

Statements of Operations...................................................................................       F-31

Statements of Cash Flows...................................................................................       F-33

Notes to Interim Financial Statements......................................................................       F-34

CAREY WINSTON AUDITED FINANCIAL STATEMENTS FOR THE YEAR ENDED OCTOBER 31, 1995

Report of Independent Auditors.............................................................................       F-40

Balance Sheets.............................................................................................       F-41

Statements of Operations...................................................................................       F-42

Statements of Cash Flows...................................................................................       F-43

Notes to Interim Financial Statements......................................................................       F-44

CAREY WINSTON UNAUDITED INTERIM FINANCIAL STATEMENTS FOR THE 11 MONTHS ENDED SEPTEMBER 30, 1996

Balance Sheets.............................................................................................       F-50

Statements of Operations...................................................................................       F-51

Statements of Cash Flows...................................................................................       F-52

Notes to Interim Financial Statements......................................................................       F-53

                         REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
De Tomaso Industries, Inc.

    We have audited the consolidated balance sheets of De Tomaso Industries, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995, all expressed in Italian Lire. Our audits also included the financial statement schedule listed in the index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and related schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of De Tomaso Industries, Inc. and subsidiaries at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                           RECONTA ERNST & YOUNG

April 3, 1996
Milan, Italy

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES
              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)
                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                                         DECEMBER 31    DECEMBER 31    DECEMBER 31
                                                                             1995          1995           1994
                                                                NOTE       US$'000        LIRE M.        LIRE M.
                                                              ---------  ------------  -------------  -------------
                                               ASSETS
Cash and cash equivalents...................................                  15,200          24,137          5,286
Marketable securities, at cost..............................                  --            --                5,000
Receivables.................................................                  25,016          39,726         48,259
  Trade, less allowance of Lit. 1,268 in 1995 and Lit. 571
    in 1994.................................................                  14,940          23,725         14,416
  Finance receivables, less allowance of Lit. 2,200.........                   4,784           7,597       --
  Receivables from related parties..........................         13        2,282           3,624          1,521
  Other receivables.........................................                   3,010           4,780          5,322
  Installment receivable from sale of subsidiary............                  --            --               27,000
Inventories.................................................                  19,343          30,717         20,174
  Raw materials, spare parts and work-in-process............                  13,520          21,469         17,609
  Finished products.........................................                   5,824           9,248          2,565
Prepaid expenses............................................                     698           1,109          1,322
                                                                         ------------  -------------  -------------
TOTAL CURRENT ASSETS........................................                  60,257          95,689         80,041
                                                                         ------------  -------------  -------------
Property, plant and equipment...............................                   4,855           7,709         12,954
  Land......................................................                     679           1,078          1,123
  Buildings.................................................                   2,782           4,418         10,346
  Machinery and equipment...................................                  19,136          30,388         29,790
                                                                         ------------  -------------  -------------
                                                                              22,597          35,884         41,259
  Less allowances for depreciation..........................                 (17,742)        (28,175)       (28,305)
                                                                         ------------  -------------  -------------
Trademarks and other intangible assets net of amortization
  of Lit. 250 million.......................................                   2,991           4,750       --
Goodwill....................................................                     919           1,459       --
Real estate for sale........................................          4       21,554          34,227       --
Investments in unconsolidated companies.....................                   1,389           2,205            259
Marketable and other securities and investments.............                  10,816          17,176         14,759
Other assets................................................          5       12,352          19,615         10,648
                                                                         ------------  -------------  -------------
TOTAL ASSETS................................................              $  115,133    Lit. 182,830   Lit. 118,661
                                                                         ------------  -------------  -------------
                                                                         ------------  -------------  -------------

                 See Notes to Consolidated Financial Statements

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES
              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)
                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                                         DECEMBER 31    DECEMBER 31    DECEMBER 31
                                                                             1995          1995           1994
                                                                NOTE       US$'000        LIRE M.        LIRE M.
                                                              ---------  ------------  -------------  -------------
                                                    LIABILITIES
Advances from banks.........................................          6       11,674          18,538         15,784
Advances from banks for finance activities..................          6        5,429           8,621       --
Accounts payable............................................                  14,843          23,570         12,838
Accrued expenses............................................          7        5,725           9,092         11,981
Amounts due to related and affiliated parties...............         13          321             509             35
Income taxes payable........................................         10          389             617       --
Current portion of long-term real estate debt...............          8        6,014           9,550       --
Current portion of other long-term debt.....................          8        1,175           1,866          5,681
                                                                         ------------  -------------  -------------
TOTAL CURRENT LIABILITIES...................................                  45,570          72,363         46,319
                                                                         ------------  -------------  -------------
Long-term real estate debt, less current portion............          8        6,116           9,712       --
Other long-term debt, less current portion..................          8        5,281           8,386          5,004
Termination indemnities.....................................                   5,183           8,231          7,137
Provision for claims........................................                   2,264           3,595          3,195
Minority interests..........................................                  10,562          16,773         13,849
Common Stock subject to repurchase..........................      3, 16        7,902          12,549       --
SHAREHOLDERS' EQUITY........................................                  32,255          51,221         43,157
Voting preferred stock, convertible share for share into
  common stock par value $2.50 per share:
Authorized 2,000,000 shares; 1,000,000 shares issued and
  outstanding in 1994.......................................                  --            --                1,453
Common stock, par value $2.50 per share:
Authorized 10,000,000 shares; 4,714,332 (1994-- 2,057,446)
  shares issued and outstanding less 776,530 subject to
  repurchase................................................                   4,247           6,744          2,988
Additional paid in capital..................................                  44,919          71,332         47,543
Treasury stock, at cost.....................................                  (7,447)        (11,826)             0
Deficit.....................................................                 (10,030)        (15,926)        (8,946)
Equity adjustment from translation..........................                     448             711            119
Accretion expense and related exchange gains................                     118             186       --
                                                                         ------------  -------------  -------------
                                                                          $  115,133    Lit. 182,830   Lit. 118,661
                                                                         ------------  -------------  -------------
                                                                         ------------  -------------  -------------

                 See Notes to Consolidated Financial Statements

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

                            STATEMENT OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                 1995        1995         1994          1993
                                                               US$'000      LIRE M.      LIRE M.      LIRE M.
                                                              ----------  -----------  -----------  ------------
Net sales...................................................      45,499       72,253       51,994        41,919
Cost of sales...............................................     (39,931)     (63,410)     (46,256)      (36,060)
                                                              ----------  -----------  -----------  ------------
                                                                   5,568        8,843        5,738         5,859
Selling, general and administrative expenses................     (10,220)     (16,230)     (10,818)      (12,439)
Rental income...............................................         485          770      --            --
Other income, net...........................................         323          513          990         1,117
                                                              ----------  -----------  -----------  ------------
                                                                  (3,844)      (6,104)      (4,090)       (5,463)
Interest expense............................................      (2,801)      (4,448)      (3,874)       (8,033)
Interest income.............................................       2,797        4,442        5,536         6,772
                                                              ----------  -----------  -----------  ------------
Loss from continuing operations before income taxes and
  minority interests........................................      (3,848)      (6,110)      (2,428)       (6,724)
Income taxes................................................        (264)        (420)         (39)          (12)
                                                              ----------  -----------  -----------  ------------
Loss from continuing operations before minority interest....      (4,112)      (6,530)      (2,467)       (6,736)
Minority interests..........................................        (283)        (450)        (810)            0
                                                              ----------  -----------  -----------  ------------
Loss from continuing operations.............................      (4,395)      (6,980)      (3,277)       (6,736)
Discontinued operations.....................................      --          --           --            160,233
Loss from operations........................................      --          --           --            (22,885)
Gain on disposal (net of minority interest of Lit.
  13,039)...................................................      --          --           --            183,118
                                                              ----------  -----------  -----------  ------------
Net (loss)/income...........................................  $   (4,395) Lit. (6,980) Lit. (3,277) Lit. 153,497
                                                              ----------  -----------  -----------  ------------
                                                              ----------  -----------  -----------  ------------

EARNINGS/(LOSS) PER SHARE                                        US$         LIRE         LIRE          LIRE
                                                              ----------  -----------  -----------  ------------
Loss from continuing operations per share...................  $    (1.30) Lit. (2,065) Lit. (1,593) Lit.  (2,203)
Disposed operations.........................................  $   --      Lit.--       Lit.--       Lit.  52,407
                                                              ----------  -----------  -----------  ------------
Net income/(loss) per share.................................  $    (1.30) Lit. (2,065) Lit. (1,593) Lit.  50,204
                                                              ----------  -----------  -----------  ------------
                                                              ----------  -----------  -----------  ------------
Average number of common shares and equivalents outstanding
  during the year...........................................   3,380,441    3,380,441    2,057,446     3,057,446
Earnings per share if preferred shares had been converted
  and repurchased January 1, 1995...........................       (1.25) Lit. (1,978)
                                                              ----------  -----------
                                                              ----------  -----------

                 See Notes to Consolidated Financial Statements

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                           VOTING                  ADDITIONAL    RETAINED
                                                          PREFERRED     COMMON       PAID-IN     EARNINGS/   TREASURY   TRANSLATION
LIRE MILLION                                                STOCK        STOCK       CAPITAL     (DEFICIT)     STOCK    ADJUSTMENT
--------------------------------------------             -----------  -----------  -----------  -----------  ---------  -----------
AT JANUARY 1, 1993..........................       Lit.       1,453        2,988       47,453     (159,166)     --             695
Net income for the year.....................                 --           --           --          153,497      --          --
Translation adjustment......................                 --           --           --           --          --          (1,129)
                                                         -----------  -----------  -----------  -----------  ---------  -----------
AT DECEMBER 31, 1993........................       Lit.       1,453        2,988       47,453       (5,669)     --            (434)
Net loss for the year.......................                 --           --           --           (3,277)     --          --
Translation adjustment......................                 --           --           --           --          --             553
                                                         -----------  -----------  -----------  -----------  ---------  -----------
AT DECEMBER 31, 1994........................       Lit.       1,453        2,988       47,453       (8,946)     --             119
Net loss for the year.......................                 --           --           --           (6,980)     --          --
Translation adjustment......................                 --           --           --           --          --             592
Conversion of shares........................                 (1,453)       1,453       --           --          --          --
Repurchase of shares (A)....................                 --           --           --           --         (11,826)     --
Shares subject to repurchase (B)............                 --           (1,128)     (11,607)      --          --          --
Issues of shares............................                 --            3,431       35,396       --          --          --
                                                         -----------  -----------  -----------  -----------  ---------  -----------
AT DECEMBER 31, 1995........................       Lit.      --            6,744       71,332      (15,926)    (11,826)        711
                                                         -----------  -----------  -----------  -----------  ---------  -----------
AT DECEMBER 31, 1995........................      $'000      --            4,247       44,919      (10,030)     (7,447)        448
                                                         -----------  -----------  -----------  -----------  ---------  -----------
                                                         -----------  -----------  -----------  -----------  ---------  -----------

                                                ACCRETION
                                                EXPENSE,
LIRE MILLION                                       NET         TOTAL
--------------------------------------------  -------------  ---------
AT JANUARY 1, 1993..........................                  (106,487)
Net income for the year.....................       --          153,497
Translation adjustment......................       --           (1,129)
                                                      ---    ---------
AT DECEMBER 31, 1993........................       --           45,881
Net loss for the year.......................       --           (3,277)
Translation adjustment......................       --              553
                                                      ---    ---------
AT DECEMBER 31, 1994........................       --           43,157
Net loss for the year.......................       --           (6,980)
Translation adjustment......................       --              592
Conversion of shares........................
Repurchase of shares (A)....................       --          (11,826)
Shares subject to repurchase (B)............          186      (12,549)
Issues of shares............................       --           38,827
                                                      ---    ---------
AT DECEMBER 31, 1995........................          186       51,221
                                                      ---    ---------
AT DECEMBER 31, 1995........................          118       32,255
                                                      ---    ---------
                                                      ---    ---------

------------------------

(A) Treasury stock represents 703,774 shares recorded at cost.

(B) Shares subject to repurchase relate to 776,530 shares subject to repurchase under certain conditions on July 17, 1998, as described in Note 3. Such shares were recorded at the date of the contingent repurchase agreement at their estimated market value of $10.00 (Lit. 16,400) per share. Accretion expense represents amortization over the period through July 17, 1998 of the difference between market value and the agreed repurchase price of $11.27, net of exchange movements.

                 See Notes to Consolidated Financial Statements

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                        DECEMBER 31, 1995, 1994 AND 1993

                                                                   1995         1995          1994            1993
                                                                  US$'000     LIRE M.        LIRE M.        LIRE M.
                                                                 ---------  ------------  -------------  --------------
Net (loss)/income..............................................     (4,395)       (6,980)        (3,277)        153,497
Adjustments to reconcile net (loss)/income to net Cash
  (used)/provided by operating activities:
  Depreciation and amortization................................      1,883         2,990          1,907           5,886
  Gain on sales of operating assets............................       (154)         (244)        (2,841)       --
  Minority interests in net income.............................        283           450            810          13,039
  Gain on sale of stock of subsidiary..........................     --           --            --              (196,157)
  Provision for termination indemnities........................        753         1,196          1,027           1,058
  Payments of termination indemnities..........................       (638)       (1,013)        (1,135)           (561)
  Provision for inventory obsolescence.........................        990         1,572            669           1,261
  Other operating activities...................................      1,316         2,089          1,512          (1,067)
Changes in operating assets and liabilities:
  Trade and other receivables..................................        766         1,217         (1,103)            781
  Related party receivables....................................       (857)       (1,361)           903           4,689
  Inventories..................................................     (5,702)       (9,055)           509          (8,314)
  Prepaid expenses.............................................        269           427           (546)           (667)
  Accounts payable and accrued expenses........................      2,083         3,308          2,170          (4,591)
  Related party payables.......................................       (495)         (786)          (178)             64
                                                                 ---------  ------------  -------------  --------------
Net cash (used)/provided by operating activities...............     (3,898)       (6,190)           427         (31,082)
                                                                 ---------  ------------  -------------  --------------
Investing activities:
  Net Decrease/(Increase) in investments.......................      2,038         3,236        (14,468)       --
  Purchase of subsidiaries, net of cash acquired...............       (751)       (1,193)      --              --
  Proceeds on disposal of operating assets.....................        679         1,079          2,911        --
  Deferred receipts from sale of Maserati......................     17,003        27,000         23,750        --
  Purchases of property, plant and equipment...................     (1,747)       (2,775)        (1,131)         (1,369)
                                                                 ---------  ------------  -------------  --------------
  Net cash provided/(used) by investing activities.............     17,222        27,347         11,062          (1,369)
Financing activities
  Net increase/(decrease) in advances from banks...............     (2,374)       (3,770)        (7,211)          5,192
  Proceeds from share issues...................................      5,166         8,204       --
  Repurchase of shares.........................................     (3,149)       (5,000)      --              --
  Advances for sale of Maserati................................     --           --            --                28,500
  Proceeds from long-term debt.................................        247           392       --              --
  Principal payments of long-term debt.........................     (1,317)       (2,091)        (1,654)         (2,028)
                                                                 ---------  ------------  -------------  --------------
Net cash provided/(used) by financing activities...............     (1,427)       (2,265)        (8,865)         31,664
                                                                 ---------  ------------  -------------  --------------
Increase/(decrease) in cash and cash equivalents...............     11,897        18,892          2,624            (787)
Exchange movement on opening cash balances.....................        (26)          (41)      --              --
Cash and cash equivalents, beginning of period.................      3,329         5,286          2,662           3,449
                                                                 ---------  ------------  -------------  --------------
Cash and cash equivalents, end of period.......................  $  15,200  Lit.  24,137  Lit.    5,286  Lit.    12,662
                                                                 ---------  ------------  -------------  --------------
                                                                 ---------  ------------  -------------  --------------

                 See Notes to Consolidated Financial Statements

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                        DECEMBER 31, 1995, 1994 AND 1993

      SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING AND FINANCING ACTIVITIES

    In connection with the Finprogetti acquisition, the Company issued shares for Lit. 38,223 million in exchange for cash of Lit. 8,204 million and assets with a fair value of Lit. 29,707 million, net of advances from banks of Lit. 12,572 million and long-term debt of Lit. 19,431 million. Cash acquired amounted to Lit. 631 million. The Company also paid costs, included in the total purchase price, of Lit. 1,224 million in this transaction. See Note 3--Acquisition and Purchase of Treasury Stock.

    In connection with the repurchase of stock formerly owned by the ex Chairman, also described in Note 3, the Company gave assets with a book value of Lit. 6,629 million as part of the consideration for the stock repurchased.

    The Company issued stock with a value of Lit. 603 million to purchase the minority shareholding in its motorcycle subsidiary, GBM S.p.A.

    The Company assumed advances from banks of Lit. 3,425 million in connection with the acquisition of Lita. S.p.A. and acquired each of Lit. 15 million.

                         OTHER SUPPLEMENTAL INFORMATION

    Interest paid in 1995 amounted to Lit. 4,416 million and Lit. 4,051 million and Lit. 14,379 million in 1994 and 1993 respectively.

                 See Notes to Consolidated Financial Statements

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1. BACKGROUND AND ORGANIZATION

    Trident Rowan Group, Inc. is incorporated in the United States but operates primarily in Italy, managing troubled and underperforming Italian companies. It provides temporary management services to third parties and its subsidiaries which operate in three industry segments: the manufacture and distribution of "Moto Guzzi" brand motorcycles in Italy, Europe and elsewhere in the world; the manufacture and distribution of steel tubes for the automotive and furniture markets; and the development and sale of commercial real estate property. Information on the Company's operations by segment and geographic area are included in Notes 14 and 15 to the Financial Statements.

    The primary financial statements are shown in Italian lire because all of the Company's material operating entities are based and operate entirely in Italy. Translation of lire amounts into U.S. Dollar amounts is included solely for the convenience of the readers of the financial statements and has been made at the rate of Lit. 1,588 to US $1, the approximate exchange rate at December 31, 1995. It should not be construed that the assets and liabilities, expressed in US dollar equivalents, can actually be realized in or extinguished by US dollars at that or any other rate.

    In these Financial Statements, the word "Company" is used to denote Trident Rowan Group, Inc. and its subsidiaries.

2. SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. Significant intercompany accounts and transactions have been eliminated on consolidation.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these assumptions.

    FOREIGN CURRENCY TRANSLATION

    The financial statements of non Italian entities have been translated from the applicable functional currency to Italian lire using the year-end exchange rate for balance sheet items and the average exchange rate for the year for statement of operation items. The translation differences resulting from the change in exchange rate from year to year have been reported separately as a component of shareholder's equity.

    FOREIGN CURRENCY TRANSACTIONS

    Transactions, receivables and payables denominated in currencies other than the functional currency are recorded at the exchange rate in effect on the transaction date. Such receivables and payables are adjusted to current exchange rates as of the date paid or the balance sheet date, whichever is earlier. Gains and losses are included in the statement of operations.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

    REVENUE RECOGNITION

    Revenues from sale of products are recorded upon shipment, which is when title passes.

    RESEARCH AND DEVELOPMENT

    The Company's motorcycle business is continuously engaged in company-sponsored programs of product improvement and development. Other businesses do not conduct research and development activities. Research and development costs are expensed as they are incurred.

    Aggregate 1995 research and development expenditures were Lit. 861 million ($542,000) compared to Lit. 197 million in 1994, and Lit. 409 million in 1993. Of the 1995 expenditure, approximately Lit. 602 million ($379,000) was in respect of the development of models whose production is planned to commence in 1996.

    INVENTORIES

    Inventories are stated at the lower of cost or market with cost being determined principally by the last in, first out (LIFO) method applying average cost of the year to increases in inventory quantities. If inventories had been determined by the lower of cost or market value using the first in, first out
(FIFO) methods, which approximates current cost, inventories would have been greater by approximately Lit. 2,000 million in 1995 and Lit. 4,900 million in 1994.

    Valuation reserves included in the inventory balances were Lit. 6,612 million ($4,164,000) and Lit. 5,451 million as of December 31, 1995 and 1994, respectively.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets.

    GOODWILL AND OTHER INTANGIBLES

    On the purchases of businesses or other assets, the excess of purchase cost over fair value of assets acquired is accounted for as goodwill and is amortized on a straight line basis over a period determined by the Company taking into consideration the nature of the business or assets acquired. Goodwill in the balance sheet as at December 31, 1995 relative to the Finprogetti acquisition is being amortized over 10 years. Where the fair value of assets acquired is higher than the purchase price, then the excess is applied to reduce firstly the long-term intangible assets acquired, then other long-term assets and fixed assets.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Trademarks and other intangibles, in respect of the Company's temporary management subsidiary, are being amortized over 10 years. Concession rights, included in other assets (Note 5), are amortized over the life of the concession.

    REAL ESTATE FOR SALE

    It is the Company's intention to sell its real estate portfolio. Properties are valued at estimated market value, allowing for depreciation through to the expected dates of sales. In the absence of definite contracts for sale, no amounts have been included in current assets at December 31, 1995.(1)

    MARKETABLE AND OTHER SECURITIES AND INVESTMENTS

    Marketable and other securities and investments consist primarily of fixed income investments which cannot be readily sold using established markets. Securities as at December 31, 1995 are held available for sale and are represented by Italian government-backed securities: CFIFR 2004 floating rate for Lit. 9,410 million, CCT 12.5% 1998 for Lit. 4,901 million and CDEFI floating rate December 28, 1996 for Lit. 2,207 million. Such securities are carried at fair value which approximates cost plus accrued interest. Lit. 15,000 million of such amounts are deposited as security in respect of the Company's commitment to repurchase the shares which were previously owned by its former Chairman (see Notes 3 and 15). At December 31, 1994, there were marketable securities included for Lit. 5,000 million in respect of government bonds which could be readily sold using established markets and which were valued at cost plus accrued interest which approximated market value.

    TERMINATION INDEMNITIES

    All employees of the Company's Italian subsidiaries are entitled to receive severance pay in accordance with the terms of applicable national labor law and contracts. The liability for severance pay is accrued for service to date and is payable immediately on termination. The liability is calculated in accordance with the individual employee's length of service, employment category and compensation and is adjusted annually by a cost of living index provided by the Italian Government. There is no vesting period or funding requirement associated with the liability. The liability recorded in the balance sheet is the amount that the employee would be entitled to if the employee separates immediately.

    INCOME TAXES

    Income taxes are provided by each entity included in the consolidation in accordance with local laws. Deferred income taxes have been provided using the liability method in accordance with FASB Statement No. 109 Accounting for Income Taxes.

------------------------

(1) See Note 20--Events subsequent to the date of the audit report (Unaudited) and the Unaudited Condensed Interim Financial Statements as at September 30, 1996.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    STATEMENTS OF CASH FLOW

    The cash flows for the roll-over of maturing fixed-term securities into new securities is included in the caption "Net Decrease/(Increase) in Investments" in the Consolidated Statement of Cash Flows. Advances from banks arise primarily under the Company's short-term lines of credit with its banks. These short-term obligations are payable on demand. The cash flows for these items are included in the caption "Net increase/(decrease) in advances from bank" in the Consolidated Statements of Cash Flow.

    NET INCOME/(LOSS) PER COMMON SHARE

    Net income/(loss) per common share is based on the average number of shares of common stock and dilutive common stock equivalents outstanding during the years. All outstanding convertible preferred stock of the Company (which were converted during 1995) were considered to be common stock equivalents and were considered anti-dilutive for 1994.

    RECLASSIFICATIONS

    Comparative figures for 1994 and 1993 have been reclassified to conform with 1995 presentation.

    IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of.

    The Company will adopt Statement 121 in the first quarter of 1996 and, based on current circumstances, does not believe that the effects of adoption will be material.(1)

3. ACQUISITIONS AND PURCHASE OF TREASURY STOCK

    FINPROGETTI ACQUISITION

    On July 17, 1995, effective July 1, 1995, pursuant to the terms of the "Finprogetti Agreement" the Company acquired from Finprogetti S.p.A. (an Italian entity) all of that company's equity interests in its principal operating subsidiaries and a tax receivable of Lit. 5,150 million in exchange for shares of the Company. The operating subsidiaries comprised TIM, a temporary management company specialized in the "turnaround" of troubled and underperforming Italian and foreign companies, subsidiaries holding Italian real estate buildings and concession rights and a leasing/factoring company, Finproservice. As part of the same transaction, the Company acquired the minority interest in TIM from Dott. Albino Collini, its founder and CEO. Under the terms of the Finprogetti Agreement, the final number of the Company's shares to be issued was conditional on the purchase before September 30, 1995 by Finprogetti S.p.A., or its

------------------------

(1) See Note 20--Events subsequent to the date of the audit report (Unaudited) and the Unaudited Condensed Interim Financial Statements as at September 30, 1996.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

3. ACQUISITIONS AND PURCHASE OF TREASURY STOCK (CONTINUED) shareholders or third parties directed by it, of a specified number of shares in the Company at a stipulated price of Lit. 20,106.73 ($12.26 at then current exchange rates) per share. After the receipt of cash of Lit. 8,204 million (approximately U.S. $5,000,000) for the subscription to 408,008 shares, the Company adjusted the number of shares to be given so that 1,922,652 shares were issued to effect the acquisition from Finprogetti S.p.A., in addition to the shares issued in exchange for cash. Of the total number of shares issued of 2,330,660 for the acquisition from Finprogetti, including the subsequent purchase of 408,008 shares, 248,673 are to be held in escrow pending realization by the Company of the tax receivable of Lit. 5,150 million that was included in the assets acquired.

    The Lit 39,447 million total purchase price reported in the balance sheet to effect the Finprogetti Agreement reflects Lit. 38,223 million (Lit. 16,400 per share; U.S.$10.00 per share) assigned to the 2,330,660 shares issued plus costs of Lit. 1,224 million incurred in connection with the acquisition. The value of $10.00 per share represents the fair value of the shares issued, approximating the trading price of the Company's shares at the date of the acquisition and supported by the Company's estimate of the fair values of assets and liabilities acquired. The acquisition has been accounted for by the purchase method. Accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based on the fair values at the date of the acquisition. The purchase price was allocated as follows:

                                                                            US$'000    LIRE M.
                                                                           ---------  ---------
Cash.....................................................................      5,166      8,204
Real estate interests....................................................     21,479     34,109
Concession rights over real estate.......................................      2,960      4,700
Less: related long-term debt.............................................    (12,238)   (19,431)
Trademark and other intangible assets....................................      3,148      5,000
Other assets and liabilities, net........................................      3,355      5,329
Goodwill.................................................................        967      1,536
                                                                           ---------  ---------
                                                                              24,837     39,447
                                                                           ---------  ---------
                                                                           ---------  ---------

    The excess of the purchase price paid over the fair values of the net assets acquired has been recorded as goodwill, which is being amortized in accordance with the Company's policy. Results of the Finprogetti companies are included in operations from July 1, 1995 and the amount of goodwill amortization for fiscal year 1995 was Lit. 77 million.

    LITA ACQUISITION

    On July 25, 1995, the Company acquired Lita S.p.A., an Italian manufacturer of steel tubes for the motor and furniture industries for cash in the amount of Lit. 615 million ($387,000). The fair value of the assets received was Lit. 1,649 million ($1,038,000) in excess of the purchase price. This excess has been allocated to reduce the carrying value of property, plant and equipment by Lit. 1,482 million ($933,000) and other non-current assets by Lit. 167 million ($105,000). A valuation allowance was established against the deferred tax asset arising from the adjustment of the book basis of the assets. When realized the tax benefit will be credited to income.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

3. ACQUISITIONS AND PURCHASE OF TREASURY STOCK (CONTINUED)
    PURCHASE OF TREASURY STOCK

    In April 1995, the Company entered into an agreement with Mr. Alejandro De Tomaso (DeTomaso Agreement), the then Chairman of the Board, under which the Company would repurchase Mr. De Tomaso's 1,000,000 shares of preferred stock and 480,304 shares of common stock at a negotiated price of Lit. 18,400 per share, converted into dollars at the exchange rate in effect on closing date of Lit. 1,637.

    Prior to the closing of that transaction, Mr. De Tomaso conveyed such shares, subject to the DeTomaso Agreement, by gift. The shares are currently held by a trust.

    Performance under the De Tomaso Agreement was conditional upon the consummation of the Finprogetti acquisition. Contemporaneously with the closing of that transaction, 703,774 of the preferred and common shares formerly owned by Mr. De Tomaso were delivered to the Company in exchange for cash of Lit. 5,000 million and properties (a hotel valued by the Board of Directors based upon independent appraisals of Lit. 4,700,000,000 ($2,960,000) and a museum collection of Maserati vehicles and engines valued by the Board of Directors at Lit. 3,200,000,000 ($2,015,000)) that had a book carrying value of Lit. 6,629 million. The remaining preferred and common shares formerly owned by Mr. De Tomaso have been exchanged for an equal number of shares of newly issued common stock, which the Company is required to register for sale at the request of the holder.

    The value of Lit. 11,826 million (Lit. 16,804 per share; $10.26 per share) placed on the Treasury stock acquired in 1995 pursuant to the DeTomaso Agreement represents the book value of the consideration, including taxes payable of Lit 197 million, given in exchange for the treasury stock and no net gain or loss has been recognized on the transaction.

    Under the terms of the De Tomaso Agreement, if the remaining 776,530 shares are not sold by their current owner prior to July 17, 1998 (the third anniversary of the Finprogetti transaction), the Company is committed to acquire the shares at $11.27 per share. The Company has obtained a letter of credit to guarantee payment of the repurchase price which is collateralized by certain investment securities owned by the Company and reported in the balance sheet in the amount of Lit. 16,518 million. The agreement also provides that (a) at any time prior to July 17, 1998, the Company may offer to buy any part or all of such shares at $11.27 per share and (b) if such an offer made by the Company is not accepted, the Company's commitment to buy the remaining 776,530 shares is reduced by the number of shares stipulated in the offer that was not accepted. These 776,530 shares were recorded on the balance sheet at July 17, 1995 at estimated market value of $10.00 (Lit. 16,400 per share) as shares subject to repurchase and are not included in shareholders' equity. The difference between $10.00 and the redemption price of $11.27 is being amortized over the period to July 17, 1998.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

3. ACQUISITIONS AND PURCHASE OF TREASURY STOCK (CONTINUED)
    PROFORMA INFORMATION

    The pro forma unaudited results of operations for the years ended December 31, 1995 and 1994, assuming the Finprogetti and Lita acquisitions and the repurchase of shares from the former Chairman had been consummated as at January 1, 1994, are as follows:

                                                                                 1995          1995          1994
                                                                                US$'000      LIRE M.       LIRE M.
                                                                              -----------  ------------  ------------
Net sales...................................................................      51,891         82,403        66,870
Rental income...............................................................       1,242          1,972         4,640
Finance income..............................................................       1,032          1,639         2,686
Net loss....................................................................      (4,848)        (7,699)       (7,021)
Net loss per common share...................................................   $   (1.03)  Lit.  (1,369) Lit.  (1,499)

    It cannot be inferred that the proforma operating results as shown above would have resulted had the acquisitions and repurchase of shares been consummated as at January 1, 1994 as transactions between the entities acquired and their then parent companies may not have occurred or may have occurred on different terms and conditions.

4. REAL ESTATE FOR SALE

                                                                               1995        1995
                                                                              US$'000     LIRE M.
                                                                            -----------  ---------
Building ready for sale...................................................      10,249      16,276
Real estate under development
  Buildings...............................................................       5,568       8,842
  Industrial areas........................................................       1,959       3,109
  Undeveloped land........................................................       3,778       6,000
                                                                            -----------  ---------
                                                                                21,554      34,227
                                                                            -----------  ---------
                                                                            -----------  ---------

    All of the real property was acquired as part of the Finprogetti transaction. Part of one building ready for sale is rented to a third party under an operating lease agreement expiring in 1998. A mortgage over the building and a lien over the rentals received has been given as security for this loan (see Note 8). The Company is seeking to dispose of this property by the end of the second quarter of 1996. Alternatively, a sale of a significant interest in the property with proceeds sufficient to cover all debt repayments on related loans in 1996 is being examined, again with the objective of completion within the end of the second quarter of 1996.(1)

    A building and contiguous industrial areas under development are mortgaged in favor of a financial institution as collateral for a loan facility of Lit. 6,000 million, which has not yet drawn upon. Bank advances from another institution of Lit. 4,716 million have been drawn down, secured by such loan facility

------------------------

(1) See Note 20--Events subsequent to the date of the audit report (Unaudited) and the Unaudited Condensed Interim Financial Statements as at September 30, 1996.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

4. REAL ESTATE FOR SALE (CONTINUED)
and are included in the short-term portion of real estate debt (see Note 8). The Company has agreed in principle to sell its 66.7% interest in this property to its 25% affiliate, Domer S.p.A. at book value. Closing of this transaction is expected before the end of the second quarter.(1)

    Undeveloped land represents an area in Sardinia for development of hotel and leisure facilities and is owned by the Company through an 80% interest in Grand Hotel Bitia S.r.l. The minority shareholder has an option, expiring on June 30, 1996, to purchase the Company's interest at a price above carrying value. The Company will examine disposal of this property following the exercise or expiry of the outstanding option.(1)

    None of the proposed disposals have been finalized and, accordingly, no amounts in respect of real estate are included in current assets.

5. OTHER ASSETS

                                                                                          1995        1995       1994
                                                                                         US$'000     LIRE M.    LIRE M.
                                                                                       -----------  ---------  ---------
Concession rights net of amortization of Lit. 59.....................................       2,923       4,641     --
Tax receivables......................................................................       9,160      14,546     10,292
Other................................................................................         269         428        356
                                                                                       -----------  ---------  ---------
                                                                                           12,352      19,615     10,648
                                                                                       -----------  ---------  ---------
                                                                                       -----------  ---------  ---------

    A mortgage over the concession rights has been granted as collateral for certain loans (see Note 8). The concession rights expire in February, 2041 and are being amortized on a straight line basis. Tax receivables represent amounts for which reimbursement has been requested. Current tax balances for value added and other taxes to be utilized against future liabilities are included in current assets. The times for reimbursement in Italy have, in the recent past, invariably been in excess of 12 months and, accordingly, amounts for which reimbursement has been requested are not classified as current assets. Interest accrues on these/ receivables at rates set from time to time by the Italian Government.

6. ADVANCES FROM BANKS AND CREDIT ARRANGEMENTS

    The operating subsidiaries of the Company have lines of credit arrangements with a number of Italian banks. Under these, the Company, at December 31, 1995, could have borrowed up to Lit. 18,550 million ($11,681,000). The line of credit arrangements do not have termination dates and are periodically reviewed. At the end of March 1996, facilities totalling Lit. 23,570 million had been arranged. The average interest rate on advances from banks was approximately 12.75% and 12.9% at December 31, 1995 and 1994. Advances from banks for finance activities relate to factoring and leasing activities of a company acquired in the Finprogetti acquisition and are partly secured by guarantees given by Finprogetti S.p.A. The average interest rate on these borrowings was approximately 12.75% as at December 31, 1995. No

------------------------

(1) See Note 20--Events subsequent to the date of the audit report (Unaudited) and the Unaudited Condensed Interim Financial Statements as at September 30, 1996.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

6. ADVANCES FROM BANKS AND CREDIT ARRANGEMENTS (CONTINUED) significant new finance transactions will be entered into and these activities and relative facilities will gradually expire as individual positions are closed.

7. ACCRUED EXPENSES

                                                                                          1995         1995        1994
                                                                                         US$'000      LIRE M.     LIRE M.
                                                                                       -----------  -----------  ---------
Salaries, wages and related items....................................................       2,186        3,471       4,717
Value added and other non income taxes...............................................       1,001        1,590       1,550
Other accrued expenses...............................................................       2,538        4,031       5,714
                                                                                            -----        -----   ---------
                                                                                            5,725        9,092      11,981
                                                                                            -----        -----   ---------
                                                                                            -----        -----   ---------

8. LONG-TERM DEBT

LONG-TERM DEBT FROM REAL ESTATE ACTIVITIES:

                                                                               1995        1995
                                                                              US$'000     LIRE M.
                                                                            -----------  ---------
Mortgage note payable secured on land and buildings. Interest at a rate of
  11.95%, payable in semi-annual installments, final installment due in
  1998....................................................................       5,668       9,000
Mortgage note payable secured on land, buildings, concession rights and lien on rents. 12.55%, payable in semi-annual installments, final
  installment due in 1999.................................................       3,492       5,546
Advances in respect of mortgage loan granted but not drawn down (see
  below)..................................................................       2,970       4,716
                                                                            -----------  ---------
                                                                                12,130      19,262
Less current portion......................................................      (6,014)     (9,550)
                                                                            -----------  ---------
                                                                                 6,116       9,712
                                                                            -----------  ---------
                                                                            -----------  ---------

    All of the above long-term debt was acquired as part of the Finprogetti transaction (see Note 3). The Company has in place a mortgage loan facility of Lit. 6,000 million secured on land and buildings and has drawn down advances from another financial institution, secured by this facility, of Lit. 4,716 million ($2,970,000) which are included above. The mortgage loan, when drawn down, will be repayable in installments.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

OTHER LONG-TERM DEBT:

                                                                                          1995        1995       1994
                                                                                         US$'000     LIRE M.    LIRE M.
                                                                                       -----------  ---------  ---------
Mortgage note payable, collateralized by substantially all property, plant and equipment of the motorcycle operations. 10.08% interest p.a., payable in
  semi-annual installments, including interest.......................................       1,834       2,913      3,255
Notes payable, collateralized by second mortgage over properties of the motorcycle operations. 12.40% interest p.a., payable in semi-annual installments, including
  interest...........................................................................       3,305       5,248      4,151
12.36% interest p.a., payable in semi-annual installments, including interest               1,301       2,066      2,443
Unsecured note payable denominated in Swiss Francs at 5.15% interest, p.a............      --          --            796
Sundry notes payable.................................................................          16          25         40
                                                                                       -----------  ---------  ---------
                                                                                            6,456      10,252     10,685
Less current portion.................................................................      (1,175)     (1,866)    (5,681)
                                                                                       -----------  ---------  ---------
                                                                                            5,281       8,386      5,004
                                                                                       -----------  ---------  ---------
                                                                                       -----------  ---------  ---------

    As at December 31, 1994 a loan of one of the Company's subsidiaries of Lit. 4,151 million ($2,613,000) was technically in default and was classified as a current liability. During 1995, the Company renegotiated this loan, including accrued interest and unrealized exchange losses on a portion denominated in ECU, in a new facility repayable over five years.

    Maturities of long-term debt over the next five years are as follows:

                                                                              REAL ESTATE LOANS          OTHER LOANS
                                                                            ----------------------  ----------------------
                                                                              US$'000     LIRE M.     US$'000     LIRE M.
                                                                            -----------  ---------  -----------  ---------
1996......................................................................       6,014       9,550       1,175       1,866
1997......................................................................       3,147       4,998       1,234       1,959
1998......................................................................       2,132       3,386       1,294       2,055
1999......................................................................         837       1,328       1,361       2,162
2000......................................................................      --          --           1,008       1,601
Subsequent to 2000........................................................      --          --             384         609
                                                                            -----------  ---------       -----   ---------
                                                                                12,130      19,262       6,456      10,252
                                                                            -----------  ---------       -----   ---------
                                                                            -----------  ---------       -----   ---------

    As discussed in Note 4, the Company is seeking to dispose of its real estate interests. Disposals, planned to be completed before the end of the second quarter of 1996, would eliminate the related real estate loans above.(1)

------------------------

(1) See Note 20--Events subsequent to the date of the audit report (Unaudited) and the Unaudited Condensed Interim Financial Statements as at September 30, 1996.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

9. OTHER INCOME

    Other income from continuing operations comprised the following:

                                                                                  1995        1995         1994         1993
                                                                                  $'000      LIRE M.      LIRE M.      LIRE M.
                                                                                ---------  -----------  -----------  -----------
Currency exchange gain/(loss).................................................       (279)       (443)        (597)         786
Gain on sales of assets.......................................................        202         321        2,841       --
Finance income................................................................        616         978       --           --
Finance expense...............................................................       (560)       (890)      --           --
Other.........................................................................        344         547        1,254          331
                                                                                      ---         ---        -----        -----
                                                                                      323         513          990        1,117
                                                                                      ---         ---        -----        -----

    Finance income and expense represent the residual finance activities of Finproservice, acquired as part of the Finprogetti acquisition in July 1995, and whose operations are being wound down. The gain on sale of assets in 1994 derived principally from the sale of an electric power generating plant by the motorcycle subsidiary, Moto Guzzi.

10. INCOME TAXES

    Loss from continuing operations before income taxes, minority interests and extraordinary items consisted of the following:

                                                                                1995       1995       1994       1993
                                                                                $'000     LIRE M.    LIRE M.    LIRE M.
                                                                              ---------  ---------  ---------  ---------
United States...............................................................     (3,742)    (5,942)      (413)    (1,650)
Italy.......................................................................       (106)      (168)    (2,015)    (5,074)
                                                                              ---------  ---------  ---------  ---------
                                                                                 (3,848)    (6,110)    (2,428)    (6,724)
                                                                              ---------  ---------  ---------  ---------
                                                                              ---------  ---------  ---------  ---------

    The provisions/(credit) for income taxes from continuing operations consisted of the following:

                                                                                    1995         1995         1994         1993
                                                                                    $'000       LIRE M       LIRE M.      LIRE M.
                                                                                    -----     -----------  -----------  -----------
Current taxation
  United States................................................................          --           --           --           --
  Italy........................................................................         264          420           39           12
                                                                                        ---          ---           --           --

                                                                                        264          420           39           12
                                                                                        ---          ---           --           --
                                                                                        ---          ---           --           --


Deferred taxation
  United States................................................................      --           --           --           --
  Italy........................................................................      --           --           --           --
                                                                                                                   --           --
                                                                                        ---          ---
                                                                                        264          420           39           12
                                                                                                                   --           --
                                                                                                                   --           --
                                                                                        ---          ---
                                                                                        ---          ---

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

10. INCOME TAXES (CONTINUED)
purposes. Valuation allowances have been recorded for the deferred tax assets as management believes it more likely than not that these assets will not be realized. Significant components of the Company's deferred tax assets as of December 31, 1995 are as follows:

                                                                                      1995       1995       1994
                                                                                      $'000     LIRE M.    LIRE M.
                                                                                    ---------  ---------  ---------
Short-term reserves...............................................................      2,666      4,234      6,574
Carrying values of fixed assets...................................................      2,023      3,212     --
Net operating loss carryforwards..................................................      8,004     12,710     21,503
Other.............................................................................        120        191     --
                                                                                    ---------  ---------  ---------
                                                                                       12,813     20,347     28,077
    Valuation allowance                                                               (12,813)   (20,347)   (28,077)
                                                                                    ---------  ---------  ---------
Net deferred tax assets...........................................................     --         --         --
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

    The effective provision/(credit) for income taxes from continuing operations varied from the income taxes at the statutory US federal income tax rates as follows:

                                                                                1995       1995        1994        1993
                                                                                $'000     LIRE M.     LIRE M.     LIRE M.
                                                                              ---------  ---------  -----------  ---------
Computed tax/(credit) at U.S. federal rate..................................     (1,347)    (2,138)       (850)      2,353
Losses for which valuation allowance has been provided......................      2,004      3,181         889      (2,341)
Utilization of tax losses...................................................       (491)      (780)     --          --
Elimination of intercompany profit..........................................        312        496      --          --
Other.......................................................................       (213)      (339)     --          --
                                                                              ---------  ---------         ---   ---------
                                                                                    264        420          39          12
                                                                              ---------  ---------         ---   ---------
                                                                              ---------  ---------         ---   ---------

    At December 31, 1995 the Company had net operating loss carryforwards for Italian income tax purposes of approximately Lit. 25,340 million ($15,958,000) which expires as follows:

                                                                               1995        1995
                                                                              US$'000     LIRE M.
                                                                            -----------  ---------
1996......................................................................          61          97
1997......................................................................       2,159       3,428
1998......................................................................      10,814      17,172
1999......................................................................       2,218       3,522
2000......................................................................         706       1,121
                                                                            -----------  ---------
                                                                                15,958      25,340
                                                                            -----------  ---------
                                                                            -----------  ---------

    For US Federal income tax purposes, the Company has net operating loss carryforwards of approximately US$ 6,000,000 at December 31, 1995. These losses expire from 2003 through 2010.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

10. INCOME TAXES (CONTINUED)
    United States income taxes have not been provided on unremitted earnings of subsidiaries located outside the United States as such earnings are considered to be permanently reinvested. Approximately Lit. 4,800 million of earnings of foreign subsidiaries cannot be distributed under local laws.

11. CAPITAL STOCK

    248,673 common stock shares issued as part of the Finprogetti acquisition (see Note 3) do not have a right to vote until receipt of a Lit. 5,150 million tax receivable that was included in the assets acquired.

    The Company has entered into a commitment to repurchase shares from its ex-Chairman in respect of 776,530 shares as described in Note 3 and 16.

12. STOCK OPTIONS

    The Board of Directors of the Company have approved two share options plans for 1,300,000 shares in total, to be submitted to the forthcoming shareholder's meeting for their approval.

    The "1995 Non-Qualified Plan" provides for the grant of non-qualified stock options for officers and key employees. Options over a total of 1,150,000 shares have been authorized by the Board. Grants were made in 1995 (subject to approval of the plans) of a total of 960,000 options at an exercise price of $12.26. The options granted can be exercised as follows:

1996...............................................................    228,000
1997...............................................................    228,000
1998...............................................................    228,000
1999...............................................................    138,000
2000...............................................................    138,000

    Under the "1995 Director's Plan", 5,000 options will be granted annually to each non-employee Director of the Company for each full year of service, reduced PRO RATA for incomplete years of service. The exercise price is fixed as at a price of $12.26 for 1995 and, for years after 1995, at the reported closing price of the stock on January 2 of the following year.

    When shareholders' approval is obtained, the Company will account for stock options in accordance with APB No. 25 which requires recognition of compensation expense when the fair value of the stock exceeds the exercise price.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

13. RELATED PARTY TRANSACTIONS

RECEIVABLES FROM RELATED PARTIES AND AFFILIATED COMPANIES

                                                                                          1995         1995         1994
                                                                                         US$'000      LIRE M.      LIRE M.
                                                                                       -----------  -----------  -----------
A+G Motorad GmbH.....................................................................       1,739        2,761        1,506
Finprogetti S.p.A....................................................................         533          847       --
Other................................................................................          10           16           15
                                                                                            -----        -----        -----
                                                                                            2,282        3,624        1,521
                                                                                            -----        -----        -----
                                                                                            -----        -----        -----

    The amounts due from A+G Motorad GmbH, a 25% owned entity (1994--45% owned) accounted for using the equity method, resulted from the purchase of products and services from the Company. Sales to A+G Motorad GmbH, consisting primarily of motorcycles and parts were Lit. 7,660 million ($4,823,000) in 1995 and Lit. 4,736 million and Lit. 5,169 million in 1994 and 1993 respectively.

    The balance with Finprogetti S.p.A. results principally from balances in existence at the date of acquisition of the Finprogetti subsidiaries.

    AMOUNTS DUE TO RELATED PARTIES AND AFFILIATED COMPANIES

                                                                      1995         1995         1994
                                                                     US$'000      LIRE M.      LIRE M.
                                                                   -----------  -----------  -----------
Finprogetti S.p.A................................................         217          345       --
Interim S.p.A....................................................          98          155       --
Other............................................................           6            9           35
                                                                                                     --
                                                                          ---          ---
                                                                          321          509           35
                                                                                                     --
                                                                                                     --
                                                                          ---          ---
                                                                          ---          ---

    Amounts due to Finprogetti S.p.A. are in respect of balances arising from a group value added tax system in effect prior to the acquisition by the Company, personnel of Finprogetti S.p.A. who worked for the Company from the July 17, 1995 but who become employees of the Company as at December 31, 1995 and for office machinery and furniture sold to the Company. Amounts due to Interim S.p.A. are in respect of real estate consulting and management services rendered to the Company's real estate subsidiaries.

    Various guarantee arrangements between the acquired Finprogetti companies and their former parent company have expired before or shortly after December 31, 1995, with the exception of guarantees by Finprogetti S.p.A. of part of the bank advances in respect of finance activities (see Note 6)

    TRANSACTIONS AND ARRANGEMENTS WITH FORMER CHAIRMAN

    The repurchase of shares formerly owned by the ex-Chairman and commitment of the Company to acquire the remaining shares formerly owned by him are detailed in Notes 3 and 16. The repurchase has been accounted for at cost.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

13. RELATED PARTY TRANSACTIONS (CONTINUED)

    MORRISON COHEN SINGER & WEINSTEIN, LLP

    The law firm of Morrison Cohen Singer & Weinstein, LLP, of which Howard E. Chase, a Director of the Company and its Chief Executive Officer, was a member until September 1, 1995, and to which he is now of counsel, was paid by the Company and its subsidiaries in 1995 an aggregate of Lit. 1,327 million ($816,000 at the actual dollar amounts invoiced) in legal fees and disbursements for services rendered.

    The law firm of which Mr. Garavaglia, a Director of the Company, is a member was paid an aggregate of Lit. 268 million ($169,000) by the Company and its subsidiaries in 1995 for legal, statutory audit and tax consulting services rendered.

    RENTAL AGREEMENTS

    Currently, rent is being paid in the amount of Lit. 108 million ($68,000) annually by Centro Ricambi, the spare parts distribution subsidiary, to DeTomaso Modena for the 2,800 square meter distribution facility owned by the affiliate of Mr. DeTomaso. Management believes this rate of rental conforms with prevailing market rates. The Company plans to vacate the facility and move to other available space.

    Mr. Francesco Pugno Vanoni, a Director of the Company, and his brother own offices in Milan which are leased to certain subsidiaries of the Company acquired from Finprogetti at a rental of Lit. 130 million ($82,000) per year. Management believes this rate of rental conforms with prevailing market rates.

14. EXPORT SALES AND GEOGRAPHIC INFORMATION

    The Company's sales by geographic destination were as follows:

                                                                       1995         1994         1993
                                                                      LIRE M.      LIRE M.      LIRE M.
                                                                    -----------  -----------  -----------
Italy.............................................................          35%          38%          35%
Europe other than Italy...........................................          49%          51%          41%
United States.....................................................           6%           5%           6%
Elsewhere.........................................................          10%           6%          18%

    Sales to Germany represented approximately 14% of motorcycle sales in 1995. No other country represented over 10% of motorcycle sales. As at December 31, 1995 all operating subsidiaries of the Company were located in Italy. The Company has assets in the Unites States in respect of offices which deal with regulatory matters and the remaining assets of a previous distribution company which have yet to be sold. Identifiable assets in the United States are not significant.

15. INDUSTRY SEGMENT ANALYSIS

    The following tables shows net sales, operating profit and identifiable assets for the Company's industry segments:

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

15. INDUSTRY SEGMENT ANALYSIS (CONTINUED)
    NET SALES

                                                           1995       1995       1994       1993
                                                           $'000     LIRE M.    LIRE M.    LIRE M.
                                                         ---------  ---------  ---------  ---------
Motorcycles............................................     45,878     72,854     54,961     43,593
Steel tubing...........................................      3,675      5,836     --         --
Other:
  Management services..................................        961      1,526     --         --
  Corporate services and other.........................        587        932      2,305      3,408
Disposed hotel operations--Hotel Roma..................     --         --          1,073      1,027
                                                         ---------  ---------  ---------  ---------
                                                            51,101     81,148     58,339     48,028
Intersegment eliminations..............................     (5,602)    (8,895)    (6,345)    (6,109)
                                                         ---------  ---------  ---------  ---------
Total net sales........................................     45,499     72,253     51,994     41,919
                                                         ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------
Real Estate--rentals...................................        485        770     --         --
                                                         ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------

    Intersegment sales represent sales of spare parts by the Company's motorcycle production subsidiary to its spare part distribution subsidiary, management services provided by the Company's temporary management subsidiary and corporate administrative services. They are accounted for at prices comparable to unaffiliated customers.

    OPERATING PROFIT/(LOSS)

                                                            1995       1995       1994       1993
                                                            $'000     LIRE M.    LIRE M.    LIRE M.
                                                          ---------  ---------  ---------  ---------
Motorcycles.............................................        (28)       (45)      (632)      (846)
Steel tubing............................................        148        235     --         --
Real estate.............................................        (58)       (92)    --         --
                                                          ---------  ---------  ---------  ---------
OPERATING PROFIT/(LOSS).................................         62         98       (632)      (846)
Corporate expenses less other income....................     (4,189)    (6,652)    (4,368)    (4,617)
Interest, net...........................................         (4)        (6)     1,662     (1,261)
Income taxes............................................       (264)      (420)       (39)       (12)
                                                          ---------  ---------  ---------  ---------
Loss from continuing operations.........................     (4,395)    (6,980)    (3,277)    (6,736)
                                                          ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------

    Operating profit/(loss) is total revenues less operating expenses, excluding interest, corporate expenses and other income/(expense).

    Capital expenditure and depreciation expense recorded in the financial statements relate primarily to the Company's motorcycle segment in 1995, 1994 and 1993.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

15. INDUSTRY SEGMENT ANALYSIS (CONTINUED)
    Identifiable assets

                                                                 1995       1995       1994
                                                                 $'000     LIRE M.    LIRE M.
                                                               ---------  ---------  ---------
Motorcycles..................................................     36,937     58,656     47,206
Steel tubing.................................................      5,547      8,808     --
Real estate..................................................     26,388     41,904     --
Corporate....................................................     46,261     73,462     71,475
                                                               ---------  ---------  ---------
                                                                 115,133    182,830    118,681
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    Identifiable assets for operating industry segments are those identifiable assets used by those industry segments. There are no shared assets. Corporate assets are represented by cash, investments, tax and other receivables, financing of the operating industry segments and other assets in the course of realization following the sale of the Company's Maserati business, disposed of in 1993.

16. COMMITMENTS AND CONTINGENCIES

    PLANNED SELF-TENDER OFFER(1)

    The Company plans to conduct a redemption offer to purchase up to 80% of the shares held of record by each of its public shareholders at $12.26 per share. Such shareholders own approximately 33.45% of the Company's outstanding stock at December 31, 1995. Shareholders owning 66.55% of the outstanding stock as at such date have agreed not to participate. The Company also has a commitment to purchase the shares formerly owned by Mr. De Tomaso and now held by a trust, as described in Note 3.

    The following proforma analysis shows the effects on cash, investments and shareholder's equity if the planned redemption offer is all cash, is accepted by 100% of those shareholders entitled to participate and the commitment to purchase the shares formerly owned by Mr. De Tomaso were effected as at December 31, 1995:

LIT. M                                                                            CASH     INVESTMENTS    EQUITY
------------------------------------------------------------------------------  ---------  -----------  ----------
Financial Statements..........................................................     24,137      17,176       51,221
Shares subject to repurchase..................................................     --         (13,897)(1)   (1,348)
Redemption (assuming all cash)................................................    (24,564)     --          (24,564)(2)
                                                                                ---------  -----------  ----------
Proforma......................................................................       (427)      3,279       25,309
                                                                                ---------  -----------  ----------
                                                                                ---------  -----------  ----------

------------------------

(1) 776,530 shares are subject to repurchase at $11.27 per share (Lit. 13,897 million at exchange rate in effect on December 31, 1995).

(2) A maximum of 1,261,714 shares may be offered for repurchase at $12.26 per share (Lit. 24,564 million at exchange rate in effect on December 31, 1995).

------------------------

(1) See Note 20--Events subsequent to the date of the audit report (Unaudited) and the Unaudited Condensed Interim Financial Statements as at September 30, 1996.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

16. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company is seeking to dispose of certain of its real estate interests, which depending on the timing thereof, could provide additional cash for the planned redemption offer, to meet its obligations arising in the ordinary course of business and to provide funds for further investment.

    The Company is required to deposit investments in the amount of Lit. 15,000 million as security for the repurchase of shares formerly owned by Mr. De Tomaso. As at December 31, 1995, investments for a total of Lit. 16,215 million are held as security for the repurchase. The Company, by switching the form of the security from cash into zero coupon bonds or similar investments, should be able to release approximately Lit. 2,000 million in available cash.

    The completion of the planned redemption offer, assuming 100% acceptance of an all cash offer, will be dependant on realizing sufficient proceeds from the sale of fixed assets and/or arranging adequate credit facilities.

    OTHER COMMITMENTS

    The Company has no other material commitments other than for purchases of goods for production or resale in the ordinary course of business.

    LITIGATION

    The Company and its subsidiaries are involved in litigation in the normal course of business. Management does not believe, based on the advice of its legal advisors, that the final settlement of such litigation will have an adverse effect on the Company's consolidated financial statements as of December 31, 1995.

17. CONCENTRATION OF CREDIT RISKS

    Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities in the customer base. Sales to governmental bodies in Italy are significant as a whole, but no single government body represents more than 10% of net sales.

    The Company is reducing the level of its finance activities acquired from Finprogetti and does not intend to take on any significant new contracts.

    The Company maintains cash and cash equivalents, short and long investments with various financial institutions of national standing in Italy and the United States.

18. FINANCIAL INSTRUMENTS

    The Company does not normally enter into foreign exchange contracts in the normal course of its business. In 1995, the Company entered into a domestic currency swap through March 1996 for US $10,000,000 in respect of its intention to conduct a redemption offer, payable in US dollars, as discussed in Note 15.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

18. FINANCIAL INSTRUMENTS (CONTINUED)
    OFF BALANCE SHEET RISK

    Unrealized losses arising through December 31, 1995 on the domestic currency swap above, have been included in the financial statements as at December 31, 1995. In view of the imminence of the planned redemption offer, the Company is not planning to enter into any new arrangements.

    As described in Notes 3 and 15, the Company has a commitment denominated in US Dollars to repurchase shares formerly owned by its ex-Chairman, Mr. De Tomaso. At the exchange rate at December 31, 1995, this commitment amounts to Lit. 13,897 million.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used by the Company in estimating its fair value disclosure for financial instruments.

    Cash and cash equivalents: the carrying amount of cash and cash equivalents reported by the Company approximates their fair value.

    Short and long term debt: the carrying amount of the Company's borrowings under its short-term credit arrangements, approximates their fair value. The fair values of the Company's long-term debt are estimated using cash flow analyses, based on the Company's incremental borrowing rates for similar types of borrowing arrangements.

    Fixed interest securities which have maturities from one to three years: fair value for marketable quoted securities is based on market price and for non marketable securities, is estimated using discounted cash flow analysis based on similar investments available as at the balance sheet date.

    There are no significant differences between fair value and carrying value for any of the Company's financial instruments as at December 31, 1995.

    The Company accrued unrealized gains and losses on domestic currency swaps in accordance with ruling exchange rates at period ends. As at December 31, 1995, unrealized losses of Lit. 400 million were accrued and the contract recorded in the financial statements at its fair value (determined as the amount the Company would have received or paid to terminate the contract at the reporting date) as a payable of approximately Lit. 400 million.

19. SUBSEQUENT EVENTS

    The Company has agreed to purchase the outstanding stock of Moto America Inc., the sole distributor of Moto Guzzi motorcycles in the United States. The acquisition is not material and will be consummated by issue of stock by the Company. It is expected that the results of Moto America, Inc. will be included in operations from April 1, 1996. See below, Note 20.

20. EVENTS SUBSEQUENT TO THE DATE OF THE AUDIT REPORT (UNAUDITED)

    The information reported below does not form part of the audited financial statements.

                   TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES

              (DE TOMASO INDUSTRIES, INC. THROUGH AUGUST 22, 1996)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

20. EVENTS SUBSEQUENT TO THE DATE OF THE AUDIT REPORT (UNAUDITED) (CONTINUED)
    As described in Note 1 to the financial statements, the Company adopted Statement 121, Accounting for Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of, in the first quarter of 1996. The effects of adoption were not material.

    Notes 1, 4 and 8 to the financial statements make reference to the Company's plan to dispose of certain real estate and consequent reduction of real estate debt. In June 1996, the Company sold its 66.7% interest in Immobiliare Broseta S.r.l. to its 25% affiliate Domer S.r.l. The remaining 33.3% of Immobiliare Broseta S.r.l. is owned by Interim S.p.A., a subsidiary of Domer S.r.l. The Company had sought offers from third parties through an independent broker and the sale price Lit. 5,200 million offered by Domer S.p.A. was the highest of the offers received. Lit. 1,800 million of the sale price was settled by a loan note of Domer S.r.l , bearing an interest rate equal to the official Lire discount rate plus 3% and the balance of Lit. 3,400 million will be received pro-quota from the sales of apartments which are being developed from the Immobiliare Broseta S.r.l. property or on June 30, 1999, whichever is the earlier. This amount of Lit. 3,400 million carries an interest rate of 6% payable six-monthly and has been accounted for at its estimated net present value of Lit. 2,908 million applying a discount rate of 12%, considered to be a fair market rate for similar notes receivable. The book value of the 66.7% interest in Immobilaire Broseta S.r.l. was Lit. 4,708 million and no gain or loss has been recorded on the transaction. The principal effects of this disposal, with reference to the balance sheet as at December 31, 1995, were to remove Lit. 11,951 million of real estate, Lit. 4,716 million of related debt and to eliminate minority interests of Lit. 2,364 million.

    The option held by a third party over the Company's 80% interest in Grand Hotel Bitia S.r.l. , also discussed in Note 4 to the financial statements, expired unexercised on June 30, 1996.

    The planned redemption offer, discussed in Note 16 to the financial statements, was initiated in September 1996 and closed on October 23, 1996.The program was initiated to accommodate a number of shareholders who held the view that the Company, following the sale of the Maserati business in 1993, was no longer engaged in the business activity which had initially led them to invest in the Company's shares. Two mutually exclusive alternative offers were made to shareholders. The first offer was to purchase up to 80% of a shareholder's common stock for a combination of cash and non-negotiable promissory notes having a face value aggregating $12.26 per share ("the 80% offer") and the second offer was to purchase up to 50% of shareholder's common stock for $12.26 cash (the "50% offer"). Of the 4,742,865 issued shares of the Company, shareholders representing 3,167,010 shares (66.8%) had agreed in advance not to participate.

    Of the remaining 1,575,855 shares, 506,359 were tendered under the 80% offer and 255,636 under the 50% offer, all of which were accepted by the Company. In consequence the Company will repurchase 761,995 shares for a total amount of $7,478,657.58 (Lit. 11,390 million) in cash and $1,863,401.12 (Lit. 2,838 million) in the form of non-negotiable promissory notes, bearing interest at 8% per annum.

    The acquisition of Moto America Inc., referred to in Note 19 to the financial statements, was completed in April 1996 with effective date January 1, 1996.

                           TRIDENT ROWAN GROUP, INC.
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                               SEPTEMBER 30, 1996

                                                                              SEPT. 30     SEPT. 30     DEC. 31
                                                                                1996         1996        1995
                                                                               US$'000      LIRE M.     LIRE M.
                                                                              UNAUDITED    UNAUDITED     NOTE
                                                                             -----------  -----------  ---------
                                                     ASSETS
Cash and cash equivalents..................................................      13,511       20,578      24,137
Marketable securities, at cost.............................................          --           --          --
Receivables................................................................      22,764       34,670      39,726
Trade, less allowance of Lit. 1,729 (1995--1,268)..........................      13,277       20,221      23,725
Finance receivables, less allowance of Lit. 2,050..........................       2,953        4,498       7,597
  Receivables from related parties.........................................       4,073        6,203       3,624
  Other receivables........................................................       2,461        3,748       4,780
Inventories................................................................      26,407       40,218      30,717
  Raw materials, spare parts and work-in-process...........................      17,987       27,394      21,469
  Finished products........................................................       8,420       12,824       9,248

Prepaid expenses...........................................................         970        1,477       1,109
                                                                             -----------  -----------  ---------
TOTAL CURRENT ASSETS.......................................................      63,652       96,943      95,689
                                                                             -----------  -----------  ---------
Property, plant and equipment..............................................       6,625       10,088       7,709
  At cost..................................................................      23,289       35,468      35,884
  Less allowances for depreciation.........................................     (16,664)     (25,380)    (28,175)
Trademarks and other intangible assets, net of amortization of Lit. 625
 (1995--250)...............................................................       2,873        4,375       4,750
Goodwill, net of amortization of Lit. 231 (1995--77).......................       1,029        1,567       1,459
Real estate for development, net of reserve of Lit. 2,500..................       2,298        3,500          --
Real estate for sale.......................................................      10,508       16,004      34,227
Investments in unconsolidated companies....................................       1,438        2,190       2,205
Receivables from related parties...........................................       1,909        2,908          --
Marketable & other securities and investments, at cost.....................      10,711       16,313      17,176
Other assets...............................................................       9,063       13,803      19,615
                                                                             -----------  -----------  ---------
TOTAL ASSETS...............................................................   $ 110,106 Lit    167,691 Lit   182,830
                                                                             -----------  -----------  ---------
                                                                             -----------  -----------  ---------

Note: The balance sheet as at December 31, 1995 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles.

            See Notes to Consolidated Condensed Financial Statements

                           TRIDENT ROWAN GROUP, INC.
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                               SEPTEMBER 30, 1996

                                                                              SEPT. 30     SEPT. 30     DEC. 31
                                                                                1996         1996        1995
                                                                               US$'000      LIRE M.     LIRE M.
                                                                              UNAUDITED    UNAUDITED     NOTE
                                                                             -----------  -----------  ---------
                                                  LIABILITIES
Advances from banks........................................................      18,517       28,201      18,538
Advances from banks for finance activities.................................       3,334        5,078       8,621
Accounts payable...........................................................      13,557       20,647      23,570
Accrued expenses and other payables........................................       7,400       11,269      10,218
Current portion of long-term real estate debt..............................       3,253        4,955       9,550
Current portion of other long-term debt....................................       1,339        2,039       1,866
                                                                             -----------  -----------  ---------
TOTAL CURRENT LIABILITIES..................................................      47,400       72,189      72,363
                                                                             -----------  -----------  ---------
Long-term real estate debt, less current portion...........................       3,926        5,980       9,712
Other long-term debt, less current portion.................................       4,778        7,277       8,386
Termination indemnities....................................................       5,462        8,319       8,231
Provision for claims.......................................................       2,098        3,195       3,595
Minority interests.........................................................       9,780       14,895      16,773
Common stock subject to repurchase.........................................       9,450       14,392      12,549

SHAREHOLDERS' EQUITY.......................................................      27,212       41,444      51,221
  Common stock, par value $0.01 per share (1995--$2.50):
  Authorized 10,000,000 shares; 4,742,865 (1995--4,712,865) shares issued
   and outstanding less 881,970 (1995--776,530) subject to repurchase......          45           69       6,744
  Additional paid in capital...............................................      50,254       76,538      71,332
  Treasury stock, at cost..................................................      (7,765)     (11,826)    (11,826)
  Deficit..................................................................     (16,915)     (25,761)    (15,926)
  Equity adjustment from translation.......................................       1,405        2,141         711
  Accretion expense and related exchange gains.............................         186          283         186
                                                                             -----------  -----------  ---------
                                                                              $ 110,106 Lit    167,691 Lit   182,830
                                                                             -----------  -----------  ---------
                                                                             -----------  -----------  ---------

Note: The balance sheet as at December 31, 1995 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles.

            See Notes to Consolidated Condensed Financial Statements

                           TRIDENT ROWAN GROUP, INC.
           UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                   9 MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                                                           SEPT. 30    SEPT. 30    DEC. 31
                                                                             1996        1996        1995
                                                                           US$'000     LIRE M.     LIRE M.
                                                                          ----------  ----------  ----------
Net sales...............................................................      43,364      66,043      47,001
Cost of sales...........................................................     (37,711)    (57,434)    (44,114)
                                                                          ----------  ----------  ----------
                                                                               5,653       8,609       2,887
Selling, general and administrative expenses............................      (9,310)    (14,179)    (10,271)
Rental income...........................................................         721       1,098         365
Reserve for value of real estate properties.............................      (1,937)     (2,950)         --
Other income, net.......................................................         149         227         442
                                                                          ----------  ----------  ----------
                                                                              (4,724)     (7,195)     (6,577)
Interest expense........................................................      (3,206)     (4,882)     (3,227)
Interest income.........................................................       2,179       3,318       2,968
                                                                          ----------  ----------  ----------
Loss from continuing operations before income taxes and minority
 interests..............................................................      (5,751)     (8,759)     (6,836)
Income taxes............................................................        (394)       (600)       (121)
                                                                          ----------  ----------  ----------
Loss from continuing operations before minority interests...............      (6,145)     (9,359)     (6,957)
Minority interests......................................................        (313)       (476)       (390)
                                                                          ----------  ----------  ----------
Net (loss)..............................................................      (6,458)     (9,835)     (7,347)
                                                                          ----------  ----------  ----------
                                                                          ----------  ----------  ----------


LOSS PER SHARE                                                               US $        LIRE        LIRE
Net loss per share......................................................  $    (1.36) Lit.(2,073) Lit.(2,499)
                                                                          ----------  ----------  ----------
                                                                          ----------  ----------  ----------

Average number of common shares and equivalents outstanding during the
 period.................................................................   4,742,865   4,742,865   2,939,842
                                                                          ----------  ----------  ----------
                                                                          ----------  ----------  ----------

            See Notes to Consolidated Condensed Financial Statements

                           TRIDENT ROWAN GROUP, INC.
           UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                   3 MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                                                           SEPT. 30    SEPT. 30    SEPT. 30
                                                                             1996        1996        1995
                                                                           US$'000     LIRE M.     LIRE M.
                                                                          ----------  ----------  ----------
Net sales...............................................................      11,190      17,042      17,535
Cost of sales...........................................................     (10,053)    (15,311)    (17,148)
                                                                          ----------  ----------  ----------
                                                                               1,137       1,731         387
Selling, general and administrative expenses............................      (2,864)     (4,362)     (4,441)
Rental income...........................................................         228         348         365
Reserve for value of real estate properties.............................      (1,937)     (2,950)         --
Other income, net.......................................................         206         314         442
                                                                          ----------  ----------  ----------
                                                                              (3,230)     (4,919)     (3,247)
Interest expense........................................................      (1,120)     (1,705)     (1,642)
Interest income.........................................................         840       1,279       1,305
                                                                          ----------  ----------  ----------
Loss from continuing operations before income taxes and minority
 interests..............................................................      (3,510)     (5,345)     (3,584)
Income taxes............................................................          (5)         (8)       (121)
                                                                          ----------  ----------  ----------
Loss from continuing operations before minority interests...............      (3,515)     (5,353)     (3,705)
Minority interests......................................................         (83)       (127)       (131)
                                                                          ----------  ----------  ----------
Net loss................................................................      (3,598)     (5,480)     (3,836)
                                                                          ----------  ----------  ----------
                                                                          ----------  ----------  ----------


LOSS PER SHARE                                                               US $        LIRE        LIRE
Net loss per share......................................................  $    (0.76)     (1,155)       (814)
                                                                          ----------  ----------  ----------
                                                                          ----------  ----------  ----------
Average number of common shares and equivalents outstanding during the
 period.................................................................   4,742,865   4,742,865   4,712,865
                                                                          ----------  ----------  ----------
                                                                          ----------  ----------  ----------

            See Notes to Consolidated Condensed Financial Statements

                           TRIDENT ROWAN GROUP, INC.
           UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                   9 MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                                                                    SEPT. 30    SEPT. 30    SEPT. 30
                                                                                      1996        1996        1995
                                                                                     US$'000     LIRE M.     LIRE M.
                                                                                    ---------  -----------  ---------
Net loss..........................................................................     (6,458)     (9,835)     (7,347)
Adjustments to reconcile net loss to net cash (used)/provided by operating
 activities:                                                                           (1,158)     (1,764)      4,725
                                                                                    ---------  -----------  ---------
Net cash used by operating activities.............................................     (7,616)    (11,599)     (2,622)
                                                                                    ---------  -----------  ---------
Investing activities:
Net decrease/(increase) in investments and securities.............................      1,318       2,007     (12,092)
Purchase of subsidiaries, net of cash acquired....................................        360         548      (1,192)
Deferred receipts from sale of Maserati...........................................         --          --      27,000
Proceeds from disposal of fixed assets............................................      1,359       2,070          --
Purchases of property, plant and equipment........................................     (3,021)     (4,601)     (1,078)
                                                                                    ---------  -----------  ---------
Net cash provided by investing activities.........................................         16          24      12,638
                                                                                    ---------  -----------  ---------
Financing activities:
Increase/(decrease) in advances from banks........................................      4,120       6,275      (6,464)
Proceeds of share issue...........................................................         --          --       8,205
Repurchase of shares..............................................................         --          --      (5,000)
Receipt of tax receivable.........................................................      4,018       6,120          --
Proceeds from long-term debt......................................................        494         752          --
Principal payments of long-term debt..............................................     (3,261)     (4,967)       (786)
                                                                                    ---------  -----------  ---------
Net cash provided/(used) by financing activities..................................      5,371       8,180      (4,045)
                                                                                    ---------  -----------  ---------
Exchange movement on opening cash balances........................................       (108)       (164)          8
Cash and cash equivalents, beginning of period....................................     15,849      24,137       5,286
                                                                                    ---------  -----------  ---------
Cash and cash equivalents, end of period..........................................     13,512      20,578      11,265
                                                                                    ---------  -----------  ---------
                                                                                    ---------  -----------  ---------

            See Notes to Consolidated Condensed Financial Statements

                   TRIDENT ROWAN GROUP INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1996

NOTE 1  BASIS OF PRESENTATION

    The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. For a summary of the Registrant's accounting principles, and other footnote information, reference is made to the Registrant's 1995 Annual Report on Form 10-K. All adjustments necessary for the fair presentation of the results of operations for the interim periods covered by this report have been included. All of such adjustments are of a normal and recurring nature.

    The primary financial statements are shown in Italian lire because all of the Company's material operating entities are based and operate entirely in Italy. Translation of lire amounts into U.S. Dollar amounts is included solely for the convenience of the readers of the financial statements and has been made at the rate of Lire 1,523 to U.S. $1, the approximate exchange rate at September 30, 1996. It should not be construed that the assets and liabilities, expressed in US dollar equivalents, can actually be realized in or extinguished by U.S. dollars at that or any other rate.

NOTE 2  REDUCTION IN PAR VALUE OF COMMON STOCK TO $0.01 PER SHARE

    At the general meeting of shareholders held on August 22, 1996, the par value per share of the Company's common stock was reduced from $2.50 per share to $0.01 per share, or Lit. 15.1915 per share applying the approximate exchange rate at August 22, 1996.

NOTE 3  ACQUISITIONS AND DISPOSALS OF SUBSIDIARIES

    Effective January 1, 1996, the Company completed its acquisition of the outstanding shares of Moto America Inc., the sole distributor of Moto Guzzi motor cycles in the United States. The acquisition was consummated by the issuance of 30,000 shares of the Company and the purchase price of Lit. 471 million reflects the shares issued at a fair value of $10.00 per share (Lit. 15,710 per share). The acquisition has been accounted for as a purchase and the excess of the purchase consideration over the fair value of assets acquired has been accounted for as goodwill, determined in the amount of Lit. 262 million, which is being amortized over 5 years. The effects of the acquisition are not material to the operations of the Company and, accordingly, no proforma information as if the acquisition had been consummated on January 1, 1995 is presented.

    In June 1996, the Company sold its 66.7% equity interest in Immobiliare Broseta S.r.l. to its 25% owned affiliate Domer S.r.l. The remaining 33.3% equity interest in Immobiliare Broseta S.r.l. is owned by Interim S.p.A., a subsidiary of Domer S.r.l. The Company had sought offers from third parties through an independent broker and the sale price of Lit. 5,200 million offered by Domer S.p.A. was the highest of the offers received. Lit. 1,800 million of the sale price was evidenced by a promissory note of Domer S.r.l. due December 31, 1996, bearing an interest rate equal to the official Lire discount rate plus 3% and the balance of Lit. 3,400 million will be received pro-quota from the sales of apartments which are being developed from the Immobiliare Broseta S.r.l. property or on June 30, 1999, whichever is the earlier. This amount of Lit. 3,400 million carries an interest rate of 6% payable bi-annually and has been accounted for at its estimated net present value of Lit. 2,908 million applying a discount rate of 12%, considered to be a fair market rate for similar notes receivable. The book value of the 66.7% interest in Immobiliare Broseta S.r.l. was Lit. 4,708 million and no gain or loss has been recorded on the transaction.

NOTE 4  AGREEMENT TO ACQUIRE THE CAREY WINSTON COMPANY

    On August 14, 1996, the Company and the Carey Winston Company ("Carey Winston") entered into an agreement providing for the acquisition by the Company of Carey Winston for a purchase price valued

                   TRIDENT ROWAN GROUP INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1996

NOTE 4 AGREEMENT TO ACQUIRE THE CAREY WINSTON COMPANY (CONTINUED) at $7,600,000 (Lit. 11,575 million), subject to adjustment, and payable to the extent of at least 80% in common stock of the Company and not more than 20% in cash. As part of the agreement, the Company agreed to lend to Carey Winston, prior to closing, up to $2,000,000 (Lit. 3,046 million). The Company lent $1,000,000 (Lit. 1,523 million) to Carey Winston on September 17, 1996 in accordance with these arrangements. The closing of the agreement is conditioned upon, among other things, the Company completing a public offering resulting in proceeds to the Company, after underwriting discounts and commissions, of not less than $10,000,000. If the closing does not occur, for this or for any other reason, then the Company's loan will continue on a subordinated basis for a three year period.

    Carey Winston is engaged in the business of providing real estate management services in the Washington, D.C., Northern Virginia, and Baltimore, Maryland regions.

NOTE 5  COMPUTATION OF LOSS PER SHARE

    Net loss per share for the three months and nine months ended September 30, 1996 and September 30, 1995 is computed on the average number of common shares outstanding during such periods.

    In July 1995, convertible preference shares formerly held by the ex-President of the Company were exchanged for an equal number of common stock and 703,774 of the resulting total of 1,480,304 common stock formerly held by the ex-President were acquired by the Company. Had the exchange of voting preference shares and acquisition of common shares been consummated as at January 1, 1995, then the loss per share for the nine months to September 30, 1995 would have amounted to Lit. 2,342.

NOTE 6  SUBSEQUENT EVENTS

    STOCK REPURCHASE PROGRAM

    The Company completed its stock repurchase program on October 23, 1996. The program was initiated to accommodate a number of shareholders who held the view that the Company, following the sale of the Maserati business in 1993, was no longer engaged in the business activity which had initially led them to invest in the Company's shares. Two mutually exclusive alternative offers were made to shareholders. The first offer was to purchase up to 80% of a shareholder's common stock for a combination of cash and non-negotiable promissory notes having a face value aggregating $12.26 per share ("the 80% offer") and the second offer was to purchase up to 50% of shareholder's common stock for $12.26 cash (the "50% offer"). Of the 4,742,865 issued shares of the Company, shareholders representing 3,167,010 shares (66.8%) had agreed in advance not to participate.

    Of the remaining 1,575,855 shares, 506,359 were tendered under the 80% offer and 255,636 under the 50% offer, all of which were accepted by the Company. In consequence the Company will repurchase 761,995 shares for a total amount of $7,478,657.58 (Lit. 11,390 million) in cash and $1,863,401.12 (Lit. 2,838 million) in the form of non-negotiable promissory notes, bearing interest at 8% per annum. Proforma information showing the effects of the repurchase program are shown in Note 7.

    REPURCHASE OF SHARES FROM FINPROGETTI

    On November 7, 1996 the Company entered into an agreement with Finprogetti S.p.A. to resolve certain open matters deriving from the acquisition of the majority of Finprogetti's operating subsidiaries in July 1995. Reference is made to the Company's 1995 Annual Report on Form 10-K for a full description of such Finprogetti Acquisition. A balance due by Finprogetti of Lit. 763 million ($501,000) was settled by the Company taking back 46,000 shares at a value of Lit. 16,587 per share ($10.89 per share). Finprogetti S.p.A. also agreed to accept responsibility for a claim which was successfully brought against one of the subsidiaries acquired in the Finprogetti Acquisition for Lit. 2,120 million. In accordance with terms of the

                   TRIDENT ROWAN GROUP INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1996

NOTE 6  SUBSEQUENT EVENTS (CONTINUED)
Finprogetti Agreement, the Company would have paid such claim and received in compensation 105,440 of the shares issued to Finprogetti in July 1995. The Company and Finprogetti agreed that Finprogetti would assume the responsibility for payments resulting from the claim, which are payable in installments through June 1998, and that the Company would, on the request of Finprogetti, repurchase shares for cash at the dates and in the amounts of each installment payment.

    At September 30, 1996, the Company has reclassified the 105,440 shares thus subject to repurchase outside of shareholders' equity in the amount of the present value of the amounts payable under the repurchase commitment, applying a discount rate of 10%. The resulting value of the 105,440 shares subject to repurchase is Lit. 1,940 million ($1,274,000) or Lit. 18,399 per share ($12.08 per share). Immediately following the agreement, Finprogetti requested that the Company repurchase 9,950 shares for Lit. 200 million ($131,000) in respect of the first installment. The dates, number of shares and financial commitment for further possible repurchases of shares are as follows:

December 31, 1996         22,380 shares    Lit. 450 million ($295,000)
June 30, 1997             22,380 shares    Lit. 450 million ($295,000)
December 31, 1997         22,380 shares    Lit. 450 million ($295,000)
June 30, 1998             28,350 shares    Lit. 570 million ($374,000)

    PROPOSED PRIVATE PLACEMENT OF SHARES REPRESENTING FROM 17.2% TO 20% OF THE OUTSTANDING SHARES OF MOTO GUZZI CORP., A WHOLLY OWNED SUBSIDIARY OF THE COMPANY.

    In October, 1996 the Company entered into an agreement with GKN Securities Corp. whereby GKN would seek to sell, before December 20, 1996, on a best efforts basis, between 1,250,000 and 1,500,000 shares of convertible Preferred Stock and the same number of Warrants to purchase shares of Common Stock of Moto Guzzi Corp. at a price of $4.00 (Lit. 6,092) for each Unit consisting of one share of Preferred Stock and one Warrant. Moto Guzzi Corp., currently a wholly owned subsidiary of the Company, owns Moto Guzzi S.p.A., the manufacturer of Moto Guzzi motorcycles, its wholly owned spare parts distribution subsidiary Centro Ricambi S.r.l., both Italian companies, and Moto America Inc., the exclusive U.S. importer of Moto Guzzi motorcycles in the United States.

    Each share of Preferred Stock may be converted, at the option of the holder thereof, into shares of Common Stock ("Conversion Shares") at the rate of one share of Common Stock for each share of Preferred Stock, subject to adjustment to protect against events of dilution ("Conversion Price"). Each share of Preferred Stock shall be automatically converted into Conversion Shares upon the consummation by Moto Guzzi Corp. of an underwritten public offering of its Common Stock that raises gross proceeds of at least $8 million ("Qualified IPO"). The conversion rate in connection with the Qualified IPO ("IPO Conversion Price") will be the lesser of the then-applicable Conversion Price or 75% of the per share, Qualified IPO public offering price. If a Qualified IPO is not consummated by June 30, 1998, the then majority holders of the Preferred Stock shall have a right to elect a majority of Moto Guzzi Corp.'s board of directors. If not previously converted to Conversion Shares, each share of Preferred Stock outstanding shall be redeemed by Moto Guzzi Corp., solely at the option of the holder thereof at any time after the fifth anniversary of the Closing, at a price of $8.00, as adjusted for stock-splits or any distributions previously made. Each Warrant will entitle the holder thereof to purchase one share of Common Stock for the lesser of $4.00 or the initial public offering price of the Common Stock, exercisable during the three-year period commencing on the closing of the Offering ("Closing").

                   TRIDENT ROWAN GROUP INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1996

NOTE 6  SUBSEQUENT EVENTS (CONTINUED)
    If the Private Placement is completed in accordance with the terms currently envisaged and outlined above, holders of the Preferred Stock will acquire an interest between 17.2% (if 1,250,000 shares of Preferred Stock are sold), and 20% (if 1,500,000 shares of Preferred Stock are sold) and the Company will record a gain, net of expenses connected with the Private Placement, of between approximately Lit. 5,000 million ($3,275,000) and Lit. 5,800 million ($3,800,000).

    THERE CAN BE NO ASSURANCE THAT THE PRIVATE PLACING OF SHARES OF MOTO GUZZI CORP. OR THE ACQUISITION OF CAREY WINSTON WILL TAKE PLACE ON THE TERMS INDICATED ABOVE, OR AT ALL.

NOTE 7  PROFORMA INFORMATION

    The following summarized proforma financial information show the effects on the balance sheet at September 30, 1996 and on operations for the nine months ended September 30, 1996 and year ended December 31, 1995 if the stock repurchase program and the repurchase of shares from Finprogetti, all as described in Note 6, had been consummated on January 1, 1996 and 1995.

                             PROFORMA BALANCE SHEET

                                                                 SEPT. 30                 SEPT. 30    SEPT. 30
                                                                   1996     REPURCHASES     1996        1996
                                                                  ACTUAL     OF SHARES    PROFORMA    PROFORMA
                                                                ----------  -----------  ----------  ----------
                                                                 LIRE M.      LIRE M.     LIRE M.      $'000

Cash and marketable securities                                      20,578     (11,590)       8,988       5,902
Other current assets                                                76,365        (763)      75,602      49,640
                                                                ----------  -----------  ----------  ----------
Current assets                                                      96,943     (12,353)      84,590      55,542
Property, plant & equipment and other assets, excluding
 goodwill & intangibles                                             64,806                   64,806      42,552
                                                                ----------  -----------  ----------  ----------
Total assets excluding goodwill & intangibles                      167,691     (12,353)     149,396      98,094
Goodwill and intangibles                                             5,942                    5,942       3,902
Total assets                                                       169,691     (12,353)     155,338     101,996
Advances from banks                                                 33,279                   33,279      21,851
Current portion of loans                                             6,994                    6,994       4,592
Other current liabilities                                           31,916                   31,916      20,957
                                                                ----------  -----------  ----------  ----------
Current liabilities                                                 72,189                   72,189      47,400
Long term loans                                                     13,257       2,838       16,095      10,568
Other long term liabilities, minority interests                     26,409                   26,409      17,340
Shares subject to repurchase                                        14,392        (200)      14,192       9,318
Shareholders equity                                                 41,444     (14,991)      26,453      17,370
                                                                ----------  -----------  ----------  ----------
Total liabilities and equity                                       167,691     (12,353)     155,338     101,996
                                                                ----------  -----------  ----------  ----------
                                                                ----------  -----------  ----------  ----------
Book value per share in Lire/$                                  $   10,734                    8,665  $     5.69
Number of shares (note)                                          3,860,895                3,052,900   3,052,900
                                                                ----------  -----------  ----------  ----------
                                                                ----------  -----------  ----------  ----------

Note: The number of shares used to calculate book value per share excludes 881,970 shares subject to repurchase.

                   TRIDENT ROWAN GROUP INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996

NOTE 7  REAL ESTATE OPERATIONS (CONTINUED)

       STATEMENT OF OPERATIONS FOR THE 9 MONTHS ENDED SEPTEMBER 30, 1996

                                                                 9 MONTHS                 9 MONTHS    9 MONTHS
                                                                 SEPT. 30   REPURCHASES   SEPT. 30    SEPT. 30
                                                                  ACTUAL     OF SHARES    PROFORMA    PROFORMA
                                                                ----------  -----------  ----------  ----------
                                                                 LIRE M.      LIRE M.     LIRE M.     US$'000

Net sales                                                           66,043                   66,043      43,364
Total cost of sales                                                                         (57,434)    (57,434)
                                                                ----------  -----------  ----------  ----------
                                                                     8,609                    8,609       5,653
Selling, general and administrative expenses
Rental income                                                      (14,179)                 (14,179)     (9,310)
                                                                     1,098                    1,098         721
Other income/(expense)                                              (2,723)        121       (2,602)     (1,708)
                                                                ----------  -----------  ----------  ----------
                                                                    (7,195)        121       (7,074)     (4,645)
Interest expense                                                    (4,882)       (173)      (5,055)     (3,319)
Interest income                                                      3,318        (801)       2,517       1,653
                                                                ----------  -----------  ----------  ----------
Loss before income taxes and minority interests                     (8,759)       (853)      (9,612)     (6,311)
Income taxes                                                          (600)                    (600)       (394)
Minority interests                                                    (476)                    (476)       (313)
                                                                ----------  -----------  ----------  ----------
Net loss                                                            (9,835)       (853)     (10,688)     (7,018)
                                                                ----------               ----------  ----------
                                                                ----------               ----------  ----------
Loss per share in Lire / $                                          (2,073)                  (2,723) $    (1.78)
                                                                ----------               ----------  ----------
                                                                ----------               ----------  ----------
Average number of shares                                         4,742,865                3,924,920   3,924,920
                                                                ----------               ----------  ----------
                                                                ----------               ----------  ----------

                   TRIDENT ROWAN GROUP INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                         SEPTEMBER 30, 1996 (CONTINUED)

NOTE 7  REAL ESTATE OPERATIONS (CONTINUED)
          STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                   YEAR                     YEAR        YEAR
                                                                  ENDED                    ENDED       ENDED
                                                                 DEC. 31    REPURCHASES   DEC. 31     DEC. 31
                                                                  ACTUAL     OF SHARES    PROFORMA    PROFORMA
                                                                ----------  -----------  ----------  ----------
                                                                 LIRE M.      LIRE M.     LIRE M.     US$'000
Net sales                                                           72,253                   72,253      47,441
Total cost of sales                                                (63,410)                 (63,410)    (41,635)
                                                                ----------  -----------  ----------  ----------
                                                                     8,843                    8,843       5,806
Selling, general and administrative expenses                       (16,230)                 (16,230)    (10,657)
Rental income                                                          770                      770         506
Other income/(expense)                                                 513          63          576         378
                                                                ----------  -----------  ----------  ----------
                                                                    (6,104)         63       (6,041)     (3,967)
Interest expense                                                    (4,458)       (242)      (4,700)     (3,086)
Interest income                                                      4,452      (1,213)       3,239       2,127
                                                                ----------  -----------  ----------  ----------
Loss before income taxes and minority interests                     (6,110)     (1,392)      (7,502)     (4,926)
Income taxes                                                          (420)       (420)        (276)
Minority interests                                                    (450)                    (450)       (295)
                                                                ----------  -----------  ----------  ----------
Net Loss                                                            (6,980)                  (8,372)     (5,497)
                                                                ----------  -----------  ----------  ----------
                                                                ----------  -----------  ----------  ----------
Loss per share in Lire / $                                          (2,065)                  (3,267) $    (2.15)
                                                                ----------  -----------  ----------  ----------
                                                                ----------  -----------  ----------  ----------
Average number of shares                                         3,380,441                2,562,496   2,562,496
                                                                ----------  -----------  ----------  ----------
                                                                ----------  -----------  ----------  ----------

NOTE 8  REAL ESTATE OPERATIONS

    Reserves against the value of real estate and accruals for costs to be incurred relative to real estate have been made for a total of Lit. 2,950 million in the third quarter of 1996, consisting of two elements. Following the expiration, unexercised, of the option held by third parties to acquire the Company's interest in undeveloped land in Sardinia, Italy, the Company has begun to investigate other ways to realize maximum value from this property. A decrease in market values which occurred during 1996, coupled with complications connected with changing rules and practice by local and regional government in respect of construction permits and environmental authorizations has increased uncertainty with respect to development of the property for tourism-related, or other purposes. The Company has therefore made a reserve of Lit. 2,500 million, pending completion of its investigation. The land has also been reclassified from "real estate for sale" to "real estate for development" as it appears likely that the Company will own the land until completion of authorizations and licenses before selling at an enhanced value, rather than seeking to sell the land in its current state. Additionally, an accrual of Lit. 450 million for extraordinary maintenance costs at the Company's Cologne property has been recorded in liabilities.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Board of Directors and Shareholders of
The Carey Winston Company and Subsidiaries
Chevy Chase, Maryland

    We have audited the accompanying consolidated balance sheets of the Carey Winston Company and subsidiaries as of October 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is the express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards and GOVERNMENT AUDITING STANDARDS, issued by the Comptroller General of the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Carey Winston Company and Subsidiaries as of October 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Beers & Cutler

1250 Connecticut Avenue
Fourth Floor
Washington DC 20036

                           THE CAREY WINSTON COMPANY

                          CONSOLIDATED BALANCE SHEETS

                           OCTOBER 31, 1995 AND 1994

                                                                                           1995          1994
                                                                                       ------------  -------------
                                                      ASSETS
CURRENT ASSETS
  Cash and Cash Equivalents..........................................................  $  4,164,427  $   4,635,007
  Investments in U.S. Treasury Bills
  Collateralizing Notes Payable to Banks.............................................       --           2,995,907
  Accounts and Notes Receivable......................................................     3,634,187      1,993,810
  Income Taxes Receivable............................................................        63,400
  Prepaid Expenses...................................................................        48,502         98,335
                                                                                       ------------  -------------
                                                                                          7,910,516      9,723,059
INVESTMENTS AND ADVANCE TO AFFILIATES................................................       223,138        349,907
                                                                                       ------------  -------------
PROPERTY AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION AND AMORTIZATION.............     1,303,381      1,098,016
                                                                                       ------------  -------------
INTANGIBLE ASSETS, NET OF ACCUMULATED DEPRECIATION AND AMORTIZATION..................       410,156       --
                                                                                       ------------  -------------
OTHER ASSETS
  Accounts and Notes Receivable......................................................        10,180        180,759
  Deferred Expenses and Other........................................................        39,662         14,200
                                                                                       ------------  -------------
                                                                                             49,842        194,959
                                                                                       ------------  -------------
TOTAL ASSETS.........................................................................  $  9,897,033  $  11,365,941
                                                                                       ------------  -------------
                                                                                       ------------  -------------
                                       LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts Payable and Accrued Expenses..............................................  $  1,561,011  $   1,498,799
  Commissions Payable................................................................     3,326,483      2,856,975
  Income Taxes Payable...............................................................       --             168,927
  Note Payable to Bank...............................................................        48,000       --
  Current Portion of Long-Term Debt..................................................       273,417        175,228
  Notes Payable to Banks, Collateralized by Investments in U.S. Treasury Bills.......       --           2,995,907
                                                                                       ------------  -------------
                                                                                          5,208,911      7,695,836
LONG-TERM DEBT, NET OF CURRENT PORTION...............................................       668,796        377,410
COMMISSIONS PAYABLE ON ACCOUNTS AND NOTES RECEIVABLE.................................       --              80,405
                                                                                       ------------  -------------
                                                                                            668,796        457,815
DEFERRED INCOME TAX LIABILITY AND CREDITS............................................       252,518        230,062
                                                                                       ------------  -------------
TOTAL SHAREHOLDER'S EQUITY...........................................................     3,766,808      2,982,228
                                                                                       ------------  -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...........................................  $  9,897,033  $  11,365,941
                                                                                       ------------  -------------
                                                                                       ------------  -------------

                           THE CAREY WINSTON COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME

                     YEARS ENDED OCTOBER 31, 1995 AND 1994

                                                                                         1995           1994
                                                                                     -------------  -------------
INCOME
  Management and Leasing Commissions...............................................  $  17,259,453  $  17,945,272
  Sales Commissions................................................................      6,648,978      5,940,366
  Commercial Loan Brokerage Fees...................................................      1,077,507      2,012,460
  Advisory Fees....................................................................      1,767,106        821,393
  Equity Banking Fees..............................................................         18,063        189,708
  Research, Consulting and Valuation Fees..........................................        163,063       --
  Interest Income..................................................................        405,263        201,704
  Dividends, Gains and Sublease Income.............................................         30,073         18,267
                                                                                     -------------  -------------
  TOTAL INCOME.....................................................................     27,369,506     27,129,170
EXPENSES
  Commissions......................................................................     11,103,259     10,812,541
  Reimbursable Invoiced-Delta Assoc.
  Rent and Other Occupancy.........................................................      1,620,491      1,376,946
  Depreciation and Amortization....................................................        345,470        280,247
  Interest.........................................................................        129,137         67,578
  Other Operating Expenses.........................................................     13,341,816     13,299,633
                                                                                     -------------  -------------
  TOTAL EXPENSES...................................................................     26,540,173     25,836,945
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES..............................        829,333      1,292,225
                                                                                     -------------  -------------
INCOME TAX PROVISION
  Current..........................................................................        412,800        538,700
  Deferred.........................................................................        (12,150)         2,100
                                                                                     -------------  -------------
  TOTAL INCOME TAX PROVISION.......................................................        400,650        540,800
INCOME FROM CONTINUING OPERATIONS..................................................        428,683        751,425
                                                                                     -------------  -------------
  DISCONTINUED OPERATIONS
  Income and Gains From Discontinued Operations, Net of Income Taxes...............         53,375         11,078
                                                                                     -------------  -------------
NET INCOME.........................................................................        482,058        762,503
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                           THE CAREY WINSTON COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED OCTOBER 31, 1995 AND 1994

                                                                                            1995          1994
                                                                                        ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income............................................................................  $    482,058  $    762,503
Depreciation and Amortization.........................................................       345,470       280,247
Gains and Loss on Sales and Disposal of Assets, net...................................       (49,956)      (13,097)
Deferred Income Tax (Benefit) Provision...............................................       (12,150)        2,100
Other Non-Cash Income and Expenses, Net...............................................        74,069       --
Changes in Operating Assets and Liabilities:
(Increase) Decrease in Assets:
Accounts and Notes Receivable.........................................................    (1,479,284)      602,796
Prepaid Expenses......................................................................        57,170       (44,887)
Income Taxes Receivable...............................................................       (63,400)      --
Accounts and Notes Receivable
Due After One Year and Other..........................................................       116,115        63,587
Increase (Decrease) in Liabilities
Accounts Payable and Accrued Expenses.................................................      (184,583)      761,413
Commissions Payable...................................................................       464,008        17,298
Commissions Payable on Accounts and Notes
Due After One Year....................................................................       (80,405)      (14,315)
Deferred Income Tax Liability and Other...............................................        43,072       (95,298)
                                                                                        ------------  ------------
NET CASH (USED) PROVIDED BY OPERATING ACTIVITIES......................................      (287,816)    2,322,347

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds (Purchase) of U.S. Treasury Bills
Collateralizing Notes Payable to Banks................................................     2,995,907    (1,497,406)
Purchase of Property and Equipment....................................................      (545,243)     (489,242)
Proceeds from Sales of Investments....................................................       189,308        36,945
Purchase of Delta Associates, Inc., Net of Cash Acquired..............................      (159,812)      --
Purchases of Investments and Advances to Affiliated Entities..........................       (36,723)     (165,361)
                                                                                        ------------  ------------
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES......................................     2,443,437    (2,115,064)
                                                                                        ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Borrowings..............................................................       496,431       217,499
Proceeds from (Retirement of ) Borrowings
Used for Purchase of U.S. Treasury Bills..............................................    (2,995,907)    1,497,406
Retirement of Debt to Financial Institutions..........................................      (219,753)     (250,461)
Redemption of Common and Preferred Stock..............................................       --           (435,073)
Cancellation of Stock Options Exercised in Prior Years................................       --            (12,271)
Proceeds from Stock Sales and Collection of Stock Notes Receivable....................       154,277        94,327
Purchase of Treasury Stock............................................................        (6,667)      (25,561)
Dividends Paid........................................................................       (54,582)      (80,732)
                                                                                        ------------  ------------
NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES......................................    (2,626,201)    1,005,134
                                                                                        ------------  ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..................................      (470,580)    1,212,417
BEGINNING CASH BALANCE................................................................     4,635,007     3,422,590
                                                                                        ------------  ------------
ENDING CASH BALANCE...................................................................  $  4,164,427  $  4,635,007
                                                                                        ------------  ------------
                                                                                        ------------  ------------
CASH PAID FOR:
Interest..............................................................................  $    127,380  $     69,236
Income Taxes..........................................................................  $    607,489  $    382,511

                   THE CAREY WINSTON COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED OCTOBER 31, 1995 AND 1994

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of The Carey Winston Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

    CASH AND CASH EQUIVALENTS--For purposes of the statement of cash flows, the Company considers cash and cash temporarily invested in either U.S. Treasury Bills with maturities of three months or less, which do not collateralize notes payable to banks, or U.S. Treasury money market funds to be cash equivalents.

    PROPERTY AND EQUIPMENT--Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the shorter of the lease term or estimated life of the asset.

    REVENUES AND EXPENSES RECOGNITION--Revenues and expenses are recognized on the accrual basis of accounting. Leasing commissions are recognized when leases are fully executed. Management commissions are recognized when management services are performed in accordance with contracts. Sales and commercial loan brokerage commissions are recognized at the time all contingencies, feasibility studies, due diligence reviews and other conditions required for settlement are satisfied.

    INTANGIBLE ASSETS--The excess of the cost over underlying book value of net assets of Delta Associates, Inc. purchased during 1995 is recorded as goodwill and is being amortized on a straight-line basis over 40 years. The cost of covenants not to compete entered into as part of the purchase of this subsidiary is being amortized on a straight-line basis over the term of the covenants which range from 3-5 years. (See Note 2).

    RECLASSIFICATIONS--Where appropriate, the 1994 financial statements have been reclassified to conform with the 1995 presentation.

    The following summarizes the Company's cash and cash equivalents as of October 31, 1995, none of which are specifically collateralized.

Cash in federally chartered banks (net of reconciling items of $402,357)........  $ 408,757
U.S. Treasury bills and other government backed securities......................  $3,755,670

    Cash is insured by the FDIC in the amount of $398,106. In order to minimize uninsured risk of loss, the Company monitors its cash balances in federally chartered banks, and transfers its funds daily to government backed securities.

NOTE 2--ACQUISITION OF DELTA ASSOCIATES, INC.

    On August 31, 1995, all of the outstanding common stock of Delta Associates, Inc. (Delta), a commercial real estate valuation and consulting firm was acquired for an aggregate purchase price of $450,100, which included cash payments of $150,300 and issuance of 2,998 shares of the Company's common stock valued at $299,800. This acquisition was accounted for using the purchase method. The goodwill arising from this acquisition amounted to $363,337.

    The two principal officers of Delta entered into covenants not to compete in exchange for cash payments totalling $50,000 as part of this acquisition, and the Company entered into employment

                   THE CAREY WINSTON COMPANY AND SUBSIDIARIES

                     YEARS ENDED OCTOBER 31, 1995 AND 1994

NOTE 2--ACQUISITION OF DELTA ASSOCIATES, INC. (CONTINUED) agreements with these officers, one for a term of three years and the other for five years. It has also agreed to make contributions to Delta's Profit Sharing Plan for 1995 and 1996 of amounts not to exceed the maximum amount allowed by law for each year. but only to the extent that profits during these years are available. It is anticipated that after 1996 Delta's plan will be merged into the Carey Winston Profit Sharing Trust in accordance with applicable laws and regulations.

NOTE 3--DISCONTINUED OPERATIONS

    Discontinued operations consist of income and gains from the sales of assets of an insurance agency subsidiary and the Company's residential mortgage banking division, both of which were sold and discontinued in prior years.

NOTE 4--INVESTMENTS AND ADVANCES TO AFFILIATES

    Investments and advances to affiliates consisted of the following as of October 31, 1995, and 1994:

                                                                           1995        1994
                                                                        ----------  ----------
Limited real estate partnership interests, redeemable for shares of publicly traded Real Estate Investment Trust, at quoted market
  price...............................................................  $   82,400  $   93,200
Investments and advances to affiliated entities.......................      31,223       8,564
Mortgage loan collateralized by single family real estate.............      86,505      87,468
Real estate advisory limited partnership interests....................      --         157,665
Other.................................................................      23,010       3,010
                                                                        ----------  ----------
                                                                        $  223,138  $  349,907
                                                                        ----------  ----------
                                                                        ----------  ----------

    During 1995, investments in real estate advisory limited partnerships were sold for cash. These limited partnership interests were purchased in 1994. In connection with the partnership agreements the Company provided certain asset management and loan servicing services. The Company will continue to provide services to one of the limited partnerships subsequent to the sale of the partnership interest.

NOTE 5--PROPERTY AND EQUIPMENT

                                                                        1995          1994
                                                                    ------------  ------------
Building--Condominium.............................................  $     89,564  $     89,564
Information Technology and Other Equipment and Furniture..........     2,404,785     1,957,151
Leasehold Improvements............................................       313,997       313,270
                                                                    ------------  ------------
                                                                       2,808,346     2,359,985
Less: Accumulated Depreciation and Amortization...................  $  1,504,965  $  1,261,969
                                                                    ------------  ------------
                                                                    $  1,303,381  $  1,098,016
                                                                    ------------  ------------
                                                                    ------------  ------------

                   THE CAREY WINSTON COMPANY AND SUBSIDIARIES

                     YEARS ENDED OCTOBER 31, 1995 AND 1994

NOTE 6--RELATED PARTY TRANSACTIONS

    Accounts and notes receivable include accounts and notes receivable from officers in the amount of $19,167 and $15,473 as of October 31, 1995 and 1994, respectively.

NOTE 7--NOTE PAYABLE TO BANK

    The note payable to bank as of October 31, 1995, is collateralized by the accounts receivable of Delta. This note bears interest at the lender's floating prime rate plus 1% per annum and matures in February, 1996.

    Notes payable to banks as of October 31, 1994, were collateralized by U.S. Treasury Bills having maturity dates that were concurrent with the due dates of the notes. The rates of interest on the notes ranged from 1.5% per annum to 2% per annum.

NOTE 8--LONG-TERM DEBT

                                                                           1995        1994
                                                                        ----------  ----------
LONG-TERM DEBT
Promissory notes payable, bearing interest at floating races which range from 6.5% to 10% collateralized by 3,243 and 1,243 shares of treasury stock in 1995 and 1994, maturing at various dates through
  June, 2000 ($100.000 included in the amount for 1995 is subordinate
  to indebtedness to financial institutions)..........................  $  158,335  $   68,268
Notes payable and capitalized leases, interest ranging from floating prime to 17%, collateralized by certain property and equipment,
  maturing at various dates through February, 2011....................     454,324     321,821
Note payable. bearing interest at floating prime, unsecured, maturing
  in June, 2000.......................................................     245,833      --
Promissory notes payable, subordinated to indebtedness to financial institutions, bearing interest at 6.5%. issued in connection with
  stock redemption payable through April, 1997........................      83,721     162,549
                                                                        ----------  ----------
                                                                           942,213     552,638
Less: Current Portion.................................................     273,417     175,228
                                                                        ----------  ----------
                                                                        $  668,796  $  377,410
                                                                        ----------  ----------
                                                                        ----------  ----------

                   THE CAREY WINSTON COMPANY AND SUBSIDIARIES

                     YEARS ENDED OCTOBER 31, 1995 AND 1994

NOTE 8--LONG-TERM DEBT (CONTINUED)
    Aggregate maturities of the above debt are as follows:

FISCAL YEAR ENDING OCTOBER 31,                                                            AMOUNT
--------------------------------------------------------------------------------------  ----------
1996..................................................................................  $  273,417
1997..................................................................................     271,360
1998..................................................................................     141,760
1999..................................................................................     111,205
2000 and thereafter...................................................................     144,471
                                                                                        ----------
                                                                                        $  942,213
                                                                                        ----------
                                                                                        ----------

NOTE 9--DEFERRED INCOME TAXES

    The liability for deferred income taxes as of October 31, 1995 and 1994 was $135,316 and $117,515, respectively. The liability is determined based on the differences between the financial reporting and income tax basis of various assets and liabilities, including property and equipment, investments and deferred expenses and income.

NOTE 10--SHAREHOLDERS' EQUITY

    During the fiscal years ended October 31, 1995 and 1994, the Company sold common stock to certain key personnel as part of a program designed to retain personnel who management deems essential to the future success of the business. The terms of these stock sales include cash down payments and non-interest bearing promissory notes payable over five years. The notes may be accelerated in the event purchasers terminate their affiliation with the Company, violate certain restrictions as to the sale of shares to third parties or default on payment. The shares of common stock sold are held by an escrow agent pending satisfaction of the notes. Sales are made at prices representing fair market value as determined by independent appraisals, except that due to delays in completing stock sale transactions beyond the control of management, sales during 1995 were for prices which were less than fair market value. The effect of these non-cash transactions was an increase in additional paid-in capital and an increase in other operating expenses. A summary of common stock sales to key personnel under this program during the years ended October 31, 1995 and 1994 is as follows:

                                                                                 1995       1994
                                                                               ---------  ---------
Number of shares sold........................................................      4,250      1,500
Sales price per share........................................................  $      76  $      60

    The Company previously utilized a stock option plan under which options for the purchase of common stock were granted to eligible participants at exercise prices that represented estimated fair market value. Use of this plan has been phased out. During the fiscal years ended October 31, 1995 and 1994, no stock options were granted or exercised. An option for 750 shares expired during 1995. As of October 31, 1995. options granted to certain senior officers in 1990, which are not associated with the above described stock option plan, for 5,000 shares of common stock at exercise prices of $30 and $60 per share were outstanding. These options are exercisable within ten years from the date of grant, only if the optionees remain as employees of the Company at the date of exercise.

                   THE CAREY WINSTON COMPANY AND SUBSIDIARIES

                     YEARS ENDED OCTOBER 31, 1995 AND 1994

NOTE 10--SHAREHOLDERS' EQUITY (CONTINUED)
    During 1995, the Company purchased 2,750 shares of its common stock from former employees at prices ranging from approximately $60 to $72 per share. The purchase price for these shares was paid with a cash payment of $6,667, assumption of a promissory note of one of the sellers, cancellation of the promissory note of the other seller and issuance of the Company's promissory note in the amount of $100,000, which is subordinated to indebtedness to financial institutions, and is payable over ten years.

    During 1994, the company redeemed 11,208 shares of its common stock at a price of $60 per share and 13,558 shares of preferred stock at a price of $25 per share. The redemption price was paid with cash and the issuance of promissory notes subordinated to indebtedness to financial institutions payable over three years.

NOTE 11--EMPLOYEE BENEFIT PLANS

    The Company has a qualified Employee Profit-Sharing Trust and a statutory Employee Stock Ownership Plan (ESOP). In addition, Delta Associates has a qualified Employee Profit-Sharing Trust.

    Contributions of $208,691 and $399,374 were authorized for the Employee Profit Sharing Trusts for 1995 and 1994, respectively. No contributions to the ESOP were authorized for these years.

    The ESOP held 21,400 shares of common stock of the Company as of October 31, 1995, and 1994. Upon retirement, death, or disability, the ESOP will distribute the corresponding vested interest in stock held. For terminated participants, the trustees of the ESOP will not distribute the stock until normal retirement age, death, or disability. The Company has the right of first refusal for subsequent purchases of shares distributed by the ESOP based upon the estimated fair market value of such shares as of the most recent valuation date.

NOTE 12--COMMITMENTS AND CONTINGENCIES

    The Company is obligated under operating leases for premises occupied by it with minimum lease terms expiring at various times to June, 2005. These leases contain escalation clauses for increases based upon operating expenses, real estate taxes and in certain instances cost of living increases. The Company has also entered into various operating leases for transportation, communications and office equipment.

    Following is a schedule of future minimum rental payments required during the next five years under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of October 31, 1995:

YEAR ENDING OCTOBER 31,                                                                  TOTAL
------------------------------------------------------------------------------------  ------------
1996................................................................................  $  1,893,893
1997................................................................................       872,880
1998................................................................................       699,598
1999................................................................................       626,580
2000................................................................................       639,865
                                                                                      ------------
                                                                                      $  4,732,816
                                                                                      ------------
                                                                                      ------------

                   THE CAREY WINSTON COMPANY AND SUBSIDIARIES

                     YEARS ENDED OCTOBER 31, 1995 AND 1994

NOTE 12--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Rent expense incurred by the Company is composed of the following:

                                                                        1995          1994
                                                                    ------------  ------------
Minimum Rents.....................................................  $  1,342,352  $  1,111,064
Contingent Rents..................................................       278,139       265,882
                                                                    ------------  ------------
                                                                    $  1,620,491  $  1,376,946
                                                                    ------------  ------------
                                                                    ------------  ------------

    Subsequent to October 31, 1995, the Company committed to relocating its headquarters office by entering into a lease for new premises. This new lease has a term of nine years and two months with a minimum rental obligation of $8,955,348 over its term. Based on an anticipated commencement date of April 1, 1996, cash payments of rent under this lease during the next five fiscal years will be:

YEAR ENDING OCTOBER 31,                                                                  TOTAL
------------------------------------------------------------------------------------  ------------
1996................................................................................  $    --
1997................................................................................       659,455
1998................................................................................     1,006,677
1999................................................................................     1,031,845
2000................................................................................     1,057,644
                                                                                      ------------
                                                                                      $  3,755,621
                                                                                      ------------
                                                                                      ------------

    The existing lease on the Company's present headquarters premises expires December 31. 1996.

    The Company has been named as a defendant in various lawsuits arising from the normal course of business. In all of these lawsuits, the Company is insured and is being defended by the insurers at no cost to the Company. The Company is vigorously defending all lawsuits, and it is the opinion of management after consultation with legal counsel, that the disposition of the lawsuits will not result in any material liability.

                           THE CAREY WINSTON COMPANY

                           CONSOLIDATED BALANCE SHEET

                          AS OF SEPTEMBER 30, 1996 AND

                                OCTOBER 31, 1995

                                                                                           1996           1995
                                                                                       -------------  ------------
                                                                                        (UNAUDITED)    (AUDITED)
                                                      ASSETS
CURRENT ASSETS
  Cash and Cash Equivalents..........................................................  $   4,134,841  $  4,164,427
  Investments in U.S. Treasury Bills Collateralizing Notes Payable to Banks..........      3,999,592       --
  Accounts and Notes Receivable, Net of Reserves for Uncollectible Accounts of
    $592,826 for 1996; and $17,000 for 1995..........................................      5,905,136     3,634,187
  Income Taxes Receivable............................................................         24,824        63,400
  Prepaid Expenses...................................................................         80,806        48,502
  Current Portion of Deferred Income Tax Benefit.....................................        215,300       --
                                                                                       -------------  ------------
                                                                                          14,360,499     7,910,516
                                                                                       -------------  ------------
  Investments and Advance to Affiliates..............................................        295,079       223,138
                                                                                       -------------  ------------
  Property and Equipment, Net of Accumulated Depreciation and Amortization of
    $1,235,695 for 1996 and $1,504,181 for 1995......................................      1,409,280     1,303,381
                                                                                       -------------  ------------
  Intangible Assets, Net of Accumulated Depreciation and Amortization of $17,494 for
    1996 and $3,181 for 1995.........................................................        311,835       410,156
                                                                                       -------------  ------------
  Other Assets
    Accounts and Notes Receivable....................................................        371,375        49,842
    Deferred Income Tax Benefit......................................................        285,594       --
                                                                                       -------------  ------------
TOTAL ASSETS.........................................................................  $  17,033,652  $  9,897,033
                                                                                       -------------  ------------
                                                                                       -------------  ------------
                                       LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts Payable and Accrued Expenses..............................................  $   1,811,072  $  1,561,011
  Commissions Payable................................................................      3,420,685     3,326,483
  Current Portion of Reserve for Relocation Losses...................................        472,988       --
  Note Payable to Bank...............................................................         74,578        48,000
  Current Portion of Long-Term Debt..................................................        227,667       273,417
  Notes Payable to Banks, Collateralized by Investments in U.S. Treasury Bills.......      3,999,592       --
                                                                                       -------------  ------------
                                                                                           9,906,582     5,208,911
                                                                                       -------------  ------------
LONG-TERM DEBT, NET OF CURRENT PORTION
  Note Payable to TRG, Inc...........................................................      1,000,000       --
  Notes Payable and Captialized Leases...............................................        723,183       668,796
                                                                                       -------------  ------------
                                                                                           1,723,183       668,796
                                                                                       -------------  ------------
Reserve for Relocation Losses........................................................        610,202             0
Deferred Credits and Other...........................................................      1,048,657        95,852
  Deferred Income Tax Liability......................................................       --             156,666
  Total Shareholder's Equity.........................................................      3,745,028     3,766,808
                                                                                       -------------  ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...........................................  $  17,033,652  $  9,897,033
                                                                                       -------------  ------------
                                                                                       -------------  ------------

   The accompanying notes are an integral part of these financial statements.

                           THE CAREY WINSTON COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME

                          FOR THE ELEVEN MONTHS ENDED

                   SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995

                                                                                     ELEVEN MONTHS   SEPTEMBER 30,
                                                                                          1996           1995
                                                                                     --------------  -------------
                                                                                       UNAUDITED       UNAUDITED
Income
  Leasing Commissions..............................................................   $ 10,984,828   $  10,818,293
  Property Management..............................................................      4,215,463       4,307,110
  Investment Properties Commissions................................................      4,608,940       6,613,824
  Asset Advisory...................................................................      1,405,433       1,741,404
  Property Finance.................................................................        556,489       1,000,007
  Appraisal and Other..............................................................      1,364,896         417,800
                                                                                     --------------  -------------
    Total Revenue..................................................................     23,136,048      24,898,438
Costs and Expenses:
  Commissions, fees and other incentives...........................................      8,534,607      10,051,361
  Salaries, Benefits and Training..................................................      9,239,952       8,753,090
  Rent and Occupancy...............................................................      2,340,479       1,478,330
  Office Operation.................................................................      1,290,036       1,146,451
  Reserve for Sub Lease Loss.......................................................         835,00        --
  Depreciation and Amortization....................................................        371,209         302,558
  Interest.........................................................................        128,745         109,154
  Other............................................................................      1,896,632       1,886,944
                                                                                     --------------  -------------
                                                                                        24,636,660      23,727,888
  Operating Income (Loss)..........................................................     (1,500,612)      1,170,550
INCOME TAX PROVISION (BENEFIT)
  Current..........................................................................         21,200         578,000
  Deferred.........................................................................       (636,200)       --
                                                                                     --------------  -------------
  Gains from Discontinued Operations, Net of Taxes.................................        --               27,465
                                                                                     --------------  -------------
Net Income (Loss)..................................................................   $   (885,612)  $     631,715
                                                                                     --------------  -------------
                                                                                     --------------  -------------

   The accompanying notes are an integral part of these financial statements.

                           THE CAREY WINSTON COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                              ELEVEN MONTHS ENDED

                   SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995

                                                                                          1996           1995
                                                                                      -------------  -------------
                                                                                       (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income..........................................................................  $    (885,612) $     631,715
Adjustments to Reconcile Net Income (Loss) to Net Cash Used in Operating Activity:
Non Cash Reserve for Sub Lease Loss.................................................        835,000       --
Accrued Headquarters Rent Expense...................................................        652,862       --
Depreciation and Amortization.......................................................        371,209        302,557
Deferred Income Tax Benefit.........................................................       (632,200)       (11,700)
Gains and Loss on Sales and Disposal of Assets, net.................................         25,702          2,954
Other Non-Cash Income and Expenses, Net.............................................        207,588          4,425
Changes in Operating Assets and Liabilities:
(Increase) Decrease in Assets:
  Accounts and Notes Receivable.....................................................       (942,182)    (1,445,843)
  Prepaid Expenses..................................................................        (32,304)       (58,531)
  Income Taxes Receivable...........................................................         38,576       --
Increase (Decrease) in Liabilities:
  Accounts Payable and Accrued Expenses.............................................        (20,701)      (442,329)
  Commissions Payable...............................................................       (488,538)       107,247
  Income Taxes Payable..............................................................       (108,785        317,623
  Deferred Credits and Other........................................................         89,619        (67,669)
                                                                                      -------------  -------------
NET CASH (USED) IN OPERATING ACTIVITIES.............................................       (893,766)      (659,551)
                                                                                      -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds (Purchase) of U.S. Treasury Bills
  Collateralizing Notes Payable to Banks............................................     (3,999,592)      (503,174)
Purchase of Property and Equipment..................................................       (486,529)      (440,693)
Proceeds from Sales of Investments and Repayment of Advances to Affiliates..........        (38,991)        55,837
Cash Acquired in Purchase of Barrueta & Associates..................................        229,764       --
Purchases of Delta Associates, Inc..................................................       --             (159,812)
Purchases of Investments and Advances to Affiliated Entities........................       --              (30,404)
                                                                                      -------------  -------------
NET CASH (USED) BY INVESTING ACTIVITIES.............................................     (4,255,348)    (1,078,246)
                                                                                      -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Borrowings............................................................      1,395,761        496,432
Proceeds from (Retirement of ) Borrowings Used for Purchase of U.S. Treasury
  Bills.............................................................................      3,999,592        503,174
Retirement of Debt to Financial Institutions........................................       (353,659)      (195,923)
Proceeds from Stock Sales and Collection of Stock Notes Receivable..................        108,887        151,753
Purchase of Treasury Stock..........................................................           (425)        (6,667)
Dividends Paid......................................................................        (60,628)       (54,582)
                                                                                      -------------  -------------
NET CASH PROVIDED BY FINANCING ACTIVITIES...........................................      5,089,528        894,178
                                                                                      -------------  -------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS................................        (29,586)      (843,619)
BEGINNING CASH BALANCE..............................................................      4,164,427      4,635,007
                                                                                      -------------  -------------
ENDING CASH BALANCE.................................................................  $   4,134,841  $   3,791,388
                                                                                      -------------  -------------
                                                                                      -------------  -------------
CASH PAID FOR:
  Interest..........................................................................  $     128,745  $     109,154
  Income Taxes......................................................................  $     109,961  $     302,489

   The accompanying notes are an integral part of these financial statements.

                           THE CAREY WINSTON COMPANY

              NOTES TO THE UNAUDITED INTERIM FINANCIAL STATEMENTS

                            AS OF SEPTEMBER 30, 1996

NOTE 1--INTERIM FINANCIAL INFORMATION

    The accompanying unaudited consolidated financial statements as of September 30, 1996 and 1995 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation, have been included. Operating results for the eleven months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ended October 31, 1996. Carey Winston provides for income taxes during interim periods based on the estimated annual effective tax rate. These interim financial statements should be read in connection with the audited financial statements included with this prospectus.

NOTE 2--ACQUISITION OF BARRUETA & ASSOCIATES

    Effective August 1, 1996, the operating assets and selected liabilities including an office lease of Barrueta & Associates, a real estate brokerage firm in the central business district of Washington, D.C. were acquired in a business combination accounted for as a purchase. Twenty-seven (27) real estate agents primarily working on commercial leasing transactions with Barrueta & Associates became agents with Carey Winston. Carey Winston is consolidating its Washington, D.C. office into the office space formerly occupied by Barrueta & Associates.

    The consideration for the net assets was in the form of ten thousand four hundred (10,400) shares of voting stock and ten thousand three hundred ninety (10,390) shares of non voting stock with an aggregate fair value of $800,000. The excess of the fair value of the net assets acquired over the fair value of the stock issued has been applied to reduce the long term assets acquired. For the Statement of Cash Flow reporting purposes, this is a non-cash financing transaction increasing accounts receivable $1.4 million, increasing accounts payable $282,000 and deferred credits $219,000.

NOTE 3--RENT AND OCCUPANCY EXPENSE

    Rent and occupancy expense for the eleven months ended September 30, 1996 includes rent for two headquarters offices. The former office was vacated on August 23, 1996 which was prior to the lease expiration date of December 31, 1996. Rent expense for the former headquarters office for the period from the lease vacancy through December 31, 1996 of $240,000 is included in rent expense for the eleven months ended September 30, 1996. Rent expense for the new headquarters office from the April 1, 1996 lease execution date through September 30, 1996 in the amount of $502,000 is also included in rent expense for the eleven months ended September 30, 1996 of which $399,000 related to the period prior to occupancy. Office lease expense accrued for the months of November and December 1996 in the amount of $148,000 is included in current liabilities as Current Portion of Reserve for Relocation Losses.

NOTE 4--RESERVE FOR SUBLEASE LOSS

    A reserve for a sublease loss for the eleven months ended September 30, 1996 was $835,000 which relates to the estimated loss Carey Winston will incur in the subleasing of its office in the Washington, D.C. central business district office which was made surplus as a result of the acquisition of Barrueta & Associates' operating assets and selected liabilities on August 1, 1996. Carey Winston has consolidated into the office space formerly occupied by Barrueta & Associates. The current portion of the sublease loss in

                           THE CAREY WINSTON COMPANY

                            AS OF SEPTEMBER 30, 1996

NOTE 4--RESERVE FOR SUBLEASE LOSS (CONTINUED) the amount of $373,000 is included in current liabilities as Current Portion of Reserve for Relocation Losses. The remaining, non-current, portion of the reserve is reported as Reserve for Relocation Losses.

NOTE 5--PENDING MERGER WITH TRIDENT ROWAN GROUP, INC.

    Carey Winston entered into an Agreement and Plan of Merger dated August 14, 1996 with Trident Rowan Group, Inc. (Trident Rowan) wherein Trident Rowan through a to be formed wholly owned subsidiary, will acquire all of the outstanding stock of Carey Winston in exchange for Trident Rowan stock and cash in the total amount of $8.4 million. The closing is conditioned upon the approval of Carey Winston's shareholders and Trident Rowan completing a secondary offering of its stock.

NOTE 6--INVESTMENTS IN U.S. TREASURY BILLS AND NOTES PAYABLE TO BANKS

    Carey Winston borrows funds from its bank and invests these funds in short term U.S. Treasury Bills earning interest on the difference between the interest earned on the Treasury Bills and the cost of the borrowed funds. The borrowed funds are secured by the U.S. treasury bill investment. The line of credit also requires a $2.7 million minimum tangible net worth.

NOTE 7--LOAN FROM TRIDENT ROWAN GROUP, INC.

    Carey Winston received a three year loan of $2.0 million, bearing interest at the rate of ten percent (10%) per annum, from Trident Rowan as part of the terms of the pending Agreement and Plan of Merger dated August 14, 1996 between Carey Winston and Trident Rowan, of which $1.0 million was funded in September, 1996. Pursuant to the terms of the Merger Agreement with Trident Rowan, the other $1.0 million of this loan will be funded to Carey Winston on or before the merger closing date and upon closing, the entire $2.0 million will be converted from a loan to capital. This loan balloons at the end of the three year period if the pending merger is not completed.

NOTE 8--NOTES AND ACCOUNTS RECEIVABLE FROM OFFICERS

    Accounts and notes receivable include notes and accounts receivable from officers in the amount of $229,685 as of September 30, 1996 and $19,167 as of October 31, 1995.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 2-418 of the Maryland General Corporation Law and certain employment agreements with the Registrant provide for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). There is no provision in the Registrant's articles of incorporation or bylaws concerning indemnification of officers or directors of the Registrant.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant where indemnification will be required or permitted. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director, officer, employee or other agent.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 EXHIBIT NO.                                                DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
        2.1    Agreement and Plan of Merger dated August 14, 1996 (filed on August 21, 1996 as Exhibit 99.1 to
                 Current Report on Form 8-K).

        3.1    Restated Articles of Incorporation of the Company, as amended (to be filed by amendment).

        3.2    By laws of the Company (to be filed by amendment).

          5    Opinion of Morrison Cohen Singer & Weinstein, LLP, as to legality of shares of Common Stock (to be filed by amendment).

          8    Opinion of Tucker, Flyer and Lewis on tax consequences of Merger (to be filed by amendment).

         16    Letter dated August 7, 1996 of Reconta Ernst & Young S.p.A. (filed on August 8, 1996 as Exhibit 16.1 to Current Report on Form 8-K).

         21    Subsidiaries. Contained in the Prospectus filed herewith.

       23.1    Consent of Morrison Cohen Singer & Weinstein, LLP (included in the Opinion to be filed by amendment as Exhibit 5).

       23.2    Consent of Reconta Ernst & Young, S.p.A. (included in Part II of the Registration Statement).

ITEM 22. UNDERTAKINGS

    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirement of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 24, 1996.

                                TRIDENT ROWAN GROUP, INC.

                                By:             /s/ HOWARD E. CHASE
                                     -----------------------------------------
                                                  Howard E. Chase
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                         NAME                                         TITLE                         DATE
------------------------------------------------------  ---------------------------------  ----------------------

                 /s/ CARLO PREVITALI
     -------------------------------------------        Secretary, Treasurer and Chief       December 24, 1996
                   Carlo Previtali                        Financial Officer

              /s/ FRANCESCO PUGNO VANONI
     -------------------------------------------        Director and Chairman of the         December 24, 1996
                Francesco Pugno Vanoni                    Board

               /s/ MARIO TOZZI-CONDIVI
     -------------------------------------------        Director and Vice Chairman of the    December 24, 1996
                 Mario Tozzi-Condivi                      Board

                 /s/ HOWARD E. CHASE
     -------------------------------------------        Director, President and Chief        December 24, 1996
                   Howard E. Chase                        Executive Officer

                  /s/ ALBINO COLLINI                    Director, Executive Vice
     -------------------------------------------          President and Chief Operating      December 24, 1996
                    Albino Collini                        Officer

                 /s/ CARLO GARAVAGLIA
     -------------------------------------------        Director                             December 24, 1996
                   Carlo Garavaglia

                /s/ GIOVANNI AVALLONE
     -------------------------------------------        Director                             December 24, 1996
                  Giovanni Avallone

     -------------------------------------------        Director                             December   , 1996
                  Maria Luisa Ruzzon

                /s/ SANTIAGO DE TOMASO
     -------------------------------------------        Director                             December 24, 1996
                  Santiago De Tomaso

                 /s/ ROBERTO CORRADI
     -------------------------------------------        Director                             December 24, 1996
                   Roberto Corradi

TRIDENT ROWAN GROUP, INC. AND SUBSIDIARIES
SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                COL A                      COL. B                COL. C               COL. D      COL. E

                                                                          (2)
                                                            (1)        CHARGED TO
                                         BALANCE AT     CHARGED TO       OTHER                  BALANCE AT
                                        BEGINNING OF     COSTS AND      ACCOUNTS    DEDUCTIONS    END OF
             DESCRIPTION                   PERIOD        EXPENSES       DESCRIBE     DESCRIBE     PERIOD

IN MILLIONS OF ITALIAN LIRE
  YEAR ENDED DECEMBER 31, 1995
Deducted from asset accounts:
    Allowance for doubtful accounts...          571            433       (a)2,464                    3,468
    Inventory obsolescence reserve....        5,451          1,772                  (b)  (611)       6,612
                                             ------          -----    ------------  ----------  -----------
                                              6,022          2,205          2,464        (611)      10,080
                                             ------          -----    ------------  ----------  -----------
                                             ------          -----    ------------  ----------  -----------
YEAR ENDED DECEMBER 31, 1994
Deducted from asset accounts:
    Allowance for doubtful accounts...          588             91                  (c)  (108)         571
    Inventory obsolescence reserve....        7,144            669                  (c) (2,361)      5,451
                                             ------          -----    ------------  ----------  -----------
                                              7,732            760                     (2,470)       6,022
                                             ------          -----    ------------  ----------  -----------
                                             ------          -----    ------------  ----------  -----------
YEAR ENDED DECEMBER 31, 1993
Deducted from asset accounts:
    Allowance for doubtful accounts...        1,526             81                  (c)  (149)         588
                                                                                    (d)  (870)
                                             ------          -----    ------------  ----------  -----------
    Inventory obsolescence reserve....       25,558          1,261                  (c)  (890)       7,144
                                                                                    (d)(18,785)
                                             ------          -----    ------------  ----------  -----------
                                             27,084          1,342                    (20,694)       7,732
                                             ------          -----    ------------  ----------  -----------
                                             ------          -----    ------------  ----------  -----------
Product warranty liability............        2,118                                 (c)  (831)         257
                                                                                    (e)   185
                                                                                    (f)  (260)
                                                                                    (d)  (955)
IN THOUSANDS OF US DOLLARS
  YEAR ENDED DECEMBER 31, 1995
Deducted from asset accounts:
    Allowance for doubtful accounts...          352            273       (a)1,552                    2,184
                                                                          (e)   7
    Inventory obsolescence reserve....        3,361          1,116        (e)  72   (b)  (385)       4,164
                                             ------          -----    ------------  ----------  -----------
                                              3,713          1,389          1,631        (385)       6,348
                                             ------          -----    ------------  ----------  -----------
                                             ------          -----    ------------  ----------  -----------

------------------------
(a) Acquisitions of businesses

(b) Disposal of inventory

(c) Amounts written off

(d) Sale of business

(e) Exchange movements

(f) Product warranty payments

                                 EXHIBIT INDEX

 EXHIBIT NO.                                            DESCRIPTION
-------------  ---------------------------------------------------------------------------------------------
        2.1    Agreement and Plan of Merger dated August 14, 1996 (filed on August 21, 1996 as Exhibit 99.1 to Current Report on Form 8-K).

        3.1    Restated Articles of Incorporation of the Company, as amended (to be filed by amendment).

        3.2    By laws of the Company (to be filed by amendment).

          5    Opinion of Morrison Cohen Singer & Weinstein, LLP, as to legality of shares of Common Stock
                 (to be filed by amendment).

          8    Opinion of Tucker, Flyer and Lewis on tax consequences of Merger (to be filed by amendment).

         16    Letter dated August 7, 1996 of Reconta Ernst & Young S.p.A. (filed on August 8, 1996 as
                 Exhibit 16.1 to Current Report on Form 8-K).

         21    Subsidiaries. Contained in the Prospectus filed herewith.

       23.1    Consent of Morrison Cohen Singer & Weinstein, LLP (included in the Opinion to be filed by amendment as Exhibit 5).

       23.2    Consent of Reconta Ernst & Young, S.p.A. (included in Part II of the Registration Statement).